       As filed with the Securities and Exchange Commission on July 7, 2000
                                                Registration No. 333------------
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -----------------------
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          GABRIEL COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)
           DELAWARE                          4813                    43-1820855
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)    Classification Code Number)     Identification
                                                                       Number)

                      16090 SWINGLEY RIDGE ROAD, SUITE 500
                          CHESTERFIELD, MISSOURI 63017
                                 (636) 537-5700
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JOHN P. DENNEEN
                            EXECUTIVE VICE PRESIDENT,
             CORPORATE DEVELOPMENT AND LEGAL AFFAIRS, AND SECRETARY
                          GABRIEL COMMUNICATIONS, INC.
                      16090 SWINGLEY RIDGE ROAD, SUITE 500
                          CHESTERFIELD, MISSOURI 63017
                                 (636) 537-5700
                              (636) 757-0000 (FAX)
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPIES TO:
    NICK H. VARSAM, ESQ.        RILEY M. MURPHY, ESQ.      THOMAS R. BROME, ESQ.
       BRYAN CAVE LLP       STATE COMMUNICATIONS, INC.   CRAVATH, SWAINE & MOORE
   ONE METROPOLITAN SQUARE      301 NORTH MAIN STREET         WORLDWIDE PLAZA
     211 NORTH BROADWAY,             SUITE 2000              825 EIGHTH AVENUE
         SUITE 3600         GREENVILLE, SOUTH CAROLINA  NEW YORK, NEW YORK 10019
  ST. LOUIS, MISSOURI 63102             29601                 (212) 474-1000
       (314) 259-2000              (864) 331-7318           (212) 474-3700 (FAX)
    (314) 259-2020 (FAX)        (864) 331-7146 (FAX)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement is declared effective and all other conditions to the proposed merger of State Communications, Inc. with and into a subsidiary of the Registrant pursuant to the Agreement and Plan of Merger described in the enclosed information statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statements number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]
                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                AMOUNT TO         PROPOSED MAXIMUM         PROPOSED MAXIMUM          AMOUNT OF
          TITLE OF EACH CLASS OF            BE REGISTERED (1)    OFFERING PRICE PER    AGGREGATE OFFERING PRICE   REGISTRATION FEE
      SECURITIES TO BE REGISTERED(1)                                    UNIT
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01                       13,032,692(2)       N/A                       (8)                   (8)
-----------------------------------------------------------------------------------------------------------------------------------
Series C-1 Convertible Preferred Stock,              5,337,554(3)       N/A                       (8)                   (8)
par value $0.01
-----------------------------------------------------------------------------------------------------------------------------------
Series C-2 Convertible Preferred Stock,             15,678,247(4)       N/A                       (8)                   (8)
par value $0.01
-----------------------------------------------------------------------------------------------------------------------------------
Series C-3 Convertible Preferred Stock,             17,613,847(5)       N/A                       (8)                   (8)
par value $0.01
-----------------------------------------------------------------------------------------------------------------------------------
Warrants to purchase Common Stock                  13,000,000(6)        N/A                       (8)                   (8)
-----------------------------------------------------------------------------------------------------------------------------------
Options to purchase Common Stock                   12,657,090(7)        N/A                       (8)                   (8)
-----------------------------------------------------------------------------------------------------------------------------------
    SUBTOTAL                                                                                  $121,185(8)              $32(8)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01                        13,000,000(9)       N/A                 $99,250,000(9)           $26,202(9)
-----------------------------------------------------------------------------------------------------------------------------------
    TOTAL                                                                                     $99,371,185             $26,234
===================================================================================================================================

(footnotes appear on following page)

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

(footnotes from previous page)

(1) This Registration Statement relates to the issuance of the following securities of Gabriel Communications, Inc. in the merger of State Communications, Inc. with and into a wholly owned subsidiary of Gabriel:
     (i) common stock, par value $0.01 per share; (ii) Series C-1, C-2 and C-3 Convertible Preferred Stock, par value $0.01 per share; (iii) warrants to purchase Gabriel common stock; and (iv) options to purchase Gabriel common stock. Gabriel hereby also registers (x) such additional securities as may be issuable in the Merger as a result of an adjustment of the exchange ratio pursuant to Section 1.3(e) of the merger agreement, and (y) such additional shares of Gabriel common stock as may be issuable upon conversion of the Series C-1, C-2 and C-3 Convertible Preferred Stock.

(2) Based upon the product of 11,865,160 shares of State Communications common stock, par value $0.001 per share, issued and outstanding as of June 9, 2000, the date of the merger agreement and the merger exchange ratio of 1.0984.

(3) Based upon the product of (i) the sum of (x) 4,711,672 shares of State Communications Series A Convertible Preferred Stock, par value $0.01 per share, issued and outstanding as of June 9, 2000 (y) 147,718 shares of State Communications Series A Convertible Preferred stock to be issued to holders of shares of State Communications preferred stock in lieu of cash dividends, and (ii) the merger exchange ratio of 1.0984.

(4) Based upon the product of (i) the sum of (x) 13,866,663 shares of State Communications Series B Convertible Preferred Stock, par value $0.01 per share, issued and outstanding as of June 9, 2000 (y) 407,050 shares of State Communications Series B Convertible Preferred stock to be issued to holders of shares of State Communications preferred stock in lieu of cash dividends, and (ii) the merger exchange ratio of 1.0984.

(5) Based upon the product of (i) the sum of (x) 15,776,471 shares of State Communications Series C Convertible Preferred Stock, par value $0.01 per share, issued and outstanding as of June 9, 2000 (y) 259,442 shares of State Communications Series C Convertible Preferred stock to be issued to holders of shares of State Communications preferred stock in lieu of cash dividends, and (ii) the merger exchange ratio of 1.0984.

(6) In connection with the merger, Gabriel will issue to holders of shares of State Communications preferred stock and to holders of shares of Gabriel preferred stock warrants to purchase 13,000,000 shares of Gabriel common stock.

(7) In connection with the merger, holders of options to purchase 11,523,206 shares of State Communications common stock will receive in exchange therefor options to purchase 12,657,090 shares of Gabriel common stock.

(8) The proposed maximum offering price and amount of registration fee have been calculated in accordance with Rule 457(f)(2). As there is no market for the State Communications securities to be received by Gabriel, and as State Communications has an accumulated capital deficit, the proposed maximum aggregate offering price is calculated as the sum of: (i) $3,955, one-third of the par value of 11,865,160 shares of State Communications common stock outstanding as of June 9, 2000, (ii) $16,198, one-third of the par value of 4,859,390 shares of State Communications Series A Convertible Preferred Stock, (iii) $47,579, one-third of the par value of 14,273,713 shares of State Communications Series B Convertible Preferred Stock, and
     (iv) $53,453, one-third of the par value of 16,035,913 shares of State Communications Series C Convertible Preferred Stock.

(9) Shares of Gabriel common stock issuable upon exercise of the warrants to be issued in connection with the merger. The proposed maximum offering price and registration fee have been computed in accordance with Rule 457(g)(1).

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

          PRELIMINARY INFORMATION STATEMENT/PROSPECTUS, SUBJECT TO COMPLETION, DATED ____________, 2000.

                        INFORMATION STATEMENT/PROSPECTUS

        [TRIVERGENT LOGO]                             [GABRIEL LOGO]
  301 North Main Street, Suite 2000       16090 Swingley Ridge Road, Suite 500
   Greenville, South Carolina 29601             Chesterfield, Missouri 63017


                                                            ____________, 2000

Dear State Communications, Inc. and Gabriel Communications, Inc. Stockholders:

     We are pleased to inform you that the boards of directors of each of State Communications, Inc., which we refer to in this information statement/prospectus as "TriVergent," and Gabriel Communications, Inc. have unanimously approved the merger of our two companies. The merger will create a super-regional integrated communications provider with strong investor support and an experienced management team to realize its strategic objectives. It presents exciting prospects for our security holders, employees and customers. The combined company has plans to construct data and voice networks in 40 markets in 16 contiguous midwestern and southeastern states, and it has a management team with the experience and ability to successfully execute these aggressive plans.

     The construction of our networks is well underway as a result of the pursuit of markets and deployment of networks by Gabriel in the midwest and TriVergent in the contiguous southeastern region. We expect that the combined company will have 40 networks operational by year-end 2001 with over 9 million addressable business lines, more than 25 million total addressable lines and approximately 400 collocations in service. Our current combined equity and debt capitalization substantially funds the continued construction of these markets.

     On a pro forma basis, the combined company currently has more than 900 employees and total invested and committed capital of over $800 million. TriVergent and Gabriel are currently operational in a total of 16 markets and we expect that the combined company will be in over 30 markets and will have approximately 300 collocations in service by year-end 2000. The combination permits us to accelerate significantly both companies' expansion into contiguous markets without dilution in the focus of either management team's current pursuits.

     In the merger, TriVergent common stockholders will receive 1.0984 shares of Gabriel common stock for each share of TriVergent common stock that they own. TriVergent preferred stockholders will receive 1.0984 shares of Gabriel Series C-1, C-2 and C-3 convertible preferred stock for each share of TriVergent Series A, Series B and Series C convertible preferred stock, respectively, that they own. Holders of outstanding options and warrants to purchase TriVergent common stock will receive options or warrants to acquire on the same terms and conditions, except as each holder of options may otherwise agree with respect to vesting provisions, a number of shares of Gabriel common stock at an exercise price per share based on the same exchange ratio used for the TriVergent common and preferred stock. This agreed upon exchange ratio is subject to adjustment for stock changes and for issuances of additional equity securities by either company prior to the effective time of the merger so that the TriVergent and Gabriel security holders will hold 46% and 54%, respectively, of the fully diluted equity of the combined company.

     Holders of shares of TriVergent preferred stock and holders of shares of Gabriel preferred stock will receive one year warrants to purchase an aggregate of 8,000,000 shares of Gabriel common stock at an exercise price of $6.00 per share and two year warrants to purchase an aggregate of 5,000,000 shares of Gabriel common stock at an exercise price of $10.25 per share. These warrants will be distributed to holders based upon the amount of their respective invested capital in TriVergent and Gabriel.

     The holders of more than ninety percent of the outstanding shares of TriVergent Series A and Series B preferred stock and more than two-thirds of the outstanding shares of TriVergent Series C preferred stock and common stock have agreed to vote their shares to approve or consent to the merger. The holders of more than two-thirds of the outstanding shares of Gabriel common and preferred stock also have agreed to vote their shares to approve or consent to the merger and to approve or consent to the amended and restated certificate of incorporation of Gabriel provided for in the merger agreement. TriVergent has recently changed the state of its incorporation from the State of South Carolina to the State of Delaware. Under Delaware law and the terms of TriVergent's certificate of incorporation and Gabriel's amended and restated certificate of incorporation, these approvals are sufficient to approve the merger and the other transactions contemplated by the merger agreement. THEREFORE, WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT AND YOU ARE REQUESTED NOT TO SEND US ONE.

         The boards of directors of TriVergent and Gabriel are furnishing this document to you to provide you with important information about the merger, the merger consideration and the appraisal rights of the TriVergent stockholders under Delaware law. This document is also a prospectus relating to the shares of Gabriel common stock, preferred stock, warrants and options to be issued in the merger.

    /s/ Charles S. Houser                /s/ David L. Solomon
-------------------------------------  -----------------------------------------
 Charles S. Houser                     David L. Solomon
 Chairman and Chief Executive Officer  Vice Chairman and Chief Executive Officer
 State Communications, Inc.            Gabriel Communications, Inc.

WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT AND YOU ARE REQUESTED NOT TO SEND US ONE.

THE PROPOSED MERGER IS A COMPLEX TRANSACTION. GABRIEL AND TRIVERGENT STRONGLY URGE YOU TO READ AND CONSIDER THIS INFORMATION STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING ON PAGE ____. THERE IS NO ESTABLISHED PUBLIC TRADING MARKET FOR ANY OF THE GABRIEL SECURITIES OFFERED IN THE MERGER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE GABRIEL SECURITIES TO BE ISSUED AS DESCRIBED IN THIS INFORMATION STATEMENT/PROSPECTUS OR HAS DETERMINED IF THIS INFORMATION STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This document is dated _______, 2000.

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................................1
SUMMARY...........................................................................................................3
      The Companies...............................................................................................3
      Gabriel.....................................................................................................3
      TriVergent..................................................................................................4
      Proposed Merger.............................................................................................4
      What TriVergent Stockholders Will Receive in the Merger.....................................................4
      Adjustment of the Exchange Ratio Immediately Prior to the Effective Time of the Merger......................4
      Issuance of TriVergent Preferred Stock in Lieu of Accrued Dividends.........................................4
      Additional Gabriel Warrants.................................................................................4
      Options and Warrants........................................................................................5
      Voting and Other Agreements.................................................................................5
      Ownership of Gabriel Following the Merger...................................................................5
      Appraisal Rights............................................................................................5
      Material U.S. Federal Income Tax Consequences of the Merger.................................................6
      Board Approvals.............................................................................................6
      Fairness Opinions of Financial Advisors.....................................................................7
      Interests of TriVergent Directors and Executive Officers in the Merger......................................7
      Consents; No Further Stockholder Approval Required..........................................................7
      The Merger Agreement........................................................................................7
      Representations and Warranties..............................................................................7
      Conduct of Business Between Signing and Closing.............................................................7
      Conditions to the Merger....................................................................................8
      Termination of the Merger Agreement.........................................................................8
      Regulatory Matters..........................................................................................8
      Accounting Treatment........................................................................................9
      Market Price and Dividend Information.......................................................................9
      Comparison of Stockholder Rights............................................................................9
      Forward-looking Statements May Prove Inaccurate.............................................................9
RISK FACTORS.....................................................................................................10
      Risks Relating to the Merger...............................................................................10
      Risks Relating to the Business and Operations of the Combined Company......................................10
      Risks Relating to the Communications Industry..............................................................16
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA..................................................................19
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................................................................22
GABRIEL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................28
TRIVERGENT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................34
THE MERGER.......................................................................................................44
      Background of the Merger...................................................................................44
      The Boards' Reasons for the Merger.........................................................................45
      Approval of Board and Stockholders.........................................................................46
      Opinion of TriVergent's Financial Advisor..................................................................47
      Opinion of Gabriel's Financial Advisor.....................................................................50
      Interests of TriVergent Directors and Executive Officers in the Merger.....................................55
      Accounting Treatment.......................................................................................57
      Certain U.S. Federal Income Tax Consequences...............................................................57
      Regulatory Matters.........................................................................................61
      Appraisal Rights...........................................................................................61
      Resale of Gabriel Common Stock and Gabriel Preferred Stock.................................................62

      Ownership of Gabriel Following the Merger..................................................................62
      Material Relationships Between Gabriel and TriVergent......................................................62
THE MERGER AGREEMENT.............................................................................................63
      Structure of the Merger....................................................................................63
      Effective Time of the Merger...............................................................................63
      Issuance of TriVergent Stock in Lieu of Payment of Accrued and Unpaid Dividends
           Immediately Prior To The Merger.......................................................................63
      What Securityholders Will Receive in the Merger............................................................64
      Amendment of Gabriel Charter...............................................................................66
      Exchange of TriVergent Stock Certificates; Other Agreements................................................66
      Voting and Consent Agreements..............................................................................67
      Employees and Employee Benefit Plans.......................................................................68
      Representations and Warranties.............................................................................68
      Covenants..................................................................................................68
      Conditions to Completion of the Merger.....................................................................69
      Termination................................................................................................70
      Waiver and Amendment.......................................................................................70
      Expenses; Governing Law....................................................................................70
THE GABRIEL BUSINESS.............................................................................................71
      Business Strategy..........................................................................................72
      Gabriel's Network Architecture and Technology..............................................................75
      How Gabriel Deploys Its Networks...........................................................................77
      Gabriel's Products and Services............................................................................79
      Gabriel's Current Markets..................................................................................81
      Gabriel's Operations Support Systems.......................................................................82
      Sales and Marketing........................................................................................84
      Employees..................................................................................................85
      Legal Proceedings..........................................................................................85
      Facilities.................................................................................................85
THE TRIVERGENT BUSINESS..........................................................................................86
      Business Strategy..........................................................................................87
      Recent Acquisitions........................................................................................89
      Products and Services......................................................................................89
      Sales and Marketing........................................................................................91
      Network Infrastructure.....................................................................................92
      Information Systems........................................................................................92
      Intellectual Property......................................................................................94
      Employees..................................................................................................95
      Legal Proceedings..........................................................................................95
      Facilities.................................................................................................95
COMPETITION......................................................................................................97
REGULATION......................................................................................................100
      Federal Regulation........................................................................................100
      State Regulation..........................................................................................104
      Local Regulation..........................................................................................104
MANAGEMENT OF GABRIEL FOLLOWING THE MERGER......................................................................105
      Executive Officers........................................................................................105
      Non-Management Directors..................................................................................107
      Executive Compensation....................................................................................109
      Gabriel Stock Plan........................................................................................112
      TriVergent Stock Plan.....................................................................................114
      Employment Agreements.....................................................................................114
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................................................117
ACTION BY STOCKHOLDERS TO APPROVE THE MERGER....................................................................119
VOTING SECURITIES OF GABRIEL....................................................................................121



VOTING SECURITIES OF TRIVERGENT.................................................................................124
DESCRIPTION OF GABRIEL CAPITAL STOCK............................................................................127
      General...................................................................................................127
      Amendments to Existing Provisions of Certificate of Incorporation.........................................127
      Common Stock..............................................................................................128
      Preferred Stock...........................................................................................128
      Options and Warrants......................................................................................130
      Amended and Restated Stockholders Agreement...............................................................131
      Amended and Restated Registration Rights Agreement........................................................132
      Employee Shareholders Agreement...........................................................................133
      Classified Board of Directors and Other Anti-Takeover Considerations......................................134
COMPARISON OF RIGHTS OF STOCKHOLDERS............................................................................135
      Capitalization............................................................................................135
      Voting Rights.............................................................................................135
      Number and Election of Directors..........................................................................135
      Vacancies on the Board of Directors.......................................................................136
      Removal of Directors......................................................................................136
      Amendments to Charter.....................................................................................137
      Amendments to Bylaws......................................................................................137
      Shareholder Action........................................................................................138
      Special Shareholder Meetings..............................................................................138
      Limitation of Personal Liability of Directors.............................................................138
      Indemnification of Directors..............................................................................139
      Dividends.................................................................................................139
      Appraisal Rights..........................................................................................140
      Preemptive Rights.........................................................................................140
      Conversion................................................................................................140
      Preferred Stock...........................................................................................141
      Shareholder Suits.........................................................................................141
      Vote on Extraordinary Corporate Transactions..............................................................141
      Business Combination Restrictions.........................................................................142
EXPERTS.........................................................................................................144
LEGAL MATTERS...................................................................................................144
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...............................................................144
AVAILABLE INFORMATION...........................................................................................145
INDEX TO FINANCIAL STATEMENTS...................................................................................F-1

ANNEXES
       Annex A    Agreement and Plan of Merger
       Annex B    Form of Amended and Restated Certificate of Incorporation of Gabriel
       Annex C    Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
       Annex D    Opinion of Salomon Smith Barney Inc.
       Annex E    Section 262 of the General Corporation Law of the State of Delaware - Appraisal Rights


       [MAP DEPICTING NETWORKS OF GABRIEL AND TRIVERGENT IN OPERATION AND
                    UNDER CONSTRUCTION APPEARS ON THIS PAGE]

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:   WHY ARE TRIVERGENT AND GABRIEL PROPOSING TO MERGE?

A: The boards of directors of each of TriVergent and Gabriel believe that the merger is in the best interests of their respective companies and stockholders. The merger will create a combined company with plans to construct networks in 40 markets in 16 contiguous midwestern and southeastern states. These 40 networks with over 400 central office collocations in service are expected to be operational by year-end 2001. On a pro forma basis, the combined company has over 900 employees and total invested and committed capital of over $800 million. TriVergent and Gabriel are operational in a total of 17 markets and expect that the combined company will be in over 30 markets and will have over 300 central office collocations in service by year-end 2000. Both organizations are rolling out operations as their switches are installed and as both organizations complete the activation of central office collocations and the roll-out of broadband access services in their respective markets. We believe the merger will create a stronger company and will allow us to deliver our data-centric products and services to our customers more quickly.

Q:   WHAT WILL I BE ENTITLED TO RECEIVE IN CONNECTION WITH THE MERGER?

A: You will be entitled to receive a fixed number of shares of Gabriel common stock or a new series of Gabriel preferred stock in exchange for each share of TriVergent common stock or TriVergent preferred stock, respectively, that you own at the effective time of the merger. This exchange ratio was set at 1.0984 in the merger agreement but may be adjusted at the effective time of the merger to reflect additional stock, option and warrant issuances by either Gabriel or TriVergent, as more fully described in this information statement/prospectus, so that the TriVergent and Gabriel security holders will hold 46% and 54%, respectively, of the fully diluted equity of the combined company at the effective time of the merger. If you are a holder of TriVergent preferred stock or Gabriel preferred stock, you will also receive warrants to purchase Gabriel common stock based on your total invested capital in the combined company.

Q:   WILL I RECEIVE A DIVIDEND ON MY GABRIEL SHARES AFTER THE MERGER?

A: Gabriel does not currently pay cash dividends on its common stock or preferred stock and does not anticipate paying dividends in the foreseeable future.

Q:   WILL I RECOGNIZE GAIN OR LOSS AS A RESULT OF THE MERGER?

A: No. We expect the merger to qualify as tax-free reorganization for United States federal income tax purposes. In general, TriVergent stockholders will not recognize any gain or loss on the exchange of their common stock or preferred stock in the merger, except to the extent they receive cash instead of fractional shares. Gabriel preferred stockholders also will not recognize any gain or loss on the receipt of Gabriel common stock warrants as provided for in the merger agreement.

Q:   HOW WILL THE MERGER BE APPROVED?

A: The holders of more than ninety percent of the outstanding shares of TriVergent Series A and Series B preferred stock and more than two-thirds of the outstanding shares of TriVergent Series C preferred stock and common stock have agreed to vote their shares to approve or consent to the merger. The holders of more than two-thirds of the outstanding shares of Gabriel common and preferred stock also have agreed to vote their shares to approve or consent to the merger and the adoption of the amended and restated certificate of incorporation of Gabriel provided for in the merger agreement. Under Delaware law and the terms of TriVergent's certificate of incorporation and Gabriel's amended and restated certificate of incorporation, these approvals are sufficient to approve the merger and the other transactions contemplated by the merger agreement. THEREFORE, WE ARE NOT ASKING YOU FOR A PROXY

     OR CONSENT, AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT.

Q:   SHOULD I SEND IN MY TRIVERGENT STOCK CERTIFICATES NOW?

A: No. After we complete the merger, you will receive written instructions for exchanging your TriVergent stock certificates.

Q:   IF I OPPOSE THE MERGER, AM I ENTITLED TO APPRAISAL RIGHTS?

A: Only holders of TriVergent common stock or preferred stock have appraisal rights in connection with the merger. Holders of Gabriel common stock and preferred stock are not entitled to appraisal rights. We describe the procedures to be followed by holders of TriVergent stock in exercising appraisal rights in this information statement/prospectus and we have attached as Annex E the provisions of Delaware law that govern appraisal rights for TriVergent stockholders.

Q:   WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working to complete the merger as quickly as possible and expect to complete the merger before the end of the third quarter of 2000, but only after we have obtained all regulatory approvals necessary for the merger.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this information statement/prospectus, you should contact:

     TriVergent stockholders:

     Riley M. Murphy
     Secretary
     State Communications, Inc.
     301 North Main Street
     Suite 2000
     Greenville, South Carolina  29601
     Telephone:  (864) 331-7318

     Gabriel stockholders:

     John P. Denneen
     Secretary
     Gabriel Communications, Inc.
     16090 Swingley Ridge Rd.
     Suite 500
     Chesterfield, Missouri  63107
     Telephone:  (636) 537-5700

                                     SUMMARY

     This summary, together with the preceding Questions and Answers section, highlights selected information contained in this information statement/prospectus. Gabriel and TriVergent encourage you to carefully read this entire document and the documents referred to in this information statement/prospectus for a complete understanding of the merger. Page references are included in parentheses to direct you to a more complete description of the items presented in this summary.

THE COMPANIES  (page ___)

GABRIEL

     Gabriel Communications, Inc. is a rapidly growing, facilities-based, integrated communications and applications services provider. Gabriel commenced commercial operations in its first market, St. Louis, Missouri, in June 1999. As of June 30, 2000, Gabriel had

     o 16 markets in operation or under construction in nine midwestern states,

     o    152 collocation sites secured,

     o    152 sales employees,

     o    9,185 on-switch access lines installed, and

     o    805 on-switch customers.

     Gabriel offers its customers advanced, integrated communications products and services, including

     o    local voice and data services,

     o    domestic and international long distance services,

     o dedicated high speed Internet access, web page hosting and domain name services,

     o a comprehensive suite of web-enabled business applications that allows businesses to outsource their administrative and information technology functions over the Internet without the need for a dedicated, in-house information technology staff and infrastructure, and

     o unified voice, e-mail and fax messaging and other advanced data services.

     Gabriel targets its services primarily to small to mid-sized businesses in second and third tier cities. Gabriel offers its customers the convenience of meeting all of their communications needs through one provider, with a single consolidated monthly bill.

     Gabriel is a privately held company incorporated in Delaware, and its principal executive offices are located at 16090 Swingley Ridge Road, Suite 500, Chesterfield, Missouri 63017. Its telephone number is (636) 537-5700.

TRIVERGENT

     TriVergent is a broadband telecommunications company offering automated web site design and web hosting, high-speed data and voice services. TriVergent commenced providing facilities-based services in the first quarter of 2000. As of June 30, 2000, TriVergent had

     o 16 markets in operation or under construction in six southeastern states,

     o    269 collocation sites secured,

     o    135 sales employees,

     o    1,500 on-switch access lines installed, and

     o    250 on-switch customers.

     TriVergent's principal product is its Broadband Bundle, which provides automated web site design and web hosting, high-speed data and Internet access and local and long distance voice services, at a single price based on the customer's selected bandwidth capacity and number of access lines. An important component of TriVergent's Broadband Bundle is its web site design software, which allows a customer to design and maintain a fully functional web site integrated with its broadband Internet access and telephone services. TriVergent believes it is the only company providing this all-inclusive bundle in its markets.

     TriVergent is a privately held company initially incorporated in South Carolina and recently re-incorporated in Delaware, and its principal executive offices are located at 301 North Main Street, Suite 2000, Greenville, South Carolina 29601. Its telephone number is (864) 271-6335.

PROPOSED MERGER  (page ___)

     Gabriel and TriVergent entered into an Agreement and Plan of Merger on June 9, 2000. Under the terms of the merger agreement, at the effective time of the merger, TriVergent will merge with Triangle Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Gabriel, and Triangle will survive the merger as a wholly owned subsidiary of Gabriel and be named TriVergent Corporation.

WHAT TRIVERGENT STOCKHOLDERS WILL RECEIVE IN THE MERGER  (page ___)

     COMMON STOCKHOLDERS. TriVergent common stockholders will be entitled to receive 1.0984 shares, subject to adjustment, of Gabriel common stock for each share of TriVergent common stock. TriVergent common stockholders will receive an amount of cash for any fractional shares of Gabriel stock which they would otherwise receive in the merger equal to the product of such fraction multiplied by $7.00.

     PREFERRED STOCKHOLDERS. TriVergent preferred stockholders will be entitled to receive (i) 1.0984 shares of Series C-1 Convertible Preferred Stock of Gabriel for each share of Series A Convertible Preferred Stock of TriVergent,
(ii) 1.0984 shares of Series C-2 Convertible Preferred Stock of Gabriel for each share of Series B Convertible Preferred Stock of TriVergent, and (iii) 1.0984 shares of Series C-3 Convertible Preferred Stock of Gabriel for each share of Series C Convertible Preferred Stock of TriVergent, as such exchange ratios may be adjusted, plus, in each case, cash for any fractional shares at the $7.00 price. The Series C-1, C-2 and C-3 Convertible Preferred Stock will each be a new series of Gabriel preferred stock and will have terms which are substantially identical to the existing convertible preferred stock of Gabriel, except as to the respective conversion prices and liquidation preferences for each series, which liquidation preferences will include a preferred return of 8.0% per annum.

ADJUSTMENT OF THE EXCHANGE RATIO IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OF THE MERGER (page ___)


     The agreed upon 1.0984 exchange ratio is subject to adjustment, utilizing the treasury stock method, for stock changes and for issuances of additional shares of capital stock, options, warrants or convertible securities by either company occurring prior to the effective time of the merger. TriVergent and Gabriel have agreed to adjust the exchange ratio so that Gabriel and TriVergent security holders will hold 54% and 46%, respectively, of the fully diluted equity value of the combined company at the effective time of the merger, without regard to the additional Gabriel warrants, as described below.

ISSUANCE OF TRIVERGENT PREFERRED STOCK IN LIEU OF ACCRUED DIVIDENDS (page ___)


     The merger agreement provides that immediately prior to the effective time of the merger, TriVergent will issue additional shares of TriVergent Series A, B and C preferred stock representing payment in full, at a value of $7.6888 per share, of all accrued and unpaid dividends on each such series of TriVergent preferred stock as of July 31, 2000 (or, if the effective time of the merger is later than August 31, 2000, as of August 31, 2000). These shares will be deemed outstanding for purposes of determining the exchange ratio in accordance with the merger agreement.

ADDITIONAL GABRIEL WARRANTS (page ___)


     The holders of TriVergent and Gabriel preferred stock will receive one-year warrants to purchase an aggregate of 8,000,000 shares of Gabriel common stock at an exercise price of $6.00 per share and two-year warrants to purchase an aggregate of 5,000,000 shares of Gabriel common stock at an exercise price of $10.25 per share. These warrants will be distributed to holders based upon each holder's total invested capital.


OPTIONS AND WARRANTS (page ___)

     Holders of outstanding warrants and options exercisable for shares of TriVergent common stock will be entitled to receive warrants or options, as the case may be, to acquire on the same terms and conditions (except as each holder of options may otherwise agree with respect to vesting provisions), to purchase the number of shares of Gabriel common stock determined by multiplying the number of shares of TriVergent common stock subject to TriVergent warrants or options by the exchange ratio, at an exercise price per share of Gabriel common stock equal to the exercise price per share of TriVergent warrants or options, as the case may be, divided by the exchange ratio. For example, a holder of an option to purchase 10,000 shares of TriVergent common stock at $2.40 per share would receive in exchange for this option, at the 1.0984 exchange ratio, an option to purchase 10,984 shares of Gabriel common stock at $2.19 per share.

     The Gabriel options issued to any TriVergent employee who acknowledges that the merger will not be treated as an event resulting in acceleration of the exercise rights of such holder's options will vest over a period of three years from the date of original grant (versus the five years to which TriVergent options currently are subject) and these options will fully vest and be fully exercisable in accordance with their terms if certain events occur within one year following the effective time.

VOTING AND OTHER AGREEMENTS  (page __)

     Concurrently with the execution and delivery of the merger agreement, certain holders of the TriVergent and Gabriel preferred stock and certain holders of TriVergent and Gabriel common stock entered into voting agreements, pursuant to which those stockholders agreed, among other things, to consent to or vote their shares of common stock and preferred stock of either TriVergent or Gabriel, as the case may be, in favor of the merger agreement and the transactions contemplated by the merger agreement.

     The merger agreement provides that, by execution and delivery of a letter of transmittal, each TriVergent stockholder will agree to become a party to Gabriel's Amended and Restated Stockholders' Agreement, Amended and Restated Registration Rights Agreement, and with respect to employee stockholders of TriVergent, Gabriel's Amended Shareholders' Agreement. Most of the senior management of TriVergent have agreed and acknowledged concurrently with the execution of the merger agreement that the merger will not be treated as an event constituting a "change in control" resulting in the acceleration of vesting of their options or within the meaning of their respective employment agreements.

OWNERSHIP OF GABRIEL FOLLOWING THE MERGER   (page ___)

     Based on the capitalization of TriVergent on June 9, 2000 and the 1.0984 exchange ratio, holders of TriVergent common and preferred stock would receive 13,032,692 shares of Gabriel common stock and 38,541,773 shares of Gabriel preferred stock and holders of TriVergent options and warrants would receive Gabriel options and warrants exercisable for 12,657,090 shares of Gabriel common stock in the merger. Based on those numbers, following the merger former holders of TriVergent common and preferred stock, options and warrants would own approximately 46% of the shares of Gabriel stock, on a fully diluted basis, without regard to the additional Gabriel warrants described above. Upon completion of the merger, the business of TriVergent will be operated through a wholly owned subsidiary of Gabriel, to be named TriVergent Corporation.

APPRAISAL RIGHTS    (page ___)

     Under Delaware law, holders of shares of TriVergent common stock and preferred stock are entitled to exercise appraisal rights if they (i) are holders of issued and outstanding shares of common stock or preferred stock immediately prior to the effective time of the merger, (ii) have not voted in favor of the merger nor consented thereto in writing and (iii) have properly demanded their appraisal rights. Shares to which appraisal rights are applicable will not be converted into the right to receive the merger consideration unless and until such time as those shares become ineligible for appraisal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER  (page ___)

     The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, so that holders of TriVergent common and preferred stock would not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of their TriVergent common and preferred stock for Gabriel common and preferred stock and warrants in the merger, except to the extent of any cash received in lieu of fractional shares of Gabriel common and preferred stock. Gabriel preferred stockholders also will not recognize any gain or loss on the receipt of Gabriel common stock warrants.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

BOARD APPROVALS (page ___)

     The TriVergent board of directors believes that the merger is fair to and in the best interests of TriVergent and its stockholders and has unanimously approved the merger. The Gabriel board of directors believes that the merger is fair to and in the best interests of Gabriel and also has unanimously approved the merger.

     In reaching its decision to approve the merger, the board of directors of TriVergent consulted with its management team and outside financial and legal advisors and carefully considered a variety of factors including

     o the business, operations, prospects, access to capital and strategic direction of TriVergent and Gabriel, and the significant additional capital requirements for and risks inherent in, the successful implementation of the long-range business plans of both companies,

     o the belief that a merger of TriVergent with Gabriel could create significant strategic advantages for the combined company and create a stronger competitor in the changing telecommunications industry,

     o   the depth of experience of the Gabriel management team,

     o the belief that the merger would create a super-regional integrated communications provider offering a broad array of voice and data products,

     o the complementary network architecture and back office systems of Gabriel,

     o the various background data and analyses reviewed by TriVergent's outside financial and legal advisors and management, as well as the opinion of Donaldson, Lufkin & Jenrette Securities Corporation to the effect that as of the date of the opinion, based on and subject to the assumptions, limitations and qualifications included in the opinion, the 46% equity interest in the combined company, on a fully diluted basis, to be received by TriVergent stockholders was fair to the stockholders as a whole from a financial point of view,

     o the terms and conditions of the merger agreement and the likelihood that the conditions to the merger will be satisfied and


     o the willingness of TriVergent's management and institutional investors to support the merger.

     In reaching its decision to approve the merger, the board of directors of Gabriel consulted with its management team and outside financial and legal advisors and carefully considered a variety of factors including

     o the business, operations, prospects and strategic direction of Gabriel and TriVergent, and the significant additional capital requirements for and risks inherent in, the successful implementation of the long-range business plans of both companies,

     o the belief that a merger of Gabriel with TriVergent could create significant synergies for the combined company and create a stronger competitor in the changing telecommunications industry,

     o the depth of experience of the TriVergent management team, o the complementary network architecture and back office systems of TriVergent,

     o the belief that a merger with TriVergent would allow Gabriel to expand its operations into the contiguous nine state BellSouth region with a similar smart build strategy and product offerings,

     o the various background data and analyses reviewed by Gabriel's outside financial and legal advisors and management, as well as the opinion of Salomon Smith Barney Inc. that as of the date of the merger agreement the consideration to be paid in the merger was fair to Gabriel from a financial point of view,

     o the terms and conditions of the merger agreement and the likelihood that the conditions to the merger will be satisfied and

     o the willingness of Gabriel's management and institutional investors to support the merger.

     To review the background and reasons for the merger in greater detail, as well as risks related to the merger, see pages ___ and ___.

FAIRNESS OPINIONS OF FINANCIAL ADVISORS (page ___)

     In deciding to approve the merger, the TriVergent board of directors considered the opinion, as of the date of the merger agreement, of TriVergent's financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, as to the fairness of the consideration to be received by TriVergent stockholders as a whole in the merger from a financial point of view. This opinion is attached as Annex C to this document. TRIVERGENT ENCOURAGES TRIVERGENT STOCKHOLDERS TO READ THIS OPINION CAREFULLY.

     In deciding to approve the merger, the Gabriel board of directors considered the opinion of Gabriel's financial advisor, Salomon Smith Barney Inc., as to the fairness to Gabriel as of the date of the merger agreement, of the consideration to be paid in the merger from a financial point of view to Gabriel. This opinion is attached as Annex D to this document. GABRIEL ENCOURAGES GABRIEL STOCKHOLDERS TO READ THIS OPINION CAREFULLY.

INTERESTS OF TRIVERGENT DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (page
___)

     Some of the directors and executive officers of TriVergent have employment or severance agreements and stock options that provide them with interests in the merger that may be different from, or in addition to, the interests of TriVergent stockholders generally. You should consider these interests in assessing the merger and the approval of the TriVergent board.

CONSENTS; NO FURTHER STOCKHOLDER APPROVAL REQUIRED  (page ___)

     We are not asking you to vote on or consent to the merger. On June 9, 2000, holders of more than ninety percent of the outstanding shares of TriVergent Series A and Series B preferred stock and more than two-thirds of the outstanding shares of TriVergent Series C preferred stock and common stock and Gabriel preferred stock and common stock agreed to vote in favor of or consent to the merger. Under Delaware law and the terms of TriVergent's and Gabriel's respective certificates of incorporation, these approvals are sufficient to approve the merger and the transactions contemplated by the merger agreement.

THE MERGER AGREEMENT (page ___)

     THE MERGER AGREEMENT IN ITS ENTIRETY IS ATTACHED AS ANNEX A TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY, AS IT IS THE PRINCIPAL DOCUMENT GOVERNING THE MERGER.

REPRESENTATIONS AND WARRANTIES (page ___)

     The merger agreement contains customary representations and warranties with respect to the past and current conduct of each of the respective businesses of TriVergent and Gabriel. The representations and warranties of Gabriel and TriVergent are parallel in all material respects and terminate at the effective time of the merger.

CONDUCT OF BUSINESS BETWEEN SIGNING AND CLOSING (page__)

     TriVergent and Gabriel also have agreed not to take certain actions without the prior written consent of the other during the interim between signing the merger agreement and closing the merger, including, among other things:

o the conduct of their respective businesses outside the ordinary course of business,

o the issuance of additional equity securities other than under specified exceptions,

o the incurrence of additional debt or other obligations not provided for in the current business plan of each company, other than, in each case, liabilities or obligations which are not in excess of $1 million in the aggregate, and

o the solicitation, initiation, encouragement or recommendation of any other acquisition proposal.

In addition, Gabriel covenanted that it would make a capital call no later than the effective time of the merger and will make a second capital call no later than November 30, 2000, each in accordance with the terms and conditions of the purchase agreement for Gabriel Series B Preferred Stock so as to cause the purchasers to satisfy their additional preferred stock subscription obligations under the purchase agreement.

CONDITIONS TO THE MERGER (page ___)

     Each party's obligation to effect the merger is subject to the satisfaction or waiver of customary closing conditions, including the following:

o TriVergent and Gabriel will have obtained stockholder approval for the merger and the amended and restated certificate of incorporation of Gabriel attached as Annex B hereto will have been approved and adopted by the stockholders of Gabriel in accordance with Delaware law.

o The waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will have expired or earlier termination will have been granted, and no action will have been instituted by either the United States Department of Justice or the Federal Trade Commission to prevent the consummation of the merger or to modify or amend such transactions in any material manner.

o Gabriel's registration statement on Form S-4, of which this information statement/prospectus is a part, will remain effective and Gabriel will have received all state securities law authorizations necessary for the merger.

o TriVergent will have obtained required Federal Communications Commission and state public utility commission approvals.

o TriVergent will have delivered, or cause to be delivered, to Gabriel, the agreements of holders of TriVergent options (in addition to those held by the officers executing these agreements concurrently with the execution and delivery of the merger agreement) representing not less than 85% of the options held by holders of TriVergent options who hold options to purchase 7,500 or more shares of TriVergent common stock, acknowledging and agreeing that the merger will not be treated as a change in control resulting in acceleration of the vesting of such holders' options.

o The accuracy of each company's representations and warranties at the effective time.

TERMINATION OF THE MERGER AGREEMENT (page ___)

     The merger agreement may be terminated, whether before or after approval by the stockholders of TriVergent or of Gabriel:

o    by mutual written consent or

o    by either TriVergent or Gabriel if

     o the merger is not completed on or before October 31, 2000 (or such other date as may be agreed), or

     o if the other party's closing conditions become incapable of satisfaction prior to October 31, 2000, or

     o the other party has breached or failed to perform, in any material respect, any of its covenants or agreements contained in the merger agreement, subject to applicable cure periods.

REGULATORY MATTERS (page ___)

     United States antitrust laws prohibit Gabriel and TriVergent from completing the merger until after they have furnished information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. Gabriel and TriVergent each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on June 15, 2000, and the waiting period expired on _______________, 2000. In addition, certain stockholders of TriVergent are required to furnish certain information to the Antitrust Division and the Federal Trade Commission. These stockholders have each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission and the waiting period expired on __________, 2000.

     TriVergent also must receive the approval of the Federal Communications Commission and state public utility commissions and has filed applications to seek these approvals.

ACCOUNTING TREATMENT (page ___)

     Gabriel and TriVergent intend to account for the merger using the purchase method of accounting.

MARKET PRICE AND DIVIDEND INFORMATION (page __)

     There is no established public trading market for either the Gabriel or the TriVergent common or preferred stock. As of June 9, 2000, there were 5,934,200 shares of Gabriel common stock and 39,905,294 shares of Gabriel preferred stock outstanding held of record by approximately 49 holders and 35 holders, respectively. As of June 9, 2000, there were 11,865,160 shares of TriVergent common stock and 34,354,806 shares of TriVergent preferred stock outstanding and held of record by approximately 147 holders and 50 holders, respectively. Neither company has ever paid any dividends on its common stock. TriVergent Series A, B and C preferred stock, however, accrue dividends at the rate of 5.5% per annum. Accrued and unpaid dividends on TriVergent preferred stock will be converted into shares of TriVergent stock immediately prior to the merger.

     Upon completion of the merger, holders of TriVergent preferred stock will become holders of Gabriel preferred stock. The Gabriel preferred stock issuable in the merger will be a new series of Gabriel preferred stock and will have terms that are substantially identical to Gabriel's presently outstanding Series A, A-1 and B preferred stock, except as to the respective conversion prices and liquidation preferences for each series. The liquidation preferences for each series will include a preferred return of 8.0% per annum from their original issuance dates, in the case of existing Gabriel preferred stock, or the date on which preferred dividends no longer accrue on TriVergent preferred stock, in the case of Gabriel Series C-1, C-2 and C-3 preferred stock.

COMPARISON OF STOCKHOLDER RIGHTS (page ___)

     The rights of TriVergent stockholders are currently governed by Delaware law, the TriVergent certificate of incorporation and the Certificates of Designation thereunder of its Series A, B and C preferred stock, the TriVergent bylaws and the TriVergent Stockholders and Registration Rights Agreements. Upon consummation of the merger, the security holders of TriVergent will become security holders of Gabriel, which is also a Delaware corporation, and their rights as stockholders of Gabriel will be governed by Delaware law, the amended and restated certificate of incorporation of Gabriel attached as Annex B hereto, the Gabriel by-laws, Gabriel's Amended and Restated Stockholders' Agreement, Gabriel's Amended and Restated Registration Rights Agreement and, in the case of TriVergent's shareholders who will be employees of the combined company, Gabriel's Shareholders' Agreement.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (page ___)

     Gabriel and TriVergent have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements are statements that are not historical facts. Forward-looking statements include statements concerning possible or assumed future results of operations of Gabriel and TriVergent as well as statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions. You should understand that certain important factors, in addition to those discussed elsewhere in this document, could affect the future results of Gabriel and TriVergent and could cause those results to differ materially from those expressed in these forward-looking statements.

                                  RISK FACTORS

                          RISKS RELATING TO THE MERGER

GABRIEL AND TRIVERGENT MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE THEIR
BUSINESSES.

     A successful combination of the businesses of Gabriel and TriVergent will require, among other things, integration of the two companies' respective

     o    products and product development efforts,

     o    sales and marketing capabilities,

     o    back office and operations support systems,

     o    network architectures, and

     o    key personnel.

Neither company has been involved in a strategic merger of this size. The effective integration of corporate cultures and the maintenance of uniform standards, controls and procedures will be especially important over the long term to achieve the benefits of the merger. Management may not be able to successfully accomplish this integration. Moreover, the integration of the operations following the merger will require the dedication of management and other personnel, which may distract their attention from the day-to-day business of the combined companies, the development of new products and services and the pursuit of other business acquisitions. Failure to successfully accomplish the integration of the two companies' operations and technologies, or a prolonged delay in accomplishing a reasonable measure of integration, may have a material adverse effect on the business of the combined company.

      RISKS RELATING TO THE BUSINESS AND OPERATIONS OF THE COMBINED COMPANY

GABRIEL AND TRIVERGENT HAVE RECENTLY COMMENCED FACILITIES-BASED OPERATIONS AND THE COMBINED COMPANY ANTICIPATES INITIAL NEGATIVE CASH FLOWS AND OPERATING LOSSES.

         Gabriel commenced facilities-based operations in June 1999 and is operational in nine markets. TriVergent began operating as a telecommunications services provider in October 1997 by reselling BellSouth's local telephone service. TriVergent changed its business strategy from reselling local and long distance services to providing a broadband bundle of facilities-based services in February 1999 and is providing facilities-based services in seven markets. As neither Gabriel nor TriVergent has been offering facilities based services for a significant period of time, you have very little operating data about Gabriel and TriVergent upon which to base an evaluation of the future performance of the combined company and an investment in shares of Gabriel stock.

         Both Gabriel and TriVergent expect the combined company to experience increasing consolidated operating losses and negative EBITDA as it expands its operations, constructs and deploys its networks, and grows its customer base. The combined company may not generate sufficient revenues, achieve or sustain positive EBITDA or profitability, or generate sufficient positive consolidated cash flow to meet its working capital and debt service requirements.

THE COMBINED COMPANY EXPECTS TO INCUR SIGNIFICANT INDEBTEDNESS, WHICH COULD IMPAIR ITS ABILITY TO OPERATE AND FINANCE ITS BUSINESS.

         The combined company expects to incur significant indebtedness to finance the construction of its networks. The existing senior secured credit facilities of Gabriel and TriVergent contain, and future debt financings likely will contain, covenants that will require the combined company to maintain specified financial ratios and satisfy financial tests, as well as limitations on its ability to incur indebtedness, create liens, make investments, make capital expenditures, pay dividends and effect other specified transactions and payments.

     In addition, a high level of indebtedness could have important consequences to the future prospects of the combined company, including:

     o limiting its ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements and other purposes,

     o requiring that it dedicate a substantial portion of its cash flow from operations, if any, to the payment of principal of and interest on its indebtedness,

     o limiting its flexibility in planning for, or reacting to changes in, its business,

     o making it more highly leveraged than some of its competitors, which may place it at a competitive disadvantage, and

     o increasing its vulnerability in the event of a downturn in its business.

THE COMBINED COMPANY WILL REQUIRE SIGNIFICANT ADDITIONAL CAPITAL, WHICH IT MIGHT NOT BE ABLE TO OBTAIN.

     Expectations of the capital requirements are based on current estimates of capital required to fund the combined company's initial 40 market plan. Actual expenditures may be significantly higher or the combined company may not be able to obtain required capital. The combined company will require significant additional amounts of capital as it expands its business beyond its initial 40 market plan. The combined company will also require additional financing, or require additional financing sooner than anticipated, if

     o current development plans or projections change or prove to be inaccurate,

     o    the combined company has underestimated its cost projections,

     o    the schedule or target markets of roll-out plans change,

     o necessary to respond to changes in demand for its services, and regulatory and technological developments,

     o the combined company identifies attractive additional market opportunities, or

     o the combined company effects any additional acquisitions or joint ventures.

If available, sources of additional financing may include vendor financing and the private or public sale of additional equity or debt securities.

     The capital that the combined company will require to fully implement its development plans may not be available to it, and it may not be successful in raising any additional capital on terms that it will consider acceptable. Furthermore, its operations may not produce positive consolidated cash flow in amounts sufficient to meet its additional capital requirements. If the combined company is unable to raise and generate sufficient funds, it may be required to modify, delay or abandon some of its planned market construction or expenditures.

THE SUCCESS OF THE COMBINED COMPANY WILL DEPEND ON ITS ABILITY TO DEVELOP AND EXPAND ITS OPERATIONS.

     In order for the combined company to be successful, it will need to continue to develop and expand its operations by

     o    installing switching platforms and related equipment,

     o obtaining needed collocations, interconnections, operations support system interfaces, and unbundled network and customer access elements and circuits from the incumbent local exchange carriers in its markets,

     o    obtaining required governmental authorizations,

     o implementing and integrating advanced, scalable operations support systems and electronic interfaces to incumbent local exchange carriers and other business partners, and

     o    provisioning, servicing and billing customers.

If the combined company cannot effectively perform any of the above actions, it may not be able to develop and expand its operations to meet its business objectives.

IF THE COMBINED COMPANY IS UNABLE TO IDENTIFY, ACQUIRE AND ASSIMILATE ATTRACTIVE TARGETS FOR FUTURE ACQUISITIONS AND JOINT VENTURES, IT MIGHT NOT ACHIEVE THE GROWTH NECESSARY TO COMPETE OR REALIZE ITS STRATEGIC OBJECTIVES.

     The combined company intends, as part of its business strategy, to continue to expand through acquisitions. Acquisitions involve certain risks, including, among others

     o    unanticipated costs of acquired operations,

     o    the difficulty in assimilating the acquired operations and personnel,

     o the potential disruption of the combined company's ongoing business and diversion of resources and management time,

     o the possible inability of management to maintain uniform standards, controls, procedures and policies,

     o the risks of entering markets in which management has little or no prior direct experience, and

     o the potential impairment of relationships with employees, suppliers and customers as a result of changes in management.

The management of the combined company may not be able to identify and negotiate additional acquisitions on satisfactory terms, finance or obtain financing needed to complete any acquisitions and, if any acquisition is made, management may not be able to successfully integrate the acquired business into the combined company's operations and/or the acquired business may not perform as expected.

     The combined company may also enter into additional joint venture transactions. These transactions present many of the same risks involved in acquisitions, and many also involve the risk that the combined company will not have control over the venture and that a joint venture partner may have economic, business or legal interests or objectives that are inconsistent with those of the combined company. Joint venture partners may also be unable to meet their economic or other obligations, thereby forcing the combined company to fulfill those obligations or abandon or curtail the venture.

THE SUCCESSFUL IMPLEMENTATION OF THE BUSINESS PLAN OF THE COMBINED COMPANY WILL DEPEND IN PART UPON GROWTH IN THE DEMAND FOR INTERNET ACCESS AND HIGH-SPEED DATA PRODUCTS AND SERVICES BY SMALL TO MEDIUM-SIZED BUSINESSES.

     The combined company will offer high speed Internet access and data transmission and other enhanced data products and services, primarily to small and medium-sized businesses. The success of its Internet and data services business will depend upon, among other things, the demand for these products and services by its target customers and the ability of the combined company to hire, train and retain qualified personnel and further enhance its products and services to adapt to technological changes. In addition, the market for high-speed data transmission via digital subscriber line and other technologies is relatively new and evolving. Providers of high-speed data services are testing products from various suppliers for a multitude of applications, and industry standards are still being developed. The demand for dedicated, high-speed Internet access and other high-speed data products and services by small to medium-sized businesses is evolving and depends on a number of factors, including growth in consumer and business use of new interactive technologies, further development of technologies that facilitate interactive communications between organizations and targeted audiences, security concerns and increases in transmission capacity. If demand for Internet access and high speed data products and services does not grow as anticipated, the combined company may not be able to achieve its business objectives.

THE SUCCESS OF THE COMBINED COMPANY'S NETWORK DEPLOYMENT STRATEGY IS DEPENDENT UPON THE SUCCESSFUL MANAGEMENT OF ITS RELATIONSHIPS WITH THE INCUMBENT LOCAL EXCHANGE CARRIERS.

     The network deployment strategy of each of Gabriel and TriVergent requires that it collocate and interconnect with and use the incumbent local exchange carriers' networks in its markets to service its customers. As a result, the combined company will depend upon the technology, cooperation and capabilities of the incumbent local exchange carriers and must interface with their systems in order to properly provision and service its customers. The success of the combined company's network deployment strategy is highly dependent on its ability to collocate and interconnect with and obtain, on a timely basis and on satisfactory terms, network and customer access and transmission facilities from the incumbent local exchange carriers in its target markets.

     The Telecommunications Act of 1996 requires the incumbent local exchange carriers to permit the combined company to effect these collocations and interconnections and to purchase only the origination and termination services and network and customer access elements and circuits that it needs. These legislative mandates are designed to allow the combined company to compete. However, to date, Gabriel and TriVergent, like many other competitive providers, have experienced difficulties in working with the incumbent local exchange carriers in their initial markets. This has interfered with the ability of both Gabriel and TriVergent to provision and service their customers and has increased their costs. The incumbent local exchange carriers may not effect the collocations and interconnections and supply the services, network elements and customer access circuits that the combined company will need in a timely manner or at rates, and on terms and conditions, that will permit it to offer competitively priced services. Court and regulatory decisions have created some uncertainty about the FCC's rules governing the pricing, terms and conditions of agreements needed to obtain collocations, interconnections and unbundled network and customer access elements and circuits and could make negotiating and enforcing these agreements more difficult and protracted in the future. If the combined company is unable to obtain high quality, reliable and reasonably priced services from the incumbent local exchange carriers, customers may not subscribe for its services and the cost of providing services may increase.

THE COMBINED COMPANY'S FAILURE TO EFFECTIVELY PROVIDE ADVANCED INTERNET SERVICES TO ITS CUSTOMERS COULD HARM ITS BUSINESS.

     In addition to telephone and data service product offerings, the combined company will act as an Internet service provider to its customers. The Internet is comprised of many Internet service providers that operate their own networks and interconnect with each other at various points. Both Gabriel and TriVergent are in the process of developing relationships to permit them to exchange traffic with these providers. However, the combined company may not be able to develop or maintain relationships with providers with adequate network infrastructure or expand or adapt its network infrastructure to meet the Internet service requirements of its customers. Because Internet access, web hosting and applications services are critical to many of the combined company's customers' businesses, the inability to meet customer requirements and any significant interruption in the combined company's services could result in lost profits or other indirect or consequential damages to customers which could cause them to switch to another service provider.

THE COMBINED COMPANY MAY NOT BE ABLE TO PROVISION AND SERVICE ITS CUSTOMERS IF IT CANNOT SECURE SUFFICIENT TRANSMISSION CAPACITY TO MEET ITS FUTURE NEEDS.

     The combined company may not be able to lease adequate transmission capacity in markets it plans to enter or renew its lease arrangements or obtain comparable arrangements from other carriers in its existing markets. Because it initially plans to lease rather than build local transmission capacity in each of its markets, the combined company would be unable to service its customers if it could not obtain adequate transmission capacity. Insufficient capacity could result in the loss of customers and the inability to add new customers and could limit the combined company's ability to enter new markets.

THE OPERATIONS AND GROWTH OF THE COMBINED COMPANY DEPEND UPON THE ABILITY OF THIRD PARTY SUPPLIERS TO PROVIDE ADVANCED, RELIABLE SWITCHING AND OTHER NETWORK EQUIPMENT ON A TIMELY BASIS.

     The suppliers of the combined company's switches and other network equipment may not be able to meet its equipment requirements on a timely basis and equipment may not perform as expected. Although management believes that there are alternative sources of supply and that the combined company's switching systems are compatible with alternative suppliers' equipment and platforms, a number of factors could disrupt its operations, jeopardize service to its customers, delay its expansion into new markets and limit its ability to introduce new services and obtain and retain customers, including any

     o    extended interruption in the supply of network equipment,

     o    material increase in prices,

     o significant delay by suppliers in their shipment of products, their release of new products or the failure of their products to perform as expected, and

     o extended delay in transitioning to the products of an alternative supplier, if necessary.

     In its initial markets, Gabriel experienced problems with one of its vendor's advanced asynchronous transfer mode-based customer premise equipment, which did not perform as expected, causing delays in its sales and installation efforts. Gabriel then installed alternative equipment utilizing a traditional circuit-switched serving strategy, which lacks some of the capabilities that the more advanced equipment was designed to provide. While Gabriel believes its current serving strategy has resolved the problems experienced by its customers, similar problems may arise in the future.

THE "NEXT GENERATION" EQUIPMENT THAT THE COMBINED COMPANY PLANS TO USE IN ITS NETWORKS MAY NOT BECOME COMMERCIALLY AVAILABLE ON A TIMELY BASIS OR PERFORM AS ANTICIPATED.

     The combined company plans to incorporate "next generation" equipment in its networks when it becomes commercially available. This equipment should provide more capabilities and efficiencies than the current switching platforms by fully integrating data and voice routing over a single switching platform. This single-switch platform is designed to include asynchronous transfer mode switching, full featured voice functionality, and signaling interfaces to the public switched telephone network. The combined company must rely on third-party equipment vendors to develop this advanced network equipment. While the industry standards for this interfacing equipment have generally been developed and equipment is expected to be available for beta testing during the second half of 2000, equipment with all of the required features and functionality may not perform as expected or be made available to the combined company on a timely basis or on satisfactory terms. In the interim, the combined company will be required to continue to deploy more costly voice switches to provide the needed voice functionality, features and interfaces with the public switched telephone network.

THE FAILURE OF THE COMBINED COMPANY TO SUCCESSFULLY IMPLEMENT, INTEGRATE AND MAINTAIN SOPHISTICATED OPERATIONS SUPPORT SYSTEMS WOULD ADVERSELY AFFECT ITS ABILITY TO REALIZE ANTICIPATED OPERATIONAL EFFICIENCIES AND TO PROVISION, SERVICE AND BILL ITS CUSTOMERS.

     Sophisticated back office information and processing systems will be vital to the combined company's ability to monitor costs, render single monthly invoices for bundled services, provision customer orders, provide timely customer service and achieve operating efficiencies. Gabriel and TriVergent have each developed, with third-party vendors, scalable operations support systems that are designed to handle all of their customer service, order management, provisioning, billing, collection and trouble management processing. They also automate many of the functions for which carriers have historically required multiple manual entries of customer information. However, management of the combined company may not be able to integrate Gabriel's and TriVergent's operations support system to produce the anticipated operational efficiencies. The failure of the combined company's operations support systems to perform as expected or to interface with incumbent local exchange carriers and other providers, or the failure to adequately identify all of the information and processing needs and to upgrade the systems as necessary, will adversely affect the combined company's ability to provision, service and bill its customers.

THE SUCCESS OF THE COMBINED BUSINESS DEPENDS ON ITS ABILITY TO HIRE AND RETAIN QUALIFIED MANAGEMENT, TECHNICAL AND SALES PERSONNEL.

     The combined company will be managed by its key executive officers, most notably Mr. Robert A. Brooks, its Chairman, Mr. David L. Solomon, its Chief Executive Officer, Mr. Charles S. Houser, its Vice Chairman, and Mr. G. Michael Cassity, its President and Chief Operating Officer. The combined company will not maintain key person life insurance for any of its executive officers. The loss of the services of one or more of these key executive officers could have a material adverse effect on the ability of the combined company to achieve its strategic objectives.

     The success of the combined company also will depend in large part on its ability to attract and retain a large and effective sales force and other highly skilled and qualified management and technical personnel. The competition for qualified personnel in the telecommunications industry is intense. The combined company may not be able to attract and retain the qualified management, technical and sales personnel necessary to achieve its objectives.

THE COMBINED COMPANY'S RELIANCE ON OTHER CARRIERS TO PROVIDE LONG DISTANCE TRANSMISSION SERVICES COULD ADVERSELY AFFECT THE PROFITABILITY OF ITS LONG DISTANCE SERVICES.

     The combined company will provide long distance services to its customers as part of its offering of bundled telecommunications services. The combined company will rely on other carriers to provide it with long distance transmission services. Agreements with these carriers typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. If the combined company were to fail to meet any minimum volume commitments, it would have to pay under-utilization charges, and if it underestimates its transmission capacity needs, it may be required to obtain additional capacity through more expensive means, each of which could adversely affect its ability to offer long distance services profitably. In addition, the long distance business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline, and the long distance business has a high average churn rate, meaning customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors.

LACK OF SUFFICIENT PROTECTION FOR THE COMBINED COMPANY'S INTELLECTUAL PROPERTY RIGHTS, OR INFRINGEMENTS OF THOSE RIGHTS, OR CLAIMS AGAINST THE COMBINED COMPANY ALLEGING ITS INFRINGEMENT OF A THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS COULD ADVERSELY AFFECT THE COMBINED COMPANY'S OPERATIONS AND RESULT IN SIGNIFICANT LITIGATION EXPENSE.

     The combined company will rely on a combination of filings, licenses, confidentiality agreements and other measures to establish and protect its intellectual property rights. Neither Gabriel nor TriVergent has any patents or patent applications pending. The steps Gabriel and TriVergent have taken may be inadequate to protect the combined company's technology or other intellectual property. TriVergent and Gabriel have applied for service marks on terms and symbols that they believe are important for their respective businesses. The combined company will also rely on unpatented trade secrets and know-how to maintain its competitive position, which it will seek to protect, in part, by confidentiality agreements with employees, consultants and others. However, these agreements may be breached or terminated, and the combined company may not have adequate remedies for any breach. In addition, the combined company's competitors may otherwise learn or discover its trade secrets.

     Furthermore, third parties may assert infringement claims against the combined company and, in the event of an unfavorable ruling on any claim, the combined company may be unable to obtain a license or similar agreement to use intellectual property it relies upon to conduct its business. Any claims alleging infringement and any litigation to protect the combined company's intellectual property rights may divert management's attention away from the business and may be costly to defend. Many of the management and other personnel of Gabriel and TriVergent were previously employees of other telecommunications companies. These employees could be subject to allegations of violations of trade secrets, non-compete, non-solicitation or confidentiality agreements or other similar claims which may prevent these employees from rendering services to the combined company in addition to costly litigation expenses.

                  RISKS RELATING TO THE COMMUNICATIONS INDUSTRY

INCUMBENT LOCAL EXCHANGE CARRIERS HAVE A DOMINANT MARKET SHARE IN EACH OF THE COMBINED COMPANY'S TARGET MARKETS AND MAY TAKE ACTIONS THAT WILL ADVERSELY AFFECT THE COMBINED COMPANY'S ABILITY TO ATTRACT AND RETAIN CUSTOMERS AND OPERATE PROFITABLY.

     In each of the combined company's markets, it competes principally with the incumbent local exchange carrier serving that market, which initially has been Southwestern Bell and Ameritech, in the case of Gabriel, and BellSouth, in the case of TriVergent. The incumbent local exchange carriers have long-standing relationships and name recognition with their customers, financial, technical and marketing resources substantially greater than Gabriel and TriVergent, and the potential to fund competitive services with cash flows from a variety of businesses. Incumbent local exchange carriers presently have approximately a 95% market share in each of the target markets of the combined company. For these reasons, the combined company faces a significant threat to its ability to attract and retain customers. In addition, recent regulatory initiatives, which allow Gabriel and TriVergent to collocate and interconnect with incumbent local exchange carriers' facilities and to obtain unbundled network and customer access elements and circuits from the incumbent local exchange carriers have been accompanied by increased pricing flexibility for, and relaxation of regulatory oversight of, the incumbent local exchange carriers. This may present incumbent local exchange carriers with an opportunity to subsidize services that compete with the combined company's services with revenues generated from non-competitive services, which would allow incumbent local exchange carriers to offer competitive services at lower prices. If the incumbent local exchange carriers engage in discount pricing practices, the combined company may not be able to achieve or maintain adequate market share or margins or compete effectively with the incumbent local exchange carriers in its target markets.

INCREASING COMPETITION FROM A NUMBER OF OTHER PROVIDERS IN EACH OF ITS TARGET MARKETS ALSO COULD ADVERSELY AFFECT THE COMBINED COMPANY'S ABILITY TO ACHIEVE OR MAINTAIN ADEQUATE MARKET SHARE AND OPERATE PROFITABLY.

     Each of Gabriel and TriVergent believes that second and third tier markets will support only a limited number of competitors and that operations in markets with multiple competitive providers are likely to be unprofitable for one or more of these providers. Gabriel and TriVergent consider second tier markets as metropolitan areas with populations ranging from 950,000 to two million and third tier markets as metropolitan areas with populations ranging from 250,000 to 950,000. The combined company expects to experience increasing competition in each of its target markets from other providers of integrated communications services, which include

     o large long distance carriers such as AT&T, WorldCom and Sprint, which offer integrated local, long distance and data telecommunications services,

     o the regional Bell operating companies, which have gained or are aggressively seeking regulatory authority under the Telecommunications Act to offer bundled local and long distance telecommunications services in their own local regions, and

     o    other competitive providers.

     Many of these providers have financial, technical, marketing, personnel and other resources, including brand name recognition, substantially greater than the combined company's, as well as competitive advantages gained through the recent consolidation in the industry. These competitors also may offer lower prices than the combined company's. As a result, the combined company may not be able to achieve or maintain adequate market share or margins, or compete effectively, in its target markets.

A GROWING NUMBER OF COMPETITORS ARE DEPLOYING ALTERNATIVE TECHNOLOGIES TO PROVIDE VOICE AND DATA TRANSMISSION SERVICES WHICH MAY BE MORE ATTRACTIVE TO POTENTIAL CUSTOMERS OF THE COMBINED COMPANY.

     The construction of networks utilizing new technologies such as Internet telephony, cable modem service and wireless networks might also create significant new competitors that may have lower costs or alternative products which may be more attractive to potential customers of the combined company. For example, Qwest Communications International Inc., Level 3 Communications Inc. and Williams Communications Group have deployed fiber optic communications networks that are based on data-switching, Internet protocol technologies. In addition, Sprint and AT&T have announced that they intend to transition their respective network infrastructures to Internet protocol platforms in order to offer their customers integrated voice and data solutions. Teligent, Inc. and Winstar Communications, Inc. are using wireless technologies to provide high speed integrated local, long distance and data telecommunications services.

     Other potential competitors in the combined company's markets include electric utilities, cable television companies, resellers, and microwave, satellite and other wireless telecommunications providers. Some electric utilities can transmit Internet and data services over their power lines at speeds comparable to those achievable by telephone companies with traditional transmission technologies. With the recent acquisitions of TCI and Media One by AT&T, the announced merger of Time Warner with America Online, and continuing consolidation in the cable television industry, cable television companies have emerged as a significant new threat to more traditional providers of telecommunications services. Other new competitors are also utilizing alternative transmission facilities, including satellite transmission, which can be used to provide high capacity wireless local loop, local area network, Internet access and interactive services. These companies may offer alternative products at competitive prices which may negatively impact the combined company's ability to obtain and retain customers.

GOVERNMENT REGULATIONS MIGHT RESTRICT THE COMBINED COMPANY'S OPERATIONS AND FAILURE TO RECEIVE CERTAIN APPROVALS MAY IMPEDE ITS OPERATIONS.

     Telecommunications services are subject to significant regulation at the federal, state and local levels. Several factors may have an adverse effect on the ability of the combined company to pursue its business objectives, including

     o delays in receiving required regulatory approvals or onerous conditions imposed on these approvals,

     o difficulties in obtaining satisfactory interconnection agreements with incumbent local exchange carriers,

     o the enactment of new and adverse federal and state legislation and regulatory requirements, and changes in existing legislation and regulatory requirements, or

     o    delays in receiving local building permits for collocation build-out.

     Recent federal legislation governing the U.S. telecommunications industry remains subject to judicial review and additional FCC rule-making. Many regulatory actions regarding important items that will impact the combined company are underway or are being contemplated by federal and state authorities. Changes in current or future regulations adopted by federal, state or local regulators, or other state or federal legislative or judicial initiatives relating to the telecommunications industry, could have a material adverse effect on the business of the combined company.

     Unlike some competitors of the combined company, particularly the incumbent local exchange carriers, TriVergent and Gabriel are not currently subject to some of the more burdensome requirements of federal regulations. The combined company's ability to compete in the communications industry will depend upon a continued favorable, pro-competitive regulatory environment, and could be adversely affected by new regulations or legislation affording greater flexibility and regulatory relief to the combined company's larger competitors.

     The law in the United States relating to the liability of Internet service providers for information carried on, disseminated through or hosted on their systems is currently unsettled. Exposure to this liability could require the combined company to expend substantial resources or discontinue some of its product or service offerings. In addition, increased attention to liability issues, as a result of lawsuits, legislation and legislative proposals, could adversely affect the growth of Internet use and, in turn, the growth of the combined company's business.

                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

       The following selected consolidated historical financial data of Gabriel and TriVergent has been derived from their respective historical financial statements, which are included in this information statement/prospectus. The following data should be read in conjunction with the historical consolidated financial statements of Gabriel and TriVergent, respectively, and the related notes, the unaudited pro forma condensed consolidated financial statements, and the related notes, and Gabriel's and TriVergent's respective "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this information statement/prospectus.

                 GABRIEL CONSOLIDATED HISTORICAL FINANCIAL DATA


                                                   YEARS ENDED DECEMBER 31,         THREE MONTHS ENDED MARCH 31,
                                                   ------------------------         ----------------------------
                                                     1998(1)         1999              1999             2000
                                                   ----------      --------         ---------         ---------
                                                                (IN THOUSANDS, EXCEPT SHARE DATA)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue...................................                  --           $452               --          $1,307
Costs and expenses:
     Cost of communications services......                  --            496               --           1,125
     Selling, general and administrative..                $693         16,559           $1,570           7,490
     Depreciation and amortization........                   6          1,955                9           1,832
                                                    ----------      ---------       ----------       ---------
                  Total costs and expenses                 699         19,010            1,579          10,447
                                                    ----------      ---------       ----------       ---------
                  Loss from operations....                (699)       (18,558)          (1,579)         (9,140)
Other income (expense):
     Interest income......................                 132          1,477              295             674
     Interest expense.....................                  --           (215)              --            (750)
                                                    ----------      ---------       ----------       ---------
                  Total other income                       132          1,262              295             (76)
                  (expense)...............
                  Minority interest.......                  --             --               --              (4)
                                                    ----------      ---------       ----------       ---------
                  Net loss................               $(567)      $(17,296)         $(1,284)        $(9,220)
                                                    ==========      =========       ==========       =========
Basic and diluted loss per share(2).....                $(0.16)        $(3.25)         $(0.25)          $(1.60)

Weighted average common shares outstanding(2)        3,550,755      5,322,409        5,200,000       5,768,089

OTHER FINANCIAL DATA:
Capital expenditures....................                  $153       $35,564            $2,227         $19,604
EBITDA(3)...............................                  (693)      (16,602)           (1,570)         (7,308)
Cash flows from operating activities....                  (425)      (14,858)              251          (8,611)
Cash flows from investing activities....                  (153)      (37,564)           (2,227)        (19,604)
Cash flows from financing activities....                29,261        86,819               (30)            284

                                                      AS OF DECEMBER 31,                      AS OF MARCH 31,
                                                   ------------------------         ------------------------------------
                                                                                                                2000
                                                      1998           1999               1998       1999   As Adjusted (4)
                                                   ----------      --------         ------------------------------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............             $28,682           $63,080         $26,676    $35,148    $104,474
Property and equipment, net.............                 148            33,806           2,366     56,158      56,518
Total assets............................              28,833           102,712          29,104     98,550     167,876
Long-term debt, less current maturities.                  --            20,000              --     20,000      20,000
Subscriptions receivable................                  --                --              --         --    (135,071)
Stockholders' equity....................              28,694            78,217          27,383     69,729     274,126

----------------------

(1)   Gabriel was organized on June 15, 1998.
(2) Basic and diluted loss per share have been computed using the number of shares of common stock and common stock options and warrants outstanding. The weighted average number of shares was based on common stock outstanding for basic loss per share and common stock outstanding and common stock options and warrants for diluted loss per share in periods when such common stock options and warrants are not antidilutive.
(3) EBITDA consists of earnings (loss) before net interest, income taxes, depreciation and amortization and non-cash compensation expense. EBITDA is provided because we believe it is a measure commonly used in the telecommunications industry in assessing companies' operating performance, leverage and ability to incur and service debt. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles, or "GAAP." Gabriel's senior secured credit facility contains covenants based on EBITDA that, among other things, may limit our ability to incur additional indebtedness. EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative to earnings (loss) from operations and net income (loss) as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. Gabriel's consolidated statements of cash flows used in and provided by operating, investing and financing activities, as calculated under GAAP, are included with Gabriel's consolidated financial statements contained elsewhere in this information statement/prospectus.
(4) Adjusted to reflect the sale of $204.5 million of Series B preferred stock in April 2000.

                TRIVERGENT CONSOLIDATED HISTORICAL FINANCIAL DATA


                                              YEARS ENDED DECEMBER 31,           THREE MONTHS ENDED MARCH 31,
                                           -----------------------------     -----------------------------------
                                               1997(1)          1998             1999        1999          2000
                                            -----------      -----------     -----------  ---------      ---------

                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
  CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
    Revenues.........................             $ -         $5,261       $25,037       $6,522           $4,198
    Cost of services.................               -          3,802        17,704        4,621            3,734
    Operating expenses:
     Selling, general and                          40         12,166        23,523        7,541            8,919
     administrative..................
     Provision for uncollectible                    -          1,976         7,285        3,276              157
     accounts........................
     Depreciation and amortization...               -            150         1,318          135            1,684
                                            ---------      ---------    ----------   ----------       ----------

          Total operating expenses...              40         14,292        32,126       10,952           10,760
                                            ---------      ---------    ----------   ----------       ----------
    Operating loss...................             (40)       (12,833)      (24,793)      (9,051)         (10,296)
    Interest income..................               -            123           816           46              438
    Interest expense.................               -            (13)       (1,469)         (33)            (381)
                                            ---------      ---------    ----------   ----------       ----------
    Loss before extraordinary item...             (40)       (12,723)      (25,446)      (9,038)         (10,239)
    Extraordinary item - early
    extinguishment of debt...........               -              -          (218)           -             (725)
    Net loss.........................             (40)       (12,723)      (25,664)      (9,038)         (10,964)
    Preferred stock accretion........               -            (58)       (2,603)        (145)          (3,777)
                                            ---------      ---------    ----------   ----------       ----------
    Net loss to common stockholders..            $(40)      $(12,781)     $(28,267)     $(9,183)        $(14,741)
                                            =========      =========    ==========   ==========       ==========
    Basic and diluted loss
    per share (2)....................           $(.01)        $(1.37)       $(2.60)       $(.89)          $(1.28)
                                            =========      =========    ==========   ==========       ==========

    Weighted average shares
    outstanding (2)..................       6,390,476      9,308,771    10,868,729   10,348,389       11,485,044


    OTHER FINANCIAL DATA:
    Net cash used in operating
    activities.......................            $(56)      $(11,072)     $(19,956)     $(9,245)         $(9,424)
    Net cash used in investing
    activities.......................               -         (1,465)      (38,764)      (1,360)         (22,850)
    Net cash provided by financing
    activities.......................             110         13,883        72,558     (10,113)           69,811
    Capital expenditures.............               -          1,465        34,966        1,007           22,974
    EBITDA (3).......................             (40)       (12,683)      (23,475)      (8,916)          (8,612)




                                                 AS OF DECEMBER 31,                  AS OF MARCH 31,
                                              -----------------------             ----------------------
                                               1998              1999             1999              2000
                                               ----              ----             ----              ----
CONSOLIDATED BALANCE SHEET DATA:
 Cash, cash equivalents and
 investments......................              $1,399           $17,928          $   907         $ 52,774
 Net property and equipment.......               1,314            44,057            2,186           65,683
 Total assets.....................               9,942            67,277            8,623          133,833
 Long-term debt...................                  83            18,200            5,988           25,945
 Redeemable preferred stock.......              11,295            65,780           11,440          135,632
 Stockholders' deficit............              (5,941)          (31,158)         (13,815)         (42,539)

--------------------------
(1)  TriVergent was organized on October 29, 1997.
(2) Basic and diluted loss per share have been computed using the number of shares of common stock and common stock options and warrants outstanding. The weighted average number of shares was based on common stock outstanding for basic loss per share and common stock outstanding and common stock options and warrants for diluted loss per share in periods when such common stock options and warrants are not antidilutive.
(3) EBITDA consists of earnings (loss) before net interest, income taxes, depreciation and amortization and non-cash compensation expense. EBITDA is provided because we believe it is a measure commonly used in the telecommunications industry in assessing companies' operating performance, leverage and ability to incur and service debt. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles, or "GAAP." TriVergent's senior secured credit facility contains covenants based on EBITDA that, among other things, may limit our ability to incur additional indebtedness. EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative to earnings (loss) from operations and net income (loss) as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. TriVergent's consolidated statements of cash flows used in and provided by operating, investing and financing activities, as calculated under GAAP, are included with TriVergent's consolidated financial statements contained elsewhere in this information statement/prospectus.

                           COMPARATIVE PER SHARE DATA

         The following table sets forth for Gabriel common stock and TriVergent common stock, for the periods indicated, selected historical per share data and the corresponding unaudited pro forma combined and pro forma equivalent per share amounts, calculated assuming an exchange ratio of 1.0984 shares of Gabriel common stock and giving effect to the proposed merger. The actual exchange ratio may be adjusted as described in this document. The data presented are based upon the historical consolidated financial statements and related notes of each of Gabriel and TriVergent. This information should be read in conjunction with, and is qualified in its entirety by reference to, the historical financial statements of Gabriel and TriVergent and related notes and the pro forma condensed combined financial statements and related notes included elsewhere in this information statement/prospectus. The data presented is not necessarily indicative of the future results of operations of the consolidated companies or the actual results that would have occurred if the merger had been consummated prior to the periods indicated. Neither Gabriel nor TriVergent has ever paid dividends on its common stock.


                                                                                                     TRIVERGENT
                                                                                                     PRO FORMA
                                                                                    GABRIEL/         EQUIVALENT
                                                                                   TRIVERGENT       (ASSUMING AN
                                                      GABRIEL      TRIVERGENT       PRO FORMA      EXCHANGE RATIO
                                                     HISTORICAL    HISTORICAL       COMBINED         OF 1.0984)
                                                    ------------- -------------- ---------------- -----------------
Book value per common share:
   December 31, 1999..............................     $14.30        $(2.79)         $23.54            $25.64
   March 31, 2000.................................      11.77         (3.56)          25.42             27.93
Income (loss) per common share from
 continuing operations (after
 preferred dividend requirement):
Basic and diluted:
   Year ended December 31, 1997 (1)...............         --        $(0.01)             --                --
   Year ended December 31, 1998 (2)...............     $(0.16)        (1.37)         $(2.58)           $(2.83)
   Year ended December 31, 1999...................      (3.25)        (2.58)          (4.06)            (4.46)
   Three months ended March 31, 1999..............      (0.25)        (0.89)          (1.27)            (1.40)
   Three months ended March 31, 2000..............      (1.60)        (1.22)          (1.53)            (1.68)

 --------------------------
(1)      TriVergent was organized on October 29, 1997.
(2)      Gabriel was organized on June 15, 1998.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION



          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                           OF GABRIEL AND TRIVERGENT


         The following unaudited pro forma condensed combined financial statements have been derived from the application of pro forma adjustments to the historical financial statements of Gabriel and TriVergent. The unaudited pro forma condensed combined balance sheet as of March 31, 2000, gives effect to the merger as if it occurred on March 31, 2000. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000, give effect to the merger as if it had occurred on January 1, 1999. The unaudited pro forma condensed combined financial statements should be read in conjunction with the financial statements of Gabriel and TriVergent which are included in this information statement/prospectus.

     The pro forma adjustments are described in the notes to the unaudited pro forma condensed combined financial statements and are based on available information and assumptions that management believes are reasonable. The unaudited pro forma condensed combined financial statements do not purport to present the financial position or results of operations of Gabriel had the merger occurred on the date specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect any adjustments for the benefits that management expects to realize in connection with the merger. No assurances can be made as to the amount or timing of the benefits, if any, that may be realized.

         The merger will be accounted for using the purchase method of accounting. Under this method, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the merger, over the fair value of the assets acquired is classified as goodwill on the accompanying unaudited pro forma condensed combined balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed are based upon a preliminary valuation and are subject to final valuation adjustments.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999






                                                                    HISTORICAL        HISTORICAL         PRO FORMA        PRO FORMA
                                                                     GABRIEL          TRIVERGENT        ADJUSTMENTS        COMBINED
                                                                     -------          ----------        -----------        --------
                                                                                (amounts in thousands except share data)

Revenue                                                            $       452       $     25,037       $         --    $    25,489

Operating expenses:
     Cost of communication services                                        496             17,704                 --         18,200
     Selling, general and administrative                                16,559             23,523                 --         40,082
     Provision for uncollectible accounts                                   --              7,285                 --          7,285
     Depreciation and amortization                                       1,955              1,318             22,107  4d     25,217
                                                                                                                (163) 4e
                                                                   -----------       ------------       ------------    -----------
              Total operating expenses                                  19,010             49,830             21,944         90,784
                                                                   -----------       ------------       ------------    -----------
              Loss from operations                                     (18,558)           (24,793)           (21,944)       (65,295)

Other income (expense):
     Interest income                                                     1,477                816                 --          2,293
     Interest expense                                                     (215)            (1,469)                --         (1,684)
                                                                   -----------       ------------       ------------    -----------
              Loss before extraordinary item                       $   (17,296)      $    (25,446)      $    (21,944)       (64,686)
                                                                   ===========       ============       ============    ===========
Adjustments for the determination of loss applicable
   to common stockholders:
Preferred stock accretion                                                   --             (2,603)                --         (2,603)
Preferred stock dividend                                                    --                 --             (7,312) 4b     (7,312)
                                                                   -----------       ------------       ------------    -----------
Loss applicable to common stockholders                             $   (17,296)      $    (28,049)      $    (29,256)   $   (74,601)
                                                                   ===========       ============       ============    ===========
Loss per common share (basic and diluted)                          $     (3.25)      $      (2.58)                      $     (4.06)
                                                                   ===========       ============                       ===========
Shares used in computation of loss per common share                  5,322,409         10,868,729                        18,355,101
                                                                   ===========       ============                       ===========

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2000





                                                                    HISTORICAL        HISTORICAL         PRO FORMA        PRO FORMA
                                                                     GABRIEL          TRIVERGENT        ADJUSTMENTS        COMBINED
                                                                     -------          ----------        -----------        --------
                                                                                (amounts in thousands except share data)

Revenue                                                            $     1,307       $      4,198       $         --    $     5,505

Operating expenses:
     Cost of communication services                                      1,125              3,734                 --          4,859
     Selling, general and administrative                                 7,490              9,076                 --         16,566
     Depreciation and amortization                                       1,832              1,684              5,527  4d      9,002
                                                                                                                 (41) 4e
                                                                   -----------       ------------       ------------    -----------
           Total operating expenses                                     10,447             14,494              5,486         30,427
                                                                   -----------       ------------       ------------    -----------
           Loss from operations                                         (9,140)           (10,296)            (5,486)       (24,922)

Other income (expense):
     Interest income                                                       674                438                 --          1,112
     Interest expense                                                     (750)              (381)                --         (1,131)
                                                                   -----------       ------------       ------------    -----------
           Loss before minority interest and extraordinary item         (9,216)           (10,239)            (5,486)       (24,941)

Minority Interest                                                           (4)                --                 --             (4)
                                                                   -----------       ------------       ------------    -----------
           Loss before extraordinary item                          $    (9,220)      $    (10,239)      $     (5,486)   $   (24,945)
                                                                   ===========       ============       ============    ===========
Adjustments for the determination of loss applicable
  to common stockholders:
Preferred stock accretion                                          $        --       $     (3,777)      $         --    $    (3,777)
                                                                   -----------       ------------       ------------    -----------
Loss applicable to common stockholders                             $    (9,220)      $    (14,016)      $     (5,486)   $   (28,722)
                                                                   ===========       ============       ============    ===========
Loss per common share (basic and diluted)                          $     (1.60)      $      (1.22)                      $     (1.53)
                                                                   ===========       ============                       ===========
Shares used in computation of loss per common share                  5,768,089         11,485,044                        18,800,781
                                                                   ===========       ============                       ===========


              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2000






                                                                    HISTORICAL        HISTORICAL         PRO FORMA        PRO FORMA
ASSETS                                                               GABRIEL          TRIVERGENT        ADJUSTMENTS        COMBINED
                                                                     -------          ----------        -----------        --------
                                                                                        (amounts in thousands)

Current assets:
     Cash and cash equivalents                                       $ 35,148         $  52,774         $  (8,000) 2      $  79,922
     Accounts receivable, net                                           1,092             1,175                --             2,267
     Other current assets                                                 679             1,127                --             1,806
                                                                     ---------        ---------         ----------        ---------
              Total current assets                                     36,919            55,076            (8,000)           83,995

Property, plant and equipment, net                                     56,158            65,683             2,889  2        124,730
Other noncurrent assets:
     Goodwill, net                                                         --             7,263            (7,263) 4e       331,602
                                                                                                          331,602  2
     Other long-term assets, net                                        5,473             5,810                --            11,283
                                                                     ---------        ---------         ----------        ---------
              Total assets                                           $ 98,550         $ 133,832         $ 319,228         $ 551,610
                                                                     =========        =========         ==========        =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                $  1,003         $   9,801         $      --         $  10,804
     Accrued and other current liabilities                              3,664             5,094                --             8,758
                                                                     ---------        ---------         ----------        ---------
              Total current liabilities                                 4,667            14,895                --            19,562

Term loan                                                              20,000            25,000                --            45,000
Long-term portion of capital lease obligation                              --               945                --               945
                                                                     ---------        ---------         ----------        ---------
              Total liabilities                                        24,667            40,840                --            65,507
                                                                     ---------        ---------         ----------        ---------
Minority Interest                                                       4,154                --                --             4,154
Redeemable preferred stock                                                 --           135,532          (135,532) 4a            --

Stockholders' equity:
     Preferred stock                                                      300                --               385  3            685
     Common stock                                                          59                12               130  3            189
                                                                                                              (12) 4a            --
     Additional paid-in capital                                        96,813             7,048           411,969  4c       515,830
     Accumulated deficit                                              (27,083)          (49,391)           49,391  4a       (34,395)
                                                                                                           (7,312) 4b
     Treasury Stock                                                      (360)             (209)              209  4a          (360)
                                                                     ---------        ---------         ----------        ---------
              Total stockholders' equity                               69,729           (42,540)          454,760           481,949
                                                                     ---------        ---------         ----------        ---------
Total liabilities and stockholders' equity                           $ 98,550         $ 133,832         $ 319,228         $ 551,610
                                                                     =========        =========         ==========        =========

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The unaudited pro forma condensed combined balance sheet as of March 31, 2000, gives effect to the merger as if it had occurred on March 31, 2000. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and for the three months ended March 31, 2000 give effect to the merger as if it had occurred on January 1, 1999. These statements are prepared on the basis of accounting for the merger as a purchase business combination.

NOTE 2. PURCHASE PRICE AND PURCHASE PRICE ALLOCATION

The merger will be accounted for as a purchase of TriVergent by Gabriel. The merger will therefore result in an allocation of purchase price to the tangible and intangible assets of TriVergent. This allocation reflects an estimate of the fair value of assets to be acquired by Gabriel based upon available information. This allocation will be adjusted based on the final purchase price and the final determination of asset values.

Holders of outstanding warrants and options exercisable for shares of TriVergent common stock will be entitled to receive warrants or options, as the case may be, to acquire on the same terms and conditions (except as each holder of options my otherwise agree with respect to vesting provisions), to purchase the number of shares of Gabriel common stock determined by multiplying the number of shares of TriVergent common stock subject to TriVergent warrants or options by the exchange ratio, 1.0984, at an exercise price per share of Gabriel common stock equal to the exercise price per share of TriVergent warrants or options, as the case my be, divided by the exchange ratio. The Gabriel options issued to any TriVergent employee who acknowledges that the merger will not be treated as an event resulting in acceleration of the exercise rights of such holder's options will vest over a period of three years from the date of original grant(versus the five years currently provided for in the TriVergent options) and these options will fully vest and be fully exercisable in accordance with their terms if certain events occur within one year following the effective time.

TriVergent's common and preferred stock outstanding was based on shares outstanding on June 9, 2000. Gabriel's market value per share used to calculate the exchange ratio, and the calculation of the number of shares of TriVergent common and preferred stock to be exchanged for Gabriel stock, was $7.00 per share.

For pro forma purposes, the estimated fair value of these options and warrants has been included in the purchase price. Consideration for allocating the intrinsic value of the unvested options will be effected at the time of the closing and determination of such value. The fair value of the options and warrants to purchase shares of Gabriel has been calculated based on the number of options and warrants outstanding as of June 9, 2000.

The aggregate purchase price was determined as follows (in thousands, except exchange ratio and per share information):


TriVergent common and preferred stock outstanding at June 9, 2000......     46,220
TriVergent preferred stock issued in lieu of accrued dividends.........        734
                                                                          --------
                                                                            46,954
Exchange ratio ........................................................     1.0984
                                                                          --------
Equivalent Gabriel stock exchanged.....................................     51,574
Gabriel market value per share.........................................   $   7.00
                                                                          --------
Fair value of common and preferred stock issued........................   $361,018
Fair value of TriVergent options assumed...............................    $41,627
Fair value of TriVergent warrants assumed..............................     $6,601
Fair value of additional Gabriel warrants issued to
   TriVergent preferred stockholders...................................     $2,974
Estimated transaction costs............................................     $8,000
                                                                          --------
         Total consideration...........................................   $420,220
                                                                          ========


The purchase price was allocated to the fair value of the net assets acquired and to goodwill as follows (in thousands):



Cash and cash equivalents.................................................................  $   52,774
Property and equipment....................................................................      68,572
Other assets..............................................................................       8,112
Long term debt............................................................................     (25,000)
Other liabilities.........................................................................     (15,840)
Goodwill..................................................................................     331,602
                                                                                             ---------
                  Aggregate purchase price................................................    $420,220
                                                                                              ========

Note 3.  Gabriel Stock Issued

     The pro forma adjustments reflect TriVergent stock exchanged for Gabriel stock, with a par value of $.01, as follows:



Common stock...............................................................................  13,032,692
Preferred stock............................................................................  38,541,373
                                                                                             ----------
                  Total shares issued......................................................  51,574,065
                                                                                             ==========


Note 4.  Other Pro Forma Adjustments

a) The pro forma adjustments reflect the elimination of TriVergent's historical common stock, preferred stock, accumulated deficit, and treasury stock as of March 31, 2000.

b) To record the effect of the distribution of additional warrants to Gabriel preferred stockholders as a deemed dividend, as set forth below.

c) The pro forma adjustments record the net effect of the following adjustments on capital in excess of par value (in thousands):


    Issuance of shares for acquisition.....................................................  $360,503
    Issuance of options and warrants for acquisition.......................................    51,202
    Issuance of additional warrants to Gabriel preferred stockholders......................     7,312
    Elimination of TriVergent additional paid in capital...................................    (7,048)
                                                                                             --------
                                                                                             $411,969
                                                                                             ========

d) The effect of allocating the aggregate purchase price to goodwill results in additional amortization expense of $22.1 million and $5.5 million for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. For amortization purposes, goodwill has been assigned a 15 year life.

e) As a result of the merger, historical goodwill carried on the balance sheet and associated amortization recorded on the statement of operations of TriVergent are eliminated.

     GABRIEL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS


OVERVIEW

     Gabriel is a rapidly-growing, facilities-based, integrated communications and applications services provider. Gabriel offers businesses and other end users advanced integrated communications products and services, including local voice and data, domestic and international long distance, dedicated high-speed Internet access, web page hosting, domain name services, and other advanced data and voice services. Gabriel packages its "traditional" local and long distance telephone services with dedicated high-speed Internet access and advanced data services, such as unified voice, e-mail and fax messaging. Gabriel's network platforms also allow it to offer comprehensive business solutions hosted on servers in its data center.

     Gabriel was organized in June 1998 and commenced commercial operations in June 1999. Prior to commencing commercial operations, Gabriel devoted substantial efforts to developing business plans, pursuing applications for governmental authorizations, hiring management and other key personnel, working on the design and development of local exchange telephone networks and operations support systems, acquiring equipment and facilities, and negotiating interconnection agreements.

     Gabriel's principal competitors are incumbent local exchange carriers, such as the regional Bell operating companies and GTE operating units, and other competitive local exchange carriers and Internet service providers in its markets.

     Gabriel is constructing its networks using what is generally referred to as a "smart build" approach. In contrast to the traditional network build-out strategy under which carriers install their own telecommunications switch in each market and construct their own fiber optic transmission facilities to reach customers, Gabriel installs its own voice and data switches but then leases transmission facilities from the incumbent local exchange carriers and other providers. Gabriel's strategy specifically involves

     o leasing existing incumbent local exchange carriers connections throughout a local market area, also called the "local loop," which connect customers to the central offices or "hubs" of an incumbent carrier's network, and

     o leasing dedicated trunks or circuits from the incumbent local exchange carriers or other providers to route customer traffic to its switches.

This enables Gabriel to reach its entire targeted customer base in its markets without having to build from the incumbent local exchange carriers central offices to its switches in order to establish network connections to each customer.

     Gabriel believes that its network deployment strategy offers a number of competitive advantages over the traditional competitive local exchange carrier's build-out strategy by allowing it to

     o accelerate its market entry by nine to 18 months through eliminating or at least deferring the need for city franchises, rights-of-way and building access permits,

     o reduce its initial capital expenditures in each market, allowing Gabriel to focus its initial resources on the critical areas of switching electronics, sales, marketing and operations support systems, instead of constructing extensive fiber optic transmission facilities to reach its customers,

     o improve its return on capital by generating revenue with a smaller capital investment,

     o defer capital expenditures for network assets so that most of these expenditures will be incurred when revenue generated by customer demand is available to finance them, and

     o address business customers throughout its target markets and not just in those areas reachable by owned fiber transmission facilities.

     Through its network deployment strategy, Gabriel believes it can reduce its up-front capital expenditures to approximately 40% of the total capital expenditures required under traditional competitive local exchange carrier build-out models. The level of up-front capital that Gabriel requires to construct a network will vary depending on a number of factors. These factors include

     o    the size and geography of the market,

     o    the cost of construction of the network in each market,

     o    the degree of penetration of the market, and

     o Gabriel's ability to negotiate favorable prices for purchases of equipment.

     To reduce Gabriel's transmission costs and enable it to address smaller business customers, Gabriel is building out approximately 200 collocation sites within incumbent local exchange carrier central offices in its initial 16 markets. This build-out coincides with Gabriel's rollout of DSL product offerings. Gabriel's plans contemplate collocation in approximately 125 central offices by year end 2000, with the balance to be completed in 2001. In its initial 16 markets, these collocations will give it access to over 2.4 million business lines, or approximately 75% of the business lines in these markets. Gabriel also plans to build out additional collocation sites as it expands into additional markets. This will enable Gabriel to provide its voice and data products and services over unbundled loops, DSL and other customer access facilities, which Gabriel believes will be less costly than leased dedicated transmission capacity.

     Once traffic volume justifies further investment, Gabriel may lease unused fiber to which it can connect its electronic transmission equipment. This unused fiber is known as "dark fiber" because only the fiber is leased and then Gabriel would be required to install its own electronic equipment to transmit traffic over that fiber. Gabriel believes that dark fiber will be readily available in most of its markets. Gabriel may also elect to construct its own fiber networks if that should become cost justified.

     Gabriel has rapidly deployed its networks since commencing service in St. Louis in June 1999. Gabriel was operating in nine markets in six states as of June 30, 2000, with seven additional markets in three states under construction. Gabriel has had initial success in selling services to customers, with approximately 12,280 on-switch access lines and trunks sold to approximately 1,108 customers as of June 30, 2000. As of June 30, 2000, Gabriel had installed approximately 9,185 on-switch access lines and trunks for 805 on-switch customers.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

     Gabriel's operations for the quarter ended March 31, 2000 have generated $1.3 million of revenue. As of March 31, 2000, approximately 76% of Gabriel's customers had contracted to take the full package of local, long distance, and Internet access. Approximately 88% and 89% of Gabriel's customers have contracted for long distance and Internet services, respectively. During the quarter, an additional 2,572 lines were installed for 193 new customers.

     Cost of communication services amounted to $1.1 million for the quarter ended March 31, 2000. Cost of communications services includes recurring costs associated with

     o leasing the high capacity digital lines that connect its switching equipment to the incumbent local exchange carrier central offices,

     o leasing the local loop lines that connect its customers to its networks,

     o    providing Internet access, and

     o    purchasing long distance services for resale to its customers.

     Selling, general and administrative expenses increased by $5.9 million for the quarter ended March 31, 2000 compared to the same period in 1999. Included in this expense item are technical, sales and marketing and general administrative expenses. Technical expenses for the quarter ended March 31, 2000 were $1.9 million compared with $250,000 for the quarter ended March 31, 1999. Sales and marketing expenses for the quarter ended March 31, 2000 were $1.9 million compared with $286,000 for the quarter ended March 31, 1999. General administrative expenses for the quarter ended March 31, 2000 were $3.7 million compared to $1.0 million for the quarter ended March 31, 1999. The increase in selling, general and administrative expenses are primarily due to the increase of 220 employees, including an additional 74 sales employees, between March 31, 1999 and March 31, 2000 as Gabriel's first seven markets became operational during the same period. During the remainder of 2000, Gabriel expects the number of its sales personnel to continue to grow significantly. Gabriel supplements its direct sales force through the use of agents such as value-added resellers. Additionally, Gabriel uses print and other media advertising campaigns to create brand awareness. As Gabriel continues to grow, it expects that ongoing selling, general and administrative expenses will increase.

     Depreciation expense increased to $1.8 million at March 31, 2000 from $9,000 for the same period in 1999, consistent with the completion of Gabriel's networks and initiation of services in seven markets by March 31, 2000.

     Interest expense for the quarter ended March 31, 2000 was $750,000. The expense relates to borrowings and commitment fees under Gabriel's senior secured credit facility. Interest income for the quarter ended March 31, 2000 was $674,000 compared to $295,000 for the quarter ended March 31, 1999. Interest income is earned on the short-term investment of available cash.

     Many securities analysts use the measure of "EBITDA," as a way of evaluating emerging telecommunications companies. EBITDA consists of earnings
(loss) before net interest, income taxes, depreciation and amortization. It is presented to enhance an understanding of Gabriel's operating results and is not intended to represent cash flow or results of operations in accordance with GAAP. EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative to earnings (loss) from operations and net income
(loss) as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. Gabriel's consolidated statements of cash flows used in and provided by operating, investing and financing activities, as calculated under GAAP, are included with Gabriel's consolidated financial statements contained elsewhere in this information statement/prospectus.

     Gabriel had negative EBITDA of $7.3 million for the quarter ended March 31, 2000 compared to $1.6 million for the quarter ended March 31, 1999. Gabriel expects to continue to experience increasing operating losses and negative EBITDA as a result of its development activities as it expands its operations. Gabriel does not expect to achieve positive EBITDA in any market until after approximately two and one half years of operation in that market.

     Gabriel's net loss for the quarter ended March 31, 2000 was $9.2 million compared to $1.3 million for the quarter ended March 31, 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Gabriel's operations through December 31, 1999 generated $453,000 of revenue. As of December 31, 1999, approximately 79% of Gabriel's customers had contracted to take the full package of local, long distance and Internet access. Approximately 90% of Gabriel's customers have contracted for long distance and Internet services. All of Gabriel's customers have signed contracts, 79% of which have three-year terms.

     Cost of communications services amounted to $496,000 for the year ended December 31, 1999. Cost of communications services include recurring costs associated with

     o leasing the high capacity digital lines that connect its switching equipment to the incumbent local exchange carrier central offices,

     o leasing the local loop lines that connect its customers to its networks,

     o    providing Internet access, and

     o    purchasing long distance services for resale to its customers.

     The negative gross margin Gabriel experienced during its initial start-up period is primarily attributable to the fact that Gabriel had recurring costs associated with underutilized leased transmission facilities until it had built a sufficient customer base in each market.

     Selling, general and administrative expenses were $16.6 million for the year ended December 31, 1999 compared to $693,000 for the period from inception to December 31, 1998. Selling, general and administrative expenses include salaries and related personnel costs, facilities costs, and professional and consulting fees. The number of employees increased to 247 as of December 31, 1999, from 15 as of December 31, 1998. The sales force, including sales managers, account executives and sales engineers and administrators, had grown to 95 as of year end.

     Gabriel's net loss for the year ended December 31, 1999, was $17.3 million compared to $567,000 for the period from inception to December 31, 1998.

     Depreciation expense increased from $5,600 in 1998 to $2.0 million for the year ended December 31, 1999, consistent with the completion of Gabriel's networks and initiation of services in five markets by December 31, 1999.

     Gabriel had negative EBITDA of $16.6 million for the year ended December 31, 1999 compared to $693,000 for the period ended December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Gabriel's financing plan is predicated on the pre-funding of each market's expansion to positive free cash flow. By using this approach, Gabriel seeks to avoid being in the position of seeking additional capital to fund a market after Gabriel has already made significant capital investment in that market. Gabriel believes that by raising all required capital prior to making any commitments in a market, it can raise capital on more favorable terms and conditions.

     Gabriel has raised $302.2 million of equity financing primarily from a group of private equity investment funds with extensive experience in financing telecommunications companies. Gabriel has secured commitments from a group of bank lenders to provide an expanded $200 million senior secured credit facility to provide the balance of its estimated funding requirements.

     The actual amount and timing of Gabriel's future capital requirements may differ materially from its estimates as a result of, among other things

     o    the cost of the construction of its networks,

     o a change in or inaccuracy of its development plans or projections that leads to an alteration in the schedule or targets of its roll-out plan,

     o    the demand for its services,

     o regulatory and technological developments, including additional market construction and new opportunities in the telecommunications industry,

     o    an inability to access credit markets, and

     o    the consummation of acquisitions.

     Gabriel's costs of deploying its networks and operating its business, as well as its revenues, will depend on a variety of factors, including

     o    its ability to meet its roll-out schedules,

     o the extent of price and service competition for telecommunications services in its markets,

     o its ability to develop, acquire and integrate the necessary operations support systems,

     o the number of customers and the services for which they subscribe and the time required to provision those customers,

     o    the nature and penetration of new services that it may offer, and

     o    the impact of changes in technology and telecommunication regulations.

As such, actual costs and revenues may vary from expected amounts, possibly to a material degree, and such variations may affect Gabriel's future capital requirements.

     From its inception through March 31, 2000, Gabriel has made capital expenditures totaling $55.3 million for network equipment, software, hardware and other assets necessary for deploying the networks in its initial markets, establishing its network operations control center and providing the operations and other support systems necessary for its business. Gabriel has also used capital to fund its operations and has used excess cash to purchase short-term investments. Gabriel estimates that its capital expenditures during the second, third and fourth quarters of 2000 will be $50.4 million, including $25.6 million for collocation and other incremental expenditures for its existing networks, $17.9 million for the additional networks it currently has under construction and $6.9 million related to its operations support systems.

     As of March 31, 2000, Gabriel had $35.1 million of cash and short-term investments and $70.0 million ($180.0 million giving pro forma effect to the $200 million commitment discussed above) of undrawn financing available under its senior secured credit facility. In April 2000, Gabriel received approximately $69.5 million from the private placement of its Series B preferred stock, and Gabriel expects to receive by the end of 2000 approximately $135.0 million upon the issuance of additional Series B preferred stock to these investors pursuant to their outstanding subscription obligations under the Series B preferred stock purchase agreement.

     Gabriel's operations resulted in a net loss for the quarter ended March 31, 2000 and for the quarter ended March 31, 1999 and accordingly, were insufficient to cover expenses by $9.2 million and $1.3 million, respectively.

     Gabriel's operations resulted in a net loss for the year ended December 31, 1999 and for the period from inception in June 1998 through December 31, 1998 and accordingly, were insufficient to cover expenses by $17.3 million and $567,000, respectively.

ANTICIPATED CAPITAL REQUIREMENTS OF THE COMBINED COMPANY

     The combined company will have total invested and committed equity and debt capital of over $800 million. The combined company's equity and debt capital, together with an additional $100 million senior secured credit facility, $100 million in proceeds if the Gabriel warrants being issued as part of the merger are exercised in full and an estimated $65 million in vendor financing that the combined company intends to seek, would be sufficient to fully fund the combined company's initial 40 market construction plan.

     Gabriel and TriVergent are currently engaged in discussions with their respective lenders with regard to obtaining either their consent to preserve the existing TriVergent credit facilities in place following the merger or their commitment or agreement to provide an expanded credit facility for the combined company. However, these discussions are ongoing and neither Gabriel nor TriVergent can be certain at this time of the amount of financing that will be available to the combined company or the terms of any financing. Moreover, no assurance can be given that the holders of the Gabriel warrants will exercise these warrants in full or at all or that any vendor financing will be available on satisfactory terms or at all. If the Gabriel warrants are not exercised or vendor or other financing is not available, the combined company might be required to modify, delay or abandon some of its planned development and expenditures.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     At December 31, 1999 and March 31, 2000, the carrying value of Gabriel's debt obligations was $20.0 million and the weighted average interest rate on its debt obligations was 10.12% as of both dates. Because the interest rates on Gabriel's senior credit facility are at floating rates, it is exposed to interest rate risks. If market interest rates had been 1% higher, Gabriel's interest expenses for 1999 and the first quarter of 2000 would have been increased by $8,000 and $50,000, respectively. The annualized effect on interest expense would be $200,000.

     Gabriel has not, in the past, used financial instruments [in any material respect] as hedges against financial and currency risks or for trading. However, as Gabriel expands its operations, it may begin to use various financial instruments, including derivative financial instruments, in the ordinary course of business, for purposes other than trading. These instruments could include letters of credit, guarantees of debt and interest rate swap agreements. Gabriel does not intend to use derivative financial instruments for speculative purposes.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Statement (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as subsequently amended by SFAS No. 138, is effective on a prospective basis for interim periods and fiscal years beginning January 1, 2001. This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging securities. Gabriel does not anticipate that adoption of this standard will have a material effect on its financial statements.

    In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101. This bulletin provides interpretive guidance on the recognition, presentation and disclosure of revenue that must be applied to financial statements no later than the second fiscal quarter of 2000. Gabriel does not believe that its adoption of this bulletin will have a material impact on its consolidated financial position or results of operations.

          TRIVERGENT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     From its inception in October 1997, through April 1999, TriVergent's business strategy was to target residential customers for the resale of local and long distance voice services. These customers were solicited largely through direct mail using an incentive check, generally for $20, to switch to TriVergent's resold services. This check (when cashed) served as authorization for transferring the service from their existing telecommunications service providers to TriVergent. In March 1999, TriVergent changed its business strategy to become a single source, web-based communications company serving small and medium-sized businesses in the southeastern United States. As a result, in April 1999, with the exception of its prepaid business TriVergent discontinued marketing its resale voice services, and began to implement its new business strategy. To implement this new strategy, TriVergent began to acquire a significant number of BellSouth central office collocations, deploy voice and data switches, build data centers, develop electronic operations support systems and acquire data management expertise through the acquisition of Internet-related companies.

     TriVergent's historical financial statements for the period ended March 31, 2000 reflect its financial and operating performance under its former business strategy and do not reflect any revenues from the new business strategy of deploying its own networks and data centers and focusing on marketing to small and medium-sized businesses located in the southeastern United States.

     TriVergent expects its revenues from resale services to decline to immaterial amounts by 2002. TriVergent anticipates that, in the future, the majority of its revenues will come from the sale of its Broadband Bundle, which includes high-speed Internet access, website design, web hosting, and local and long distance voice services. The Broadband Bundle is sold for a single price based on the customer selected bandwidth capacity and number of access lines. TriVergent will also continue to sell prepaid local telephone services, primarily through local check cashing businesses. TriVergent expects this business to continue, but not to grow.

     To date, TriVergent has experienced significant operating losses and negative cash flow, substantially from the resale business. Under TriVergent's new business strategy, it does not anticipate achieving positive cash flow in any of its target markets during the initial development, construction and expansion of its telecommunications services until it establishes a sufficient revenue-generating customer base. TriVergent estimates that it will take approximately 24 months before a typical target market becomes cash flow positive. As a result, TriVergent expects to experience significant operating losses and negative cash flow as it expands operations into its initial markets.

     TriVergent's business plan provides for six Nortel DMS 100/500 switch sites and 18 asynchronous transfer mode switch sites to cover its initial 16 markets. TriVergent estimates that the total cost to build out a typical market is approximately $10 million. Fixed costs associated with the buildout of a particular market include:

     o securing collocation facilities. TriVergent anticipates fixed costs of a typical collocation facility will be approximately $440,000. This includes nonrecurring initial set up fees payable to BellSouth and the costs associated with the switching and ancillary equipment located there, including a small asynchronous transfer mode switch, which would cost approximately $50,000.

     o purchasing necessary voice and data switching equipment. Switch costs associated with each Nortel DMS 100/500 switch sites are approximately $4.5 million and include approximately $3.5 million for the cost of a Nortel DMS 100/500 switch and the related equipment. An asynchronous transfer mode switch site costs approximately $1.5 million, which includes $750,000 for the cost of the switch and related equipment.

     o leasehold improvements to switch sites. These costs are approximately $1.0 million for each of the Nortel DMS 100/500 switches and $750,000 for asynchronous transfer mode switches.

     TriVergent acquires local telephone services on a wholesale basis from BellSouth and other incumbent telephone companies, both for the resale and prepaid businesses. To provide its Broadband Bundle, TriVergent has interconnection agreements with BellSouth for its network and collocation facilities. Except for some initial nonrecurring charges, TriVergent pays for these facilities on a monthly basis. TriVergent also has agreements with Global Crossing, a long haul telecommunications provider, to provide it with long distance services both for the resale business and Broadband Bundle service offering. TriVergent is charged for long distance services as used but has annual minimum usage commitments which could result in underutilization charges if TriVergent fails to meet these commitments. TriVergent also has an agreement for the purchase of transmission capacity to connect its switches with the Global Crossing, for which TriVergent paid $14 million in March 2000. TriVergent will amortize this cost over the 20-year life of the contract. It will also pay monthly maintenance charges related to this capacity agreement.

     To accelerate the new business strategy, TriVergent has acquired five data communications and Internet companies in two of its target markets, of which much of its customer base TriVergent hopes to migrate to its Broadband Bundle, which are

     o Carolina Online, Inc., a Greenville, South Carolina provider of Internet access to 7,000 customers (acquired in March 1999, for a total purchase price of $1.8 million, consisting of $490,000 in cash and 545,833 shares of common stock),

     o DCS, Inc., a Greenville, South Carolina data integrator and equipment provider (acquired in July 1999, for a total purchase price of $1.0 million, consisting of $368,898 in cash and assumption of debt, and 262,959 shares of common stock),

     o Ester Communications, Inc., a Wilmington, North Carolina provider of voice and data equipment and services to 3,000 small business customers (acquired in February 2000, for a total purchase price of $4.5 million, consisting of $2.3 million in cash and 587,755 shares of common stock),

     o Information Services and Advertising Corporation, a Wilmington, North Carolina provider of Internet services to 1,200 customers (acquired in February 2000, for a total purchase price of $800,000, consisting of $300,000 in cash and 117,647 shares of common stock), and

     o InterNetMCR, Inc., a Greensboro, North Carolina based Internet service provider which serves approximately 2,800 businesses and consumers (acquired in June 2000, for a total purchase price of $2.46 million, consisting of $500,000 in cash and 196,000 shares of common stock).

     While there were no significant revenues from these Internet and equipment services in 1999 or in the three months ended March 31, 2000, TriVergent expects to have revenue in future periods from these businesses.

FACTORS AFFECTING RESULTS OF OPERATIONS

REVENUES

     TriVergent's revenues through March 31, 2000 consisted primarily of revenues from the resale of local and long distance voice services to residential customers, and to a lesser extent from prepaid local telephone services. There were no revenues in this period from the sale of TriVergent's Broadband Bundle or data center services. Through March 31, 2000, TriVergent's revenues were derived from

     o resale of local and long distance telephone services to residential customers,

     o    prepaid local telephone services,

     o    dial-up Internet access services from Carolina Online, and

     o small amounts of cabling equipment revenues from the local area and wide area network equipment business of DCS.

     In the future, TriVergent expects to continue to receive revenue from these sources, although revenues associated with the residential resale business will decline substantially.

     With the change in business strategy, TriVergent expects to generate most of its future revenues from sales of its facilities-based services to small and medium-sized businesses. TriVergent expects the increasing portion of its revenues will come from

     o the Broadband Bundle product, which includes high-speed Internet access, web site design, web hosting and maintenance, and local and long distance telephone voice services,

     o long distance services in excess of the 100 minutes per month included in the Broadband Bundle,

     o    rental of space for customer servers at the data centers,

     o compensation for termination of calls of other providers' customers to TriVergent's customers over its network, and

     o    installation, equipment sale and cabling services.


COST OF SERVICES

     The cost of services for the residential resale business consists primarily of the purchase of wholesale local telephone services from BellSouth, and the purchase of wholesale long distance services from Global Crossing.

     As TriVergent deploys its network and begins selling its Broadband Bundle, it will incur additional costs of services, primarily for

     o    the lease of transmission capacity and customer connections,

     o the recurring costs of transmission capacity purchased from Global Crossing,

     o operating costs, such as rent and personnel costs, associated with the collocation facilities, data centers and TriVergent's own switching sites, and

     o payments to other carriers to terminate TriVergent's customers' calls on their networks.

     TriVergent leases lines from the incumbent telephone company in each market to connect its customers with its collocation and switching facilities. TriVergent also leases transmission lines from other communications companies, including incumbent telephone companies, to connect its switching and collocation facilities.

     TriVergent has an agreement with Global Crossing for the resale and transmission of long distance services on a per minute basis which contains minimum volume commitments. In the event it fails to meet these minimum volume commitments, TriVergent may be obligated to pay under-utilization charges. Similarly, in the event TriVergent underestimates its need for transmission capacity, it may be required to obtain capacity through more expensive means. Transmission capacity costs will increase as customers' long distance calling volume increases, and TriVergent expects these costs to be a significant portion of the cost of long distance services.

     TriVergent expects switch site lease costs and collocation costs to be a significant part of the ongoing cost of services. BellSouth and other incumbent telephone companies typically charge both a start-up fee and a monthly recurring fee for use of collocation sites in their central offices. The primary expense associated with providing Internet access to TriVergent's customers is the cost of interconnecting its network with a national Internet service provider.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     TriVergent's selling, general and administrative expenses include selling and marketing costs, billing, corporate administration, human resources and network maintenance.

     For the residential resale business, TriVergent incurred costs associated with its direct mailing and direct marketing agency commissions. TriVergent will no longer incur these costs since it is no longer marketing these services. The incentive checks used to solicit the residential customer resale business were recognized as a marketing expense as service was initiated and will no longer be incurred in the future. For the remaining resale customers and the new businesses, TriVergent will continue to incur costs associated with provisioning, customer care, information technology, regulatory and facilities rental costs.

     For TriVergent's Broadband Bundle services it will incur additional selling, general and administrative costs related to

     o its direct sales force, as well as commissions for its independent sales agents,

     o increased provisioning, customer care, information technology and other personnel costs,

     o    the new network engineering department,

     o    outsourcing reciprocal compensation and access billings,

     o    increased general administrative overhead, and

     o    advertising and public relations.

     TriVergent expects its selling and marketing costs to increase significantly as it expands its operations. TriVergent will employ a large direct sales force in most markets it enters with the Broadband Bundle. To attract and retain a highly qualified sales force, TriVergent is offering its sales personnel a compensation package emphasizing base salaries, commissions and stock options. In addition to the direct sales force, TriVergent expects to make significant use of independent sales agents in each market to sell its broadband products. Sales agents are compensated with monthly residual payments based upon the monthly billings of customers they service.

     TriVergent is also developing an integrated information system and procedures for operations support systems and other back office systems to enter, schedule, provision and track a customer order from point of sale to the installation and testing of service. This system will also include or interface with trouble management, inventory, billing, collection and customer care service systems. TriVergent also expects billing costs to increase as the number of customers and call volume increase.

     TriVergent expects that other costs and expenses, including the costs associated with the maintenance of its network, administrative overhead and office leases, will grow significantly as it expands its operations, and that administrative overhead will be a large portion of these expenses during the development phase of the business. However, TriVergent expects these expenses to decrease as a percentage of its revenue as it builds its customer base.

PROVISION FOR UNCOLLECTIBLE ACCOUNTS

     TriVergent's provision for uncollectible accounts, particularly in 1999, reflected the poor credit quality of its residential resale customers. The direct mail solicitation, which offered local and long distance services at a discount from BellSouth's rates, attracted a number of consumers who were poor credit risks and about whom TriVergent had no credit information. In addition, due to the lag time between the transfer of billing information from BellSouth to TriVergent, many of its customers received their initial bill after several months of service. As a result, customers received one large bill for several months of service causing a decrease in customer satisfaction that resulted in higher than anticipated defaults and loss of business. TriVergent believes that its 1999 provision for uncollectible accounts has adequately reflected these problems, and that its remaining residential resale business will not require unusual uncollectible provisions in future periods.

DEPRECIATION AND AMORTIZATION

     TriVergent's depreciation and amortization expense includes depreciation of switch related equipment and equipment collocated in BellSouth's central offices, network infrastructure equipment, information systems, furniture and fixtures and amortization of initial nonrecurring charges from BellSouth for its collocation facilities. It also includes, for a portion of 1999 and the three months ended March 31, 2000, amortization of goodwill in connection with the acquisitions of Carolina Online, Inc. and DCS, Inc. These acquisitions were accounted for using the purchase method of accounting. The amount of the purchase price in excess of the fair value of the net assets acquired will be amortized over a 10-year period. TriVergent expects its depreciation and amortization expense to increase as it continues to make capital expenditures and consummate acquisitions which are accounted for using the purchase method of accounting.

INCOME TAXES

     TriVergent has not generated any taxable income to date and does not expect to generate taxable income in the next few years. TriVergent's net operating loss carryforwards will be available to offset future taxable income, if any, through the year 2019, but its use may be limited by Section 382 of the Internal Revenue Code. Therefore, TriVergent has not recorded a net deferred tax asset relating to these net operating loss carryforwards.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

REVENUES

     Revenues for 2000 and 1999 consisted primarily of residential customer billings for the resale of local and long distance voice services, Internet access and sale of telecommunications equipment. These total revenues were $4.2 million for 2000 compared to $6.5 million for 1999, a decrease of $2.3 million. This decrease was primarily due to a decline in the number of residential customers which was partially offset by the increase in revenue from Internet access and sale of telecommunications equipment due to acquisitions.

COST OF SERVICES

     Cost of services for 2000 and 1999 consisted primarily of the charges from local and long distance providers for wholesale voice telephone services and network operating expense. These costs were $3.7 million for 2000 compared to $4.6 million for 1999, a decrease of $0.9 million. This decrease was primarily due to the decreased number of residential customers subscribing to TriVergent's services.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses were $8.9 million for 2000 compared to $7.5 million for 1999, an increase of $1.4 million. This increase was primarily due to additional personnel to support the broadband services TriVergent is developing and sales and marketing expenses associated with transitioning TriVergent's distribution channel to direct sales rather than media and direct mail.

PROVISION FOR UNCOLLECTIBLE ACCOUNTS

     Provision for uncollectible accounts was $0.2 million for 2000 compared to $3.3 million for 1999, a decrease of $3.1 million. This decrease was primarily due to a reduction in residential customers with poor credit quality.

DEPRECIATION AND AMORTIZATION

     TriVergent's depreciation and amortization expense was $1.7 million for 2000 compared to $0.1 million in 1999, an increase of $1.6 million. The increase was primarily due to an increase in network equipment deployed in providing broadband services to business customers.

INTEREST INCOME

     Interest income was earned from the temporary investment of proceeds from the sale of TriVergent preferred stock in investment grade securities.

INTEREST EXPENSE

     Interest expense was $0.4 million for 2000 compared to $33,000 in 1999, and was primarily interest on debt issued to finance purchases of network equipment.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

REVENUES

     Revenues for 1999 and 1998 consisted primarily of residential customer billings for the resale of local and long distance voice services. These total revenues were $25.0 million for 1999 compared to $5.3 million for 1998, an increase of $19.7 million. This increase was primarily due to the addition of new residential customers and growth in sales to existing residential customers.

COST OF SERVICES

     Cost of services for 1999 and 1998 consisted primarily of the charges from local and long distance providers for wholesale voice telephone services. These costs were $17.7 million for 1999 compared to $3.8 million for 1998, an increase of $13.9 million. This increase was primarily due to the increased number of residential customers subscribing to TriVergent's services and other increased costs resulting from the addition of network operating personnel and the expansion of our network.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses were $23.5 million for 1999 compared to $12.2 million for 1998, an increase of $11.3 million. This increase was primarily due to expenses associated with sales growth and additional personnel, including additional personnel to support the broadband services TriVergent is developing.

PROVISION FOR UNCOLLECTIBLE ACCOUNTS

     Provision for uncollectible accounts was $7.3 million for 1999 compared to $2.0 million for 1998, an increase of $5.3 million. This increase was primarily due to the relatively poor credit quality of TriVergent's initial residential customers and to billing delays described above under the heading "Factors Affecting Results of Operations - Provision for Uncollectible Accounts."

DEPRECIATION AND AMORTIZATION

     TriVergent's depreciation and amortization expense was $1.3 million for 1999 compared to $0.2 million for 1998, an increase of $1.1 million. This increase was primarily due to increased capital expenditures for leasehold improvements and computers and other equipment related to increased personnel, and to the amortization of goodwill related to two acquisitions during 1999 for a portion that year, plus depreciation for a full 12 months for equipment acquired in 1998.

INTEREST INCOME

     Interest income was earned from the temporary investment of proceeds from the sale of TriVergent preferred stock in investment grade securities.

INTEREST EXPENSE

     Interest expense was $1.5 million for 1999 compared to $13,000 in 1998, and was primarily interest on debt issued to finance purchases of network equipment and interest on the Series 1999 Subordinated Notes.

INCEPTION THROUGH DECEMBER 31, 1997

     During the period from TriVergent's inception at October 29, 1997 through the end of 1997, it was in the development stage of operations and did not generate any revenue. TriVergent's principal activities during this period consisted of the following

     o    hiring management and other key personnel,

     o    raising capital,

     o    procuring governmental authorizations,

     o    acquiring equipment and facilities,

     o developing, acquiring and integrating operations support and other back office systems, and

     o    negotiating interconnection agreements.

This development stage continued through June of 1998.

LIQUIDITY AND CAPITAL RESOURCES

     The development of the Broadband Bundle business, the deployment and start-up of switching facilities for that business and the establishment of reliable operations support systems will require significant capital to fund the following

     o    capital expenditures,

     o    the cash flow deficits generated by operating losses,

     o    working capital needs, and

     o    debt service.

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
TriVergent's principal capital expenditure requirements will include the purchase and installation of switches and the development and integration of operations support systems. To fund TriVergent's business strategy, it expects to use a combination of stock, debt and funds from operations.

EQUITY AND PREFERRED FINANCING

     TriVergent's equity and preferred financing has consisted of approximately $137 million provided by institutional investors and management. Of this amount, approximately $130 million was for preferred stock, including $67 million received in February and March 2000. The remainder was for common stock.

CREDIT FACILITIES

     In January 2000, TriVergent entered into a senior credit facility with a group of commercial banks which permits it to borrow up to $120 million, subject to various conditions, through December 31, 2007. The senior credit facility is comprised of an $80 million term loan facility and a $40 million revolving credit facility. Any borrowings under the term loan facility must be completed by December 31, 2000. [Under the revolving credit facility, $20 million will not be available unless specified financial results are achieved for the third quarter of 2000. As of March 31, 2000, $25 million is outstanding under the term loan facility and no amount is outstanding under the revolving credit facility.]

     TriVergent also has a credit facility with Nortel under which it may borrow up to $45 million by March 31, 2001, subject to various conditions. Repayments of principal will begin after March 31, 2001. As of March 31, 2000, no amount is outstanding under the Nortel credit facility. Borrowings under this facility will require the consents of the lenders under the senior secured facility.

CASH FLOWS

     TriVergent has incurred significant operating and net losses since its inception. TriVergent expects to experience increasing operating losses and negative cash flow as it expands its operations and builds its customer base. As of March 31, 2000, TriVergent had an accumulated deficit of $49.4 million. Net cash used in operating activities was $9.4 million for the first quarter of 2000. As of December 31, 1999, TriVergent had an accumulated deficit of $38.4 million. Net cash used in operating activities was $11.1 million for 1998 and $20.0 million 1999. The net cash used for operating activities during 1999 and the first quarter of 2000 was primarily due to net losses.

     Net cash provided by financing activities was $69.8 million in the first quarter of 2000. This included $66.3 million from issuances of preferred and common stock and a net increase in the term loan of $8.0 million. Net cash provided by financing activities was $13.9 million for 1998 and $72.6 million for 1999. Net cash provided by financing activities for 1999 included $49.8 million from issuances of TriVergent's preferred stock, $17.8 million from a term loan and warrants and $10.5 million from private placements of notes and warrants.

     Net cash used in investing activities was $22.8 million in the first quarter of 2000. Capital expenditures were $23.0 million and cash paid for acquisition amounted to $2.6 million. Net cash used in investing activities was $1.5 million for 1998 and $38.8 million for 1999. Capital expenditures were $35.0 million, and cash paid for acquisitions amounted to $1.1 million, for 1999. Capital expenditures were $1.5 million for 1998. TriVergent expects that its capital expenditures will be substantially higher in future periods in connection with the purchase of equipment necessary for the construction and expansion of its network and the construction of new markets.

     At March 31, 2000 and December 31, 1999, respectively, TriVergent had purchased approximately $48 million and $25 million, respectively, of Nortel switching equipment and services under a total current commitment of approximately $100 million. In March 2000, TriVergent purchased transmission capacity from Global Crossing for $14 million.

CAPITAL REQUIREMENTS

     To expand and develop its business, TriVergent will need a significant amount of additional financing. At March 31, 2000, TriVergent had cash and cash equivalents of $52.8 million and available unused borrowing capacity under its credit facilities of $100 million. TriVergent estimates that its current business plan, including future capital expenditures, operating losses associated with the roll out of its network in the initial target markets by December 31, 2001 and working capital needs, will require approximately $436 million, to the point when TriVergent anticipates these markets will become cash flow positive.

     The actual amount and timing of TriVergent's future capital requirements may differ materially from estimates as a result of the demand for TriVergent's services and regulatory, technological and competitive developments, including additional market developments and new opportunities in the industry and other factors. TriVergent may also require additional financing in order to take advantage of unanticipated opportunities, to effect acquisitions of businesses, to develop new services or to otherwise respond to changing business conditions or unanticipated competitive pressures. Sources of additional financing may include commercial bank borrowings, vendor financing and the private or public sale of equity or debt securities. TriVergent's ability to obtain additional financing is uncertain. It cannot assure you that it will be able to raise sufficient debt or equity capital on terms that it considers acceptable, if at all. If TriVergent is unable to obtain adequate funds on acceptable terms, its ability to deploy and operate its network, fund its future expansion plans or respond to competitive pressures would be significantly impaired.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     At March 31, 2000, the carrying value of TriVergent's debt obligations was $25.0 million and TriVergent's capital lease obligations were $1.4 million. At December 31, 1999, the carrying value of TriVergent's debt obligations was $17.2 million and capital lease obligations were $1.4 million. The weighted average interest rate on its debt obligations at March 31, 2000 and December 31, 1999 was 11.1% and 10.95%, respectively. Because the interest rates on TriVergent's senior credit facility are at floating rates, TriVergent is exposed to interest rate risks. If market interest rates had been 1% higher in the first quarter of 2000 and 1999 TriVergent's interest expenses for that period would have been increased by $55,000 and $136,000, respectively.

     TriVergent has not, in the past, used financial instruments in any material respect as hedges against financial and currency risks or for trading. However, as TriVergent expands its operations, it may begin to use various financial instruments, including derivative financial instruments, in the ordinary course of business, for purposes other than trading. These instruments could include letters of credit, guarantees of debt and interest rate swap agreements. TriVergent does not intend to use derivative financial instruments for speculative purposes. Interest rate swap agreements would be used to reduce its exposure to risks associated with interest rate fluctuations and are required by the credit facility. In March 2000, TriVergent entered into an interest rate swap agreement with a $60 million notional amount related to its borrowings under the credit agreement. By their nature, these instruments involve risk, including the risk of nonperformance by counterparties, and TriVergent's maximum potential loss may exceed the amount recognized in its balance sheet. TriVergent would attempt to control its exposure to counterparty credit risk through monitoring procedures and by entering into multiple contracts.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as subsequently amended, is effective on a prospective basis for interim periods and fiscal years beginning January 1, 2001. This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging securities. TriVergent does not anticipate that adoption of this standard will have a material effect on its financial statements.

     In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101. This bulletin provides interpretive guidance on the recognition, presentation and disclosure of revenue that must be applied to financial statements no later than the second fiscal quarter of 2000. TriVergent does not believe that its adoption of this bulletin will have a material impact on its consolidated financial position or results of operations.

                                   THE MERGER




BACKGROUND OF THE MERGER

     Mr. David L. Solomon, Vice Chairman and Chief Executive Officer of Gabriel, contacted Mr. Charles S. Houser, Chairman and Chief Executive Officer of TriVergent in early April 2000 to initiate discussions regarding a possible strategic combination of the two companies.

     On April 13, 2000, TriVergent and Gabriel entered into an agreement pursuant to which each company agreed to make information available to the other on a confidential basis. Representatives of each company then proceeded with their due diligence and evaluation of the other's current operations and planned future developments.

     At a regular meeting of the Gabriel board of directors of Gabriel on April 18, 2000, at which all of the directors were present, Mr. Solomon discussed with the Gabriel board a possible combination of Gabriel with TriVergent. Mr. Solomon reported that Gabriel had retained Salomon Smith Barney Inc. as Gabriel's financial advisor in connection with any possible transaction with TriVergent.

     At a regular meeting of the board of directors of TriVergent on April 19, 2000, at which a quorum was present, the board discussed various strategic issues relating to a possible business combination with Gabriel and reviewed a written analysis of Donaldson Lufkin & Jenrette Securities Corporation, which TriVergent engaged to represent it in the proposed transaction, regarding the possible financial and strategic benefits of the possible combination of the two companies.

     Between April 19, 2000 and May 10, 2000, Mr. Solomon and Mr. Houser continued to discuss the possibility of a merger of the two companies and considered various factors, including each company's market development plans and financial projections, network architecture and footprint, management team, board composition and outside investors.

     On May 9, 2000 and May 10, 2000, Salomon Smith Barney reviewed with Gabriel management certain financial information relating to Gabriel and the proposed combined company. On May 10, 2000, Mr. Solomon and Mr. Houser reached an agreement in principle that the two companies would enter into a stock-for-stock merger with Gabriel's security holders holding 54% of the equity of the combined company on a fully diluted basis and TriVergent's security holders holding 46% of the equity of the combined company on a fully diluted basis. On May 11, 2000, Gabriel delivered to TriVergent a proposed draft letter of intent setting forth the proposed transaction structure and economic and other terms of the proposed merger.

     On May 9, 2000 and May 10, 2000, Donaldson Lufkin & Jenrette reviewed with TriVergent management certain financial information relating to TriVergent and the proposed combined company. The TriVergent board of directors met on May 11, 2000 to consider proceeding with the proposed merger based on the agreement in principle reached by Mr. Houser and Mr. Solomon. At this meeting, Donaldson Lufkin & Jenrette presented the benefits of the transaction, its preliminary due diligence findings and the preliminary relative values of each company and the combined entity. Mr. Houser addressed issues including board composition, management, headquarters location, name, strategy and implications to employees under the incentive plan. The TriVergent board unanimously voted to authorize TriVergent management to proceed with the negotiation of a definitive agreement.


     On May 16, 2000, at a regular meeting of the board of directors of Gabriel, at which all directors were present, the Gabriel board of directors met to consider the proposed merger. At this meeting, the Gabriel board considered presentations from management and Salomon Smith Barney regarding the proposed transaction and the draft letter of intent. The Gabriel board authorized Mr. Solomon to proceed with the negotiation of a definitive agreement consistent with the proposed letter of intent and the agreement in principle reached with Mr. Houser.

     Concurrently with the due diligence process, representatives of Gabriel and TriVergent engaged in several telephone conferences to discuss the proposed letter of intent and, in the alternative, proceeding directly to the drafting and negotiation of a definitive agreement. On May 23, 2000, Gabriel provided to TriVergent a first draft agreement and plan of merger, and on May 24, 2000, May 25, 2000 and May 26, 2000, Gabriel delivered to TriVergent proposed drafts of the Gabriel charter amendment and other documents relating to the merger. During the period from May 23, 2000 through June 8, 2000, representatives of TriVergent and Gabriel, including Cravath, Swaine & Moore and Bryan Cave LLP, counsel to TriVergent and Gabriel, respectively, completed their due diligence reviews and negotiated the remaining terms of the proposed merger documents.

     On June 8, 2000, at a special meeting of the board of directors, at which all of the directors were present, the Gabriel board met to consider the proposed merger. At the meeting, Mr. Solomon reported on the discussions with TriVergent, including the terms of the merger and the proposed exchange ratio. Mr. John P. Denneen, Executive Vice President - Corporate Development and Legal Affairs and Secretary and a director of Gabriel, presented a summary of the terms of the merger agreement. Salomon Smith Barney advised the Gabriel board of directors that, as of June 8, 2000, in the opinion of Gabriel's financial advisor, the consideration to be paid in the merger was fair, from a financial point of view, to Gabriel, subject to the assumptions and limitations set forth in Salomon Smith Barney's written opinion. See "Opinion of Gabriel's Financial Advisor" beginning on page ___. Following discussion, the Gabriel board of directors, by unanimous vote, approved, and recommended that the stockholders of Gabriel approve, the merger agreement, the Gabriel charter amendment and the other transactions contemplated by the merger agreement.

     On June 8, 2000, the board of directors of TriVergent held a special meeting at which Charles S. Houser, Chief Executive Officer of TriVergent, reported on the discussions with Gabriel, including the terms of the merger, the proposed exchange ratio and the 46% equity interest of the combined company, on a fully diluted basis, to be received by the TriVergent stockholders. A representative of Donaldson, Lufkin & Jenrette presented a summary of the terms of the merger agreement. Mr. Houser discussed reasons for the merger and answered questions regarding the terms of the merger. A representative of Donaldson, Lufkin & Jenrette delivered its written opinion to the TriVergent board of directors that as of June 8, 2000, in the opinion of Donaldson, Lufkin & Jenrette, based on and subject to the assumptions, limitations and qualifications included in the written opinion, the 46% (subject to adjustment pursuant to the merger agreement) equity interest of the combined company, on a fully diluted basis, to be received by the TriVergent stockholders was fair to the stockholders as a whole from a financial point of view. See "Opinion of TriVergent's Financial Advisor" beginning on page ___. Following this discussion, the TriVergent board of directors, by unanimous vote, approved the merger agreement and the other transactions contemplated thereby. TriVergent also engaged First Union as a financial advisor in connection with the transaction.

     On June 9, 2000, representatives of Gabriel and TriVergent met in Atlanta, Georgia, and executed the merger agreement. On June 13, 2000, Gabriel and TriVergent issued a joint press release announcing the execution of the merger agreement.

THE BOARDS' REASONS FOR THE MERGER

     The TriVergent board of directors believes that the merger is fair to and in the best interests of TriVergent and its stockholders and has unanimously approved the merger. The Gabriel board of directors believes that the merger is fair to and in the best interests of Gabriel and also has unanimously approved the merger.

     In reaching its decision to approve the merger, the board of directors of TriVergent consulted with its management team and outside financial and legal advisors and carefully considered a variety of factors including

     o the business, operations, prospects and strategic direction of TriVergent and Gabriel, and the significant additional capital requirements for and risks inherent in, the successful implementation of the long-range business plans of both companies,

     o the belief that a merger of TriVergent with Gabriel could create significant strategic advantages for the combined company and create a stronger competitor in the changing telecommunications industry,

     o    the depth of experience of the Gabriel management team,

     o the complementary network architecture and back office systems of Gabriel,

     o the various background data and analyses reviewed by TriVergent's outside financial and legal advisors and management, as well as the opinion of Donaldson, Lufkin & Jenrette that, as of the date of the opinion, based on and subject to the assumptions, limitations and qualifications included in the opinion the 46% equity interest of the combined company, on a fully diluted basis, to be received by the TriVergent stockholders is fair to the stockholders as a whole from a financial point of view,

     o the terms and conditions of the merger agreement and the likelihood that the conditions to the merger will be satisfied, and

     o the willingness of TriVergent's management and institutional investors to support the merger.

     In reaching its decision to approve the merger, the board of directors of Gabriel consulted with its management team and outside financial and legal advisors and carefully considered a variety of factors including

     o the business, operations, prospects and strategic direction of Gabriel and TriVergent, and the significant additional capital requirements for and risks inherent in, the successful implementation of the long-range business plans of both companies,

     o the belief that a merger of Gabriel with TriVergent could create significant synergies for the combined company and create a stronger competitor in the changing telecommunications industry,

     o    the depth of experience of the TriVergent management team,

     o the complementary network architecture and back office systems of TriVergent,

     o the belief that a merger with TriVergent would allow Gabriel to expand its operations into the contiguous nine state BellSouth region with a similar smart build strategy and product offerings,

     o the various background data and analyses reviewed by Gabriel's outside financial and legal advisors and management, as well as the opinion of Salomon Smith Barney that the consideration to be paid in the merger is fair to Gabriel from a financial point of view,

     o the terms and conditions of the merger agreement and the likelihood that the conditions to the merger will be satisfied, and

     o the willingness of Gabriel's management and institutional investors to support the merger.

APPROVAL OF BOARD AND STOCKHOLDERS

     GABRIEL

     The Gabriel board of directors has unanimously approved the merger agreement and believes that the terms of the merger agreement are fair to, and that the merger is in the best interests of, Gabriel.

     On June 9, 2000, the holders of more than two-thirds of the outstanding shares of Gabriel common and preferred stock agreed to vote their shares to approve or consent to the acquisition of TriVergent by Gabriel by means of the merger and the amendment and restatement of the amended and restated certificate of incorporation of Gabriel. Under Delaware law and the terms of Gabriel's amended and restated certificate of incorporation, these approvals are sufficient to approve the acquisition of TriVergent by Gabriel by means of the merger and to approve the amendment and restatement of the amended and restated certificate of incorporation of Gabriel. Accordingly,

Gabriel is not soliciting proxies or consents from the Gabriel stockholders in connection with the merger or the charter amendment.

     TRIVERGENT

     The TriVergent board of directors has unanimously approved the merger agreement and believes that the terms of the merger agreement are fair to, and that the merger is in the best interests of, TriVergent and its stockholders.

     On June 9, 2000, the holders of more than ninety percent of the outstanding shares of TriVergent Series A and Series B preferred stock and more than two-thirds of the outstanding shares of TriVergent Series C preferred stock and common stock agreed to vote their shares in favor of or consent to the merger. Under Delaware law and the terms of TriVergent's certificate of incorporation, these approvals are sufficient to approve the merger agreement and the transactions contemplated by the merger agreement. Accordingly, TriVergent is not soliciting proxies or consents from TriVergent stockholders in connection with the merger.

OPINION OF TRIVERGENT'S FINANCIAL ADVISOR

     Introduction

     TriVergent asked Donaldson, Lufkin & Jenrette Securities Corporation, in its role as financial advisor to TriVergent, to render an opinion to the TriVergent board as to the fairness to the stockholders of TriVergent as a whole, from a financial point of view, of the percentage equity interest in the combined entity that they will be entitled to at the effective time of the merger - 46% calculated on a fully diluted basis, using the treasury stock method and including the $6.00 warrants and $10.25 warrants (subject to adjustment pursuant to the merger agreement)(the "Fully Diluted Equity Interest").

     On June 8, 2000, Donaldson, Lufkin & Jenrette delivered to the TriVergent board a written opinion to the effect that, as of such date, and subject to and based on the assumptions, limitations and qualifications set forth in the opinion, the Fully Diluted Equity Interest was fair to the stockholders of TriVergent as a whole from a financial point of view. A copy of the June 8, 2000 Donaldson, Lufkin & Jenrette opinion is attached to this information statement/prospectus as Annex C. YOU SHOULD READ THIS OPINION FOR THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DONALDSON, LUFKIN & JENRETTE. The opinion is based on economic, market, regulatory, financial and other conditions as they existed on, and on the information made available to Donaldson, Lufkin & Jenrette as of, June 8, 2000. Although later events may affect the conclusion reached in its opinion, Donaldson, Lufkin & Jenrette does not have any obligation to update, revise or reaffirm its opinion.

     Donaldson, Lufkin & Jenrette prepared its opinion for the TriVergent board. The opinions addresses only the fairness from a financial point of view of the Fully Diluted Equity Interest to the stockholders of TriVergent as a whole. Donaldson Lufkin & Jenrette has expressed no opinion as to

     o the prices at which Gabriel common stock and preferred stock would actually trade in the future,

     o the merits of the merger relative to other business strategies considered by the TriVergent board,

     o    the decision of the TriVergent board to proceed with the merger, or

     o the fairness of the consideration to be received by an individual class of securityholders of TriVergent.

     The Fully Diluted Equity Interest was determined in arms length negotiations between TriVergent and Gabriel in which Donaldson, Lufkin & Jenrette advised TriVergent.

     The TriVergent board selected Donaldson, Lufkin & Jenrette to act as its financial advisor for the merger because Donaldson, Lufkin & Jenrette is an internationally recognized investment banking firm with substantial expertise in the telecommunications industry and in mergers and acquisitions. Donaldson, Lufkin & Jenrette, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Information Reviewed and Assumptions Made

     In arriving at its June 8, 2000 opinion, Donaldson, Lufkin & Jenrette reviewed

     o    drafts of the merger agreement and exhibits to the merger agreement,

     o financial and other information that was publicly available or furnished to Donaldson, Lufkin & Jenrette by TriVergent and Gabriel, including information provided during discussions with their managements,

     o certain financial projections for the years 2000 through 2009 of TriVergent and Gabriel prepared by their managements,

     o a comparison of various financial data of TriVergent and Gabriel with other companies whose securities are traded in public markets, and

     o the prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of rendering its opinion.

     Donaldson, Lufkin & Jenrette did not nor was it requested to solicit the interest of any other party in acquiring TriVergent. For its opinion, Donaldson, Lufkin & Jenrette relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources or that was provided to it by TriVergent or Gabriel or their respective representatives, or that was otherwise reviewed by Donaldson, Lufkin & Jenrette. Donaldson, Lufkin & Jenrette assumed that all financial projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of TriVergent and Gabriel as to the future operating and financial performance of TriVergent and Gabriel. Donaldson, Lufkin & Jenrette did not make any independent evaluation of the assets or liabilities of TriVergent or Gabriel, or an independent verification of the information reviewed by Donaldson, Lufkin & Jenrette, respectively. Donaldson, Lufkin & Jenrette did not consider the impact of regulatory changes on TriVergent and Gabriel. Donaldson, Lufkin & Jenrette relied as to all legal matters, including that the merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, on advice of counsel to TriVergent or Gabriel.

     Financial Analyses

     The following is a summary of the financial analyses made by Donaldson, Lufkin & Jenrette in connection with its June 8, 2000 opinion and its presentation to the TriVergent board on June 8, 2000. No company or transaction used in the analyses described below is directly comparable to TriVergent or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses performed by Donaldson, Lufkin & Jenrette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

     Private Financings. Donaldson, Lufkin & Jenrette compared the valuations implied by the prices at which TriVergent and Gabriel had completed recent rounds of private financing. TriVergent's most recent round of private financing took place during February and March 2000 when it raised approximately $67 million through the issuance of convertible preferred stock which, based on the number of shares of common stock into which it is convertible, implied a valuation of $4.25 per share for TriVergent common stock. Gabriel's most recent round of private financing took place during April 2000 when it obtained approximately $204.5 million of commitments to purchase its convertible preferred stock which, based on the number of shares of common stock into which it is convertible, implied a valuation of $7.00 per share for Gabriel common stock. The ratio of these valuations would imply an exchange ratio of 0.6x.

     Publicly Traded Comparable Competitive Local Exchange Carrier Analysis. Donaldson, Lufkin & Jenrette analyzed selected historical and projected operating information, stock market data and financial ratios for the following publicly traded competitive local exchange carriers:

     o    Allegiance Telecom, Inc.,
     o    Choice One Communications, Inc.,
     o    CoreComm Ltd.,
     o    CTC Communications Corp.,
     o    Focal Communications Corp.,
     o    Mpower Communications Corp.,
     o    Net2000 Communications Inc.,
     o    Network Plus Corp.,
     o    Pac-West Telecomm Inc. and
     o    US LEC Corp.

Donaldson, Lufkin & Jenrette chose the comparable competitive local exchange carriers based on their industry, "smart-build" strategy and growth characteristics. Donaldson, Lufkin & Jenrette calculated the multiple of each company's total enterprise value (based on its current market price) to the selected research analysts' estimates of revenues for such company for 2001. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. These ranged from a low of 2.2x to a high of 12.4x with an average of 5.2x and a median of 3.6x. Based on the median of 3.6x, Donaldson, Lufkin & Jenrette concluded that the appropriate range of ratios to apply to TriVergent's and Gabriel's estimated 2001 revenues were 2.5x to 3.5x and 3.0x to 4.0x, respectively. These ranges of enterprise value to 2001 revenue ratios implied an equity value per share ranging from $5.93 to $8.13 per share for TriVergent and $6.03 to $6.86 per share for Gabriel. These implied equity values implied an exchange ratio of 1.0 to 1.2 compared to the then proposed exchange ratio of 1.1005.

     Discounted Cash Flow Analysis. Donaldson, Lufkin & Jenrette performed a discounted cash flow analysis of Gabriel and TriVergent using projections and assumptions provided by the managements of Gabriel and TriVergent. The following assumptions were used in calculating discounted cash flow values:

     o Discounted cash flow projection period from July 1, 2000 through December 31, 2009

     o    Discount rate of 13.0% to 15.0% for each of TriVergent and Gabriel

     o Terminal value based on EBITDA multiple of 10.0x to 12.0x for TriVergent and 9.5x to 11.5x for Gabriel

     These assumptions implied values ranging from approximately $16 to $19 per share for TriVergent common stock and approximately $17 to $20 per share for Gabriel common stock. The implied range of exchange ratios based on these implied equity values was 0.94 to 0.95 compared to the then proposed exchange ratio of 1.1005.

     Contribution Analysis. Donaldson, Lufkin & Jenrette analyzed the revenue projections for TriVergent and Gabriel and the relative contribution of each to the combined entity. This analysis indicated, among other things, that for the years 2000 through 2004, TriVergent would contribute between 55.7% and 67.4% of the combined entity's revenues, which, when adjusted for Gabriel's net cash, implied an exchange ratio range of 0.9 to 1.4 compared to the then proposed exchange ratio of 1.1005.

     This summary is not a complete description of Donaldson, Lufkin & Jenrette's analyses. Instead, it summarizes the material elements of the presentation made by Donaldson, Lufkin & Jenrette to the TriVergent board on June 8, 2000. The preparation of Donaldson, Lufkin & Jenrette's opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, Donaldson, Lufkin & Jenrette's opinion is not readily susceptible to summary description.

     Each of Donaldson, Lufkin & Jenrette's analyses was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. Donaldson, Lufkin & Jenrette did not form a conclusion as to whether any individual analysis, considered by itself, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Donaldson, Lufkin & Jenrette considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Donaldson, Lufkin & Jenrette did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Furthermore, different professionals within Donaldson, Lufkin & Jenrette involved in the delivery of the opinion may have given different weight to different analyses. For this reason, Donaldson, Lufkin & Jenrette believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by Donaldson, Lufkin & Jenrette are not necessarily indicative of actual, past or future results or values, which may be significantly more or less favorable than suggested by these analyses.

     Engagement Letter

     TriVergent engaged Donaldson, Lufkin & Jenrette to act as its principal financial advisor in connection with the merger with Gabriel. Under the engagement letter, TriVergent agreed to pay Donaldson, Lufkin & Jenrette certain customary fees for its services rendered in connection with the merger.

     TriVergent also agreed to reimburse Donaldson, Lufkin & Jenrette for out-of-pocket expenses. TriVergent also agreed to indemnify Donaldson, Lufkin & Jenrette and related persons against various liabilities in connection with its engagement, including liabilities under federal securities laws. The SEC has taken the position that indemnification under the federal securities laws may not be enforceable if it is found to be against public policy.

     Donaldson, Lufkin & Jenrette has performed investment banking and other services for TriVergent in the past, including acting as lead manager of its proposed initial public offering. Donaldson, Lufkin & Jenrette may also provide investment banking services for TriVergent or Gabriel in the future.

OPINION OF GABRIEL'S FINANCIAL ADVISOR

     Gabriel retained Salomon Smith Barney to act as its financial advisor in connection with the merger. Pursuant to Salomon Smith Barney's engagement letter, dated April 13, 2000, Salomon Smith Barney rendered an opinion to Gabriel's board of directors on June 8, 2000 to the effect that, based upon and subject to the considerations set forth in the opinion, as of such date, the consideration to be paid in the merger was fair, from a financial point of view, to Gabriel.

     Annex D to this document contains the full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken. This summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by the full text of the opinion. GABRIEL'S STOCKHOLDERS ARE URGED TO READ THE SALOMON SMITH BARNEY OPINION CAREFULLY AND COMPLETELY.

     Although Salomon Smith Barney evaluated the fairness, from a financial point of view, of the consideration to be paid in the merger, the consideration was determined by Gabriel and TriVergent through arms-length negotiations. Neither Gabriel nor its board of directors imposed any limitations with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     In the process of rendering its opinion, Salomon Smith Barney reviewed, among other things:

     o    a draft of the merger agreement,

     o publicly available business and financial information concerning TriVergent, and

     o internal information, including financial forecasts and other information and data regarding Gabriel and TriVergent, provided to or otherwise discussed with Salomon Smith Barney by the managements of Gabriel and TriVergent.

     Salomon Smith Barney reviewed the financial terms of the merger in relation to, among other things, the historical and projected earnings and other operating data of Gabriel and TriVergent and the historical and projected capitalization and financial condition of Gabriel and TriVergent. Salomon Smith Barney also evaluated the pro forma financial impact of the merger on Gabriel. Salomon Smith Barney also conducted other analyses and examinations and considered other information and financial, economic and market criteria as it deemed appropriate.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. Salomon Smith Barney also relied upon the assurances of management of both Gabriel and TriVergent that they were not aware of any facts that would make any of the information reviewed by Salomon Smith Barney inaccurate or misleading. Management of Gabriel and TriVergent have advised Salomon Smith Barney that the financial forecasts and other information and data provided to or otherwise reviewed by, or discussed with, Salomon Smith Barney were reasonably prepared based on the best currently available estimates and judgments of the managements of Gabriel and TriVergent as to the future financial performance of Gabriel and TriVergent. Salomon Smith Barney expressed no view with respect to these forecasts and other information and data or the assumptions on which they were based. Salomon Smith Barney assumed, with Gabriel's consent, that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Gabriel or TriVergent nor did Salomon Smith Barney make any physical inspection of the properties or assets of Gabriel or TriVergent. Salomon Smith Barney also assumed that the final terms of the merger agreement would not vary materially from those in the draft reviewed by Salomon Smith Barney and that the merger will be consummated in a timely fashion and in accordance with the terms of the merger agreement without waiver of any of the conditions precedent to the merger contained in the merger agreement.

     Salomon Smith Barney's opinion relates to the relative values of Gabriel and TriVergent. Salomon Smith Barney did not express any opinion as to what the value of any of the Gabriel common stock, Gabriel preferred stock or Gabriel warrants actually will be when issued in the merger. Nor did Salomon Smith Barney express any opinion with respect to the allocation of the consideration to be paid in the merger. Salomon Smith Barney was not requested to consider, and the Salomon Smith Barney opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Gabriel or the effect of any other transaction in which Gabriel might engage. Salomon Smith Barney's opinion necessarily was based upon information available and disclosed to Salomon Smith Barney as of the time it rendered its opinion.

     SALOMON SMITH BARNEY'S ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION OF GABRIEL'S BOARD OF DIRECTORS IN ITS EVALUATION OF THE PROPOSED MERGER AND DID NOT CONSTITUTE A RECOMMENDATION OF THE MERGER TO GABRIEL OR A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE ON ANY MATTERS RELATING TO THE PROPOSED MERGER.

     The following is a summary of analyses performed by Salomon Smith Barney in the course of evaluating the fairness of the consideration to be paid in the merger. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to June 2, 2000, and is not necessarily indicative of current or future market conditions. The summary of certain of the financial analyses includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY SALOMON SMITH BARNEY, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE ARE NOT A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES.

     Contribution Analyses. Using annualized results for the month ended March 31, 2000 and management projections provided by TriVergent and Gabriel, respectively, Salomon Smith Barney performed analyses of the relative contribution of each of TriVergent and Gabriel to the combined company with respect to certain financial and operating data. Certain information used by Salomon Smith Barney with respect to TriVergent was on a pro forma basis to reflect pending and recently completed transactions involving TriVergent. In performing this analysis, Salomon Smith Barney did not take into account any anticipated cost savings, revenue enhancements or other similar potential effects of the merger.

     Based on this information, Salomon Smith Barney derived the implied ownership interest in the combined company of the current common and preferred stockholders of each of TriVergent and Gabriel. These analyses are set forth in the following table.


                                                         TRIVERGENT          GABRIEL          TRIVERGENT       GABRIEL IMPLIED
                                                        CONTRIBUTION       CONTRIBUTION    IMPLIED OWNERSHIP      OWNERSHIP
                                                        ------------       ------------    -----------------   ---------------
   ANNUAL REVENUES
      Latest Month Annualized                               71.5%              28.5%             55.0%              45.0%
      Estimated 2000                                        58.5               41.5              46.0               54.0
      Estimated 2001                                        67.4               32.6              52.1               47.9
      Estimated 2002                                        66.8               33.2              51.7               48.3
      Estimated 2003                                        60.4               39.6              47.4               52.6

   ON-NET ACCESS LINES
      As of March 31, 2000                                   2.9%              97.1%              7.9%              92.1%
      Estimated as of December 31, 2000                     49.8               50.2              40.0               60.0
      Estimated as of December 31, 2001                     67.4               32.6              52.1               47.9
      Estimated as of December 31, 2002                     65.7               34.3              51.0               49.0
      Estimated as of December 31, 2003                     63.3               36.7              49.3               50.7

   NET PROPERTY, PLANT AND EQUIPMENT
      As of March 31, 2000                                  53.9%              46.1%             42.9%              57.1%
      Estimated as of December 31, 2000                     64.8               35.2              50.4               49.6
      Estimated as of December 31, 2001                     52.1               47.9              41.6               58.4
      Estimated as of December 31, 2002                     47.5               52.5              38.5               61.5
      Estimated as of December 31, 2003                     41.6               58.4              34.4               65.6



     Salomon Smith Barney compared this data with the 46% and 54% pro forma fully diluted equity interest in the combined company of the current common and preferred stockholders of TriVergent and Gabriel, respectively.

     Comparable Company Analysis. Salomon Smith Barney reviewed publicly available financial and operating information for nine competitive local exchange carriers: Allegiance Telecom, Inc., Choice One Communications Inc., CTC Communications Group, Inc., Focal Communications Corporation, Mpower Holding Corporation, Net2000 Communications, Inc., Network Plus Corp., Pac-West Telecomm, Inc. and US LEC Corp. Salomon Smith Barney considered the business segments in which these companies operate to be reasonably similar to certain of the business segments in which TriVergent and Gabriel operate, but noted that none of these companies has the same management, makeup, size or combination of businesses as TriVergent or Gabriel.

     In performing these analyses, Salomon Smith Barney derived the adjusted firm value of each of the comparable competitive local exchange carriers. Adjusted firm value was calculated as the sum of the value of:

     o all shares of common stock assuming the exercise of all in-the-money options, warrants and convertible securities, less the proceeds from such exercise, plus

     o    non-convertible indebtedness, plus

     o    non-convertible preferred stock, plus

     o    minority interests, plus

     o    out-of-the-money convertible securities, minus

     o    certain assets not related to the company's core businesses, minus

     o    investments in unconsolidated affiliates and cash.

     For each of the comparable competitive local exchange carriers, Salomon Smith Barney derived the ratio of adjusted firm value to each of:

     o revenue for 2000, based on an annualization of revenue for the latest quarter for which results were available ("LQA Revenue"),

     o    estimated revenue for 2000,

     o    estimated revenue for 2001,

     o    estimated revenue for 2002,

     o    estimated growth-adjusted revenue for 2000,

     o    estimated growth-adjusted revenue for 2001,

     o    estimated growth-adjusted revenue for 2002,

     o    net property, plant and equipment ("net PP&E"), and

     o    number of access lines.

Estimated growth-adjusted revenue for any year is the estimated revenue for that year multiplied by the estimated compound annual growth rate over the next two succeeding years. With respect to the comparable competitive local exchange carriers, Salomon Smith Barney used revenue estimates contained in publicly available research reports published by various investment banks.

     The following tables set forth the results of these analyses:



RATIO OF ADJUSTED
FIRM VALUE TO:                                              RANGE               MEAN              MEDIAN
                                                        ------------           ------             ------
LQA Revenue                                             3.3x - 47.2x            18.7x              16.1x
2000 Estimated Revenue                                  3.7x - 23.0x            11.7x              10.9x
2001 Estimated Revenue                                  2.3x - 12.1x             5.5x               4.0x
2002 Estimated Revenue                                   1.6x - 7.3x             3.3x               2.7x
2000 Estimated Growth-Adjusted Revenue                  6.9x - 29.5x            13.6x              11.9x
2001 Estimated Growth-Adjusted Revenue                  4.0x - 20.3x            10.0x               9.5x
2002 Estimated Growth-Adjusted Revenue                  2.7x - 16.0x            7.6x                6.9x
Net PP&E                                                6.3x - 18.5x            10.5x               9.3x
Access Lines                                          $3,701 - $35,576         $14,728            $12,839

     Based upon this analysis and using projected financial information provided by the management of TriVergent and Gabriel, respectively, Salomon Smith Barney derived ranges of implied firm value and implied equity value for TriVergent and Gabriel as set forth in the following table:

                                                     TRIVERGENT                     GABRIEL
                                             --------------------------     ------------------------
                                                                  (IN MILLIONS)

RANGE OF IMPLIED FIRM VALUE                   $450.0     -       $550.0       $300.0    -      $375.0
RANGE OF IMPLIED EQUITY VALUE                 $501.7     -       $601.7       $523.0    -      $598.0


     Discounted Cash Flow Analysis. Salomon Smith Barney used a discounted cash flow methodology to derive ranges of firm value for each of TriVergent and Gabriel. In this analysis, Salomon Smith Barney assumed a weighted average cost of capital ranging from 13.5% to 17.5% to derive for each of TriVergent and Gabriel the present value as of June 30, 2000 of (1) projected free cash flows for the ten fiscal years from 2000 through 2009, plus (2) each company's terminal value at the end of fiscal 2009. Terminal values for each company were based on a range of 8.0x to 12.0x projected earnings before interest, taxes, depreciation and amortization ("EBITDA") for 2009. In particular, Salomon Smith Barney focused on the results obtained by utilizing a weighted average cost of capital ranging from 14.5% to 16.5% and terminal values ranging from to 9.0x to 11.0x projected EBITDA for 2009.

     In deriving ranges of firm value for TriVergent, Salomon Smith Barney performed the discounted cash flow analysis using both management projections provided by TriVergent and management projections adjusted to reflect more conservative near-term growth of TriVergent's business, more conservative access line growth and a more rapid shift away from resale revenues than were reflected in TriVergent's management projections.

     In deriving ranges of firm value for Gabriel, Salomon Smith Barney performed the discounted cash flow analysis using both management projections provided by Gabriel and management projections adjusted to reflect more conservative near-term revenue growth, more rapidly declining prices and lower EBITDA margins than were reflected in Gabriel's management projections.

     Based upon this analysis, Salomon Smith Barney derived the following ranges of firm value for TriVergent and Gabriel:

                                                      TRIVERGENT                               GABRIEL
                                         -----------------------------------    -----------------------------------
                                         MANAGEMENT CASE       ADJUSTED CASE    MANAGEMENT CASE      ADJUSTED CASE
                                         ----------------      -------------    ---------------      --------------
                                                                       (IN MILLIONS)

RANGE OF IMPLIED FIRM VALUE                $710 - $1,078        $583 - $875       $885 - $1,320       $748 - $1,127

     The preceding discussion is a summary of the material financial analyses performed by Salomon Smith Barney in the course of evaluating the fairness of the consideration to be paid in the merger, but it does not purport to be a complete description of all the analyses performed by Salomon Smith Barney. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable companies analyses summarized above, Salomon Smith Barney selected comparable public companies on the basis of various factors, including the size and similarity of the line of business; however, no company utilized as a comparison in these analyses is identical to TriVergent or Gabriel. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies to which TriVergent and Gabriel are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to TriVergent, Gabriel, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of TriVergent and Gabriel. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of TriVergent, Gabriel, the Gabriel board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the exchange ratio in the merger. The opinion of Salomon Smith Barney was only one of the factors taken into consideration by Gabriel's board of directors in making its determination to approve the merger agreement and the merger.

     Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Gabriel selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with Gabriel. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of both Gabriel and TriVergent for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Gabriel and TriVergent and their respective affiliates.

     Pursuant to Salomon Smith Barney's engagement letter, Gabriel agreed to pay Salomon Smith Barney certain customary fees for its services rendered in connection with the merger. Gabriel has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

INTERESTS OF TRIVERGENT DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     INTRODUCTION. Some of the members of TriVergent's board of directors and executive officers may have certain interests in the merger that are different from or in addition to the interests of stockholders of TriVergent generally. These additional interests relate to, among other things, the effect of the merger on certain employment and benefit arrangements to which directors and executive officers are parties or under which they have rights. These interests, to the extent material, are described below. The TriVergent board of directors was aware of these interests and considered them, among other things, prior to approving the merger agreement.

     EMPLOYMENT AGREEMENTS. TriVergent has entered into employment agreements with the following members of senior management of TriVergent that contain certain provisions that are triggered by a change in control of TriVergent:


         Name                                  Position
         ----                                  --------
         Charles S. Houser                     Chief Executive Officer
         G. Michael Cassity                    President and Chief Operating Officer

         J.W. Adams                            Senior Vice President of Network Engineering
         Shaler P. Houser                      Senior Vice President of Corporate Development and Strategy
         Ronald N. Kirby                       Senior Vice President of Network Customer Operations
         G. Randolph McDougald                 Senior Vice President of Marketing
         Clark H. Mizell                       Senior Vice President and Chief Financial Officer
         Riley M. Murphy                       Senior Vice President of Law, General Counsel and Secretary
         Vincent M. Oddo                       Senior Vice President and Chief Information Officer
         Russell W. Powell                     Senior Vice President of Sales
         Judith C. Slaughter                   Senior Vice President of Customer Operations

     Except for the agreement with Mr. Cassity, these agreements provide that:

     o if employment is terminated by TriVergent, other than for cause, prior to and in connection with a change in control, which would include the merger, the employee is entitled to salary and benefits for the balance of the term of the agreement;

     o if the employee is terminated after a change in control, the employee is entitled to salary and benefits for periods ranging from 12 to 24 months following the change in control; and

     o the employee will receive an additional amount, on an after-tax basis, to compensate for any taxes imposed by the U.S. federal income tax laws in relation to the termination payments.

     Mr. Cassity's employment agreement provides that if he resigns for "good reason," as defined in the agreement, prior to a change in control, he is entitled to salary, bonus and benefits for the greater of one year from termination or two years after the date of the employment agreement. If he resigns for good reason after a change in control, he is entitled to salary, bonus, $50,000 in discretionary funds and benefits for the greater of one year from termination or three years after the date of the employment agreement. In addition, Mr. Cassity's employment agreement provides for a liquidity bonus upon the sale of TriVergent equal to $500,000 if the consideration paid for TriVergent is between $500 million and $750 million or $750,000 if the consideration paid for TriVergent is at least $750 million. Based on the merger consideration, Mr. Cassity will not be entitled to this liquidity bonus as result of the merger.

     By letter agreement, all but two members of TriVergent's senior management with employment agreements have agreed that the merger shall not be treated as a change of control under their employment agreement and that the merger shall not be treated as an event resulting in acceleration of exercise rights under their options granted under the TriVergent employee incentive plan. In exchange for this agreement, such persons will receive a three year, rather than a five year, vesting schedule from the date of the original grant for their options. In addition, their options shall fully vest and be fully exercisable in accordance with their terms in the event of (i) a diminution or reduction of such holder's responsibilities, position, authority, duties or compensation (from those in effect immediately prior to the effective time of the merger), (ii) a relocation of fifty (50) miles or more of such employee's work location or (iii) a termination of the employment of such employee without cause, in each case of clauses (i), (ii) and (iii), which occurs within one year following the effective time of the merger.

     INDEMNIFICATION. All rights of indemnification from liabilities existing in favor of the current and former directors, officers, employees and agents of TriVergent and its subsidiaries as provided in their certificates of incorporation and by-laws will be assumed by the surviving corporation in the merger, and will continue in full force and effect in accordance with the terms of the certificate of incorporation and by-laws of the surviving corporation.

     EFFECTS OF THE MERGER ON EMPLOYEE INCENTIVE PLAN. Under the terms of TriVergent's employee incentive plan, the merger would cause all options outstanding under the plan to become fully vested and immediately exercisable. However, as discussed above, by letter agreement, certain offices and employees of TriVergent (holding in the aggregate 73.31% of options outstanding as of the date of the merger agreement) have agreed that the merger shall not be treated as an event resulting in acceleration of exercise rights under the TriVergent employee incentive plan.

     OTHER MERGER AGREEMENT PROVISIONS. The merger agreement also contains the following additional provisions applicable to TriVergent senior management, including:

     o following the effective time of the merger, Gabriel has agreed to maintain existing TriVergent employee benefits or replace TriVergent benefits with comparable Gabriel benefits provided that, in the aggregate, the terms offered to the TriVergent employees are no less favorable than the aggregate benefits provided to similarly situated employees of Gabriel and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the benefit plans of TriVergent) shall be waived with respect to such participants and their eligible dependents;

     o Gabriel has agreed to recognize for TriVergent employees credit for years of service with TriVergent or any of the TriVergent subsidiaries prior to the merger for purposes of eligibility and vesting to the extent that service was recognized under the benefit plans of TriVergent;

     o Gabriel has agreed to honor the employment agreements of TriVergent's current executive officers and employees; and

     o Gabriel or the surviving corporation in the merger will offer employment on mutually agreeable terms to all employees of TriVergent employed as of the effective time of the merger.

ACCOUNTING TREATMENT

     Gabriel and TriVergent intend to account for the merger using the "purchase" method of accounting for financial reporting and accounting purposes, in accordance with generally accepted accounting principles. After the merger, the consolidated results of operations of TriVergent will be included in the consolidated financial statements of Gabriel. The purchase price (i.e., the aggregate merger consideration) will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of TriVergent acquired will be recorded first as identifiable intangible assets and then, to the extent unallocated, as an unidentified intangible asset or "goodwill." A final determination of the intangible asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. See "Pro Forma Condensed Combined Financial Statements" on page ___.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     GENERAL. The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of shares of TriVergent preferred stock, common stock, options and warrants as well as the distribution of the one year warrants and the two year warrants to purchase Gabriel common stock to holders of shares of TriVergent preferred stock and Gabriel preferred stock.

     The discussion is based upon current law and is subject to the qualifications contained therein. The discussion assumes that the holders hold their TriVergent stock, options or warrants or Gabriel preferred stock as capital assets within the meaning of Section 1221 the Code.

     This summary does not purport to discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder of TriVergent stock, options or warrants or Gabriel preferred stock. In particular, it does not apply to holders entitled to special treatment under U.S. federal income tax law (including, without limitation, dealers in securities, tax-exempt organizations, banks or other financial institutions, trusts, insurance companies, persons that hold TriVergent stock, options or warrants or Gabriel preferred stock as part of a straddle, a hedge against currency risk or as a constructive sale or conversion transaction, persons that have a functional currency other than the United States dollar, investors in pass-through entities and foreign persons, including foreign individuals, partnerships and corporations). This discussion also does not describe tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

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
     Further, this summary does not purport to discuss the U.S. federal income taxation of holders of TriVergent stock or Gabriel preferred stock who acquired such securities as compensation or holders of TriVergent warrants who acquired such warrants other than pursuant to the borrowing of money from such holders by TriVergent.

HOLDERS OF TRIVERGENT STOCK, OPTIONS AND WARRANTS AND GABRIEL PREFERRED STOCK ARE URGED TO CONSULT THEIR TAX ADVISOR AS TO SPECIFIC TAX CONSIDERATIONS OF THE MERGER AND DISTRIBUTION OF THE GABRIEL WARRANTS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

     CONSEQUENCES OF THE MERGER. In the opinions of Bryan Cave LLP, counsel to Gabriel, and Cravath, Swaine & Moore, counsel to TriVergent, under current law

     o    the merger will qualify as a "reorganization" within the meaning of
          Section 368(a) of the Code,

     o Gabriel, TriVergent and Triangle Acquisition, Inc. will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code, and

     o no income, gain or loss will be recognized by Gabriel, TriVergent or Triangle Acquisition, Inc. as a result of the merger.

     These opinions are subject to qualifications set forth herein and assume that the merger is consummated in accordance with the terms of the merger agreement and as described in this information statement/prospectus. These opinions also assume that the representations and assumptions set forth in certain certificates of officers of Gabriel and TriVergent are true, correct and complete as of the date hereof and will be true, correct and complete at the effective time of the merger. These opinions are based on the Code, Treasury regulations promulgated thereunder and in effect as of the date hereof, current administrative rulings and practice, and judicial precedent, all of which are subject to change, possibly with retroactive effect. Any change in law or failure of the factual representations and assumptions to be true, correct and complete in all material respects could alter the tax consequences discussed herein.

     The parties will not request and the merger is not conditioned upon a ruling from the Internal Revenue Service as to any of the U.S. federal income tax consequences of the merger or the distribution of the Gabriel warrants. As a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions set forth in this discussion.

     CONSEQUENCES TO HOLDERS OF TRIVERGENT STOCK, OPTIONS AND WARRANTS. This section sets forth the opinion of Cravath, Swaine & Moore, counsel to TriVergent, as to the material U.S. federal income tax consequences of the merger to holders of TriVergent stock, options and warrants.

     Exchange of TriVergent Common Stock. Holders of TriVergent common stock who exchange their TriVergent common stock for Gabriel common stock in the merger will not recognize gain or loss, except with respect to cash, if any, they receive instead of a fractional share of Gabriel common stock. Each holder's aggregate tax basis in the Gabriel common stock received in the merger will be the same as his or her aggregate tax basis in the TriVergent common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest in Gabriel common stock for which cash is received. The holding period of the Gabriel common stock received in the merger will include the holding period of the TriVergent common stock surrendered in the merger.

     Exchange of TriVergent Compensatory Options. Holders of options to acquire TriVergent common stock who acquired such options pursuant to the TriVergent Corporation Employee Incentive Plan will not recognize income, gain or loss on the exchange of such options for options to acquire Gabriel common stock.

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

     Exchange of TriVergent Warrants. Holders of warrants to acquire TriVergent common stock who acquired such warrants pursuant to the borrowing of money from such holder by TriVergent will not recognize income, gain or loss on the exchange of such warrants for warrants to acquire Gabriel common stock. Holders who otherwise acquired warrants convertible into TriVergent common stock should consult their tax advisor as to specific tax considerations of the exchange for warrants to acquire Gabriel common stock.

     Exchange of TriVergent Preferred Stock. Holders of TriVergent preferred stock who exchange their TriVergent preferred stock for Gabriel preferred stock and Gabriel warrants in the merger will not recognize gain or loss, except with respect to cash, if any, they receive instead of a fractional share of Gabriel preferred stock. Each holder's aggregate tax basis in the Gabriel preferred stock and Gabriel warrants received in the merger will be the same as his or her aggregate tax basis in the TriVergent preferred stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest in Gabriel preferred stock for which cash is received. The aggregate tax basis will be allocated between the Gabriel preferred stock and the Gabriel warrants in proportion to the respective fair market values of the preferred stock and warrants. The holding period of the Gabriel preferred stock and Gabriel warrants received in the merger will include the holding period of the TriVergent preferred stock surrendered in the merger. If the Gabriel warrants lapse unexercised, the holder will recognize capital loss with respect to the warrants to the extent of the tax basis allocated thereto.

     Assuming the fair market value of the Gabriel warrants distributed is less than 15% of the fair market value of the Gabriel preferred stock, it is possible that no basis would be allocated to the Gabriel warrants unless the holder files an election to so allocate under applicable regulations (as discussed below). In that event, even if the election is made, if the Gabriel warrants were to lapse unexercised, the holder would not recognize any loss with respect to the warrants, but the tax basis would be allocated back to the Gabriel preferred stock.

     Distribution of Additional Shares of TriVergent Preferred Stock or TriVergent Common Stock As Payment of Preferred Holders' Accrued and Unpaid Dividends. The distribution by TriVergent prior to the effective time of the merger of shares of TriVergent preferred stock or TriVergent common stock to holders of TriVergent preferred stock as payment of accrued and unpaid dividends may be a taxable dividend to the extent of TriVergent's or Gabriel's current or accumulated earnings and profits. It is expected that neither TriVergent nor Gabriel will have earnings and profits at the time of the distribution or for the taxable year.

     ADDITIONAL CONSEQUENCES TO HOLDERS OF TRIVERGENT STOCK. This section sets forth additional U.S. federal income tax consequences of the merger to holders of TriVergent stock.

     Cash in Lieu of Fractional Shares; Dissenter's Rights. Holders of TriVergent common stock or TriVergent preferred stock who receive cash (i) in lieu of a fractional share of Gabriel common or Gabriel preferred stock or (ii) as a result of the exercise of the right to dissent from the merger (assuming thereafter that, directly or indirectly, such holder owns no Gabriel capital stock), will recognize gain or loss equal to the difference between the amount of cash received and the holder's allocable tax basis in stock exchanged therefor. That gain or loss generally will constitute capital gain or loss. It will constitute long-term gain or loss if the holder has held the TriVergent common stock or TriVergent preferred stock for more than 12 months at the effective time of the merger.

     Backup withholding. Noncorporate holders of TriVergent common stock or TriVergent preferred stock may be subject to backup withholding at a rate of 31% on cash payments received upon exercise of dissenter's rights or received in lieu of fractional shares of Gabriel common stock or Gabriel preferred stock. Backup withholding will not apply, however, to a holder of TriVergent common stock or TriVergent preferred stock who

     o furnishes a correct taxpayer identification number and certifies under penalty of perjury that he or she is not subject to backup withholding on the substitute Form W-9 (or successor form) included in the letter of transmittal to be delivered to holders of TriVergent common stock or TriVergent preferred stock following consummation of the merger,

     o provides a certification of foreign status on Form W-8 (or successor form), or

     o    is otherwise exempt from backup withholding.


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

Any amount withheld under these rules will be credited against the holder's U.S. federal income tax liability.

     CONSEQUENCES TO HOLDERS OF GABRIEL PREFERRED STOCK. This section sets forth the opinion of Bryan Cave LLP, counsel to Gabriel, as to the material U.S. federal income tax consequences of the distribution of the Gabriel warrants to the holders of Gabriel preferred stock.

     The distribution of the Gabriel warrants should be treated as a nontaxable distribution made in connection with a recapitalization reorganization. The amendment to the Gabriel articles of incorporation which increases the per share liquidation preference of the Gabriel preferred stock and adds an 8% accrual thereto should constitute a recapitalization reorganization. A warrant distribution in connection with a recapitalization reorganization is not taxable unless the distribution is pursuant to a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of the corporation. Because the distribution of warrants to holders of Gabriel preferred stock is calculated according to such holder's proportion of invested capital in Gabriel and TriVergent as of the effective time, the distribution should not be pursuant to a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of Gabriel. Each holder's aggregate tax basis should be allocated between the Gabriel preferred stock and the Gabriel warrants in proportion to the respective fair market values of the preferred stock and warrants. The holding period of the Gabriel warrants will include the holding period of the Gabriel preferred stock on which such warrants are distributed. If the warrants lapse unexercised, the holder will recognize capital loss with respect to the warrants to the extent of the tax basis allocated thereto.

     It is possible (assuming the fair market value of the Gabriel warrants distributed is less than 15% of the fair market value of the Gabriel preferred stock) that no basis would be allocated to the Gabriel warrants unless the holder files an election to so allocate under applicable regulations. If this election were made, each holder's tax basis would be allocated between the Gabriel preferred stock and warrants in proportion to their respective fair market values. In the event of such an election, if the Gabriel warrants were to lapse unexercised, the holder will not recognize any loss with respect to such warrants, but the tax basis will be allocated back to the Gabriel preferred stock.

     The Internal Revenue Service might take the position that the distribution of the Gabriel warrants constituted a taxable distribution or was pursuant to a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of Gabriel. In such case, a recipient of the Gabriel warrants would recognize a dividend, taxable as ordinary income, in an amount equal to the fair market value of the Gabriel warrants, but only to the extent of the current or accumulated earnings and profits of Gabriel at the time of the distribution or for the taxable year. To the extent that the amount of the distribution exceeds the earnings and profits of Gabriel, the distribution of the Gabriel warrants would be treated first as a tax-free return of capital to the extent of the holder's tax basis in the Gabriel preferred stock, and thereafter as capital gain. Gabriel does not anticipate having any current or accumulated earnings and profits at the time of the distribution or for the taxable year. Each holder would have a tax basis in the warrants received equal to the fair market value of the warrants on the date of their distribution and a holding period that begins on the day following the date of distribution of the Gabriel warrants. If the Gabriel warrants lapse unexercised, the holder will recognize capital loss with respect to the warrants to the extent of the tax basis allocated thereto.

     Upon a sale of the Gabriel warrants, the holder will recognize gain or loss, if any, in an amount equal to the difference between the proceeds of such sale and the tax basis (if any) allocated to such warrants. If the warrants are exercised, the tax basis allocated to the warrants will be added to the tax basis in the Gabriel common stock that the holder will receive as a result of exercising the warrants. Upon exercise of the warrants, the holder would have a holding period for the Gabriel common stock that begins on the day following the date of exercise.

     ADJUSTMENT OF CONVERSION PRICE OF GABRIEL PREFERRED STOCK. Section 305 of the Code treats as a distribution (taxable as a dividend to the extent of the issuing corporation's current or accumulated earnings and profits) certain actual or constructive distributions of stock with respect to stock, stock rights or convertible securities. Certain adjustments in the conversion ratio of stock, stock rights or convertible securities are considered distributions of stock. For example, Treasury regulations treat holders of preferred stock or stock rights as having received such a constructive distribution where the conversion price of such preferred stock or stock rights is adjusted to reflect certain taxable distributions with respect to the stock into which such preferred stock or stock rights is convertible or exercisable. Adjustment of the conversion rates at which the Gabriel preferred stock can be converted could cause the holders thereof to be viewed as having received a deemed distribution taxable as a dividend whether or not such holders exercise their conversion rights. An adjustment to the number of shares of Gabriel common stock to be issued on the exercise of a warrant may also be deemed to be a constructive distribution from Gabriel.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF TRIVERGENT STOCK, OPTIONS OR WARRANTS OR GABRIEL PREFERRED STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF TRIVERGENT STOCK, OPTIONS AND WARRANTS AND GABRIEL PREFERRED STOCK IS URGED TO CONSULT HIS OR HER PERSONAL TAX ADVISOR CONCERNING THE APPLICABILITY TO HIM OR HER OF THE FOREGOING DISCUSSION, AS WELL AS OF ANY OTHER TAX CONSEQUENCES OF THE MERGER.


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REGULATORY MATTERS

     UNITED STATES ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. On June 15, 2000, Gabriel and TriVergent each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. If the Antitrust Division does not issue a request for additional information, the required waiting period under the Hart-Scott-Rodino Act will expire on July 15, 2000. However, at any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Gabriel or TriVergent. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     FEDERAL COMMUNICATIONS COMMISSION. TriVergent also must receive the approval from the FCC for transfer of control of its Section 214 international long distance authorization. TriVergent has already filed an application seeking this approval.

     STATE PUBLIC UTILITY COMMISSIONS. TriVergent also must receive the approval of the merger from various state public utility commissions. TriVergent has already filed applications seeking these approvals.

     GENERAL. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. We cannot assure you that

     o Gabriel or TriVergent will be able to satisfy or comply with such conditions,

     o compliance or non-compliance will not have adverse consequences for Gabriel or TriVergent after completion of the merger, or

     o the required regulatory approvals will be obtained within the time frame contemplated by Gabriel or TriVergent and referred to in this document or on terms that will be satisfactory to Gabriel and TriVergent.

     See "The Merger Agreement - Conditions to the Merger."

APPRAISAL RIGHTS

     Under Delaware law, holders of shares of TriVergent common stock and preferred stock are entitled to exercise appraisal rights if they (i) are holders of issued and outstanding shares of common stock or preferred stock immediately prior to the effective time of the merger, (ii) have not voted in favor of the merger nor consented thereto in writing and (iii) have properly demanded their appraisal rights. Shares to which appraisal rights are applicable will not be converted into the right to receive the merger consideration unless and until such time as these shares become ineligible for appraisal.

     TriVergent stockholders who have not consented to the merger in writing will receive, within 10 days of the effective date of the merger, notice that the merger has been approved by written consent and that he or she is entitled to appraisal rights. The notice will attach a copy of Section 262 of the General Corporation Law of the State of Delaware pertaining to the appraisal rights of TriVergent stockholders and will include the effective date of the merger.

     Within 20 days of the mailing of the notice, any TriVergent stockholder who is entitled to appraisal rights must notify the surviving corporation of the merger in writing if he or she is demanding appraisal of his or her shares. Within 120 days of the effective date of the merger, any TriVergent stockholder who has not consented to the merger and who has made a written demand for appraisal may file a petition with the Delaware Court of Chancery demanding a determination of the value of the stock of all TriVergent stockholders entitled to appraisal.

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

     Also within 120 days of the effective date of the merger and upon written request, any TriVergent stockholder demanding appraisal rights may request a statement from the combined company setting forth the aggregate number of shares not voted in favor of or consenting to the merger and with respect to which demands for appraisal have been received and the aggregate numbers of holders of these shares. This statement will be mailed within 10 days of the combined company's receipt of the request for the statement or within 10 days after expiration of the period for delivery of demands, whichever is later.

     Within 60 days of the effective date of the merger, any TriVergent stockholder may withdraw his or her demand for appraisal and accept the merger consideration and other terms of the merger by providing written notice to the combined company.

RESALE OF GABRIEL COMMON STOCK AND GABRIEL PREFERRED STOCK

     This information statement/prospectus does not cover resales of Gabriel common stock or preferred stock received by any person upon completion of the merger or upon conversion of Gabriel preferred stock or exercise of any Gabriel warrants or options issued in connection with the merger. No person is authorized to make any use of this information statement/prospectus in connection with any such resale.

OWNERSHIP OF GABRIEL FOLLOWING THE MERGER

     Based on the exchange ratio of 1.0984, TriVergent common and preferred stockholders will receive 13,032,692 shares of Gabriel common stock and 38,541,373 shares of Gabriel preferred stock, respectively. On an undiluted basis, this will represent 68.7% and 21.9% of all of the outstanding common stock and preferred stock, respectively, of Gabriel. Holders of TriVergent options and warrants will receive Gabriel options and warrants exercisable for 12,657,090 shares of Gabriel common stock in the merger at the exchange ratio of
1.0984. Based on those numbers, following the merger, former holders of TriVergent common and preferred stock, options and warrants would own approximately 46% of the shares of Gabriel stock, on a fully diluted basis without regard to the Gabriel $6.00 warrants and $10.25 warrants. Upon completion of the merger, the business of TriVergent will be operated through a wholly owned subsidiary of Gabriel, to be renamed TriVergent Corporation at the effective time of the merger.

MATERIAL RELATIONSHIPS BETWEEN GABRIEL AND TRIVERGENT

     As of the date of this information statement/prospectus, neither Gabriel nor TriVergent is aware of any past, present or proposed material relationship between Gabriel or any of its directors, executive officers or affiliates, on the one hand, and TriVergent or any of its directors, executive officers or affiliates, on the other hand, except as contemplated by the merger agreement and except that certain financial institutions are lenders to both TriVergent and Gabriel.

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


                              THE MERGER AGREEMENT

     This section is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this information statement/prospectus. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement. The merger agreement is a legal document governing the merger and related transactions, and in the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

STRUCTURE OF THE MERGER

     Gabriel and TriVergent entered into the merger agreement on June 9, 2000. Under the terms of the merger agreement, at the closing, TriVergent will be merged with and into Triangle Acquisition, Inc., a newly formed Delaware corporation and wholly owned subsidiary of Gabriel. Triangle will survive the merger as a wholly owned subsidiary of Gabriel and be renamed TriVergent Corporation. The merger will take place pursuant to the General Corporation Law of the State of Delaware. Upon completion of the merger, TriVergent will cease to exist, but the business of TriVergent will then be continued by Triangle as a wholly owned subsidiary of Gabriel. In connection with the merger, the certificate of incorporation and by-laws of the surviving corporation will be amended. The directors and executive officers of Gabriel and the surviving corporation will be those provided for in the merger agreement.

     If the merger is completed, holders of TriVergent common stock, preferred stock, warrants or options will no longer hold any interest in TriVergent other than through their interest in shares of Gabriel common stock, preferred stock, warrants or options, respectively. They will become stockholders (or option or warrant holders) of Gabriel and their rights will be governed by Gabriel's amended and restated certificate of incorporation and by-laws and by the laws of the State of Delaware. See "Comparison of Rights of Stockholders of Gabriel and TriVergent" beginning on page ___ for information about the relative rights of stockholders of Gabriel and TriVergent.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of the signed Certificate of Merger with the Secretary of State of Delaware, or at such later time as may be specified in that document, in accordance with the laws of Delaware. The merger agreement provides that the contracting parties will cause the Certificate of Merger to be filed as soon as practicable after

     o    all required regulatory approvals have been obtained or taken, and

     o all other conditions to the consummation of the merger have been satisfied or waived.

     There can be no assurance that the conditions to the merger will be satisfied. Moreover, the merger agreement may be terminated by either Gabriel or TriVergent under various conditions as specified in the merger agreement. Therefore, there can be no assurance as to whether or when the merger will become effective.

ISSUANCE OF TRIVERGENT STOCK IN LIEU OF PAYMENT OF ACCRUED AND UNPAID DIVIDENDS IMMEDIATELY PRIOR TO THE MERGER

     The merger agreement provides that immediately prior to the effective time of the merger, TriVergent will issue additional shares of TriVergent Series A preferred stock, TriVergent Series B preferred stock and TriVergent Series C preferred stock (or to the extent there are not sufficient authorized shares of TriVergent preferred stock, TriVergent common stock), at a price of $7.6888 per share, in payment in full of all accrued and unpaid dividends on each series of TriVergent preferred stock as of July 31, 2000 (or, if the effective time of the merger is later than August 31, 2000, as of August 31, 2000) as set forth in the merger agreement. These additional shares will be deemed outstanding for purposes of determining the exchange ratio at the effective time of the merger in


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
accordance with the merger agreement. Holders of TriVergent preferred stock will not be entitled to any dividends, and no dividends on any series of TriVergent preferred stock will be deemed to have accrued during or been payable for any period of time after July 31, 2000 or August 31, 2000, as the case may be.

WHAT SECURITYHOLDERS WILL RECEIVE IN THE MERGER

     COMMON STOCK. TriVergent common stockholders will be entitled to receive
1.0984 shares of Gabriel common stock for each share of TriVergent common stock. We refer to the number of shares of Gabriel stock into which one share of TriVergent stock is converted as the "exchange ratio." The exchange ratio is subject to appropriate adjustment in the event of certain stock changes and issuances.

     PREFERRED STOCK. TriVergent preferred stockholders will be entitled to receive Gabriel preferred stock in exchange for shares of TriVergent preferred stock. TriVergent preferred stockholders will be entitled to receive Gabriel preferred stock as follows

     o 1.0984 shares of Gabriel Series C-1 preferred stock for each share of TriVergent Series A preferred stock,

     o 1.0984 shares of Gabriel Series C-2 preferred stock for each share of TriVergent Series B preferred stock, and

     o 1.0984 shares of Gabriel Series C-3 preferred stock for each share of TriVergent Series C preferred stock.

The Series C-1, C-2 and C-3 preferred stock will each be a new series of Gabriel preferred stock and will have terms which are substantially identical to the Series A, A-1 and B preferred stock, respectively, except as to the respective conversion prices and liquidation preferences for each series, which liquidation preferences will include a preferred return of 8% per annum from the date as of which the accrued dividends on the TriVergent preferred stock will have been paid.

     GABRIEL $6.00 AND $10.25 WARRANTS. Each of the holders of TriVergent preferred stock (including those converted) and each of the holders of Gabriel preferred stock will receive warrants to purchase Gabriel common stock as follows. A particular holder of such preferred stock will receive

     o warrants to purchase a certain number of shares of Gabriel common stock at an exercise price of $6.00 per share for a period of one year following the effective time of the merger. We refer to these warrants as the "one-year warrants", and

     o warrants to purchase a certain number of shares of Gabriel common stock at an exercise price of $10.25 per share for a period of two years following the effective time of the merger. We refer to these warrants as the "two-year warrants."

The number of one-year warrants that a particular holder of Gabriel or TriVergent preferred stock will be entitled to receive will be calculated based upon each investor's total invested capital as follows:

     o    the number 8,000,000 will be multiplied by a fraction

          o the numerator of the fraction will equal the "total invested capital" of such holder immediately prior to the effective time of the merger. "Total invested capital" means the total dollar amount invested in shares of TriVergent preferred stock or Gabriel preferred stock as of the effective time of the merger, as shown on the books and records of the TriVergent or Gabriel, as the case may be, not including any accrued and unpaid dividends

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
               which were invested in shares of TriVergent stock immediately prior to the effective time of the merger as provided in the merger agreement, and

          o the denominator of the fraction will equal the sum of the total invested capital of all holders of preferred stock in both TriVergent and Gabriel at the effective time of the merger and the "total committed capital" of all holders of shares of Series B preferred stock of Gabriel as of the effective time of the merger. "Total committed capital" means the total dollar amount committed to be invested in shares of Gabriel Series B preferred stock as of the effective time of the merger as provided in the "Gabriel Series B Purchase Agreement" (as defined in the merger agreement).

The number of two-year warrants that a particular holder of Gabriel or TriVergent preferred stock will be entitled to receive will be calculated based upon each investor's total invested capital by multiplying 5,000,000 by the same fraction.

     After the effective time of the merger and at the time that each holder of Gabriel Series B preferred stock that has committed to make a further investment in additional shares of Gabriel Series B preferred stock purchases these shares, the holder will receive additional Gabriel warrants allocated to the additional dollar amount invested as determined in accordance with the formula described above.

     FRACTIONAL SHARES. No fractional shares of Gabriel common stock or Gabriel preferred stock will be issued in the merger. Instead, if you would otherwise be entitled to receive a fraction of a share, you will receive cash equal to the product of the fraction multiplied by $7.00.

     OPTIONS AND WARRANTS. Holders of outstanding and unexercised warrants and options exercisable for shares of TriVergent common stock will be entitled to receive warrants or options, as the case may be, to acquire on the same terms and conditions, warrants or options, as the case may be, to purchase the number of shares of Gabriel common stock determined by multiplying the number of shares of TriVergent common stock subject to the warrants or options by the exchange ratio, at an exercise price per share of Gabriel common stock equal to the exercise price per share of the warrants or options divided by the exchange ratio (i.e., 1.0984, subject to adjustment). For example, a holder of an option to purchase 10,000 shares of TriVergent common stock at $2.40 per share would receive in exchange for this option, at the 1.0984 exchange ratio, an option to purchase 10,984 shares of Gabriel common stock at $2.19 per share.

     The merger agreement provides certain additional terms relating to the conversion of options including:

     o The Gabriel options issued to any TriVergent employee holding TriVergent options constituting "incentive stock options" (as defined by Section 422 of the Internal Revenue Code) or nonqualified stock options granted pursuant to the TriVergent Corporation Employee Incentive Plan who acknowledges that the merger and the other transactions contemplated by the merger agreement shall not be treated as an event resulting in acceleration of the exercise rights of such holder's options will contain a three year vesting schedule from the date of original grant (versus the five years currently provided for in the TriVergent options) and such employees' options will fully vest and be fully exercisable in accordance with their terms, subject to a notification requirement, if one of three events occurs within one year of the merger, subject to a right to cure

          o a diminution or reduction of the employee's responsibilities, position, authority, duties or compensation from those in effect immediately prior to the effective time of the merger,

          o a relocation of 50 miles or more of such employee's work location, or

          o    a termination of the employment of such employee without cause;

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          o    Gabriel will take all corporate action necessary to assume and adopt, at the effective time, the relevant plan under which the TriVergent options were granted and to make sufficient reservation for issuance of Gabriel common stock; and

          o Gabriel and TriVergent will deliver, to those who should receive such items, this information statement/prospectus and a form of agreement providing for the acknowledgment by such holder that the merger shall not result in the acceleration of exercise rights under any TriVergent option.

     The number of shares of Gabriel common stock, preferred stock, warrants or options to be issued in the merger will not increase or decrease due to fluctuations in the value of such securities. In the event that the value of Gabriel common stock decreases or increases prior to the effective time of the merger, the value of Gabriel common stock to be received by TriVergent stockholders in the merger would correspondingly decrease or increase. TriVergent does not have "walk-away" rights and cannot terminate the merger agreement because the value of Gabriel stock declines.

AMENDMENT OF GABRIEL CHARTER

     At the effective time, Gabriel's amended and restated certificate of incorporation will be amended to, among other things, state the terms of the new Series C-1, C-2 and C-3 preferred stock, increase the authorized shares of common stock and preferred stock to 400,000,000 and 200,000,000, respectively, and to add a preferred return to the liquidation preferences of each series of Gabriel preferred stock from the original issue date of the Series A, A-1 and B preferred stock and from the date as of which dividends cease to accrue on the TriVergent preferred stock, in the case of the Series C-1, C-2 and C-3 preferred stock.

     The proposed amended and restated certificate of incorporation of Gabriel reduces the per share initial public offering price that will trigger automatic conversion of the Gabriel preferred stock from $20.00 per share to $12.00 per share, in each case, with aggregate proceeds of at least $50 million.

EXCHANGE OF TRIVERGENT STOCK CERTIFICATES; OTHER AGREEMENTS

     Upon consummation of the merger, certificates representing outstanding shares of TriVergent common stock or TriVergent preferred stock will no longer represent any rights with respect to such stock but will be deemed to represent only the right to receive the merger consideration into which such certificates are convertible. No dividends, distributions or voting rights will apply to outstanding certificates until the certificates and the applicable letters of transmittal are surrendered and delivered.

     However, under Delaware law if a holder of shares of TriVergent common or TriVergent preferred stock has not voted for or consented to adoption of the merger agreement and if appraisal rights have been properly demanded, then such shares will not be converted into the right to receive the merger consideration until such time as the holder of such shares becomes ineligible for such appraisal.

     As soon as practicable after the effective time, Gabriel will mail to each holder of record of a certificate representing outstanding shares of TriVergent common stock or preferred stock a letter of transmittal with instructions to be used by the stockholder in exchanging certificates which, prior to the merger, represented shares of TriVergent common or preferred stock.

     The merger agreement provides that, by execution and delivery of a letter of transmittal, each TriVergent stockholder will agree to become a party to Gabriel's Amended and Restated Stockholders' Agreement and Amended and Restated Registration Rights Agreement. In addition, by such execution, delivery, surrender and exchange, persons identified to Gabriel as employees of TriVergent will agree to acquire the Gabriel securities subject to the restrictions contained in, and such person will become a party to, the Amended Shareholders Agreement by and among Gabriel and its employee stockholders. These agreements are described in "Description of Gabriel Capital Stock" beginning on page ___ below.


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
     Upon the surrender of a TriVergent common or preferred stock certificate together with a duly executed letter of transmittal and the other documents that may be reasonably required, the holder of such certificate will be entitled to receive a certificate representing the number of whole shares of Gabriel common stock, or preferred stock, and warrants as the case may be. Moreover, after such surrender and exchange, such record holder of the Gabriel securities will be entitled to receive any dividends or other distributions declared on such securities following the effective time of the merger, without interest.

VOTING AND CONSENT AGREEMENTS

     On June 9, 2000, concurrently with the execution and delivery of the merger agreement, certain holders of the TriVergent and Gabriel preferred stock and common stock entered into voting agreements, pursuant to which they agreed, among other things, to consent to or vote their shares of preferred stock and common stock of either TriVergent or Gabriel, as the case may be, in favor of the merger agreement and the transactions contemplated by the merger agreement.

     Adoption of the merger agreement requires the affirmative vote or consent of the holders of at least two-thirds of the total votes entitled to be cast by holders of TriVergent common stock and TriVergent preferred stock, voting together as a single class. In addition, adoption of the merger agreement requires the affirmative vote or consent of

     o holders of at least 75% of the outstanding shares of TriVergent Series A preferred stock and the consent of Richland Ventures II, L.P. and First Union Capital Partners, Inc.,

     o holders of a majority of the outstanding shares of TriVergent Series B preferred stock, and

     o holders of a majority of the outstanding shares of TriVergent Series C preferred stock if the consideration to be received by them in the merger is valued at greater than $7.00 per share or consent of the holders of more than two-thirds of the shares of TriVergent Series C preferred stock if the consideration to be received by them in the merger is valued at less than or equal to $7.00 per share.

     Holders of more than ninety percent of the outstanding shares of TriVergent Series A and Series B preferred stock and more than two-thirds of the outstanding shares of TriVergent common and Series C preferred stock have agreed to vote in favor of or consent to the adoption of the merger agreement.

     Approval and adoption of the Gabriel charter amendment requires the affirmative vote or consent of the holders of

     o at least two-thirds of the outstanding shares of Gabriel common stock, Gabriel Series A preferred stock, Gabriel Series A-1 preferred stock and Gabriel Series B preferred stock, voting together as a class, and
     o at least two-thirds of each series of Gabriel preferred stock, voting as separate classes.

     Approval of the acquisition of TriVergent by Gabriel pursuant to the merger agreement requires the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Gabriel common and preferred stock, voting together as a class.

     Holders of a sufficient number of shares of each class of Gabriel stock have agreed to vote in favor of or consent to the adoption of the Gabriel charter amendment and the acquisition of TriVergent by Gabriel pursuant to the merger agreement.

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

     EMPLOYEES AND EMPLOYEE BENEFIT PLANS

     Gabriel has agreed that, after the effective time of the merger, it will

     o maintain existing TriVergent employee benefits or replace TriVergent benefits with comparable Gabriel benefits provided that, in the aggregate, the terms offered to the TriVergent employees are no less favorable than the aggregate benefits provided to similarly situated employees of Gabriel and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the benefit plans of TriVergent) shall be waived with respect to such participants and their eligible dependents,

     o reorganize for TriVergent employees credit for years of service with TriVergent or any of the TriVergent subsidiaries prior to the merger for purposes of eligibility and vesting to the extent such service was recognized under the benefit plans of TriVergent

     o honor the employment agreements of TriVergent's current executive officers and employees, and

     o offer or cause the surviving corporation to offer employment on mutually agreeable terms to all employees of TriVergent employed as of the effective time of the merger.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties with respect to the past and current conduct of each of the respective businesses of TriVergent and Gabriel. The representations and warranties of Gabriel and TriVergent are parallel in all material respects and terminate at the effective time of the merger.

COVENANTS

     TriVergent and Gabriel also have agreed not to take certain actions without the prior written consent of the other during the interim between signing the merger agreement and closing the merger, including, among other things

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     o    the conduct of their respective businesses outside the ordinary course of business,

     o the issuance of additional equity securities other than under specified exceptions,

     o the incurrence of additional debt or other obligations not provided for in the current business plan of each company, other than, in each case, liabilities or obligations which are not in excess of $1 million in the aggregate, and

     o the solicitation, initiation, encouragement or recommendation of any other acquisition proposal.

In addition, Gabriel covenanted that it would make a capital call (as such term is defined in the purchase agreement for Gabriel Series B Preferred Stock) no later than the effective time of the merger and will make a second capital call no later than November 30, 2000, each in accordance with the terms and conditions of the purchase agreement for Gabriel Series B Preferred Stock so as to cause the purchasers to satisfy their additional preferred stock subscription obligations under the purchase agreement.

CONDITIONS TO COMPLETION OF THE MERGER

         Each party's obligations to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

     o Stockholder Approval. The requisite stockholder approvals necessary to effect the merger and the amendment to the Gabriel charter, shall have been obtained.

     o No Injunction or Action. No legal action shall have been taken (and remained effective) by any court or other governmental authority, which prohibits or prevents the consummation of the merger.

     o Consent of Certain Third Parties and Governmental Approvals. All consents as set forth on certain schedules to the merger agreement of any governmental authority required for the consummation of the merger and the transactions contemplated by the merger agreement shall have been obtained. In addition, each of Gabriel and TriVergent shall have received consents for the consummation of transactions contemplated by the merger agreement from certain third parties pursuant to certain contracts.

     o Hart-Scott-Rodino Act. The waiting period applicable to the merger under the Hart Scott Rodino Antitrust Improvements Act of 1976 shall have expired or earlier termination thereof shall have been granted without any material legal action (that remained effective) by applicable governmental authorities.

     o Securities laws. The registration statement on Form S-4, of which this document is part, shall have been declared effective, no stop order or proceeding suspending the effectiveness of the registration statement shall have been issued (or threatened), and Gabriel shall have received all state securities law authorizations necessary to consummate the transactions contemplated by the merger agreement.

     o Representations, Warranties and Performance. There shall have been no material breaches in the representations or warranties of the other party set forth in the merger agreement. In addition, the other party to the merger agreement shall have performed and complied with all of its covenants and agreements in the merger agreement in all material respects and satisfied in all material respects all of the conditions required by the merger agreement.

     o Tax Opinions. Each party shall have received an opinion of counsel, based on customary representations contained in certificates, to the effect that, if conducted as indicated in the merger agreement, the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code.


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     o    Gabriel Option Agreements. TriVergent shall have delivered, or cause to be delivered, to Gabriel, agreements, which have been duly executed and delivered in accordance with the merger agreement, and such supporting documentation as may be reasonably requested by Gabriel, evidencing the acknowledgment and agreement of holders of TriVergent options representing not less than 85% of all TriVergent options held by holders of TriVergent options to purchase at least 7,500 shares of TriVergent Common Stock, excluding certain holders listed on a schedule to the merger agreement.

     Gabriel and TriVergent cannot assure you that all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

TERMINATION

     The merger agreement may be terminated, whether before or after approval by the stockholders of TriVergent or Gabriel, by notice as provided in the merger agreement, at any time prior to the effective time of the merger,

     o by mutual written consent of TriVergent and Gabriel, duly authorized by the board of directors of each,

     o    by either TriVergent or Gabriel if

          o the merger shall not have been consummated on or before October 31, 2000 (or such other date as may be agreed to by TriVergent and Gabriel); provided, that, no party may terminate the merger agreement for this reason if such party's breach of this agreement has caused or resulted in the failure of the merger to occur on or before such date,

          o any of the conditions specified in the merger agreement to both parties' or that party's obligations under the merger agreement becomes incapable of satisfaction prior to October 31, 2000, or

          o the other party has breached or failed to perform, in any material respect, any of its material covenants or agreements contained in the merger agreement, subject to certain cure periods.

     In the event the merger agreement is terminated, the merger will be deemed abandoned and the termination will be without liability of any party thereto, except for liability for breach of the merger agreement and except for any provisions relating to confidentiality, fees and expenses and termination which shall survive.

WAIVER AND AMENDMENT

     The merger agreement may be amended, modified or supplemented only by a written agreement among TriVergent, Gabriel and Triangle.

EXPENSES; GOVERNING LAW

     Each of Gabriel and TriVergent will bear its own expenses it incurs in connection with the merger whether or not the merger and the transactions contemplated by the merger agreement are consummated. The merger agreement is governed by the laws of the State of Delaware.


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


                              THE GABRIEL BUSINESS

     Gabriel Communications, Inc. is a rapidly growing, facilities-based, integrated communications and applications services provider. Gabriel offers advanced, integrated communications products and services, including

     o    local voice and data services,

     o    domestic and international long distance services,

     o dedicated, high speed Internet access, web page hosting and domain name services, and

     o unified voice, e-mail and fax messaging and other advanced data services.

Gabriel targets its services primarily to small to mid-sized businesses, which it believes represent approximately two-thirds of the business market for telecommunications services and are generally underserved by the incumbent local exchange carrier.

     Gabriel's mission is to be the leading integrated communications solutions provider in selected U.S. markets, continuously redefining the way Gabriel's customers communicate. In order to accomplish its objective, Gabriel is deploying advanced, data-centric networks that enable it to provide its customers with customized solutions for all of their voice, data, fax and video communications requirements.

     Gabriel offers its customers the convenience of meeting all of their communications needs through one provider, with a single consolidated monthly bill. Gabriel intends to distinguish itself as the leading provider of integrated business communications solutions and services in selected U.S. markets by

     o deploying a comprehensive suite of integrated voice, data, DSL, Internet and browser-based products, services and applications,

     o providing timely customer service initiation and changes, customized, accurate billing and 24/7 network surveillance through its advanced, integrated operations support systems, and

     o providing personalized, responsive customer service through its locally based sales forces and customer support personnel.

     Gabriel was founded in June 1998 by a management team led by Robert A. Brooks, a founder of several successful telecommunications companies, including, most recently, Brooks Fiber Properties and CenCom Cable. Gabriel's Vice Chairman and Chief Executive Officer, David L. Solomon, is an experienced telecommunications entrepreneur who most recently has served as a board member and advisor to Diginet Americas, Inc. and Executive Vice President and Chief Financial Officer of Brooks Fiber. Gabriel's President and Chief Operating Officer and co-founder, Gerard J. Howe, has over 20 years of experience in the telecommunications industry, including, most recently, Brooks Fiber and SBC CableComms, U.K. Gabriel's management team collectively, has more than 200 years of telecommunications industry experience, including significant entrepreneurial experience in emerging telecommunications companies.

     Since its inception in June 1998, Gabriel's principal activities have consisted of

     o    developing its business plans,

     o    hiring management and other key personnel,

     o designing its network architecture, operations support systems and other back office systems,

     o    raising capital,

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     o    acquiring equipment and facilities and deploying its network operations control center,

     o    negotiating interconnection agreements,

     o    securing regulatory authorizations,

     o    commencing operations in its initial markets, and

     o    rolling out its bundled product offerings.

BUSINESS STRATEGY

     Gabriel's strategic business plan includes the following components:

          OFFER A COMPREHENSIVE, BUNDLED SUITE OF VOICE AND DATA PRODUCTS AND SERVICES. Gabriel's integrated network platforms allow for the delivery of a Iwide range of integrated telecommunications products and services. Gabriel markets a comprehensive set of local and long distance voice services, as well as dedicated, high speed Internet access and other basic and enhanced data services supporting its customers' external and internal communications needs. Gabriel bundles its local, long distance and Internet services to meet all of the communications needs of its customers and provides its customers a single, consolidated monthly bill. Gabriel's network technology also allows it to offer innovative ways, such as its unified messaging and remote access services, for customers to better manage their telecommunications requirements.

          PRIMARILY TARGET SMALL TO MEDIUM-SIZED BUSINESS CUSTOMERS IN SECOND AND THIRD TIER MARKETS. Gabriel is primarily targeting small to medium-sized business customers because it believes these customers are increasingly seeking integrated, cost-effective communications solutions delivered by a single service provider. Gabriel believes these businesses generally are underserved by the incumbent local exchange carriers and are subjected to the cost and complexity of utilizing multiple service providers, including local dial tone providers, long distance carriers, Internet service providers and equipment integrators. Gabriel considers second tier markets as metropolitan areas with populations ranging from 950,000 to two million and third tier markets as metropolitan areas with populations ranging from 250,000 to 950,000. Gabriel also believes that small and medium-sized businesses are increasingly demanding high-speed data and Internet services that provide them with access to critical business information and enable them to communicate more effectively with employees, customers, vendors and business partners. Gabriel is primarily targeting second and third tier markets because it believes these markets are generally underserved by the incumbent local exchange carriers. While competition from other facilities-based competitive local exchange carriers is growing in many of these markets, Gabriel believes that its ability to provide a comprehensive bundled suite of voice and data products and services over its advanced, data-centric networks helps distinguish Gabriel from many of the other competitive local exchange carriers in its markets.

          DEPLOY NETWORKS IN A CAPITAL EFFICIENT MANNER. The recent significant advancements in technology, coupled with changes in regulations, permit Gabriel to more efficiently deploy the strategic elements of its networks and lease those elements which are not essential or cost-effective for it to own or control. Gabriel takes advantage of these opportunities in two ways:

         DEPLOY DATA-CENTRIC, PACKET-SWITCHED NETWORKS. Gabriel's networks currently utilize both asynchronous transfer mode packet-switching and traditional Class 5 circuit-switching platforms at their core. Asynchronous transfer mode, or "ATM," is a switching and transmission technology that is one of a general class of packet technologies that relays traffic by way of an address contained within the first five bits of a standard 53 bit-long packet or cell. ATM switching was specifically developed to allow switching and transmission of mixed voice, data and video, which is sometimes referred to as "multimedia" information, at varying rates of transmission. Because Gabriel owns and controls its own voice and data switches, it can efficiently use transmission access elements and provide integrated voice and data services over a single network platform.

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          While Gabriel has initially deployed Class 5 voice switches to support full-featured voice services and the necessary interfaces to the public switched telephone network, it has been working closely with equipment vendors to support their efforts to develop "next-generation" equipment that will allow Gabriel to offer full-featured voice functionality with the necessary interfaces without the need for circuit switches. Gabriel's data-centric network architecture, with packet-switching technology at its core, allows it to efficiently accommodate the increasing demands placed on telecommunications networks by Internet and other data-oriented applications without the congestion and bottlenecking that the incumbent local exchange carriers are experiencing on their circuit-switched networks. Gabriel's data-centric, packet-switched networks also allow it to use network capacity more efficiently by handling peak demand more effectively and avoiding network congestion, and provide it the flexibility to deliver new and advanced, integrated voice and data services that meet Gabriel's customers' changing communications and business applications needs.

          OBTAIN UBIQUITOUS ACCESS TO TARGET BUSINESS CUSTOMERS. Initially, Gabriel has leased unbundled network and customer access elements and various dedicated circuits from the incumbent local exchange carrier in each of its markets to provide access to its customers. This has allowed Gabriel to

     o avoid the time-consuming and costly process of overbuilding the incumbent local exchange carrier's network,

     o    reduce time to market, and

     o provide access to the total addressable targeted customer base in each market.

To further reduce its transmission costs and enable it to cost-effectively address smaller business customers, Gabriel is constructing approximately 200 collocation sites within incumbent local exchange carrier central offices in its initial 16 markets and plans to build out additional collocation sites as it expands into additional markets. The equipment in Gabriel's collocation sites will enable Gabriel to provide its voice and data products and services over unbundled loops, DSL and other customer access facilities, which it believes will be less costly than leased dedicated transmission capacity.

     ADD MARKETS ON A REGION BY REGION BASIS. Gabriel is rolling out its networks and services in selected markets on a region by region basis, to enable it to focus on compliance with the procedures of the incumbent local exchange carrier serving each region for order processing and provisioning of facilities. Gabriel has entered into interconnection agreements with Southwestern Bell in Missouri, Kansas, Oklahoma and Arkansas, with Ameritech in Indiana and Ohio and with Cincinnati Bell in Ohio and Kentucky and with GTE and BellSouth in Kentucky. Gabriel is currently negotiating additional interconnection agreements with Ameritech in Illinois, BellSouth in Tennessee and GTE in Oklahoma. Gabriel is certified as a competitive local exchange carrier in Missouri, Kansas, Arkansas, Oklahoma, Illinois, Indiana, Ohio, and Kentucky, and has applied for certification in Tennessee and Texas.

     AGGRESSIVELY PURSUE STRATEGIC BUSINESS RELATIONSHIPS AND ACQUISITIONS. In order to capitalize on the increasing convergence of telecommunications technologies and services and the competitive dynamics in the evolving telecommunications industry, Gabriel is aggressively pursuing relationships with potential strategic business partners. Gabriel is exploring a variety of opportunities to acquire other businesses and to enter into joint ventures that complement its business and allow it to accelerate its market penetration, expand the scope of its product and service offerings and acquire additional experienced personnel. In March 2000, Gabriel acquired a 50% interest in WebBizApps, a provider of outsourced web-enabled business applications and information technology services to small and medium-sized businesses. Other potential strategic partners include telecommunications providers in other markets, other applications service providers, suppliers of database hosting services, Internet service providers, cable operators, electric utilities and other complementary service providers. Gabriel believes these relationships will help it in various ways, including expanding the product and geographic

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scope of its business, obtaining access to needed transmission capacity and equipment, leveraging its sales channels and expanding its customer base.

     USE DIRECT, LOCAL SALES AND MARKETING PERSONNEL. Gabriel has assembled an experienced direct sales force to market to its targeted customer base through face-to-face, personal interaction. Gabriel also has established agency relationships with value added resellers to support the marketing efforts of its direct sales force in each of its markets. Gabriel believes this approach gives it a competitive advantage over the incumbent local exchange carriers in smaller markets, where the incumbent local exchange carriers generally do not have a significant local presence. Gabriel believes that its sales force's personal, local interaction with its customers helps it establish strong customer relationships, grow its customer base and reduce churn. Gabriel also supports its sales force through local promotions and advertising.

     LEVERAGE ADVANCED OPERATIONS SUPPORT SYSTEMS. Gabriel's advanced, automated operations support systems and procedures are designed to provide rapid and high quality throughput of customer and service order activity, customized accurate billing and a superior level of customer service. Operations support systems are systems required to enter, schedule, provision and track a customer's order from the point of sale to the installation and testing of service and include trouble management, inventory, billing, collection and customer service systems. Gabriel's operations support systems provide it with complete business automation with the scalability to permit it to leverage its investment as Gabriel grows its business. Gabriel's management team has extensive experience in the design and management of operations support systems, and Gabriel has established relationships with key third-party vendors, who have helped Gabriel to implement critical portions of its operations support system modules developed to its specifications. These critical information systems not only automate Gabriel's customer care, provisioning and billing processes but also serve as critical operational and reporting tools designed to highlight the status of all of its network facilities, service order activity and customer account activity. The databases created by these information systems are designed to allow Gabriel to track its performance on all key operational standards. Gabriel believes its operations support systems, by allowing it to provide superior, timely customer service, customized, accurate billing and real-time system monitoring and reporting, is critical to its business success.

     ESTABLISH ELECTRONIC BONDING WITH THE INCUMBENT LOCAL EXCHANGE CARRIERS IN EACH MARKET. To improve the efficiency of its customer service initiation processes, Gabriel is aggressively pursuing electronic bonding with the incumbent local exchange carriers in each of its markets. Electronic bonding refers to the on-line and real-time connection of Gabriel's operations support systems with those of an incumbent local exchange carrier. Gabriel believes electronic bonding allows it to reduce its costs, efficiently process customer orders and improve its customer care because it is able to more readily identify any problems with a customer's service order. Without electronic bonding with the incumbent local exchange carriers, the service initiation process must be accomplished via fax and e-mail to the incumbent local exchange carriers. This process creates numerous opportunities for errors and delays in provisioning. Electronic bonding reduces errors and decreases the time required to install and initiate customer service. Gabriel has established electronic bonding with Southwestern Bell and Ameritech and with NeuStar's local number portability database during the first half of 2000 and expects to commence electronic bonding with additional incumbent local exchange carriers and other trading partners during the second half of 2000.

     AGGRESSIVELY IMPLEMENT NEW PRODUCTS AND SERVICES. Gabriel leverages the flexible capabilities of its networks to deliver to its customers a wide range of innovative products and services that provide comprehensive business solutions that complement their communications requirements. Gabriel currently provides a comprehensive bundled suite of local voice and data services, domestic and international long distance services, dedicated, high-speed Internet access, web page hosting, domain name services, unified voice, e-mail and fax messaging, and other advanced data services. During 2000, Gabriel is rolling out a variety of new products and services, including digital subscriber line, or "DSL," Internet access, web design, remote access, e-commerce solutions and voice conferencing. Gabriel also offers other business applications services which may be hosted on servers in its data center to complement its product and service offerings, including a variety of browser-based

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business applications and enterprise planning solutions for human resources, sales, corporate communications, project and accounting management, and other business functions.

     LEVERAGE THE SIGNIFICANT TELECOMMUNICATIONS INDUSTRY EXPERIENCE OF THE GABRIEL MANAGEMENT TEAM. Collectively, Gabriel's senior management team has over 200 years of telecommunications industry experience. Gabriel's Chairman, Robert
A. Brooks, has over 40 years' experience in founding, developing, and managing successful high growth communications businesses, including CenCom Cable and Brooks Fiber. David L. Solomon, Gabriel's Chief Executive Officer and Vice Chairman, was instrumental in the business development and success of Brooks Fiber as its Chief Financial Officer and Executive Vice President. Gerard J. Howe, President and Chief Operating Officer, has more than 20 years of operational and financial experience in the telecommunications industry. The members of Gabriel's management team have extensive experience in telecommunications network management, provisioning, billing, customer service, operations support system design and implementation, sales, marketing, finance, and legal and regulatory affairs, including significant entrepreneurial experience in emerging telecommunications companies.

GABRIEL'S NETWORK ARCHITECTURE AND TECHNOLOGY

     Telecommunications technology has evolved considerably in the past several years as a result of the increased demand for data services, which has been driven in large part by the significant growth in Internet usage. The incumbent local exchange carriers traditional circuit-switched networks are becoming increasingly congested as they try to cope with traffic demands for data transmission services which often exceed the capacity of their networks. Gabriel believes that the digitization and integration of telecommunications services place significant pressure on traditional circuit-switched infrastructures and the incumbent local exchange carriers' regulated pricing plans. This environment creates significant business opportunities for competitive providers who deploy data-centric networks which can accommodate the increasing demand for high speed data transmission services, make more efficient use of their network capacity, and provide packaged solutions to their customers.

     Gabriel's network architecture provides a flexible platform on which to offer basic and enhanced services. Gabriel's broadband network platforms allow it to provide its customers with customized solutions for all of their voice, data, fax and video communications requirements, including dedicated high speed access to the Internet and other enhanced services applications. Gabriel installs advanced ATM and traditional Class 5 circuit switching platforms and related equipment in each of its markets in a Gabriel-leased hub facility. Gabriel's voice switches are connected to the incumbent local exchange carrier tandem switch and long distance carriers points of presence through leased fiber trunks to provide voice services. High speed, fiber-based connections are placed between its ATM switches and Internet service providers for Internet data traffic.

     Gabriel's networks are designed to be transmission agnostic, meaning Gabriel can utilize a variety of transmission facilities to reach its customers through leased or owned transmission capacity, including dedicated access facilities, unbundled loops and wireless transmission . Initially, Gabriel has been leasing dedicated transmission capacity from incumbent local exchange carriers and competitive local exchange carriers in order to connect customers to its switching platforms. With this leased transmission capacity, Gabriel was able to quickly enter its initial markets, reduce its up-front investments in facilities and cost-effectively access the entire customer base in each of its markets. Gabriel is now collocating its access equipment within incumbent local exchange carrier central offices to allow it to deliver its services over unbundled loops, DSL and other customer access facilities.

     At its customer sites, Gabriel connects its leased transmission facilities to a customer premise device that Gabriel owns, which allows for added features and functionality and the efficient use of its leased facilities for the transmission of voice and data traffic. This customer premise equipment is purchased as needed to provision individual customers who have contracted for its services.

     The diagram on the following page represents Gabriel's current network layout, including equipment in incumbent local exchange carrier central offices and at customer premises.

[DIAGRAM OF GABRIEL'S CURRENT NETWORK LAYOUT, INCLUDING EQUIPMENT IN INCUMBENT LOCAL EXCHANGE CARRIER CENTRAL OFFICES AND AT CUSTOMER PREMISES, APPEARS ON TOP PORTION OF THIS PAGE WITH CAPTION, "CURRENT NETWORK ARCHITECTURE."]





















     Gabriel's Class 5 voice switches provide the functionality to support basic voice services as well as advanced features such as call forwarding, caller ID, etc. The Class 5 switches also provide the needed interfaces to the public switched telephone network using standard interfaces such as the SS7 signaling network, as well as interfaces to other telecommunications service providers such as 911 emergency agencies and operator services providers. Gabriel has installed nine ATM data switches and seven voice switches in its nine operational networks and is deploying seven additional ATM switches and two additional voice switches to support the six additional networks currently under construction.

     Gabriel expects that, by the end of 2000, equipment will be available that will include fully integrated data and voice routing in a single switching platform, including asynchronous transfer mode switching, full featured voice functionality and signaling interfaces to the public switched telephone network. At that point, Gabriel expects to be able to eliminate the need to install additional Class 5 circuit switches in its networks, further reducing its capital requirements and operating costs. The switching equipment developed by Gabriel's strategic partner, Tachion Networks, known as the Fusion 5000(TM) Collapsed Central Office, includes a signaling gateway that will allow packet-switching network elements and service providers to interface directly to the public switched telephone network. This switching equipment will also support various legacy protocols without the need for separate circuit switches and signaling interfaces. This equipment incorporates industry-standard interfaces and combines the features of both asynchronous transfer mode packet-switching and circuit switching networks in a single network platform.

     The key components and characteristics of Gabriel's "next-generation" networks will include

     o a single switch that combines transmission, switching, routing and signaling technologies into the same network platform,

     o the capability to deliver a flexible range of high quality voice and data services over a packet-switched network and add new services quickly and efficiently,

     o enhanced feature servers that support web-based access to services not currently available from traditional circuit-switched telephone companies, and

     o integrated access devices that combine multiple service connections (e.g., voice, local area network, wide area network) into a single data stream connected to the packet-switched network hub elements.

     Gabriel believes this new network architecture will allow it to further reduce its capital requirements and simplify its network operations by delivering bundled voice and data services without deploying multiple overlay networks. Gabriel is taking an active role in directing the development efforts of Tachion Networks and other equipment suppliers to support this "next-generation" network architecture.

     The diagram below illustrates Gabriel's planned "next-generation" network architecture.

 [DIAGRAM OF GABRIEL'S PLANNED NETWORK LAYOUT, INCLUDING EQUIPMENT IN INCUMBENT
  LOCAL EXCHANGE CARRIER CENTRAL OFFICES AND AT CUSTOMER PREMISES, APPEARS ON
       MIDDLE OF THIS PAGE WITH CAPTION, "NEXT GENERATION ARCHITECTURE."]



















HOW GABRIEL DEPLOYS ITS NETWORKS

     Gabriel is constructing its networks using what is generally referred to as a "smart build" approach. In contrast to the traditional network build-out strategy, under which carriers install their own telecommunications switch and construct their own fiber optic networks in each market to reach customers, Gabriel installs its own switch and then leases the transmission elements of the network from the incumbent local exchange carriers or other providers. This strategy specifically involves

     o leasing existing incumbent local exchange carrier connections throughout a local market area, also called the "local loop," which connect customers to the central offices or "hubs" of an incumbent local exchange carrier network, and

     o leasing dedicated trunks or circuits from the incumbent local exchange carriers or other fiber-based competitive local exchange carriers.

This enables Gabriel to reach the entire customer base in its markets without having to build network connections to each individual customer.

     Initially, Gabriel has not constructed its own fiber optic networks. Gabriel's network hubs are connected to a single incumbent local exchange carrier central office. From this central office, Gabriel leases dedicated transmission facilities to connect to end user customers. At the customer site, the leased facility is connected to customer premise equipment that is owned by Gabriel. The customer premise equipment allows for added features and functionality, the commingling of voice and data traffic and the efficient use of the leased facilities.

     To reduce its transmission costs and enable it to cost-effectively address smaller business customers, Gabriel is constructing approximately 200 collocation sites within the incumbent local exchange carrier central offices in its initial 16 markets. This build-out coincides with Gabriel's roll-out of DSL product offerings. Gabriel's plans contemplate collocation in approximately 125 central offices by year-end 2000, with the balance to be completed in 2001. In its initial 16 markets, these collocations will give it access to over 2.4 million business lines, or approximately 75% of the business lines in these markets. Gabriel plans to build additional collocation sites as it expands into additional markets. The equipment in its collocation sites will enable it to provide its voice and data products and services over unbundled loops, DSL and other customer access facilities, which Gabriel believes will be less costly than leased dedicated transmission capacity. The equipment in its collocation sites will also eliminate the need for customer premise equipment in some customer applications, since it will incorporate certain of the features and functions of the customer premise equipment Gabriel is currently using.

     Once traffic volume justifies further investment, Gabriel may lease unused fiber to which it can connect its electronic transmission equipment or construct its own fiber networks. This unused fiber is known as "dark fiber" because it is leased without the electronic equipment required to transmit traffic over the fiber. Gabriel believes that dark fiber will be readily available in most of its markets.

     Gabriel believes that its smart-build approach offers a number of competitive advantages over the traditional competitive local exchange carrier build-out strategy by allowing it to

     o accelerate its market entry by nine to 18 months through eliminating or at least deferring the need for city franchises, rights-of-way and building access,

     o reduce its initial capital expenditures in each market, allowing Gabriel to focus its capital resources on the critical areas of network equipment, sales, marketing, and operations support systems, instead of constructing extensive fiber optic transmission facilities to reach its customers,

     o improve its return on capital by generating revenue with a smaller capital investment,

     o defer capital expenditures for certain network assets until the time when revenue generated by customer demand justifies such expenditures, and

     o address business customers throughout its target markets and not just in those areas reachable by owned fiber transmission facilities.

     The level of up-front capital that Gabriel requires to construct a network varies depending on a number of factors. These factors include: the size and geography of the market, the cost of construction of its network in each market, the degree of penetration of the market, and its ability to negotiate favorable prices for purchases of equipment. The cost to build also is affected by the number of central office collocations and potentially may be reduced through the deployment of "next generation" switching technology.

     The table below compares the capital cost required for a traditional competitive local exchange carrier to construct a network with the cost to Gabriel to construct a comparable market. As markets widely vary due to size and geographic dispersion, these estimates assume a market with an average of 16 central office collocations, 25 route miles of fiber construction and 20 to 40 buildings connected "on net" by the traditional competitive local exchange carrier and 3,000 voice lines in service.

     CAPITAL EXPENDITURE COMPARISON - INITIAL START-UP COSTS

                                          TRADITIONAL COMPETITIVE
                                                   LOCAL
                                              EXCHANGE CARRIER                GABRIEL
                                          -----------------------          ------------
Hub electronics                                 $6.0 million               $3.6 million
Collocation space and equipment                 $4.8 million               $3.2 million
Fiber network                                   $3.1 million                     -
SONET electronics                               $2.4 million                     -
Building entrances                          $0.8 to $1.6 million                 -
Engineering                                     $1.5 million                     -
Customer premise equipment                      $0.3 million               $0.7 million
   TOTAL                                   $18.9 TO $19.7 MILLION          $7.5 MILLION

ESTIMATED SAVINGS                                                      $11.4 TO $12.2 MILLION
SAVINGS PERCENTAGE                                                         APPROXIMATELY 60%


In addition to these capital expenditures, the traditional competitive local exchange carrier incurs recurring operating costs for rights-of-way and franchise fees. Gabriel incurs recurring operating costs for its leased transmission capacity.


GABRIEL'S PRODUCTS AND SERVICES

     As each of its switching platforms becomes operational in a market, Gabriel offers and provides customers in that market a broad array of integrated telecommunications products and services. Gabriel currently offers the following voice and data services on a stand-alone or bundled basis:

Type of Service                      What Gabriel Provides

Local Switch        Gabriel offers a full complement of local switched services, including local dial tone, 911, directory assistance and operator-assisted calling. Gabriel also offers local number portability and expanded local area calling plans that are generally unavailable from the incumbent local exchange carrier.

     TYPE OF SERVICE                                 WHAT GABRIEL PROVIDES
     ---------------                                 ---------------------
     ADVANCED LOCAL FEATURES      The advanced software and equipment on its
                                  networks also allows Gabriel to offer advanced
                                  local features to supplement its local
                                  switched services, including

                                  o        three-way calling,

                                  o        speed dialing,

                                  o        call waiting,

                                  o        call forwarding,

                                  o        caller ID,

                                  o        last number redial,

                                  o        caller call-back,

                                  o        priority call,

                                  o        local and long distance account codes,

                                  o        900 number blocking,

                                  o        hunting,

                                  o        calling number delivery (automatic number
                                           identification and dialed number identification
                                           service),

                                  o        direct inward dialing,

                                  o        voice conferencing

                                  o        remote network access, and

                                  o        web-based account access.

     LONG DISTANCE                Gabriel provides a full range of domestic,
                                  international and toll-free long distance
                                  services, including

                                  o        "one-plus" outbound calling,

                                  o        inbound toll free,

                                  o        directory assistance,

                                  o        calling cards, and

                                  o        time-of-day routing and other enhanced features.

                                  Gabriel purchases these services wholesale from long distance carriers for resale to its customers.

     DEDICATED ACCESS             Gabriel offers private line, dedicated
                                  access services to customers who desire high
                                  capacity transmission connections to
                                  interconnect multiple locations.

     INTERNET Gabriel offers dedicated, high speed Internet access services, including DSL Internet access, as well as e-mail, web page hosting and domain name services.

     TYPE OF SERVICE                                 WHAT GABRIEL PROVIDES
     ---------------                                 ---------------------
     ADVANCED DATA SERVICES       Gabriel offers high speed, digital packet-switched transmission services, such as wide area network interconnection and virtual private networks.  Data services include high-speed data file transfer, data network linking and other enhanced services that use a variety of voice, data and digital interface standards, including unified voice mail, e-mail and fax messaging.  Gabriel also offers integrated services digital network and primary rate interface services, which are services based on international standards that allow two-way, simultaneous voice and data transmission in digital formats over the same transmission line and thereby reduce costs for end-users and result in more efficient use of available facilities,




     Gabriel plans to introduce additional products and services during the second half of 2000, including web design and e-commerce solutions.

     To complement its local, long distance and Internet services, Gabriel offers comprehensive business solutions to customers interested in integrating many of their critical business applications with their internal and external communications capabilities. In March 2000, Gabriel invested $4.5 million in WebBizApps, a joint venture with Solutech, Inc., a leading full service e-business solutions provider. WebBizApps provides small and medium-sized businesses a comprehensive suite of tools to unify their employees and streamline their company operations, all delivered via an "any time, anywhere" Internet platform. Unlike traditional client-server applications that are designed to run on a company's local area network, these web-enabled tools run on Internet Information Server and Microsoft SQL7.0 databases. WebBizApps' products and features allow businesses to cost-effectively lease commonly used business applications over the Internet using the Microsoft Internet Explorer
5.0 browser or through the Palm VII personal organizer or the Sprint PCS Wireless Internet Access telephone.

     WebBizApps' applications include modules with associated management reports, charts and features for:

     o    employee time and expense reporting,

     o    contact and sales channel management,

     o    employee database management,

     o    internal and external corporate communications,

     o    project tracking, and

     o    fixed asset accounting.

     WebBizApps also offers templates for creating brochureware marketing web sites and for basic business-to-consumer web sites. Gabriel believes these business applications will further enhance its ability to leverage its broadband network platforms and deliver its customers comprehensive solutions for all of their data and voice communications requirements.

GABRIEL'S CURRENT MARKETS

     The following table presents information concerning Gabriel's initial 16 markets:


                                       SWITCH AND      ADDRESSABLE
                                        NETWORK          BUSINESS      APPROXIMATE           INCUMBENT LOCAL
                 MSA(1)              OPERATIONAL(2)      LINES(3)     POPULATION(4)         EXCHANGE CARRIER
       ---------------------------   --------------      --------     -------------   ----------------------
       St. Louis, MO                      2Q99          554,315       2,548,238       Southwestern Bell
       Springfield, MO                    3Q99           57,000         296,345       Southwestern Bell
       Kansas City, MO                    3Q99          295,069       1,800,000       Southwestern Bell


                                       SWITCH AND      ADDRESSABLE
                                        NETWORK          BUSINESS      APPROXIMATE           INCUMBENT LOCAL
                 MSA(1)              OPERATIONAL(2)      LINES(3)     POPULATION(4)         EXCHANGE CARRIER
       ---------------------------   --------------      --------     -------------   ----------------------
       Wichita, KS                        3Q99           85,053         512,965       Southwestern Bell
       Little Rock, AR                    4Q99           89,376         548,352       Southwestern Bell
       Tulsa, OK                          1Q00          120,268         756,493       Southwestern Bell
       Oklahoma City, OK                  1Q00          168,865       1,026,657       Southwestern Bell
       Indianapolis, IN                   2Q00          373,128       1,492,297       Ameritech
       Akron, OH                          2Q00          164,271         680,142       Ameritech
       Cincinnati, OH                     3Q00          308,236       1,597,352       Cincinnati Bell;
                                                                                      Sprint/United
       Columbus, OH                       3Q00          315,990       1,447,646       Ameritech
       Dayton, OH                         3Q00          147,087         950,661       Ameritech
       Louisville, KY                     3Q00          156,504         991,765       BellSouth
       Lexington, KY                      3Q00           77,209         441,073       GTE
       Nashville, TN(5)                   4Q00          186,091       1,117,178       BellSouth
       Memphis, TN                        1Q01          180,269       1,078,151       BellSouth

------------------

(1)  Metropolitan Statistical Areas.

(2) Quarter during which the network became or is planned to become commercially operational, as the case may be.

(3) Addressable business lines are Gabriel's estimates based upon business line information obtained annually from PNR Associates, Inc., which maintains a database of the number of business access lines in the respective markets, and increased based on an assumed annual growth rate of 7%, which growth rate is based on historical growth rate information available from the Federal Communications Commission.

(4)  Populations are based on 1996 U.S. Census Data.

(5)  Market also targeted by TriVergent.

     In total, these markets have approximately 3.2 million business access lines which will be addressable from Gabriel's initial 16 networks. As of June 30, 2000, Gabriel was serving a total of approximately 805 customers with a total of approximately 9,185 on-switch access lines. Gabriel expects to construct additional markets in its existing or contiguous states during 2001.

GABRIEL'S OPERATIONS SUPPORT SYSTEMS

     To effectively serve its customers and manage its business, Gabriel is implementing advanced operations support systems which have been designed to automate its critical business functions. Gabriel has either acquired these systems from, or developed them with, third party vendors with proven software and extensive knowledge of these systems.

     Gabriel's operations support system platforms

     o    are scalable,

     o    may be employed either centrally or in more than one location, and

     o automate many of the functions that previously required multiple manual entries of customer information to accomplish order entry, provisioning, switch administration, customer care and billing.

The legacy systems previously used by incumbent local exchange carriers and other providers were not only labor-intensive but also created numerous opportunities for errors in provisioning services and billing, delays in installation, poor customer service, and significant added expenses due to duplicated efforts and the need to correct service and billing problems.

     To initiate service for a customer, Gabriel must interface with the systems of the incumbent local telephone companies and wholesale long distance providers. Gabriel is aggressively pursuing "electronic bonding," the online and real-time connection of its operations support systems with those of the incumbent local exchange carriers, with the incumbent local exchange carriers in each of its targeted markets. These electronic interfaces allow Gabriel to create service requests online, leading to faster installations of customer orders through a reduction in errors associated with manually inputting orders received via fax or e-mail. Gabriel expects electronic bonding to improve productivity by decreasing the period between the time of sale and the time a customer's line is installed and provisioned over its network. Gabriel activated electronic bonding with Southwestern Bell, Ameritech and NeuStar's local number portability database during the first half of 2000. It expects to establish electronic bonding with additional incumbent local exchange carriers and other trading partners during the second half of 2000.

     The diagram below identifies the various elements of the operations support systems Gabriel is implementing:

        [DIAGRAM SETTING FORTH OPERATIONS SUPPORT SYSTEM APPLICATIONS AND ASSOCIATED VENDORS FOR BUSINESS, SERVICE, NETWORK AND ELEMENT MANAGEMENT
              FUNCTIONS, WITH SHADING OF APPLICATIONS "IN PROCESS,"
                       APPEARS ON REMAINDER OF THIS PAGE.]

     Gabriel's operations support system platforms are designed to integrate all of its essential business applications, covering such functions as

     o entering, scheduling, provisioning and tracking of customer service orders,

     o real-time trouble-shooting, 24/7 network surveillance and network inventory,

     o    accurate, customized billing,

     o customer "self-service" capabilities, including web-based bill payment and customer service,

     o electronic bonding with incumbent local exchange carriers and other business partners,

     o    sales force management applications,

     o    customer relationship management,

     o credit verification, electronic funds transfer, and credit and debit card processing, and

     o    financial and operational reporting.

     To date, Gabriel has implemented its billing, customer relationship management, sales, network surveillance, service tracking, maintenance, trouble ticketing, financial and operational reporting systems. Gabriel expects to complete implementation and integration of all of the principal elements of its operations support systems by the end of the fourth quarter of 2000.

     Gabriel's operations support system platforms allow it to issue a single billing statement for all of its local, long distance and Internet services. Gabriel's customized, "user friendly" billing statement provides its customers with more enhanced billing detail and is easier to read and understand. Gabriel's billing system has the ability to handle multiple hierarchies for commercial accounts and accommodate a variety of output media, including paper, electronic datafile, web site access and diskette. Gabriel's operations support system platforms also allow it to access customer usage statistics on a real-time basis, and to make such usage data available to its customers through its web site.


SALES AND MARKETING

     To support its strategy of gaining early entry into its markets, Gabriel establishes a local sales force in each market. Gabriel believes that rapidly establishing a broad, local market presence and brand name recognition across its customer base is critical to its success in its markets. Gabriel has assembled an experienced direct sales force to market and sell its services through face-to-face interaction with its targeted customers. Gabriel believes this approach provides it with a competitive advantage over the incumbent local exchange carriers in smaller markets, where the incumbent local exchange carriers generally do not have a significant local presence, and reflects one of Gabriel's core values: personalized, responsive customer service.

     Gabriel believes that its sales force's personal, local interaction with its customers helps it establish strong customer relationships, grow its customer base and reduce churn. Gabriel also believes that a personalized, responsive approach is more effective with smaller businesses, which typically do not have management personnel focusing on their telecommunications requirements. Gabriel targets small to medium-sized business customers who typically have up to 250 employees and use up to 50 access lines. As of June 30, 2000, Gabriel's average customer had approximately 10 access lines.

     Gabriel establishes sales offices serving, and recruits its local managers from, each of its local markets. Each local sales office has a Sales Manager, who manages an average of eight sales account executives and support staff. Gabriel uses quota-based commission plans and incentive programs to reward and retain its top sales performers and to encourage building and maintaining strong customer relationships. As of June 30, 2000, Gabriel had 126 full-time sales employees operating out of local sales offices in its initial 10 markets.

     Gabriel also supports its direct sales force through indirect channels such as its value-added reseller relationships, media campaigns and local promotions. Through its value-added reseller program, Gabriel has established relationships with resellers who sell Gabriel-branded products and services. In addition to developing media and other promotional campaigns, Gabriel's marketing department supports the company's sales efforts by performing competitive product and service analyses through the review of other providers' tariffs and offerings.

EMPLOYEES

     As of June 30, 2000, Gabriel had approximately 400 full-time employees, including approximately 150 sales and sales support personnel, of whom approximately 75 were quota-bearing direct sales persons. None of Gabriel's employees is represented by a labor union or subject to a collective bargaining agreement. Gabriel has not experienced any work stoppages due to labor disputes and believes that its relations with its employees are good.

LEGAL PROCEEDINGS

     Gabriel is not a party to any pending legal proceedings that it believes would, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

FACILITIES

     Gabriel is headquartered in Chesterfield, Missouri, and leases offices and space in a number of locations, primarily for sales officers and network equipment installations. The table below lists its leased facilities and number of collocation sites secured, as of June 30, 2000:

                                                                            APPROXIMATE      NUMBER OF COLLOCATION
LOCATION                              PURPOSE          LEASE EXPIRATION     SQUARE FOOTAGE        SITES SECURED
--------                         -----------------     ----------------     --------------   ---------------------
Chesterfield, Missouri             Headquarters           3/31/2002             50,600                 --
St. Louis, Missouri              Hub Site Facility        7/27/2009             6,143                  16
                                  Switch Location
Springfield, Missouri            Hub Site Facility        4/15/2009             13,660                  2
                                  Switch Location
Kansas City (Lenexa), Kansas     Hub Site Facility        3/31/2009             7,452                  20
                                  Switch Location
Wichita, Kansas                  Hub Site Facility        2/18/2009             7,500                   4
                                  Switch Location
Little Rock, Arkansas            Hub Site Facility         4/9/2009             7,200                   6
                                  Switch Location
Tulsa, Oklahoma                  Hub Site Facility        8/28/2009             8,592                   5
                                  Switch Location
Oklahoma City, Oklahoma          Hub Site Facility        10/31/2009            6,161                  14
                                  Switch Location
Akron, Ohio                      Hub Site Facility         2/1/2010             7,261                   8
                                  Switch Location
Dayton, Ohio                     Hub Site Facility        1/17/2010             7,814                  11
                                  Switch Location
Cincinnati, Ohio                 Hub Site Facility         2/1/2010             7,980                  15
                                  Switch Location
Columbus, Ohio                   Hub Site Facility        5/30/2010             4,600                  14
                                  Switch Location
Lexington, Kentucky              Hub Site Facility         4/1/2010             8,438                   0
                                  Switch Location
Louisville, Kentucky             Hub Site Facility        3/20/2010             7,690                   0
                                  Switch Location
Indianapolis, Indiana            Hub Site Facility         1/1/2009             7,921                  12
                                  Switch Location

                             THE TRIVERGENT BUSINESS

     TriVergent is a broadband telecommunications company offering automated web site design and web hosting, high-speed data and voice services. TriVergent's principal product is its Broadband Bundle, which provides automated web site design and web hosting, high-speed data and Internet access and local and long distance voice services. The Broadband Bundle is sold for a single price based on the customer's selected bandwidth capacity and number of access lines. TriVergent believes it is the only company providing this all-inclusive bundle in its markets. To complement its Broadband Bundle, TriVergent plans to offer carrier grade data centers for dedicated web hosting and bandwidth connectivity in many of its target markets by the end of 2001. TriVergent also offers network and data integration services, such as dedicated server collocation, and local area network and wide area network solutions, as well as on-premise voice and data equipment, hubs, routers and cabling services.

     As part of its Broadband Bundle, TriVergent offers a proprietary web site design service, that enables its customers to design and maintain their own web sites. TriVergent's customers can edit their web sites, update e-mail addresses and maintain catalogues of their products and services through a secure on-line, interactive control panel 24 hours a day without contacting TriVergent's customer care representatives. The Broadband Bundle also includes high-speed Internet connectivity, unlimited local service and 100 minutes of long distance usage per line, as well as web hosting. TriVergent believes this affordable, scalable solution enables its small and medium-sized business customers to take advantage of web related and connectivity services more typically utilized by larger companies. TriVergent also intends to release a new version of its web site design service in the third quarter of 2000, which will allow customers to develop e-commerce applications and conduct transactions using their web sites.

     As of June 30, 2000, TriVergent had 16 markets in operation or under construction with 1.6 million addressable business lines throughout nine southeastern states. TriVergent expects to construct additional markets in these states during 2001. TriVergent believes its networks will ultimately cover over 90% of the business access lines in its target markets.

     At June 30, 2000, TriVergent had

     o    secured 269 central office collocation sites,

     o installed voice and data equipment in 32 of these collocation sites, with 144 others under construction, and

     o deployed four Nortel DMS 100/500 digital switches and four Nortel asynchronous transfer mode switches in its switching sites and 77 asynchronous transfer mode switches in its unified collocation facilities.

     TriVergent's network is designed to include six voice switches complemented by asynchronous transfer mode switches in each market. TriVergent's network design supports its Broadband Bundle, combining data and voice service to its customers. TriVergent currently has four voice switches installed and expects to install two more by the end of 2000 which will complete the voice switch deployment necessary to cover all of its currently planned markets. TriVergent anticipates in the future migrating to a soft switch platform, which is designed to be compatible with its current network. TriVergent's collocation facilities are connected using redundant routes to its asynchronous transfer mode switches which then transmit the data to one of its host switches. TriVergent believes this method of network deployment allows it to build its target markets faster, use less capital and reduce ongoing circuit costs.

     TriVergent believes the soft switch design, once implemented, will enhance the functionality and efficiencies of its existing voice and data switches by allowing it to

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

     o effectively switch voice and data traffic on its asynchronous transfer mode network,

     o    extend its network to reach additional customers, and

     o    lower transmission costs.

     TriVergent intends to construct data centers in many of its markets to house its asynchronous transfer mode switches and provide dedicated and shared web hosting services to its customers. Because many of the traditional data service providers have targeted only the largest cities in the Southeast, TriVergent believes the market for data centers in small and medium-sized cities in this region is currently underserved. TriVergent expects to house its data centers in 1,500 to 5,000 square foot facilities connected directly to its asynchronous transfer mode switch. These carrier-grade data centers will include auxiliary battery and diesel power restoration, fire suppression, security clearance and access to customers' workstations. TriVergent's data centers will provide access to its Internet backbone, allowing it to provide a complete solution that includes web hosting and high-speed Internet connections. TriVergent intends to be the first to market this service in many of its target markets.

     TriVergent is authorized to provide local and long distance services in Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. It also is authorized to provide long distance services in various other states. TriVergent has a region-wide interconnection agreement with BellSouth, and one with GTE for Florida.

     TriVergent's management team is led by Charles S. Houser, its Chairman and Chief Executive Officer, who has had a distinguished career in the telecommunications industry, including serving as

     o chairman and chief executive officer of Corporate Telemanagement Group, Inc., a switch-based long distance carrier that was acquired by LCI International, Inc. in 1995,

     o president and chief executive officer of Tel/Man, Inc., a switch-based long distance carrier that was acquired by SouthernNet in 1998,

     o chief operating officer of SouthernNet, Inc., a facilities-based long distance carrier that was acquired by MCI in 1989, and

     o    chairman and chief executive officer of Teleco, Inc.

     Mr. Houser has also served on the board of directors of LDDS
Communications, CompTel, Corporate Telemanagement Group, Tel/Man, Teleco and was chairman of the Telecommunications Resellers Association and presently serves on the board of directors of Ibasis.

BUSINESS STRATEGY

     TriVergent's current business strategy is to:

     OFFER A COMPLETE, BROADBAND BUNDLED INTERNET COMMUNICATIONS SOLUTION. TriVergent's Broadband Bundle is a complete Internet communications solution that includes automated web site design and web hosting, with local and long distance telephone service for a single monthly price based upon the number of access lines and transmission speed selected by the customer. When customers purchase the Broadband Bundle, TriVergent becomes, in effect, their Internet and telecommunications manager. TriVergent believes that bundling services in this manner allows its customers to receive a high level of service and enables TriVergent to leverage its sales force to generate higher revenues per account executive. TriVergent believes it is the only company in its region that


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provides a single bundle of Internet access, automated web site design and web hosting, and local and long distance telephone services to its customers.

     TARGET SMALL AND MEDIUM-SIZED BUSINESSES IN THE SOUTHEASTERN UNITED STATES. TriVergent targets small and medium-sized businesses in the southeastern United States that it believes have been underserved by the incumbent telephone companies in these markets. In particular, TriVergent attempts to sell its services to businesses that cannot afford to maintain a communications staff, but that have increasingly complex telecommunications and Internet needs. When targeting these businesses, TriVergent offers its customers a high bandwidth, fixed price and flexible communications solution. With its Broadband Bundle, TriVergent believes it is able to provide all of the services a typical small and medium-sized business needs to have a presence on the worldwide web.

     CAPITALIZE ON FIRST-TO-MARKET ADVANTAGE IN BUNDLED SERVICES. TriVergent has been the first communications service provider in its initial seven markets to offer a full suite of data and telecommunications services as a single bundle. This bundle includes automated web site design and web hosting, high-speed data and Internet access and local and long distance voice services. TriVergent believes it can maintain its first-to-market advantage by continuing to offer product innovations. For example, TriVergent intends to release a new version of its web site design service in the third quarter of 2000, which will allow customers to develop e-commerce applications and conduct transactions using their web sites. With a first-to-market advantage, TriVergent believes it will be able to capture larger portions of its target markets before its competitors can provide comparable services.

     TriVergent intends to maintain a first-to-market advantage by providing carrier-grade data center space in 12 of its initial 18 markets. These carrier-grade data centers will include auxiliary battery and diesel power restoration, fire suppression, security clearance and access to customers' workstations. TriVergent will provide its customers with either dedicated or shared data service and broadband connections. TriVergent data centers will provide access to its Internet backbone allowing TriVergent to provide a complete solution that includes web hosting and high-speed Internet connectivity.

     LEVERAGE DIRECT AND INDIRECT DISTRIBUTION CHANNELS. TriVergent uses both a direct sales force and authorized agents to distribute its products and services. TriVergent believes that the key to its success will be finding direct sales people and authorized agents with strong community relationships and technical backgrounds. In most markets, TriVergent will have a locally-based direct sales force that uses a consultative approach to offer clients a full range of sophisticated, cost-effective Internet, data and voice solutions.

     CAPITALIZE ON THE NUMBER AND SIZE OF COLLOCATIONS. TriVergent believes the number and size of its collocations will allow TriVergent to accommodate future access line growth in its target markets both rapidly and cost-effectively. With 269 central office collocation sites secured, TriVergent believes it will have one of the broadest collocation footprints for converged voice and data services in the one of BellSouth region.

     TriVergent is deploying integrated voice and data switches within each of its collocation sites. By designing its collocations in this manner, TriVergent is able to allocate the overhead costs associated with deploying collocations across multiple products and revenue streams. This unified collocation architecture can be extended to support emerging applications as customer requirements dictate.

     IMPLEMENT SCALABLE AND INTEGRATED BACK OFFICE SYSTEMS. TriVergent is developing an integrated strategy for its operations support systems and other back-office systems that it believes will implement more advanced technologies and will provide superior customer service and significant competitive advantages in terms of accuracy, efficiency, and capacity to process customer orders. In December 1999, TriVergent initiated its back office system by installing the Metasolv Total Business Solutions provisioning system and the Daleen BillPlex billing system. These systems, which are integrated and readily expandable, will enable TriVergent to reduce its operating costs and shorten its provisioning times by minimizing data entries and the potential for errors.



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

TriVergent also plans to implement electronic bonding with BellSouth's and other carriers' customer support and local service request systems using DSET's gateway software.

RECENT ACQUISITIONS

     To accelerate its business strategy, TriVergent has acquired several companies with a customer base to which it believes it can successfully market its Broadband Bundle including:

     o In March 1999, TriVergent acquired Carolina Online, Inc., a regional Internet service provider headquartered in Greenville, South Carolina. Carolina Online currently provides Internet access to approximately 7,000 business and residential customers.

     o In July 1999, TriVergent acquired DCS, Inc., a data integrator and equipment provider headquartered in Greenville, South Carolina.

     o In February 2000, TriVergent Ester Communications, Inc., a provider of voice and data equipment and services. Ester has 3,000 small business customers to which it provides equipment and services, including local exchange and long distance services through agency arrangements with various network providers.

     o In February 2000, TriVergent also acquired Information Services and Advertising Corporation, a regional Internet service provider headquartered in Wilmington, North Carolina that currently has approximately 1,200 Internet access customers.

     o In June 2000, TriVergent acquired InterNetMCR, Inc., a Greensboro, North Carolina based Internet service provider. InterNetMCR serves approximately 2,800 businesses and consumers in the greater Greensboro, North Carolina market.

TriVergent currently has no definitive understandings relating to any other acquisitions.

PRODUCTS AND SERVICES

     Through its Broadband Bundle, TriVergent offers a complete package of communications services, including automated web design and web hosting, high-speed data and Internet access and local and long distance voice services. These services are offered for a single monthly price based on the number of access lines and transmission speeds selected by the customer. Each Broadband Bundle also includes ancillary features such as call waiting, hunting and three-way calling, as well as 100 minutes per month of long distance usage per telephone line.

BUNDLED SERVICES

     TriVergent's Broadband Bundle includes the following:

     Broadband Access -- TriVergent provides high speed Internet access at speeds up to 1.544 megabits.

     Web Page Design -- TriVergent's web site design software system allows its customers to produce template-driven web pages. TriVergent's customers have unlimited use of this software through its control panel function that enables them to access their web site 24 hours a day to maintain and update information, such as adding e-mail accounts or inserting new product offerings.

     Web Hosting -- TriVergent provides web hosting services for all customers that sign up for the Broadband Bundle. TriVergent provides each customer with up to 24 megabytes of storage for their web site.



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

Customers have the ability to utilize more storage capacity for an additional fee through TriVergent's control panel.

     Local Exchange Telephone Services -- TriVergent provides local exchange telephone service and the ancillary services typically provided by incumbent local telephone companies, such as call waiting, caller ID and hunting.

     Long Distance Telephone Service -- TriVergent provides traditional long distance telephone services and the ancillary services, such as calling cards, 800 numbers, account codes, online billing and various management reports. For the basic fee, TriVergent provides each customer with 100 minutes of long distance service per month. Customers who exceed the basic bundle are billed for overage on a per-minute basis.

     TriVergent offers its services on a bundled basis where its customers pay a fixed price, based on the number of access lines and desired access speed, for all of its services whether the customer takes one or all of the services offered.

     OTHER SERVICES

     Network Equipment -- TriVergent also provides voice and data networking design, equipment sales and installation, including routers and hubs from Cisco Systems, BayStack, NetGear and 3Com. This equipment allows customers to integrate digital subscriber line service with current or new local area networks.

     Cabling Services -- TriVergent also provides inside wiring services to customers on a custom basis, including cable drops, telephone drops and other wire-based installation services.

PLANNED SERVICES

     TriVergent plans to release new versions of its software that will permit greater utilization of the Internet. These services will revolve around customer content, delivered over its high-speed platforms, as well as scalable e-commerce initiatives for product transactions through TriVergent's web site design software.

     Web Hosting Services -- TriVergent plans to offer a full range of web and managed server web hosting services in geographically dispersed and environmentally and technologically controlled carrier grade data facilities with both redundant power and Internet access. TriVergent's web hosting includes vertical rack space, cabinet units, security cage on NT and UNIX platforms with guaranteed bandwidth.

     Web Page e-commerce -- TriVergent expects to release an update to its web architecture software in the third quarter of 2000 that will incorporate with its catalogue feature a new e-commerce initiative that includes credit card processing and shopping cart functions.

     Broadband Internet Portal -- TriVergent plans to release a custom Internet portal application with broadband capabilities, including video streaming. This application will include local news, sports and weather, along with access to online pay-per-view events.

     Remote Local Area Network Access Services -- TriVergent believes that the desire of businesses to have their employees access e-mail and conduct business electronically from outside their offices will increase the demand for high-speed digital communications for remote local area network access.

     Virtual Private Network Services -- TriVergent intends to combine its broadband access services with its virtual private network equipment to provide clients with high-speed and secure connections to their corporate local area network and the Internet. Virtual private networks enable customers to have a flexible, cost-effective solution that supports both telecommuters and site-to-site connections. TriVergent's virtual private network



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

services will provide its clients with the convenience of an always-on high speed connection and high speed Internet access.

SALES AND MARKETING

     TriVergent uses both a direct sales force and authorized agents to distribute its products and services. In most markets TriVergent will have a locally-based sales force that uses a consultative selling approach to offer clients a full range of sophisticated, cost-effective Internet and data and voice solutions. Most of TriVergent's sales teams will be led by a sales manager and will include from six to 40 account executives responsible for the acquisition and retention of customers in those markets. To support its sales force TriVergent has a central office staff that includes service order coordinators, client development representatives and technical consultants. TriVergent's sales staff is assisted by a support staff that maintains competitive pricing information, develops proposals and assists in post sales account management. In addition to TriVergent internal sales staff at June 30, 2000, TriVergent's agent sales force consisted of 52 authorized agents.

     TriVergent's authorized agents include interconnect dealers and data integrators. TriVergent provides its agents with a training program and marketing literature to help its agents become familiar with its Broadband Bundle. Agents typically sell TriVergent's services into existing customer bases using TriVergent's brand name. TriVergent provides the sales support, proposals, customer care, billing and collection functions. Agents are compensated with monthly residual commissions, based entirely on production. TriVergent intends to capitalize on prior relationships with many of the agents formerly associated with Corporate Telemanagement Group to sell its services. Corporate Telemanagement Group, where a number of TriVergent's senior executives were previously employed, achieved $100 million in aggregate revenues over approximately five years largely through utilizing authorized agents, such as telecommunications equipment vendors, consultants and systems integrators, to sell its switched long distance services.

CURRENT MARKETS

     The following tables list TriVergent's current operational and planned markets, the number of secured collocation sites, and the estimated number of addressable business lines:

OPERATIONAL MARKETS -- Markets in which TriVergent currently offers the Broadband Bundle:

                                     ESTIMATED                                         DATA CENTERS
                                    ADDRESSABLE    COLLOCATION       INITIAL      -------------------------
                                      BUSINESS         SITES         SERVICE      ESTIMATED      OPENING
                MARKET                LINES(1)        SECURED         DATE         SQ. FEET        DATE
          ------------------        -----------    -----------    -----------     ---------    ------------
          Greenville, SC              108,408           7         1st Qtr. 00       1,500       3rd Qtr. 00
          Spartanburg, SC              35,263           2         1st Qtr. 00          --             --
          Atlanta, GA                 824,065          18         1st Qtr. 00       1,000       3rd Qtr. 00
          Greensboro, NC              116,685           5         1st Qtr. 00       1,500       3rd Qtr. 00
          Burlington, NC               22,710           2         1st Qtr. 00          --             --
          Winston-Salem, NC            90,621           4         1st Qtr. 00          --             --
          Wilmington, NC              437,427           3         2nd Qtr. 00       1,500       3rd Qtr. 00




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



MARKETS UNDER CONSTRUCTION -- Markets in which TriVergent is currently constructing facilities to offer the Broadband Bundle:


                                     ESTIMATED                                         DATA CENTERS
                                    ADDRESSABLE    COLLOCATION       INITIAL      -------------------------
                                      BUSINESS         SITES         SERVICE      ESTIMATED      OPENING
                MARKET                LINES(1)        SECURED         DATE         SQ. FEET        DATE
          ------------------        -----------    -----------    -----------     ---------    ------------

         Miami/Ft. Lauderdale,        724,849           36       3rd Qtr. 00       1,500      3rd Qtr. 00
         FL
         Charlotte, NC                278,152           11       3rd Qtr. 00       1,500      3rd Qtr. 00
         Raleigh, NC                  233,186            7       3rd Qtr. 00       2,500      3rd Qtr. 00
         Nashville, TN                186,091           13       3rd Qtr. 00       2,500      3rd Qtr. 00
         Columbia, SC                  84,282            5       4th Qtr. 00       2,500
         Knoxville, TN                110,734            5       4th Qtr. 00       2,500
         Charleston, SC                82,805            7       4th Qtr. 00       2,500      4th Qtr. 00
         Jackson, MS                   63,870           10       4th Qtr. 00       2,500      4th Qtr. 00
         Jacksonville, FL(1)          190,406           16       3rd Qtr. 00       2,500      3rd Qtr. 00

     (1) The addressable business lines referenced in the above tables are TriVergent's estimates based upon business line information obtained annually from PNR Associates, Inc., which maintains a database of the number of business access lines in the respective markets, and increased based on an assumed annual growth rate of 7%, which growth rate is based on historical growth rate information available from the Federal Communications Commission

     (2)  Market also targeted by Gabriel.

NETWORK INFRASTRUCTURE

     TriVergent is deploying a unified voice and data network that allows it to provide all services included in the Broadband Bundle. The planned network will consist of six Nortel DMS 100/500 digital switches that are connected together through transmission capacity purchased from long haul telecommunications service providers. TriVergent currently has four of these switches installed and expects to install the other two by the end of 2000. The six Nortel switches will provide the primary voice switching functions for all TriVergent's planned markets throughout the southeastern United States. TriVergent is also deploying asynchronous transfer mode switch sites in most of its markets. TriVergent plans to connect these switch sites with multiple redundant routes from various long haul providers. The final step in TriVergent's unified network is to connect its unified collocation facilities with the small asynchronous transfer mode switch sites. This will be accomplished through the lease of redundant DS-1, DS-3 or OC-3 routes from BellSouth or alternative fiber optic network providers. TriVergent anticipates in the future migrating to the soft switch platform, which it expects to be compatible with its current network. TriVergent's collocation facilities are typically secured in caged-in areas which contain both voice and data equipment. TriVergent believes these unified collocation facilities will enable it to transmit integrated voice and data traffic over a standard copper pair or leased unbundled network element, thus significantly increasing the potential revenue per line in relation to voice only or data only equipped collocations.

INFORMATION SYSTEMS

     TriVergent is deploying its integrated operations support systems and other back-office systems that it believes will provide superior customer service and significant competitive advantages in terms of accuracy, efficiency, and capacity to process customer orders. TriVergent has already installed the Metasolv Total Business Solution provisioning system and the Daleen BillPlex billing system. Once TriVergent successfully installs its seamless end-to-end back office system, it expects that



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
 customer orders will be entered a single time, with the information then shared between the various components of TriVergent's information systems. TriVergent expects to have its operations support systems and other back office systems fully integrated by the third quarter of 2000.

     TriVergent believes that its planned single entry system will be superior to many existing systems, which generally require multiple entries of customer information. Multiple information entry can result in billing problems, service interruptions and delays in installation. TriVergent's single entry process should be less labor intensive and reduce the margin for error. In addition, the sales to billing interval should be significantly shortened.

ORDER ENTRY AND PROVISIONING

     Order entry involves the initial loading of customer data into TriVergent's information systems. TriVergent utilizes the Metasolv Total Business Solutions provisioning system software for this purpose. TriVergent's sales executives are able to take orders and upload them via the web to credit and provisioning representatives who enter the initial customer information into the Total Business Solutions system. When the Total Business Solutions system is fully integrated with the capabilities of the DSET electronic bonding gateways, orders can be submitted to business partners electronically, thereby minimizing implementation time, coordination complexities and installation costs.

     In addition to cost benefits associated with electronic installation of access lines and inventory management system, the Metasolv system should improve TriVergent's internal processes in various other ways through its "workflow" management capabilities. The system routes tasks to the appropriate employee groups, tracks order progress and is capable of alerting operations personnel of any "jeopardy" situations. The system is designed to allow sales executives or customer care coordinators to maintain installation schedules and notify customers of any potential delays. Once an order has been completed, the Metasolv system electronically updates its billing system to initiate billing of installed services.

ELECTRONIC BONDING

     TriVergent is implementing integrated interfaces with some BellSouth systems for the electronic exchange of order information utilizing the DSET gateway software. While it is currently necessary to submit local service requests for a customer by sending the incumbent telephone company a fax or e-mail or by remote data entry, the electronic interfaces which TriVergent is in the process of implementing will link its operations support systems directly to BellSouth's system, so that it will be able to process these requests on an automated basis. Once fully installed and implemented, TriVergent will be able to confirm receipt of service requests and the availability of facilities on-line and in real-time. Due to issues relating to BellSouth's internal operations support systems, TriVergent expects to experience some difficulties with the electronic interfaces which may require some manual intervention. Other incumbent telephone companies in TriVergent's region are just beginning to develop automated interfaces on a limited basis. TriVergent anticipates establishing similar connections with other incumbent telephone companies.




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

BILLING SYSTEM

     For billing, TriVergent utilizes the Daleen BillPlex system, which provides its customers with a consolidated invoice for all of its services. Customer telecommunications usage generates billing records that are automatically transmitted from the switch to the billing systems. These records are then processed by the billing software that calculates usage costs, integrates fixed monthly charges and assembles bills. For those customers who request electronic billing, TriVergent can provide the invoice and call detail records in electronic form over the web. The Daleen system allows TriVergent to add advanced features such as discounts based on call volume or number of lines or amount of bandwidth ordered. It will also allow TriVergent to calculate complex local, state and federal taxation and discrete billing options by type of service ordered.

CUSTOMER CARE AND TROUBLE MANAGEMENT

     TriVergent has entered into a service agreement with Nortel to assist it in the continuous monitoring and operation of TriVergent's switch network. In the third quarter of 2000, TriVergent expects to begin performance of all of the network management functions in-house upon completion of its new network operations center. TriVergent's back office system and trouble management system will allow customer care representatives to call a customer while simultaneously accessing that customer's service profile. It will also enable TriVergent's customer care personnel to track customer problems proactively, assign repair work to the appropriate technical teams and provide employees and management access to comprehensive reports on the status of service activity. The network management system is also designed to identify failures and intervene before significant service interruptions or service degradations occur.

INTELLECTUAL PROPERTY

     TriVergent regards its products, services and technology as proprietary and attempts to protect them with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. TriVergent also generally enters into confidentiality or license agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite its precautions, TriVergent may not be able to prevent misappropriation or infringement of its proprietary information, products, services and technology.

     TriVergent's logo and some titles and logos of its services mentioned in this information statement/prospectus are either its service marks or service marks that have been licensed to it. Each trademark, trade name or service mark of any other company appearing in this information statement/prospectus belongs to its holder.


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


EMPLOYEES

     At June 30, 2000, TriVergent had approximately 540 full-time employees, including approximately 135 sales and sales support personnel. TriVergent also hires temporary employees and independent contractors as needed. In connection with its growth strategy, TriVergent anticipates hiring a significant number of additional personnel in sales and other areas of its operations by the end of 2000. TriVergent's employees are not unionized, and it believes its relations with its employees are good. TriVergent's success will significantly depend on its ability to continue to attract and retain qualified employees.

LEGAL PROCEEDINGS

     From time to time TriVergent becomes engaged in legal proceedings that occur in the normal course of business. There are no pending legal proceedings that TriVergent believes would individually or in the aggregate, have a material adverse effect on its business or financial condition.

FACILITIES

     TriVergent is headquartered in Greenville, South Carolina and leases offices and space in a number of locations, primarily for sales offices and network equipment installations. The table below lists its leased facilities, other than collocation facilities, as of June 30, 2000:

                                                                                   APPROXIMATE
                        LOCATION               PURPOSE       LEASE EXPIRATION    SQUARE FOOTAGE
                    --------------------    ------------     ----------------    --------------
                    Greenville, SC
                       Ivey Square          Office Space
                        1st floor                            January 2004             9,600
                        3rd floor                            August 2003             13,075
                       Landmark             Office space
                        5th & 7th floors                     December 2010           75,839
                        8th floor                            August 2010             11,209
                        6th floor                            July 2009               11,209
                        20th floor                           December 2010            5,605
                        14th floor                           October 2010            11,209
                       Wachovia             Office space
                        4th floor                            October 2000             7,333
                        7th floor                            September 2000          12,858
                       Augusta Road         Equipment        February 2003            9,000
                                            warehouse
                    Atlanta, GA             Sales office     December 2004            4,500
                                            Switch site      July 2009                6,400
                    Greensboro, NC          Sales office     January 2005             4,800
                                            Switch site      October 2009             4,500
                    Jacksonville, FL        Sales office     January 2005             4,700
                                            Switch site      May 2010                 6,600
                    Miami, FL               Sales office     August 2005              6,989
                                            Switch site      July 2009               13,500
                    Charleston, SC          Sales office     June 2005                3,700
                                            Switch site      August 2010              5,000
                    Charlotte, NC           Sales office     May 2005                 4,363
                                            Switch site      April 2010               4,854
                    Wilmington, NC          Sales office     July 2005               12,122
                                            Switch site      June 2010                5,000
                    Nashville, TN           Sales office     August 2005              5,700
                                            Switch site      June 2010                8,645
                    Raleigh, NC             Sales office     July 2005                5,023
                                            Switch site      August 2010              6,000
                    Knoxville, TN           Sales office     August 2005              4,582
                    Columbia, SC            Sales office     August 2005              2,400
                    Jackson, MS             Sales office     August 2005              4,782
                                            Switch site      September 2010           6,607

     TriVergent believes that its leased facilities are adequate to meet its current needs and that additional facilities are available to meet its development and expansion needs in existing markets and markets currently under construction.


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


                                   COMPETITION


OVERVIEW

     The combined company will operate in a highly competitive environment and neither TriVergent nor Gabriel currently has a significant market share in any of their respective markets. Further, the continuing trend toward business alliances in the telecommunications industry and the further reduction of regulatory and technological barriers to entry in the data and Internet services markets, will likely give rise to significant new competition.

     While there are many competitors in the broadly defined telecommunications market, the combined company will focus its attention on actual and near-term potential competitors in the geographic areas and market segments in which it offers and plans to offer service. Current and potential competitors and their strengths and weaknesses are summarized below. Gabriel and TriVergent perform competitor analyses as part of its market evaluation process prior to entering each of its targeted markets.

     EXISTING COMPETITORS

     INCUMBENT LOCAL EXCHANGE CARRIERS. In each of the markets in which the combined company will operate, the incumbent local exchange carriers will be its principal competitor. Incumbent local exchange carriers currently dominate the combined company's targeted markets with an approximate 95% market share. Incumbent local exchange carriers benefit from favorable regulations and have long standing customer relationships, brand name recognition, significant financial, technical and marketing resources and, subject to regulatory approval, the ability to lower prices or engage in substantial volume or term discounts. In addition, incumbent local exchange carriers have existing fiber optic networks and switches. Management of the combined company believes it can compete with incumbent local exchange carriers by focusing on the communications requirements of small and medium-sized business customers and by providing high quality, market-driven products and services with responsive customer service at prices below those charged by the incumbent local exchange carriers.

     Each of TriVergent and Gabriel believes that the incumbent local exchange carrier in each of its markets in operation and under construction controls more than 90% of the business access lines in the central offices where TriVergent or Gabriel, as the case may be, collocates its equipment. As a result, TriVergent and Gabriel must purchase or lease a significant portion of their underlying network from the incumbent local exchange carrier, which is currently BellSouth in TriVergent markets and Southwestern Bell or Ameritech in Gabriel markets. Some of the network components that TriVergent and Gabriel purchase or lease from the incumbent carrier include unbundled network elements, inside wiring and transmission services. This significant reliance on a primary competitor is burdensome and typically time consuming. See "Regulation" beginning on page __ for a discussion of the regulatory requirements that apply to the incumbent local exchange carriers' provision of unbundled network elements and other services to other providers such as TriVergent and Gabriel.

     The combined company will face significant competition from Southwestern Bell, Ameritech and BellSouth in the local exchange business in its markets. These large, entrenched companies currently offer digital subscriber line and other data services as well as Internet services. Each of these incumbent companies competes aggressively to retain as much of its dominant market share as possible. Each has significantly more capital, technological and management resources and poses a significant competitive threat to the combined company's success.

     INTEREXCHANGE CARRIERS. AT&T, WorldCom and Sprint are among the interexchange carriers that are now offering bundled local and long distance services to their existing and prospective customers. Certain of these long distance carriers have entered the local service market primarily through acquisitions of local service providers, such as AT&T's purchase of Teleport Communications Group and WorldCom's acquisitions of MFS Communications Company, Inc. and Brooks Fiber. Management of the combined company believes that although these long distance companies have acquired significant local footprints, they are not primarily focused on the provision of local services in second and third tier markets. Instead, they have continued to focus on their primary



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
service offering, long distance, and are attempting to leverage their customer relationships to offer basic local services. Management of the combined company believes that its advanced network platforms, integrated product and service offerings and local sales presence will position it to distinguish itself from the interexchange carriers in its targeted markets.

     COMPETITIVE LOCAL EXCHANGE CARRIERS. The combined company will face significant competition from facilities-based competitive local exchange carriers in markets in which it offers and plans to offer its products and services.

     The principal facilities-based competitive local exchange carrier competitors that provide local services in Gabriel's and TriVergent's existing markets include Adelphia Business Solutions, Birch Telecom, Business Telecom, Inc., e.spire Communications, ICG Communications, ITC DeltaCom, Intermedia Communications, KMC Telecom, Logix Communications, McLeodUSA, NewSouth Communications, NEXTLINK Communications, Time Warner Communications and US LEC. Management of the combined company believes that additional competitors may also develop plans to enter its existing and target markets in the future.

     RECENT AND POTENTIAL NEW COMMUNICATIONS PROVIDERS

     In addition to the incumbent local exchange carriers, long distance carriers and competitive local exchange carriers, the combined company will face potential competition from other recent and potential entrants in local service markets. These non-traditional providers include

     o    cable television operators,

     o    electric utilities,

     o    fixed and mobile wireless and PCS operators, and

     o    Internet service providers.

     CABLE TV OPERATORS. Management of the combined company expects cable television operators will attempt to leverage the broadband nature of their networks to deploy local telecommunications services to their existing, largely residential, customer base. In addition to technology and network architecture issues, cable operators must overcome the public perception of historically poor levels of customer service and high prices. Management of the combined company believes that, because the strength of these entities is in the footprint of their existing facilities, their primary focus is and will continue to be the residential market and that they will position themselves as a low cost, high bandwidth alternative to the incumbent local exchange carrier.

     ELECTRIC UTILITIES. Electric utilities have a large customer base and many have fiber networks that could be used to provide telecommunications services. Many electric utilities have increased their installation of fiber optic cable to augment their current core services. Unlike cable television operators, electric utilities have extensive networks covering both business and residential customers. Electric utilities also have the advantage of having existing customer relations, access to rights of way, building access and, in most cases, regional political influence. Disadvantages include inexperience in telecommunications, a generally poor record in diversification investments, little experience in competitive markets, and stringent regulatory and capital market limitations on the use of rate base capital.

     WIRELESS OPERATORS. Cellular and PCS operators may also be a source of competitive local telephone service, using available bandwidth on their networks to provide access in traditional landline applications. With the significant capital outlays made by wireless operators for license fees as well as equipment purchases to build their network infrastructures, management of the combined company expects that, in the near term, these companies will continue to focus their marketing and operational efforts on the wireless mobile market. However, management of the combined company believes that these wireless operators will largely be users of competitive local exchange carrier services to transmit their calls among radio/transmitter sites and generally avoid the traditional local services market.



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

     INTERNET SERVICE PROVIDERS. Management of the combined company believes that Internet service providers may try to expand their scope of operations to provide more traditional telecommunications services to complement their Internet access services and leverage their subscriber base. Management of the combined company believes Internet service providers will initially focus on the long distance market, in which it is easier to administer and provision quality customer service, and eventually may vertically integrate to provide full service local telecommunications or be acquired by existing local or long distance telecommunications providers to allow the acquiring companies to further their own vertical integration into the Internet access market.





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



                                   REGULATION

     The combined company's telecommunications services business is subject to federal, state and local regulation.

FEDERAL REGULATION

     The FCC regulates interstate and international telecommunications services, including the use of local telephone facilities to originate and terminate interstate and international calls. Gabriel and TriVergent provide such services on a common carrier basis. The FCC imposes extensive regulations on common carriers that have some degree of market power, like the incumbent local exchange carriers. The FCC to date has imposed less regulation on common carriers, such as Gabriel and TriVergent, that lack significant market power. The FCC requires Gabriel and TriVergent to receive authorizations to provide and resell telecommunications services between the United States and international points.

     Under the Telecommunications Act of 1996, any entity, including cable television companies and electric and gas utilities, may enter any telecommunications market, subject to reasonable state regulation of safety, quality and consumer protection. Because implementation of the Telecommunications Act is subject to numerous federal and state policy rulemaking proceedings, legislative initiatives and judicial review, there is still uncertainty as to what impact the Telecommunications Act and any additional legislation will have on the combined company in the future.

     The Telecommunications Act is intended to increase competition. The Telecommunications Act opens the local services market by requiring incumbent local exchange carriers to permit interconnection to their networks and imposing on incumbent local exchange carriers or, in some areas, all local exchange carriers other obligations, including:

     o INTERCONNECTION. All local exchange carriers must permit their competitors to interconnect with their facilities. Incumbent local exchange carriers are required to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms, and at prices based on cost, which may include a reasonable profit. At the option of the carrier seeking interconnection, the incumbent local exchange carrier must offer to collocate the requesting carrier's equipment in the incumbent local exchange carrier's premises, except where the incumbent local exchange carrier can demonstrate space limitations or other technical impediments to collocation.

     o RECIPROCAL COMPENSATION. All local exchange carriers are required to complete calls originated by competing local exchange carriers under reciprocal arrangements at prices based on tariffs or negotiated prices.

     o RESALE. All local exchange carriers must permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, incumbent local exchange carriers are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the incumbent local exchange carrier in the wholesale offering.

     o UNBUNDLED ACCESS. All incumbent local exchange carriers are required to provide nondiscriminatory access to unbundled network elements including, network facilities, equipment, features, functions, and capabilities, at any technically feasible point within their networks, on nondiscriminatory terms, and at prices based on cost, which may include a reasonable profit.

     o NUMBER PORTABILITY. All local exchange carriers must permit users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.



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     o    DIALING PARITY. All local exchange carriers must provide "1+" equal access to competing providers of telephone exchange service and toll service, and they must also provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.

     o ACCESS TO RIGHTS-OF-WAY. All local exchange carriers are required to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

     Incumbent local exchange carriers are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached, incumbent local exchange carriers remain subject to interconnection obligations established by the FCC and state telecommunication regulatory commissions.

     In August 1996, the FCC established rules implementing the incumbent local exchange carrier interconnection obligations described above. On July 18, 1997, the Eighth Circuit vacated certain portions of the FCC's decision and narrowly interpreted the FCC's power to prescribe and enforce rules implementing the Telecommunications Act. On January 25, 1999, the United States Supreme Court reversed the Eighth Circuit decision and reaffirmed the FCC's broad authority to issue rules implementing the Telecommunications Act, although it did vacate a rule determining which network elements the incumbent local exchange carriers must provide to competitors on an unbundled basis.

     On September 15, 1999, the FCC issued a ruling that detailed three significant changes affecting the incumbent local exchange carriers' obligations to provide unbundled network elements to competitors. First, the FCC indicated that the incumbent local exchange carriers no longer were required to provide access to operator and directory assistance services. However, the FCC added two new elements that the incumbent local exchange carriers are now required to provide on an unbundled basis: portions of local loops (or "subloops") and dark fiber optic loops and transport. The FCC also ruled that the incumbent local exchange carriers are no longer required to provide access to unbundled local circuit switching for customers with four or more lines that are located in the densest parts of the top 50 Metropolitan Statistical Areas in the country. Fifteen of the networks in operation or under construction by Gabriel or TriVergent are in the top 50 Metropolitan Statistical Areas. Accordingly, this aspect of the FCC's ruling may limit the combined company's ability to use unbundled network elements as part of its business strategy in these markets or to serve such markets profitably. On November 5, 1999, the FCC issued revised rules that largely reaffirmed, and in some respects expanded, the duty of incumbent carriers to offer unbundled network elements. These 1999 rulings may be subject to court appeals, and neither Gabriel, TriVergent nor the combined company can predict the outcome of such proceedings.

     On December 9, 1999, the FCC released an order requiring the incumbent carriers to offer "line sharing" arrangements that will permit competitors like us to offer DSL service over the same copper wires used by the incumbent to provide voice service, and several incumbent providers have entered into line sharing agreements with DSL providers that will compete with the combined company. The specific prices and terms of particular line sharing arrangements will be determined by negotiation or by future decisions of state utility commissions, and cannot be predicted at this time. The FCC's ruling may also be challenged in court. The combined company expects, however, that this order will allow competing carriers to offer DSL services at a significantly lower cost than is now possible.

     In March 2000, the United States Court of Appeals for the District of Columbia vacated portions of the FCC's March 1999 collocation ruling, concluding that the FCC's definitions of "necessary" and "physical collocation" under such ruling are impermissibly broad. The FCC's collocation ruling provided that the incumbent local exchange carriers were required to allow competitors to collocate equipment that is "used or useful" for either interconnection or access to unbundled network elements. The appeals court did not identify the specific types of equipment that would be considered necessary but remanded the portion of the FCC's order as to the definition of "necessary" to the FCC for reconsideration. Similarly, the court decided that the FCC must reconsider its reasons



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

for requiring incumbent local exchange carriers, under its collocation rules, to give competitors the option of collocating equipment in any unused space within the incumbent local exchange carrier's premises, to the extent technically feasible, and prohibiting incumbent local exchange carriers from requiring competitors to collocate in isolated space separate from the incumbent local exchange carrier's own equipment. While the appeals court did preserve certain portions of the FCC's collocation rules, including "cageless" collocation and collocation cost allocation provisions, incumbent local exchange carriers may view this court decision as an opportunity to restrict the scope of their collocation obligations until the FCC reconsiders the vacated portions of its March 1999 ruling. This could delay the implementation, or otherwise limit the scope, of the functionality and equipment that the combined company and other competitive local exchange carriers plan to collocate in incumbent local exchange carrier premises. However, neither Gabriel nor TriVergent has experienced any significant problems in obtaining and building out any collocation sites.

     While these court and FCC proceedings were pending, Gabriel and TriVergent have entered into interconnection agreements with a number of incumbent local exchange carriers through negotiations or adoption of another competitive local exchange carrier's approved agreements. These agreements remain in effect, although in some cases one or both parties may be entitled to demand renegotiation of particular provisions based on intervening changes in the law. However, it is uncertain whether the combined company will be able to obtain renewal or renegotiation of these agreements on favorable terms when they expire.

     The Telecommunications Act codifies the incumbent local exchange carriers' equal access and nondiscrimination obligations and preempts inconsistent state regulations. The Telecommunications Act also contains special provisions that replace prior antitrust restrictions that prohibited the regional Bell operating companies from providing long distance services and engaging in telecommunications equipment manufacturing. The Telecommunications Act permitted the regional Bell operating companies to enter the out-of-region long distance market immediately upon its enactment. Further, provisions of the Telecommunications Act permit a regional Bell operating company to enter the long distance market in its in-region states if it satisfies several procedural and substantive requirements, including

     o obtaining FCC approval upon a showing that the regional Bell operating company has entered into interconnection agreements or, under some circumstances, has offered to enter into such agreements in those states in which it seeks long distance relief,

     o the interconnection agreements must satisfy a 14-point "checklist" of competitive requirements, and

     o the FCC must be satisfied that the regional Bell operating company's entry into long distance markets is in the public interest.

     Bell Atlantic and SBC Communications recently received permission from the FCC to begin providing in-region long distance services in New York and Texas, respectively. It is likely that the regional Bell operating companies will petition and receive approval to offer long distance services in additional states, including the states in which the combined company will have operations. This may have an unfavorable effect on the combined company's business. Gabriel and TriVergent are legally able to offer their customers both long distance and local exchange services, which the regional Bell operating companies in the combined company's markets currently may not do. This ability to offer "one-stop shopping" gives them a marketing advantage that the combined company would no longer enjoy if the incumbent local exchange carriers in its markets are permitted to offer in-region long distance services.

     On May 8, 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new subsidies for telecommunications and information services provided to qualifying schools and libraries. The FCC also expanded the federal subsidies for local exchange telephone services provided to low-income consumers. Providers of interstate telecommunications service, such as us, must pay for a portion of these programs. The combined company's share of these federal subsidy funds will be based on its share of certain defined telecommunications end user revenues. Currently, the FCC is assessing such payments on the basis of a provider's revenue for the previous year. The FCC recently adopted rules for subsidizing



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service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program. Gabriel and TriVergent estimate that their contribution liability for 2000 will be immaterial. With respect to subsequent periods, however, the combined company is currently unable to quantify the amount of subsidy payments that it will be required to make or the effect that these required payments will have on its financial condition.

     In three orders released on December 24, 1996, May 16, 1997, and May 31, 2000, the FCC made major changes in the interstate access charge structure. In the December 24th order, the FCC removed restrictions on incumbent local exchange carriers' ability to lower access prices and relaxed the regulation of new switched access services in those markets where there are other providers of access services. If this increased pricing flexibility is not effectively monitored by federal regulators, it could have a material adverse effect on the combined company's ability to compete in providing interstate access services. The May 16th order substantially increased the costs that incumbent local exchange carriers subject to the FCC's price cap rules may recover through monthly, non-traffic sensitive access charges and substantially decreased the costs that these carriers may recover through traffic sensitive access charges.

     In the May 16th order, the FCC also announced its plan to bring interstate access rate levels more in line with costs. The plan will include rules that may grant these carriers increased pricing flexibility upon demonstrations of increased competition or potential competition in relevant markets. The manner in which the FCC implements this approach to lowering access charge levels could have a material effect on the combined company's ability to compete in providing interstate access services. Several parties appealed the May 16th order. On August 19,1998, the May 16th order was affirmed by the Eighth Circuit U.S. Court of Appeals.

     In the May 31 Order, the FCC adopted several proposals to further reform access charge rate structures, relying heavily on a proposal submitted by a coalition of long distance companies and incumbent local exchange carriers referenced to as "CALLS." These and related actions will result in significant changes to access charge rate structures and rate levels. As access rates are reduced, all access charge-related revenues could be reduced significantly. The impact of these new changes will not be known until they are fully implemented.

     A number of incumbent local exchange carriers throughout the country, including Southwestern Bell, Ameritech and BellSouth, have been contesting whether the obligation to pay reciprocal compensation should apply to telephone calls received by end users who provide Internet access services, commonly known as Internet service providers or "ISPs." The incumbent local exchange carriers claim that this traffic is interstate in nature and therefore should be exempt from reciprocal compensation arrangements applicable to local, intrastate calls. Competitive local exchange carriers have contended that the interconnection agreements provide no exception for local calls to ISPs and reciprocal compensation is therefore applicable. In response to carriers' requests for clarification, on February 25, 1999 the FCC declared that, while Internet traffic is jurisdictionally mixed, it is largely interstate in nature. However, the FCC's decision preserved the rule that exempts the Internet and other information services from interstate access charges. The FCC's jurisdictional decision did not, however, determine whether calls to ISPs are subject to reciprocal compensation in any particular instance. In this regard, the FCC concluded that carriers are bound by their existing interconnection agreements, as interpreted by state commissions, and thus are subject to reciprocal compensation obligations to the extent provided in their interconnection agreements or as determined by state commissions. However, in March 2000, the U.S. Court of Appeals for the D.C. Circuit vacated the FCC's February 1999 ruling, finding that the FCC order did not include a satisfactory explanation for its ruling. The FCC currently is seeking comment on its ruling and then may either clarify its former decision or adopt a new one. Until then, incumbent local exchange carriers might rely on the appeals court's decision to challenge reciprocal compensation payments with state regulators.

     In November 1996, the FCC ordered non-dominant long distance carriers, like Gabriel and TriVergent, to cease filing tariffs for domestic long distance services. The FCC's order required mandatory detariffing for long distance services and gave interstate long distance service providers nine months to withdraw federal tariffs and move to contractual relationships with their customers. This order subsequently was stayed by a federal appeals court.



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     In March, 1999, the FCC adopted further rules that, while still maintaining mandatory detariffing, required long distance carriers to make specific public disclosures on the services providers' Internet web sites of their rates, terms and conditions for domestic interstate services. The effective date of these rules also was delayed until an appeals court could rule on the appeal of the FCC's detariffing order. On April 8, 2000, the United States Court of Appeals for the D.C. Circuit upheld the FCC's decision. The FCC subsequently issued a notice establishing a nine-month transition to mandatory detariffing. By January 31, 2001, carriers' must cancel all tariffs for interstate domestic interexchange services. After that date, the prices, terms and conditions pursuant to which domestic providers offer service to customers will be governed by contract, and service providers will have to rely more heavily on individually negotiated agreements with customers.

     In June 1997, the FCC allowed non-dominant local services providers to withdraw their tariffs for interstate access services provided to long distance carriers. The FCC also has initiated proceedings to consider whether such local service providers should be required to withdraw their interstate access services tariffs. The FCC continues to require that services providers obtain authority to provide services between the United States and foreign points and file tariffs for international services.

     In August 1999, the FCC asked for comment on claims by certain interexchange carriers that competitive local exchange carriers were charging those carriers excessively high rates for access to competitive local exchange carrier customers. Specifically, the Commission asked whether it should regulate competitive local exchange carrier access charges to ensure that these charges are not unreasonable. More recently two associations of competitive local exchange carriers asked the FCC to prevent AT&T from withdrawing its interexchange services from certain competitive local exchange carrier customers of those competitive local exchange carriers. These FCC proceedings are pending. A decision by the FCC to regulate the level of competitive local exchange carrier access charges could result in lower competitive local exchange carrier access charges and decrease the revenues some competitive carriers receive from providing this service.

STATE REGULATION

     To provide intrastate services, the operating subsidiaries of the combined company will be required to have certificates of public convenience and necessity from state regulatory agencies and to comply with state requirements for telecommunications utilities, including state tariffing requirements.

     State agencies will require the combined company to file periodic reports, pay various fees and assessments, and comply with rules governing quality of service, consumer protection, and similar issues. Although the specific requirements vary from state to state, they tend to be more detailed than the FCC's regulations because of the strong public interest in the quality of basic local exchange service. The combined company intends to comply with all applicable state regulations, and as a general matter does not expect that these requirements of industry-wide applicability will have a material adverse effect on its business. However, no assurance can be given that the imposition of new regulatory burdens in a particular state will not affect the profitability of the combined company's services in that state.

LOCAL REGULATION

     Gabriel's and TriVergent's networks are subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis. If the combined company decides in the future to install its own fiber optic transmission facilities, it will need to obtain rights-of-way over private and publicly owned land.


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                   MANAGEMENT OF GABRIEL FOLLOWING THE MERGER

     The following table sets forth the persons who will be the executive officers and directors of Gabriel upon completion of the merger.

NAME                                      AGE     POSITION(S)
----                                      ---     -----------
EXECUTIVE OFFICERS
David L. Solomon                          40      Chief Executive Officer, Vice Chairman and Director
G. Michael Cassity                        50      President and Chief Operating Officer
Gerard J. Howe                            44      President - Strategic Initiatives
John P. Denneen                           59      Executive Vice President - Corporate Development and Legal
                                                  Affairs, and Secretary
Marguerite A. Forrest                     45      Senior Vice President - Human Resources and Administration and
                                                  Assistant Secretary
Michael E. Gibson                         41      Senior Vice President and Chief Financial Officer
Shaler P. Houser                          30      Senior Vice President - Corporate Development and Strategy
Riley M. Murphy                           44      Senior Vice President and General Counsel

NON-MANAGEMENT DIRECTORS
Robert A. Brooks                          67      Chairman of the Board and Director
Charles S. Houser                         56      Vice Chairman and Director
Watts Hamrick                             40      Director
Michael R. Hannon                         39      Director
William Laverack, Jr.                     42      Director
Byron D. Trott                            40      Director
Jack Tyrrell                              53      Director

------------------

     Gabriel's board of directors is classified into three classes of three board seats each. The terms of Messrs. Hamrick and Laverack will expire in 2001, the terms of Messrs. Brooks, Trott and Tyrrell will expire in 2002 and the terms of Messrs. Hannon, Houser and Solomon will expire in 2003. There is one vacancy in the Class of 2001 which will be filled by a TriVergent designee post-filing.

     The board of directors has an Executive Committee, a Finance Committee, an Audit Committee and a Compensation Committee. Directors are not compensated for their services as directors, but non-employee directors are reimbursed for expenses incurred in connection with board and committee meetings attended. Upon completion of the merger, the board of directors will reappoint committee members and the chairmen of the Finance, Audit and Compensation Committees.

EXECUTIVE OFFICERS

     DAVID L. SOLOMON, Chief Executive Officer, Vice Chairman and Director, is an experienced telecommunications entrepreneur. He served as Executive Vice President and Chief Financial Officer of Brooks Fiber from 1994 until its acquisition by WorldCom in 1998. During this period, he played a major role in its capital raising and growth activities, raising more than $1.5 billion of debt and equity and completing numerous acquisitions. Prior to joining Gabriel, Mr. Solomon served as an advisor to Diginet Americas, Inc., a competitive telecommunications provider with operations throughout South America, and he also serves as a director of that company. Mr. Solomon is also an investment director and founder of Meritage Private Equity Fund, L.P., a private investment fund specializing in communications network and services companies. Prior to joining Brooks Fiber, he was a partner of KPMG LLP, where he gained more than 13 years' public company accounting and financial experience. He is a member of the American Institute and Tennessee Society of CPAs.

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     G. MICHAEL CASSITY, President and Chief Operating Officer of the combined company, became TriVergent's President and Chief Operating Officer and a Director in March 2000. Prior to joining TriVergent, Mr. Cassity served as Vice President and Chief Procurement Officer of BellSouth Corporation, Vice President of Network Operations for BellSouth's northern states, Vice President of BellSouth's strategic management unit and Vice President of Organization Planning and Development. Prior to becoming an officer at BellSouth, Mr. Cassity served in numerous positions including network operations, human resources, strategic planning, financial management, corporate and community affairs and regulatory vice president for Tennessee.

     GERARD J. HOWE, President and Chief Operating Officer of Gabriel and President - Strategic Initiatives and a co-founder of Gabriel, has more than 20 years of operational and management experience in the telecommunications industry. Mr. Howe also currently serves as a director of Gabriel. Prior to joining Gabriel, Mr. Howe was Senior Vice President of Finance at Brooks Fiber, where he oversaw the company's financial operations. Prior to joining Brooks Fiber, Mr. Howe spent eighteen years with SBC Communications (Southwestern Bell) and held a number of executive positions in Operations, Finance, Regulatory and Information Processing. From 1993 to 1995, Mr. Howe served as an executive and Director of SBC CableComms, U.K., a UK-based cable television/telephony business in its formative stages of development. During his tenure in the UK, Mr. Howe was responsible for all aspects of financial operations, corporate development, human resources and regulatory and legislative affairs. Prior to his assignment in the UK, Mr. Howe served as Vice President, Chief Financial Officer and a Director of Southwestern Bell Yellow Pages.

     JOHN P. DENNEEN, Executive Vice President - Corporate Development and Legal Affairs and Secretary of Gabriel and the combined company, has more than 30 years' experience in U.S. and international corporate and business law with particular emphasis on securities transactions, mergers and acquisitions, corporate finance and joint ventures. Mr. Denneen is also currently a director of Gabriel. Prior to joining Gabriel in August 1999, Mr. Denneen was a senior partner of Bryan Cave LLP, a leading international law firm, for over 12 years, where he headed the legal teams that assisted Brooks Fiber in issuing more than $1.5 billion of debt and equity securities and completing numerous acquisitions, concluding with its $3 billion merger with WorldCom, Inc. While at Bryan Cave LLP, Mr. Denneen also represented several other competitive telecommunications providers in connection with their capital raising activities.

     MARGUERITE A. FORREST, Senior Vice President - Human Resources and Administration and Assistant Secretary of Gabriel and the combined company, brings more than 20 years of professional management, operational and technical experience in the communications industry. Most recently, Ms. Forrest served as Vice President and Assistant Secretary for Brooks Fiber. She was a member of the start-up management team since that corporation was founded in 1993, charged with the responsibilities for human resources, corporate administration and shareholder communication. Previous management and technical experience included responsibility for drafting and system design activities for Cencom Cable Associates, Group W Cablevision and Telcom Engineering, Inc.

     MICHAEL E. GIBSON, Senior Vice President and Chief Financial Officer of the combined company, is highly experienced in financial operations in the telecommunications industry. Mr. Gibson is currently Senior Vice President - Finance and Corporate Development of Gabriel. Most recently, Mr. Gibson has been employed as a financial advisor to telecommunications start-up companies, playing a major role in negotiating and closing over $250 million of debt/equity financing during 1999. He served as Vice President and Treasurer of Brooks Fiber from that company's inception in 1993 until its acquisition by WorldCom in 1998. Mr. Gibson oversaw all activities related to financial operations, financial planning and analysis, including acquisitions, treasury, SEC reporting and risk management. Prior to joining Brooks Fiber, Mr. Gibson served as a Finance Director for Cencom Cable for five years, with responsibility for budgeting, financial planning, accounting, payment processing and human resources. Prior to joining Cencom Cable, Mr. Gibson was an audit manager at Arthur Andersen & Co., gaining extensive experience in providing auditing and business advisory services mainly to telecommunications and cable television companies.

     SHALER P. HOUSER, Senior Vice President - Corporate Development and Strategy of the combined company, is a co-founder, Senior Vice President of Corporate Development and Strategy and director of TriVergent. Mr. Houser has nine years of experience in the telecommunications industry. Prior to co-founding TriVergent in 1997, Mr. Houser was senior vice president and co-founder of Seruus Ventures, LLC. From 1991 to 1996, Mr. Houser served in various capacities, including product development, business development, international development and carrier sales, at Corporate Telemanagement Group and its successor parent company, LCI International, both long distance companies. Shaler P. Houser is Charles S. Houser's son.

     RILEY M. MURPHY, Senior Vice President and General Counsel of the combined company, became TriVergent's Senior Vice President of Law, General Counsel and Secretary in March 2000. From 1994 until joining TriVergent, she was Executive Vice President of Legal and Regulatory Affairs, General Counsel and Secretary of e.spire Communications, Inc., an integrated services provider where her responsibilities included, responsible for documentation of over $1 billion in debt and equity financing and negotiation of e.spire's initial interconnection agreements after passage of the Telecommunications Act of 1996. Prior to joining e.spire, Ms. Murphy was in private practice of telecommunications regulatory law for 12 years, representing interexchange carriers, cellular and paging companies and local providers. She serves on the boards of the Association for Local Telecommunications Services (ALTS) and Commercial Internet Exchange (CIX), and served on CompTel's board from 1998-1999.

NON-MANAGEMENT DIRECTORS

     ROBERT A. BROOKS, Chairman of the Board, director and a co-founder of Gabriel, has over 40 years' experience in developing and managing emerging communications ventures. In 1981 Mr. Brooks founded CenCom Cable Associates with an initial capitalization of approximately $300,000. At the time of its 1991 purchase by Crown Media in a transaction valued at over $1 billion, CenCom Cable Associates was one of the largest cable operators in the United States. In 1993, Mr. Brooks founded Brooks Fiber Properties, Inc. with 21 employees and $41 million in venture capital. By January 1998, Brooks Fiber had grown to over 2,000 employees when purchased by WorldCom in a transaction valued at approximately $3 billion. Mr. Brooks has also served as a founding Director for a number of corporations, including most recently, OneComm, Inc. and ChemDesign Corporation.

     CHARLES S. HOUSER, Vice Chairman of the combined company and a co-founder and Chairman of the board of directors and Chief Executive Officer of TriVergent, has more than 17 years of experience in the telecommunications industry as an investor and a senior manager. In 1996 and 1997, Mr. Houser was a principal and co-founder of Seruus Ventures, LLC and Seruus Telecom Fund LP, both venture capital firms specializing in telecommunications companies. From 1989 to 1996, Mr. Houser was chairman and chief executive officer of Corporate Telemanagement Group, Inc., a long distance company that merged with LCI International Inc. in 1995. From 1987 to 1989, Mr. Houser was president of The Consilium Group, Inc., a venture capital firm. From 1983 to 1987, he was president and in 1986 became chief executive officer of Tel/Man, Inc., a long distance company that merged with SouthernNet, Inc., where he also served as chief operating officer. Mr. Houser serves on the board of directors of Seruus Ventures, LLC; Seruus Telecom Fund, L.P.; Teleco, Inc., a national telecommunications equipment distributor and manufacturer; iBasis, Inc., an Internet-based communications carrier; and from 1981 until March 2000, Summit Financial Corporation, a Greenville, South Carolina-based bank holding company.

     WATTS HAMRICK has been a director of TriVergent since October 1998. Mr. Hamrick has been a senior vice president with First Union Capital Partners, an equity and mezzanine capital investment group of First Union

Corp., since March 1995. Mr. Hamrick joined First Union Capital Partners in 1988. Prior to joining First Union Capital Partners, Mr. Hamrick was a senior tax consultant at Price Waterhouse in New York. Mr. Hamrick was nominated to serve on our board by First Union Capital Partners, which is entitled to nominate one member of our board under our stockholders' agreement.

     MICHAEL R. HANNON, a director of Gabriel since May 2000, has been a General Partner of Chase Capital Partners, a general partnership with approximately $7.5 billion under management, since January 1988. Chase Capital Partners invests in a wide variety of international private equity opportunities including management buyouts, growth equity, and venture capital situations, and its chief limited partner is The Chase Manhattan Corporation, one of the largest bank holding companies in the United States. At Chase Capital Partners, he focuses on the media/telecom and financial services industry. Mr. Hannon is currently a director of Formus Communications, Entercom Communications, Financial Equity Partners and Telecorp PCS, Inc.

     WILLIAM LAVERACK, JR., a director of Gabriel since December 1998, has been a General Partner of Whitney & Co. since 1993. Previously, he was with Gleacher & Co., Inc. and Morgan Stanley & Co., Incorporated. He is a director of TeleCorp PCS, Inc., HOB Entertainment, Inc., PRAECIS Pharmaceuticals, Inc., NeuroMetrix, Inc., and Ariat International, Inc.

     BYRON D. TROTT, a director of Gabriel since October 1998, is a Managing Director of Goldman, Sachs & Co. responsible for its Midwest Region and Co-Head of its Chicago office. He joined Goldman, Sachs & Co. in 1982 and became Vice President in 1987 and a Partner in 1994.

     JACK TYRRELL has been a director on TriVergent's board since October 1998. Currently a managing partner at Richland Ventures, Mr. Tyrrell has been a founding partner of five venture capital funds since 1985. Mr. Tyrrell serves on the boards of Genus.net, PRIMIS, Aperture Credentialing, Media1st.com, TriVergent Communications, First Insight, Darwin Networks and National Health Investors. Mr. Tyrrell has served on the boards of Regal Cinemas, Premier Parks, Oxford Health Plans, Medaphis and Regent Communications. Mr. Tyrrell was nominated to serve on TriVergent's board by Richland Ventures II, L.P., which is entitled to nominate one member of TriVergent's board under TriVergent's stockholders' agreement.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded, earned or paid during fiscal 1999 to or by (i) TriVergent and Gabriel's Chief Executive Officers and (ii) the persons who would constitute the four most highly compensated executive officers of the combined company based upon compensation earned or paid during fiscal 1999 other than the Chief Executive Officers, to whom we refer to collectively as the "named executive officers."

                           SUMMARY COMPENSATION TABLE



                                                                                                 LONG-TERM
                                                   ANNUAL COMPENSATION                         COMPENSATION
                                                   -------------------                         ------------
                                                                                    SECURITIES
                                                                                    UNDERLYING         ALL OTHER
          NAME AND                                                                  OPTIONS AND       COMPENSATION
     PRINCIPAL POSITION            YEAR        SALARY($)       BONUS($)(3)        WARRANTS(#)(4)           ($)
  ------------------------       ---------     ---------       -----------        --------------      ------------

  Robert A. Brooks,                 1999       200,000             100,000              150,000(3)         --
    Chief Executive Officer of
    Gabriel(1)

  David L. Solomon,                 1999         --                  --               1,550,000(3)         --
    Chief Executive Officer of
    Gabriel (1)

  Charles S. Houser,                1999       62,188               7,500               480,000(5)          --
    Chief Executive Officer of
    TriVergent(4)

  Gerard J. Howe,                   1999       175,000             35,000               125,000(3)          --
    President and Chief
    Operating Officer

  Shaler P. Houser,                 1999       156,380             18,000                50,000(5)        4,752(6)
    Senior Vice President of
    Corporate Development and
    Strategy

  Marguerite A. Forrest,            1999       120,000             24,000                50,000(3)          --
    Senior Vice President-
    Human Resources and
    Administration and
    Assistant Secretary

------------

(1) Robert A. Brooks served as Chief Executive Officer of Gabriel until December 13, 1999 and is currently Chairman of the Board of Gabriel. David
     L. Solomon was elected Vice Chairman and Chief Executive Officer of Gabriel effective December 13, 1999.

(2) Represents bonuses earned in the reported year, which were paid in the following year. The payment of bonuses is at the discretion of the compensation committee of the board of directors.

(3) Represents shares of Gabriel common stock subject to compensatory stock options and warrants granted during 1999.

(4) Charles S. Houser joined TriVergent as Chief Executive Officer on May 13, 1999 and the compensation disclosed is for the period from that date through December 31, 1999.

(5) Represents shares of TriVergent common stock subject to compensatory stock options and warrants granted during 1999.

(6) Reflects matching contributions made under TriVergent's 401(k) plan on behalf of Mr. Houser.

     The following table sets forth information regarding option grants with respect to common stock made by TriVergent and Gabriel to the named executive officers during the fiscal year ended December 31, 1999.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                                                  ----------------------------------
                                                                                                 POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                       NUMBER OF                                                  ANNUAL RATES OF
                                      SECURITIES         PERCENT OF                                    STOCK
                                    OF THAT COMPANY     TOTAL OPTIONS                            PRICE APPRECIATION
                                      UNDERLYING         GRANTED TO                              FOR OPTION/WARRANT
                                   OPTIONS/WARRANTS     EMPLOYEES OF     EXERCISE                       TERM(3)
                                        GRANTED         THAT COMPANY    BASE PRICE   EXPIRATION  --------------------
                     NAME                  (#)              IN 1999      ($/SH)(1)   DATE(2)          5%        10%
             -------------------   ----------------    --------------   ----------   ----------  --------  ----------
             GABRIEL

             Robert A. Brooks          150,000(4)           5.50%          2.40      12/13/09     226,402    573,747

             David L. Solomon        1,000,000(4)          36.66%          2.40      12/13/09   1,509,347  3,824,982
                                       550,000(5)          20.16%          3.00      12/13/09   1,037,676  2,629,675


             Gerard J. Howe            125,000(4)           4.58%          2.40      12/13/09     113,201    286,874

             Marguerite A.             50,000(4)            1.83%          2.40      12/13/09      75,467    191,249
             Forrest

             TRIVERGENT

             Charles S. Houser        400,000(6)            15.0%          3.75       8/13/09      75,000    150,000
                                       40,000(6)             1.5%          3.75      11/13/09       7,500     15,000
                                       40,000(6)             1.5%          3.75      12/15/09       7,500     15,000

             Shaler P. Houser          50,000(6)             1.9%          3.75      12/15/09       9,375     18,750

----------------------------------

(1) The exercise base price was set at the respective board's determination of the fair market value of common stock of Gabriel or TriVergent, as the case may be, on the date of grant.

(2) The plans pursuant to which the options were granted provides for earlier expiration dates upon the option holder's termination of employment.

(3) The dollar amounts under the 5% and 10% columns were calculated as required by the rules of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the common stock of Gabriel, TriVergent or the combined company. The amounts shown reflect differences between the appreciation and the exercise price at the assumed annual rates of appreciation through the tenth anniversary of the dates of grant.

(4) All options vest in one-third increments on the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

(5)  Warrants are fully vested.

(6) All options vest with respect to 20% of the underlying shares on each of the first five anniversaries following the grant date and expire on the tenth anniversary of the date of grant. Pursuant to letter agreements entered into by such officers in connection with the merger, one-third of the underlying shares will vest on each of the first three anniversaries of the grant date.

     The following table sets forth information regarding aggregate option exercises during the fiscal year ended December 31, 1999 and the number and value of exercisable and unexercisable options to purchase Gabriel common stock or TriVergent common stock, as the case may be, held by the named executive officers as of December 31, 1999.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF
                                                              SECURITIES
                                                                OF THAT
                                                                COMPANY                         VALUE OF
                                                              UNDERLYING                       UNEXERCISED
                                          SHARES              UNEXERCISED                     IN-THE-MONEY
                                        ACQUIRED ON           OPTIONS AT                       OPTIONS AT
                         NAME          EXERCISE (#)        DECEMBER 31, 1999                DECEMBER 31, 1999
                 -------------------   ------------   ----------------------------     ---------------------------
                                                      EXERCISABLE    UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
                 GABRIEL (1)

                 Robert A. Brooks          --            --              150,000          --             --
                 David L. Solomon          --            --              150,000          --             --
                 Gerard J. Howe            --            --            1,000,000          --             --
                 Marguerite A.             --            --              125,000          --             --
                 Forrest
                                                                          50,000          --             --

                 TRIVERGENT (2)

                 Charles S. Houser          --           --              480,000          --             --
                 Shaler P. Houser           --          160,000          690,000        $216,000       $864,000

------------------------------

(1) Based on the fair market value of Gabriel's common stock on December 31, 1999 of $2.40 per share, as determined by Gabriel's board of directors, there were no in-the-money Gabriel options at December 31, 1999.

(2) Calculated based on a price of $3.75 per share, the fair market value of TriVergent's common stock on December 31, 1999 as determined by TriVergent board of directors, minus the per share exercise price, multiplied by the number of shares underlying the option.

GABRIEL STOCK PLAN

     The Gabriel Communications, Inc. 1998 Stock Incentive Plan, as amended, provides for grants to selected employees, outside directors, consultants and advisers of up to 9,000,000 shares of common stock subject to awards in the form of awards of

     o    incentive and nonqualified stock options,

     o    stock appreciation rights,

     o    restricted stock and restricted stock units,

     o    performance stock and performance units,

     o    phantom stock, and

     o stock acquired through a stock purchase program or granted under merit awards.

     As of June 9, 2000, options to purchase a total of 4,622,350 shares at exercise prices ranging from $2.40 to $5.60 per share were outstanding, of which options to purchase a total of 72,200 shares at $2.40 per share are exercisable within the next 60 days. Options to purchase 1,380,000 shares at $5.60 per share were granted on June 8, 2000 subject to the merger becoming effective. All options vest in one-third increments on the first, second and third anniversaries of the dates of grant.

     The plan is administered by Gabriel's compensation committee of its board of directors and will remain in effect until terminated by Gabriel's board of directors. However, no incentive stock options may be granted under the plan after November 15, 2007. Gabriel's board, in its sole discretion, has the authority to determine the terms and provisions of all awards under the plan, subject to specific limitations set forth in the plan and applicable law. In the event that any options or awards granted under the plan terminate, expire or are canceled, new options or awards may be granted with respect to the shares covered by such options or awards. However, to the extent that options or awards granted under the plan are exercised or become vested, the stock available for grant under the plan is reduced.

     The plan contains standard anti-dilution provisions to take into account stock dividends, stock splits, recapitalizations, reorganizations, mergers, split ups and similar matters. The plan also provides that in the event of certain changes in control certain of the outstanding awards become immediately exercisable. Moreover, the plan provides that each participant granted an award shall sign a written agreement as set forth in the plan. Generally, awards under the plan are not transferable except by will or by the laws of descent and distribution. Awards under the plan are forfeited if the participant's affiliation or employment is terminated for cause or for any reason other than death, disability or retirement.

     Incentive stock options granted under the plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, and are subject to the provisions of the Internal Revenue Code that applicable to such options, including specific rules regarding the exercise price of such incentive stock options. Only employees of Gabriel may be granted incentive stock options. Non-incentive stock options are not so limited.

     Stock appreciation rights under the plan may be in tandem with an option or may be limited stock appreciation rights that only entitle the participant to receive a cash payment in connection with a change in control. Restricted stock awards and units are subject to certain conditions, including vesting, as established by Gabriel's board. Performance stock awards and performance units are subject to the terms set forth by the board including the achievement of any goals specified by the board. The plan also allows the board to establish one or more stock purchase programs, to award stock in its discretion as a merit award and to issue phantom stock awards in which an amount of stock or cash may be award based on the value of the underlying shares, solely on earnings or appreciation, or both.

TRIVERGENT STOCK PLAN

     The TriVergent Corporation Amended and Restated Employee Incentive Plan was most recently amended and restated on June 21, 2000. Under the plan, TriVergent may issue stock options, bonus stock awards and restricted stock awards to its employees and certain other associated persons. The plan is administered by the TriVergent board of directors and terminates on January 12, 2008, subject to the board's right to terminate it at an earlier date. The plan provides for a maximum of ten million shares of TriVergent common stock to be issued thereunder. At June 30, 2000, TriVergent had granted options to purchase 9,397,230 shares of common stock under the plan. No bonus stock or restricted stock awards have been granted. In the event that any options or awards granted under the plan terminate, expire or are canceled, new options or awards may be granted with respect to the shares covered by these options or awards. However, to the extent that options or awards granted under the plan are exercised or become vested, the stock available for grant under the plan is reduced. The plan contains standard antidilution provisions to account for stock dividends, stock splits, recapitalizations, reorganizations, mergers, split ups and similar matters.

     Options granted under the employee option plan may be either qualified options or non-qualified options. Qualified and non-qualified options, bonus stock awards and restricted stock awards may be granted only to TriVergent employees. Non-qualified options may be granted to employees and other persons selected by the board. Of the total options granted through June 30, 2000, 5,423,547 were qualified options and 3,973,688 were non-qualified options.

     The exercise price of a qualified option granted to an individual who owns shares possessing more than 10% of the total combined voting power of all classes of TriVergent stock will be at least 110% of the fair market value of a share of common stock on the date of grant. The exercise price of a qualified option granted to an individual other than a 10% owner will be at least 100% of the fair market value of a share of TriVergent common stock on the date of grant (as determined by the most recent valuation of the common stock made for general stock transaction purposes). The exercise price of a non-qualified option will be 100% of the fair market value (determined as described above) of a share of TriVergent common stock or, subject to the board's authority, either less or more than fair market value, but not less than 85% of the fair market value.

     Both qualified and non-qualified options are evidenced by written stock option agreements in such form as may be determined by the board. The term, vesting schedule and exercise price of stock options are determined by the board (subject to the exercise price limitations discussed above); however, substantially all options to date have a ten-year term and vest 20% per year over the first five years of the term, and have a fair market value exercise price. In the event of a change in control, all outstanding options become immediately exercisable. A change in control includes a sale of substantially all of TriVergent's assets, a merger of TriVergent and another company where TriVergent is not the surviving corporation, the acquisition of beneficial ownership of more than 50% of the voting securities of TriVergent by any person and a substantial change in board composition. However, a change in control does not include any transactions contemplated by the merger agreement with respect to 336,239 options granted on or after June 9, 2000. Therefore, these transactions do not result in the vesting of these options.

     Prior to an initial public offering of TriVergent common stock, all shares issued pursuant to the exercise of stock options are subject to TriVergent's right to buy back such shares within six months after the optionee's employment with TriVergent is terminated for any reason. The purchase price for the repurchased shares is the most recent evaluation of TriVergent common stock which has been made for general stock transaction purposes (unless the board determines that an appraisal by an independent appraiser should be made). All shares issued pursuant to stock options are also subject to TriVergent's right of first refusal and may not be sold, assigned or otherwise transferred unless first offered to TriVergent on the same terms and conditions.

     The TriVergent board may impose such conditions and restrictions upon the exercise of options as it may deem advisable. However, special rules apply to qualified options. The plan provides that if an employee dies while still a TriVergent employee, qualified stock options granted under the plan may be exercised after his death only to the extent that they were exercisable at death and then for a period not to exceed the lesser of (1) the remaining term of the option and (2) nine months after the employee's death. Except where employment is terminated for reasons other than the death of the employee, qualified options are exercisable after the employee ceases to be a TriVergent employee, for a period that does not exceed the lesser of the remaining term of the qualified option and 90 days following employee's termination.

     Options are generally exercisable only by the employee to whom it is granted and are not assignable other than by will or by the laws of descent and distribution. Grants of tandem stock options are prohibited. Also, qualified and non-qualified options may not be granted under any sort of arrangement where the exercise of one affects the right to exercise the other.

EMPLOYMENT AGREEMENTS

     GABRIEL EMPLOYMENT AGREEMENTS

     Gabriel has entered into employment agreements with David L. Solomon, its Chief Executive Officer and Vice Chairman of its board of directors, Gerard J. Howe, its President and Chief Operating Officer, John P. Denneen, its Executive Vice President - Corporate Development and Legal Affairs, Marguerite A Forrest, its Senior Vice President - Human Resources and Administration, and Michael E. Gibson, its Senior Vice President - Finance and Corporate Development, with terms that will expire on December 31, 2002, with respect to Mr. Solomon, and on varying dates ranging from _____________ to ________________ for the other officers, unless sooner terminated or extended. As compensation for their respective services, each officer will receive an annual base salary at a rate determined by Gabriel's compensation committee, which may be increased but not decreased. Each employee is also eligible for an annual performance bonus at varying maximum percentages of his or her annual base salary (100% for Mr. Solomon and ranging from ____% to ____% for the other officers). During 2000, Mr. Solomon's annual bonus will be at least 50% of his annual base salary and payable in shares of our common stock valued at $3.00 per share. During subsequent years, his annual bonus may be paid, at his option, in any combination of cash or shares of our common stock.

     In addition, pursuant to his employment agreement, Mr. Solomon purchased 425,000 shares of our common stock at $2.40 per share. He was also granted a warrant to purchase, at any time until December 12, 2009, 550,000 shares of common stock at $3.00 per share and a ten year option to purchase 1,000,000 shares of common stock at $2.40 per share. Mr. Solomon's stock option vests one-third on each of the first, second and third anniversaries of his employment.

     Mr. Solomon's employment agreement provides that, following a sale of Gabriel or upon certain change of control or liquidation events during the term of his employment and prior to December 13, 2001, in which the consideration received by Gabriel stockholders is less than $6.00 per share, on an as-converted common equivalent basis, Mr. Solomon may elect to terminate his employment and Gabriel will, in such event, pay him $2,500,000. Upon Gabriel's termination of the employment of any of the above-named employees, he or she will be eligible, depending on the reason for termination, for a payment of an amount equal to his or her annual base salary for the remainder of the year in which the termination occurs plus certain lump sum payments. If his or her employment is terminated by death or incapacitation, the employee will receive an amount equal to his or her then current annual base salary and up to the maximum bonus for which he or she was eligible in the year in which the termination occurs. If the employee is terminated without "good cause" (as defined in the agreements), he or she will receive an amount equal to two times, in the case of Mr. Solomon and ranging from ________ to _______ times in the case of the other officers, of his or her then current annual base salary. If the employee is terminated upon a "change of control" (as defined in the agreements), he or she will receive an amount equal to three times, in the case of Mr. Solomon and ranging from ________ to _______ times in the case of the other officers, of his or her then current annual base salary and the maximum bonus for which he or she was eligible for that year.

     If any such payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such tax, the employee would also be entitled to receive an additional payment (net of income and excise taxes) to compensate him or her for such tax, interest and penalties. In the event of a termination without "good cause" or upon a "change of control," Gabriel would be obligated to continue the employee's benefits for the remainder of the employment period then provided for in his or her agreement.

     TRIVERGENT EMPLOYMENT AGREEMENTS

     TriVergent has entered into employment agreements with Charles S. Houser as Chief Executive Officer on September 17, 1999, with G. Michael Cassity as President and Chief Operating Officer on March 6, 2000, with Shaler P. Houser as Senior Vice President of Corporate Development on July 20, 1999, and with Riley
M. Murphy as General Counsel on March 14, 2000. Pursuant to these agreements, each employee is paid an initial annual base salary (which may be increased but not decreased), a bonus at the board's discretion and certain benefits. These agreements contain standard confidentiality and non-disclosure provisions, and standard provisions providing for assignment of any intellectual property created by each employee in his or her capacity as an officer of TriVergent.

     Messrs. C. Houser's and S. Houser's and Ms. Murphy's employment agreements have rolling terms of two years. TriVergent may fix the term at any time. The agreement may be terminated immediately if the employee is terminated for "cause," as defined in the agreement. The definition of "cause" differs depending on whether it is considered before or after a "change in control," as defined in the agreement. After a "change in control," the standard for cause is more difficult to achieve, and there are increased rights to cure. If the agreement is terminated due to the employee's death or disability, he or she (or his or her estate, as the case may be), is entitled to compensatory payments for the remainder of the term. If TriVergent terminates the agreement prior to a "change in control" for any reason other than for cause after it fixes the term, the employee is entitled to receive the compensation and benefits payable under the agreement for the remainder of the term. If the employee terminates the agreement because TriVergent materially breaches the agreement or there is an "involuntary termination," as defined in the agreement, he or she is entitled to severance payments of 24 months, in the case of Messrs. C. Houser and S. Houser, or 12 months, in the case of Ms. Murphy, immediate vesting of his or her options, and other benefits. The employee is entitled to have his or her severance payments grossed up for tax purposes if his or her termination occurs after a "change in control."

     Mr. Cassity's employment agreement will remain in effect until terminated by

     o    death,

     o    disability,

     o termination for cause, in which case TriVergent may terminate the agreement immediately,

     o    resignation for "good reason," as defined in the agreement, or

     o termination without cause or resignation without good reason, in either case, between 180 and 90 days prior to the third anniversary of the agreement and each subsequent anniversary.

If the agreement is terminated due to Mr. Cassity's death or disability, he (or his estate), is entitled to compensatory payments for one year. If Mr. Cassity resigns for good reason before a change in control, he will receive compensatory payments for the greater of one year or two years after the effective date. If Mr. Cassity resigns for good reason after a change in control, he will receive compensatory payments for the greater of one year or three years after the effective date. In either case, he will be entitled to immediate vesting of his options and other benefits. Mr. Cassity's employment agreement does not provide for any tax "gross up" of severance payments if his employment is terminated after a change in control.

     Each of Messrs. C. Houser, S. Houser and Cassity has agreed that the merger will not be treated as a "change in control" for purposes of his employment agreement.

     TRIVERGENT NONCOMPETITION AGREEMENTS

     TriVergent has entered into substantially identical, standard noncompetition agreements with each of its executive officers that preclude such officer from participating in, or in any respect being associated with, any telecommunications business that competes with it within any metropolitan statistical service area in which it provide services on the date of the termination of the officer's employment. This period of noncompetition is applicable during such officer's employment and for the two year period following termination of his or her employment. The applicable officer may, however, be a passive investor owning less than 5% of a competing business. The agreement prohibits the solicitation of TriVergent's employees or customers under certain circumstances, and contains standard confidentiality provisions with respect to proprietary and confidential information. The agreement also contains certain provisions that treat as its property all property, including intellectual property, created by the officer during his or her employment that relates to its business.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GABRIEL

     Since Gabriel's inception, certain executive officers and directors of Gabriel who will serve as executive officers or directors of the combined company have purchased shares of Gabriel's common and preferred stock. Gabriel entered into an Amended and Restated Stockholders' Agreement and Amended and Restated Registration Rights Agreement with each purchaser of Gabriel stock. In addition, each employee of Gabriel who purchased Gabriel stock is also party to a Shareholders Agreement by and among Gabriel and its employee stockholders. These agreements are described in "Description of Gabriel Capital Stock" beginning on page ___ below.

     In August 1998, Gerard J. Howe, Brooks Investments, L.P., Goldman Sachs Group LP and Marguerite A. Forrest purchased 450,000, 2,000,000, 840,000 and 300,000 shares of Gabriel's common stock, respectively, for $.50 per share. Brooks Investment, L.P. is a St. Louis, Missouri-based venture capital firm of which Robert A. Brooks is a principal. Goldman Sachs Group LP is affiliated with Goldman, Sachs & Co., of which Byron D. Trott is a Managing Director.

     In November 1998, Robert A. Brooks purchased 150,000 shares of Gabriel common stock for $.50 per share. In September 1999, John P. Denneen purchased 30,000 shares of common stock of Gabriel for $.50 per share. In October 1999, John P. Denneen purchased 100,000 shares of Gabriel common stock for $2.40 per share. In January 2000, David L. Solomon purchased 425,000 shares of Gabriel common stock for $2.40 per share. In May 2000, Michael E. Gibson purchased 100,000 shares of Gabriel common stock for $3.20 per share. Each of these individuals will serve as either a director and/or an executive officer of the combined company.

     In November 1998, December 1998, June 1999 and October 1999, Gabriel sold to Stone Street Fund 1998 L.P., GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH and Bridge Street Fund 1998, L.P. an aggregate of 512,113, 4,541,748, 1,248,579, 78,628 and
154,553 shares of Series A Convertible Preferred Stock, respectively, at $3.00 per share. Each of these entities is an affiliate of Goldman Sachs & Co., of which Byron D. Trott, a director of the combined company, is a Managing Director. Also on these dates, Gabriel sold to Brooks Investments, L.P., RAB Partnership L.P., J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P. and Chase Venture Capital Associates, L.P. an aggregate of 1,333,333, 333,333, 4,882,353, 117,647 and 1,666,667 shares of Series A Convertible Preferred Stock, respectively, at $3.00 per share. Robert A. Brooks, who will be chairman of the board of directors of the combined company is a principal of Brooks Investments, L.P. and RAB Partnership L.P. William Laverack, Jr., a director of the combined company, is a General Partner of Whitney & Co., with which both J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. are affiliated. Michael R. Hannon, a director of the combined company, is a General Partner of Chase Capital Partners, with which Chase Venture Capital Associates is affiliated.

     In December 1999, Gabriel sold to Meritage Private Equity Fund, L.P., Meritage Private Equity Parallel Fund, L.P. and Meritage Entrepreneurs Fund, L.P. 2,740,000, 335,000 and 50,000 shares of Series A-1 Convertible Preferred Stock, respectively, at $4.00 per share. David L. Solomon, a director and executive officer of the combined company, is a principal of these affiliated entities.

     In April 2000, Gabriel sold to Chase Venture Capital Associates 1,285,714 shares of Series B Convertible Preferred Stock at $7.00 per share. Also on that date, Gabriel sold to Stone Street Fund 2000 L.P., GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH and Bridge Street Special Opportunities Fund 2000, L.P. (each affiliates of Goldman Sachs & Co.) an aggregate of 150,000, 1,703,155, 468,217, 78,628 and
100,000 shares of Series B Convertible Preferred Stock, respectively at $7.00 per share. In addition, on that date Gabriel sold to Brooks Investments, L.P., RAB Partnership L.P., J.H. Whitney IV, L.P. (affiliate of Whitney & Co.), Meritage Private Equity Fund, L.P., Meritage Private Equity Parallel Fund, L.P. and Meritage Entrepreneurs Fund, L.P. 761,905, 71,429, 2,035,714, 1,002,057,
122,514 and 18,286 shares of Series B Convertible Preferred Stock, respectively, at $7.00 per share. Certain directors or executive officers of the combined company also purchased Series B Convertible Preferred Stock on this date. Robert
A. Brooks, David L. Solomon, Gerard J. Howe, John P. Denneen and Marguerite A. Forrest purchased 30,101, 25,000, 25,000, 25,000 and 68,505 shares of Series B Convertible Preferred Stock, respectively, for $7.00 per share.

     In November 1998, Gabriel issued founders warrants to certain individuals who will be executive officers or directors of the combined company. Robert A. Brooks, Gerard J. Howe and Marguerite A. Forrest received warrants for 70,000, 70,000 and 30,000 shares, respectively, at an exercise price of $3.00 per share. In addition, in connection with their investment in Gabriel common stock, John
P. Denneen, David L. Solomon and Michael E. Gibson received warrants to purchase 70,000, 550,000 and 50,000 shares of Gabriel common stock, respectively, at an exercise price of $3.00 per share.

RELATED PARTY TRANSACTIONS

     During fiscal 1999, Gabriel made payments totaling $153,778 to Brooks International Aviation, L.L.C., an entity controlled by Mr. Brooks, for the use of its aircraft. Gabriel believes that the above transaction was on terms no less favorable to Gabriel than those it could have obtained in comparable transactions with an independent third party.

TRIVERGENT

STOCK PURCHASES

     Since TriVergent's inception, certain executive officers and directors of TriVergent who will serve as executive officers or directors of the combined company have purchased shares of TriVergent's capital stock. Each purchase of preferred stock was made pursuant to a preferred stock purchase agreement containing representations, warranties and covenants typical of transactions of this type. In these transactions, TriVergent and the purchasers entered into registration rights agreements and a stockholders' agreement, the parties to which have agreed to terminate these agreements upon completion of the merger.

     In October 1997, Charles S. Houser and Shaler P. Houser purchased 1,200,000 and 1,900,000 shares of TriVergent's common stock, respectively, for $0.125 per share. Janie P. Houser, Jennifer L. Houser, and Seruus Ventures, LLC purchased 600,000, 100,000 and 200,000 shares of TriVergent's common stock, respectively, for $0.098 per share. Russell Powell purchased 800,000 shares of TriVergent's common stock for $0.005 per share. Janie P. Houser is the wife of Charles S. Houser and the mother of Shaler P. Houser. Jennifer L. Houser is the daughter of Charles S. Houser and the sister of Shaler P. Houser. Seruus Ventures, LLC is a Greenville, South Carolina-based venture capital firm of which Charles S. Houser and Shaler P. Houser are principals.

     In March 1998, Seruus Telecom Fund, L.P. purchased 750,000 shares of TriVergent's common stock for $1.00 per share. Charles S. Houser and Shaler P. Houser are principals of Seruus Capital Partners, LLC, which is the manager of Seruus Telecom Fund, L.P.

     In May 1998, Shaler P. Houser, Charles S. Houser, Seruus Telecom Fund, L.P., the Houser Charitable Remainder Unitrust (of which Charles S. Houser and Janie P. Houser are trustees), and Jennifer L. Houser purchased 4,000, 55,114, 111,110, 44,444 and 44,446 shares of TriVergent's common stock, respectively, for $2.25 per share.

     In October 1998, TriVergent sold 2,083,334 shares of its Series A Convertible Preferred Stock to each of Richland Ventures II, L.P. and First Union Capital Partners for $2.40 per share. In December 1998, TriVergent sold Charles S. Houser, the Houser Charitable Remainder Unitrust and Willou & Co. 41,667, 41,667 and 416,670 shares of its Series A Convertible Preferred Stock, respectively, for $2.40 per share. Messrs. Jack Tyrrell and Watts Hamrick, who will serve as directors of the combined company, are a managing partner of Richland Ventures and a senior vice president with First Union Capital Partners, respectively.

     In July 1999, TriVergent sold Richland Ventures II, L.P., Richland Ventures III, L.P. (an affiliate of Richland Ventures II, L.P.), First Union Capital Partners, Inc., John R. Tyrrell (an affiliate of Richland Ventures II, L.P. and Richland Ventures III, L.P.), Charles S. Houser and the Houser Charitable Remainder Unitrust 666,666, 2,666,667, 1,466,667, 20,000, 166,666 and 66,666
shares of its Series B Convertible Preferred Stock, respectively, at $3.75 per share.

     In February 2000, TriVergent sold Richland Ventures II, L.P., Richland Ventures III, L.P., and First Union Capital Partners, Inc., 588,235, 1,035,295, and 1,176,471, shares of its Series C Convertible Preferred Stock, respectively, for $4.25 per share.

     In March 2000, TriVergent sold John R. Tyrrell, G. Michael Cassity and Riley M. Murphy 51,765, 212,940 and 35,000 shares of its Series C Convertible Preferred Stock, respectively, for $4.25 per share. Mr. Cassity and Ms. Murphy will serve as President and Chief Operating Officer and as Senior Vice President and General Counsel of the combined company, respectively.

     In April 1998, TriVergent issued Charles S. Houser a warrant for 100,000 shares of its common stock with an exercise price of $2.25 per share as consideration for a personal guaranty of a $1,000,000 line of credit from a commercial bank.

     In connection with the purchase of its Series 1999 Notes, TriVergent issued the following warrants:

     - warrants for 9,000 shares of its common stock with an exercise price of $2.00 per share to each of Charles S. Houser and the Houser Charitable Remainder Unitrust in March 1999; and

     - warrants for 18,000 shares of its common stock with an exercise price of $2.00 per share to each of Richland Ventures II, L.P. and First Union National Bank in April 1999.

Charles S. Houser, the Houser Charitable Remainder Unitrust, Richland Ventures II, L.P. and First Union National Bank each purchased an aggregate principal amount of its Series 1999 Notes equal to $250,000, $250,000, $500,000 and $500,000 respectively.

RELATED PARTY TRANSACTIONS

     On November 13, 1998, TriVergent entered into an arrangement with Seruus Ventures, LLC, an investment services firm, to provide investment-related services to TriVergent. During 1998 and 1999, TriVergent paid $13,788 and $61,448, respectively, to Seruus Ventures under this arrangement. Charles S. Houser and Shaler P. Houser are principals of Seruus Ventures, LLC.

     In connection with Riley M. Murphy's employment, TriVergent loaned Ms. Murphy $148,750 at an interest rate of 10% per year, with the principal on such loan being due and payable on March 15, 2003. Interest payments are payable on each anniversary of the note until maturity. The proceeds of this loan were used to purchase TriVergent's preferred stock.

         In connection with G. Michael Cassity's employment, TriVergent loaned Mr. Cassity $749,998 at an interest rate of 8.12% per year, with the principal on such loan being due and payable on the earlier of March 6, 2003 and sixty days after the termination of Mr. Cassity's employment with TriVergent. TriVergent, in its sole discretion, may extend the maturity date of the note one or more times by a period of one year. Interest is payable annually in arrears. The proceeds of this loan were used to purchase TriVergent's preferred stock.

     In June, 2000 TriVergent engaged First Union Securities, Inc., an affiliate of First Union Capital Partners, to provide financial advice in connection with the merger. In connection therewith, TriVergent paid First Union Securities, Inc. a fee of $400,000.

                  ACTION BY STOCKHOLDERS TO APPROVE THE MERGER

     The holders of more than ninety percent of the outstanding shares of TriVergent Series A and Series B preferred stock and more than two-thirds of the outstanding shares of TriVergent Series C preferred stock and common stock have agreed to consent to or vote their shares in favor of the merger. The holders of more than two-thirds of the outstanding shares of Gabriel common and preferred stock also have agreed to consent to or vote their shares in favor of the merger and the amended and restated certificate of incorporation of Gabriel provided for in the merger agreement. Under Delaware law and the terms of TriVergent's certificate of incorporation and Gabriel's amended and restated certificate of incorporation, these approvals are sufficient to approve the merger and the transactions contemplated by the merger agreement. As a result, no vote or meeting will be held in order to consider the merger, but we will circulate consents to approve the adoption of the merger by TriVergent and Gabriel stockholders and adoption of the amended and restated certificate of incorporation by Gabriel stockholders.

TRIVERGENT

     As of June 9, 2000, there were 11,865,160 shares of TriVergent common stock outstanding, 4,711,672 shares of TriVergent Series A preferred stock outstanding, 13,866,663 shares of TriVergent Series B preferred stock outstanding and 15,776,471 shares of TriVergent Series C preferred stock outstanding.

     Adoption of the merger agreement requires the affirmative vote or consent of the holders of at least 2/3 of the total votes entitled to be cast by holders of TriVergent common stock and TriVergent preferred stock, voting together as a single class. In addition, adoption of the merger agreement requires the affirmative vote or consent of

     o holders of at least 75% of the outstanding shares of TriVergent Series A preferred stock and the consent of Richland Ventures II, L.P. and First Union Capital Partners, Inc.,

     o holders of a majority of the outstanding shares of TriVergent Series B preferred stock, and

     o holders of a majority of the outstanding shares of TriVergent Series C preferred stock if the consideration to be received by them in the merger is valued at greater than $7.00 per share or by holders of more than two-thirds of the shares of TriVergent Series C preferred stock if the consideration to be received by them in the merger is valued at less than or equal to $7.00 per share.

     Each share of TriVergent common stock and each share of TriVergent preferred stock is entitled to one vote. Each share of TriVergent preferred stock is entitled to one vote when voting as a separate class and is entitled to such number of votes equal to the number of shares of TriVergent common into which the share of preferred stock is then convertible when voting together with holders of common stock. Holders of TriVergent stock at the time TriVergent circulates consents (or receives the requisite consents) will be entitled to consent to the merger.

     Holders of a sufficient number of shares of each class of TriVergent stock have agreed to give their written consent in favor of the adoption of the merger agreement. As a result, no vote will be held and TriVergent will circulate consents in order to approve the merger. YOU ARE NOT BEING ASKED TO PROVIDE A PROXY OR CONSENT AT THIS TIME AND YOUR VOTE IS NOT NEEDED TO APPROVE THE MERGER.

GABRIEL

     As of June 9, 2000, there were 5,924,200 shares of Gabriel common stock outstanding, 26,850,000 shares of Gabriel Series A preferred stock outstanding, 3,125,000 shares of Gabriel Series A-1 preferred stock outstanding and 9,930,294 shares of Gabriel Series B preferred stock outstanding.

     Approval and adoption of the Gabriel charter amendment and the merger agreement requires the affirmative vote or consent of the holders of

     o at least two-thirds of the outstanding shares of Gabriel common stock, Gabriel Series A preferred stock, Gabriel Series A-1 preferred stock and Gabriel Series B preferred stock, voting together as a class, and

     o at least two-thirds of each series of Gabriel preferred stock, voting as separate classes.

     Each share of Gabriel common stock and Gabriel preferred stock is entitled to one vote per share, and holders of Gabriel common stock and each series of Gabriel preferred stock vote together as one class. Holders of Gabriel stock at the time Gabriel circulates consents (or receives the requisite consents) will be entitled to consent to the merger.

     Holders of a sufficient number of shares of each class of Gabriel stock have agreed to consent to the adoption of the Gabriel charter amendment and to the acquisition of TriVergent by Gabriel pursuant to the merger agreement. Under Delaware law and the provisions of Gabriel's amended and restated certificate of incorporation, these consents are sufficient to approve and adopt the Gabriel charter amendment and to approve the acquisition of TriVergent by Gabriel pursuant to the merger agreement. ACCORDINGLY, YOU ARE NOT BEING ASKED TO PROVIDE A PROXY OR CONSENT AT THIS TIME AND YOUR VOTE IS NOT NEEDED TO APPROVE THE CHARTER AMENDMENT OR THE MERGER.

                          VOTING SECURITIES OF GABRIEL

     The following table sets forth certain information regarding the beneficial ownership of Gabriel's voting securities as of June 9, 2000 by (i) each of Gabriel's directors who will serve as a director of the combined company, (ii) each of the named executive officers of the combined company who are Gabriel stockholders, (iii) each person or entity who is known by Gabriel to beneficially own 5% or more of Gabriel's voting securities, and (iv) all of Gabriel's directors and executive officers as a group.

     Unless otherwise indicated below, the individuals listed below maintain a mailing address of c/o Gabriel Communications, Inc., 16090 Swingley Ridge Road, Suite 500, Chesterfield, Missouri 63107. Unless otherwise indicated below, to Gabriel's knowledge, each person or group identified possesses sole voting and investment power with respect to the shares beneficially owned by that person or group, subject to community property laws where applicable.

     The number of shares and percentages are determined on the basis of (a) 5,924,200 shares of common stock, (b) 26,850,000 shares of Series A preferred stock, (c) 3,125,000 shares of Series A-1 preferred stock, (d) 9,930,294 shares of Series B preferred stock, all outstanding as of June 9, 2000 and (e) treating shares issuable pursuant to options or warrants that are exercisable currently or within 60 days of June 9, 2000, as owned by the person holding those securities and as outstanding for computing the percentage ownership of that person, but not the percentage ownership of any other person.


             BENEFICIAL OWNER                                              PERCENTAGE OF VOTING
             (INCLUDES RELATED ENTITIES)            VOTING SECURITIES(1)      SECURITIES(1)
             -------------------------------------- --------------------- ----------------------

             Goldman, Sachs & Co. affiliates (2)         10,006,667               21.83%

             Whitney & Co. (3)                            7,035,714               15.35%

             Robert A. Brooks (4)                         4,675,101               10.19%

             The Centennial Funds (5)                     3,433,333                7.49%

             Telecom Partners II, L.P.(6)                 3,571,428                7.79%

             Meritage Private Equity Fund L.P.(7)         4,257,857                9.29%

             Chase Venture Capital Associates,            2,952,381                6.44%
             L.P. (8)

             David L. Solomon (9)                         1,000,000                2.16%

             Gerard J. Howe (10)                            545,000                1.19%

             Marguerite A. Forrest (11)                     398,505                  *

             William Laverack, Jr. (12)                   7,035,714               15.35%

             Byron D. Trott                                   -                      -

             Michael R. Hannon                            2,952,381                6.44%

             Directors and executive officers,
             as a group(14)                              17,186,109               36.79%

     ---------------

     *less than 1%

(1) Includes shares of common stock and shares of preferred stock, which, as of the date of this information statement/prospectus, are convertible on a one-for-one basis into shares of common stock.

(2) Includes (i) 572,260 shares of common stock, 4,541,748 shares of series A preferred stock and 1,703,155 shares of series B preferred stock beneficially owned by GS Capital Partners III, L.P., (ii) 157,321 shares of common stock, 1,248,579 shares of series A preferred stock and 468,217 shares of series B preferred stock beneficially owned by GS Capital Partners III Offshore, L.P., (iii) 26,419 shares of common stock, 209,674 shares of series A preferred stock and 78,628 shares of series B preferred stock beneficially owned by Goldman, Sachs & Co. Verwaltungs GmbH, (iv) 64,526 shares of common stock and 512,113 shares of series A preferred stock beneficially owned by Stone Street Fund 1998, L.P., (v) 19,474 shares of common stock and 154,553 shares of series A preferred stock beneficially owned by Bridge Street Fund 1998, L.P., (vi) 150,000 shares of series B preferred stock owned by Stone Street Fund 2000 LP; and (vii) 100,000 shares of series B preferred stock beneficially owned by Bridge Street Special Opportunities Fund 2000,

     LP. Goldman, Sachs & Co. maintains a mailing address at 85 Broad Street, New York, NY 10004 and Mr. Trott maintains a mailing address at Goldman, Sachs' Chicago office at 4900 Sears Tower, Chicago, IL 60606.

(3) Includes (i) 4,882,353 shares of series A preferred stock and 2,035,714 shares of series B preferred stock beneficially owned by J.H. Whitney III, L.P., and (ii) and 117,647 shares of series A preferred stock beneficially owned by Whitney Strategic Partners III, L.P. Whitney & Co. and Mr. Laverack maintain a mailing address at 177 Broad Street, Stamford, CT 06901.

(4) Includes (i) 2,000,000 shares of common stock, 1,333,333 shares of series A preferred stock and 761,905 shares of series B preferred stock beneficially owned by Brooks Investments, L.P., an entity controlled by Mr. Brooks, (ii) 145,000 shares of common stock beneficially owned by Mr. Brooks, of which 70,000 are issuable upon exercise of currently exercisable warrants, and 30,101 shares of series B preferred stock beneficially owned by Mr. Brooks,
     (iii) 333,333 shares of series A preferred stock and 71,429 shares of series B preferred stock beneficially owned by RAB Partnership, L.P., an entity controlled by Mr. Brooks. Mr. Brooks and his affiliates maintain a mailing address at 16650 Chesterfield Grove Road, S110, Chesterfield, MO 63005.

(5) Includes (i) 3,333,333 shares of series A preferred stock beneficially owned by Centennial Fund V, L.P., and (ii) 100,000 shares of series A preferred stock beneficially owned by Centennial Entrepreneurs Fund V, L.P. The Centennial Funds maintains a mailing address at 1428 Fifteenth Street, Denver, Colorado 80202.

(6) Represents 3,333,333 shares of series A preferred stock and 238,095 shares of series B preferred stock. Telecom Partners II, L.P. maintains a mailing address at 4600 S. Syracuse Street, S 1000, Denver, Colorado 80237.

(7) Includes (i) 2,740,000 shares of series A-1 preferred stock and 1,002,057 shares of series B preferred stock beneficially owned by Meritage Private Equity Fund L.P., (ii) 335,000 shares of series A-1 preferred stock and 112,514 shares of series B preferred stock beneficially owned by Meritage Private Equity Parallel Fund L.P., and (iii) 50,000 shares of series A-1 preferred stock and 18,286 shares of series B preferred stock beneficially owned by Meritage Entrepreneurs Fund, LP. Meritage Private Equity Fund, L.P. maintains a mailing address at 1600 Wynkoop, S300, Denver, Colorado 80202.

(8) Includes (i) 1,666,667 shares of series A preferred stock and (ii) 1,285,714 shares of series B preferred stock. Chase Venture Capital Associates, L.P. and Mr. Hannon maintain a mailing address at 380 Madison Avenue, 12th floor, New York, NY 10017.

(9) Includes 425,000 shares of common stock and 25,000 shares of series B preferred stock beneficially owned by Mr. Solomon and 550,000 shares of common stock issuable upon exercise of currently exercisable warrants. Does not include the 3,125,000 shares of series A-1 preferred stock or 112,514 shares of series B preferred stock beneficially owned by Meritage Private Equity Fund, L.P., a private investment fund for which Mr. Solomon serves as an investment director and member of the general partner, or the 3,333,333 shares of series A preferred stock or 761,905 shares of series B preferred stock beneficially owned by Brooks Investments, L.P., in which Mr. Solomon is an investor.

(10) Includes (i) 25,000 shares of series B preferred stock; (ii) 70,000 shares of common stock issuable upon exercise of currently exercisable warrants; and (iii) 450,000 shares of common stock of which 410,000 shares are owned by Gerard J. Howe, 20,000 shares of which are owned by Heather H. Howe and Thomas P. Erickson, Trustees of Catherine B. Howe Irrevocable Trust U/T/A dated November 17, 1998 in which Gerard J. Howe may be deemed to share investment and voting power and 20,000 shares of which are owned by Heather
     H. Howe and Thomas P. Erickson, Trustees of Margaret A. Howe Irrevocable Trust U/T/A dated November 17, 1998 in which Gerard J. Howe may be deemed to share investment and voting power. Mr. Howe disclaims beneficial ownership in these latter 40,000 shares.

(11) Includes shares owned by the MAF Revocable Trust and includes 30,000 shares issuable upon exercise of currently exercisable warrants and 68,505 shares of series B preferred stock. Does not include the 3,333,333 shares of series A preferred stock or the 761,905 shares of series B preferred stock beneficially owned by Brooks Investments, L.P., in which Ms. Forrest is an investor, or the 333,333 shares of series A preferred stock or the 71,429 shares of series B preferred stock owned by RAB Partnership, in which Ms. Forrest has an interest.

(12) Includes all shares attributable to Whitney & Co on the basis that Mr. Laverack is a General Partner of Whitney & Co. See footnote 3. Mr. Laverack disclaims beneficial ownership of those shares.

(13) Includes all shares attributable to Chase Venture Capital Associates, L.P. on the basis that Mr. Hannon is a General Parnter of Chase Capital Partners. See footnote 8. Mr. Hannon disclaims beneficial ownership of those shares.

(14) Includes (i) 49,999 shares of common stock issuable upon exercise of currently exercisable options, (ii) 840,000 shares of common stock issuable upon exercise of currently exercisable warrants, (iii) 3,625,000 shares of common stock, (iv) 8,333,333 shares of series A preferred stock (including 5,000,000 attributed to Mr. Laverack through Whitney & Co and 1,666,667 attributed to Mr. Hannon through Chase Venture Capital Associates, L.P.), and (v) 4,337,777 shares of series B preferred stock (including 2,035,714 shares attributed to Mr. Laverack through Whitney & Co. and 1,285,714 shares attributed to Mr. Hannon through Chase Venture Capital Associates, L.P.).

                         VOTING SECURITIES OF TRIVERGENT

     The following table sets forth information regarding the beneficial ownership of TriVergent common stock, including preferred stock on an as converted basis, as of June 9, 2000, by (i) each of TriVergent's directors who will serve as a director of the combined company, (ii) each of the named executive officers of the combined company who are TriVergent stockholders,
(iii) each person or entity who is known by TriVergent to beneficially own 5% or more of TriVergent's voting securities, and (iv) all of TriVergent's directors and executive officers as a group.

     Unless otherwise indicated below, each entity or person listed below maintains a mailing address of c/o State Communications, Inc., 301 North Main Street, Suite 2000, Greenville, SC 29601. Unless otherwise indicated below, to TriVergent's knowledge, each person or group identified possesses sole voting and investment power with respect to the shares beneficially owned by that person or group, subject to community property laws where applicable.

     The numbers of shares and percentages are determined on the basis of (a) 11,865,160 shares of common stock, (b) 4,711,672 shares of series A preferred stock, (c) 13,866,663 shares of series B preferred stock, (d) 15,776,471 shares of series C preferred stock, all outstanding on June 9, 2000 and (e) treating shares issuable pursuant to options or warrants that are exercisable currently or within 60 days of June 9, 2000, as owned by the person holding those securities and as outstanding for computing the percentage ownership of that person, but not the percentage ownership of any other person.

                                                                         PERCENT OF
           BENEFICIAL OWNER                        VOTING SECURITIES     VOTING SECURITIES
           --------------------------------------- --------------------- ----------------------

           DIRECTORS AND EXECUTIVE OFFICERS
           Charles S. Houser                        1,149,349 (1)                         2.48%
           G. Michael Cassity                         294,118                                *
           Shaler P. Houser                         2,170,669 (2)                         4.66%
           Jack Tyrrell                             7,062,510 (3)                        15.27%
           Watts Hamrick                            4,744,472 (4)                        10.26%
           ALL DIRECTORS & EXECUTIVE OFFICERS AS
           A GROUP (17 PEOPLE)                     15,421,118                            33.03%
           5% OWNERS (NOT INCLUDED ABOVE)
           Houser Group                             7,499,280 (5)                        16.22%
           Moore Group                              7,686,276 (6)                        16.65%
           Richland Group                           7,062,510 (7)                        15.27%
           First Union Capital Partners, Inc.       4,744,472 (8)                        10.26%
           Boston Millennia Group                   2,760,785 (9)                         5.97%
           Toronto Dominion Capital (USA), Inc.     2,352,941                             5.09%

----------------------------------------

*    Denotes less than one percent.

(1) Includes only shares directly owned by Charles S. Houser and 109,000 shares issuable upon the exercise of options and warrants exercisable within 60 days of June 9, 2000. See note 5 for a description of other shares that might be construed as beneficially owned by Mr. Houser.

(2) Includes only shares directly owned by Shaler P. Houser and 320,000 shares issuable upon the exercise of options and warrants exercisable within 60 days of June 9, 2000. See note 5 for a description of other shares that might be construed as beneficially owned by Mr. Houser.

(3) Includes 7,062,510 shares beneficially owned by the Richland Group (see note 8 below). Mr. Tyrrell disclaims beneficial ownership of all of these shares.

(4) Includes 4,744,472 shares beneficially owned by First Union Capital Partners, Inc. (see note 8 below). Mr. Hamrick disclaims beneficial ownership of all of these shares.

(5) The following table sets forth common stock beneficial ownership information with respect to all members of the Houser family and entities controlled by members of the Houser family:



                                                                                   NUMBER OF
                                                                                    SHARES
                                                                                  BENEFICIALLY
               NAME                              RELATIONSHIP                        OWNED
               ----                              ------------                     ------------
               Charles S. Houser                                                   1,149,349
               Shaler P. Houser                  Charles S. Houser's son           2,170,669
               Charles L. Houser                 Charles S. Houser's son           1,575,000
               Seruus Telecom Fund, L.P.         Charles. S. and Shaler P.
                                                 Houser are principals               861,110
               Janie P. Houser                   Charles S. Houser's wife            549,098
               Houser Enterprises, L.P.          Family Limited Partnership          360,000
                                                 Shaler P. Houser, general
                                                 partner
               Melissa Houser                    Charles L. Houser's wife            240,000
               Seruus Ventures, LLC              Charles S. and Shaler P.            150,000
                                                 Houser are principals
               Jennifer L. Houser                Charles S. Houser's daughter         92,000
               Houser Charitable Remainder       Charles S. and Janie P. Houser      161,777(11)
                 Unitrust                        are trustees
               Irrevocable Trust FBO Jennifer    Trust for Charles S. Houser's
               L. Houser                         daughter                             50,000
               Charles Schwab & Co., Inc. FBO    Trust for Charles S. Houser          44,446
                 Charles S. Houser
               Mr. & Mrs. Robert L. Sims         Charles L. Houser's                  35,000
                                                 parents-in-law
               Charles S. Houser Family Trust    Estate Planning Trust             13,333.33
                 Agreement I
               Charles S. Houser Family Trust    Estate Planning Trust             13,333.33
                 Agreement II
               Charles S. Houser Family Trust    Estate Planning Trust             13,333.33
                 Agreement III
               Nicole Houser                     Shaler P. Houser's wife               6,000
               Charles Davis Houser              Shaler P. Houser's minor son          6,831
               Charles Davis Houser Trust        Trust for Shaler P. Houser's          4,000
                                                 son
               David R. Houser                   Charles S. Houser's brother           1,000
               John R. Houser                    Charles S. Houser's brother           1,000
               Morton Houser                     Charles S. Houser's brother           1,000
               Sue M. Houser                     Charles S. Houser's mother            1,000
                                                                                   ---------
                        Total                                                      7,499,280
                                                                                   =========

------------------------

*    Denotes less than one percent.

     Each person listed above disclaims beneficial ownership of all shares not shown on the table as being directly owned by that person. The number of shares shown as beneficially owned by the Houser Charitable Remainder Unitrust includes 9,000 shares issuable upon exercise or warrants. The numbers of shares shown as beneficially owned by Charles S. Houser, Shaler
     P. Houser and Charles L. Houser include 109,000, 320,000, and 80,000 shares, respectively, issuable upon exercise of options which are exercisable within 60 days of June 9, 2000.

(6) Includes 1,850,981 shares owned by Moore Overseas Technology Venture Fund, LDC, 1,850,981 owned by Moore Technology Venture Fund, LLC, 1,992,157 shares owned by Moore Global Investments, Ltd., 1,992,157 shares owned by Remington Investment Strategies, L.P. All of the foregoing entities are affiliates.

(7) Includes 3,701,962 shares owned by Richland Ventures III, L.P., 3,204,901 shares owned by Richland Ventures II, L.P. and 18,000 shares issuable upon exercise of warrants held by Richland Ventures II, L.P., 71,765 shares owned by John R. Tyrrell, 28,236 shares owned by Portia B. Ortale, 11,765 shares owned by the Laura Farish Chadwick Management Trust, 11,765 shares owned by The Chadwick 1998 Children's Trust, 5,882 shares owned by Patrick
     S. Hale, 5,882 shares owned by Mark Eric Isaacs, 1,176 shares owned by Linda Swafford and 1,176 shares owned by Beverly Ann Schrichte. All of the foregoing entities and individuals are affiliates.

(8) Includes 18,000 shares issuable upon exercise of warrants held by First Union Capital Partners, Inc.

(9) Includes 2,723,337 shares owned by Boston Millennia Partners and 37,448 shares owned by Boston Millennia Associates I Partnership.

(10) Includes 9,000 shares issuable upon exercise of warrants held by Houser Charitable Remainder Unitrust.

                      DESCRIPTION OF GABRIEL CAPITAL STOCK

     The following is a summary of the material terms of the capital stock of Gabriel under the amended and restated certificate of incorporation of Gabriel which will be in effect immediately after the merger is completed. The following also summarizes relevant provisions of Gabriel's by-laws and the General Corporation Law of the State of Delaware, which we refer to as Delaware law. The terms of Gabriel's amended and restated certificate of incorporation, Gabriel's by-laws and Delaware law are more detailed than the general information provided below. You should carefully consider the actual provisions of those documents. If you would like to read Gabriel's existing amended and restated certificate of incorporation or by-laws, these documents are on file with the SEC as exhibits to the registration statement of which this information statement/prospectus is a part. The amended and restated certificate of incorporation of Gabriel, as proposed to be amended, is attached as Annex B to this information statement/prospectus. Additional information regarding Gabriel's capital stock is contained below under the heading "Comparison of Rights of Stockholders of Gabriel and TriVergent."

GENERAL

     Gabriel's authorized capital stock will consist of 400,000,000 shares of common stock, par value $.01 per share, and 200,000,000 shares of preferred stock, par value $0.01 per share. Of the preferred stock,

     o 26,850,000 shares will be designated as Series A Convertible Preferred Stock, which we refer to as Series A preferred stock,

     o 3,125,000 shares will be designated as Series A-1 Convertible Preferred Stock, which we refer to as Series A-1 preferred stock,

     o 32,500,000 shares will be designated as Series B Convertible Preferred Stock, which we refer to as Series B preferred stock,

     o 6,000,000 shares will be designated as Series C-1 Convertible Preferred Stock, which we refer to as Series C-1 preferred stock,

     o 16,500,000 shares will be designated as Series C-2 Convertible Preferred Stock, which we refer to as Series C-2 preferred stock, and

     o 18,500,000 shares will be designated as Series C-3 Convertible Preferred Stock, which we refer to as Series C-3 preferred stock.

     As of June 9, 2000, there were 5,934,200 shares of common stock, 26,850,000 shares of Series A preferred stock, 3,125,000 shares of Series A-1 preferred stock and 9,930,294 shares of Series B preferred stock outstanding, all of which were fully paid and nonassessable. Gabriel is issuing the Series C-1, C-2 and C-3 preferred stock to holders of TriVergent Series A, B and C preferred stock, respectively, in exchange for TriVergent preferred stock in connection with the merger.

AMENDMENTS TO EXISTING PROVISIONS OF CERTIFICATE OF INCORPORATION

     In addition to designating the new series of Series C-1, C-2 and C-3 preferred stock to be issued to holders of TriVergent preferred stock, Gabriel is proposing to amend its amended and restated certificate of incorporation to

     o increase the authorized amount of common stock from 200,000,000 to 400,000,000 shares and the authorized amount of preferred stock from 100,000,000 to 200,000,000 shares,

     o modify the liquidation preferences of the Series A, A-1 and B preferred stock to provide for a preferred annual rate of return of 8.0% from the dates of original issuance in the event of liquidation of Gabriel, as more fully described below, and

     o change the per share offering price triggering the automatic conversion provisions of the Series A, Series A-1 and Series B preferred stock into common stock in the event of firm commitment, underwritten public offering of common stock from $20.00 per share to $12.00 per share, in each case with aggregate proceeds of at least $50 million, as more fully described below.

COMMON STOCK

     VOTING RIGHTS. Each holder of common stock is entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of the shares of common stock, along with the holders of any series of preferred stock entitled to vote with the holders of common stock, will vote together as a single class on all matters as to which such holders are entitled to vote.

     DIVIDENDS. No cash dividends may be declared or paid upon the common stock so long as any Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock is outstanding. At such point as there are no shares of Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock outstanding, holders of common stock will be entitled to receive dividends or other distributions declared by the board of directors. The right of the board of directors to declare dividends, however, is subject to the availability of sufficient funds under Delaware law to pay dividends.

     LIQUIDATION RIGHTS. In the event of the dissolution of Gabriel, common stockholders will share ratably in the distribution of all assets that remain after Gabriel pays all of its liabilities and satisfies its obligations to the holders of any preferred stock, as described below.

     PREEMPTIVE AND OTHER RIGHTS. Except as provided under the amended and restated stockholders' agreement described below, holders of common stock have no preemptive rights to purchase or subscribe for any stock or other securities of Gabriel. In addition, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

PREFERRED STOCK

     The board of directors is authorized to issue shares of preferred stock from time to time, without stockholder approval, in one or more series. Subject to the requirements under Delaware law, the board has the authority to fix the designations, preferences and rights of additional preferred stock, including the following

     o the designation and number of shares up to the maximum authorized by the amended and restated certificate of incorporation, and

     o    dividend rates and preferences,

     o    voting rights,

     o    conversion and exchange rights,

     o    terms of redemption, including redemption prices,

     o    sinking fund provisions,

     o    liquidation rights and preferences, and

     o    any other relative powers, preferences and rights.

Any of these terms could have an adverse effect on the availability of earnings for distribution to the holders of Gabriel stock or for other corporate purposes. The voting rights of holders of any preferred shares could adversely affect the voting power of Gabriel's other stockholders and could have the effect of delaying, deferring or impeding a change of control of Gabriel.

     VOTING RIGHTS. On all matters submitted to a vote of stockholders, each holder of Series A, Series A-1, Series B, Series C-1, Series C-2 and Series C-3 preferred stock will be entitled to cast one vote per share of common stock into which the shares of Series A, Series A-1, Series B, Series C-1, Series C-2 and Series C-3 preferred stock held by the holder are then convertible. The holders of the Series A, Series A-1, Series B, Series C-1, Series C-2 and Series C-3 preferred stock and common stock will vote together as a single class, unless otherwise required by Delaware law.

     DIVIDENDS. No cash dividends may be declared or paid upon the Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock.

     CONVERSION RIGHTS. Each outstanding share of the Series A, Series A-1, Series B, Series C-1, Series C-2 and Series C-3 preferred stock will be convertible at any time at the option of the holder into that number of whole shares of common stock as is equal to the stated liquidation preference for the particular series of preferred stock divided by an initial conversion price of

     o    $3.00, with respect to the Series A preferred stock,

     o    $4.00 with respect to the Series A-1 preferred stock,

     o    $7.00, with respect to the Series B preferred stock,

     o    $2.19 with respect to the Series C-1 preferred stock,

     o    $3.41 with respect to the Series C-2 preferred stock and

     o $3.87 with respect to the Series C-1 preferred stock, as the case may be.

     We refer to the initial conversion price and the conversion price as it may be adjusted in the event of certain dilutive events as the conversion price. The Series A, Series A-1, Series B, Series C-1, Series C-2 and Series C-3 preferred stock also will be automatically converted into common stock at the then-effective applicable conversion price in the event of a firm commitment, underwritten public offering of common stock registered under the Securities Act of 1933, subject to certain limited exceptions and to the following conditions:

     o the public offering price per share of the common stock, prior to underwriters' discounts and expenses, must be at least $12.00, as adjusted for any common stock dividends, combinations or splits; and

     o the offering must generate aggregate proceeds to Gabriel and any selling stockholders, prior to underwriters' discounts and expenses, of at least $50 million.

     The conversion price is subject to customary adjustment for stock dividends, for combinations or subdivisions of common stock and as a result of any capital reorganization or reclassification. The conversion price is also subject to adjustment for any issuance or sale of shares of common stock or any securities convertible into or exchangeable for shares of common stock without consideration or for consideration per share of less than the then-existing conversion price, except for issuances

     o upon conversion of shares of Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock,

     o to officers, directors, employees, consultants or advisers of Gabriel pursuant to stock option or stock purchase plans, warrants or agreements from time to time approved by the board of directors,

     o upon the issuance or exercise of the warrants issued or to be issued under and pursuant to the terms of merger agreement and referred to as the "$6.00 Warrants" and the "$10.25 Warrants", as a dividend or distribution on Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock, or

     o    in connection with board-approved acquisitions.


     REDEMPTION PROVISIONS. Gabriel may not redeem the Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock at any time, except pursuant to the terms of an agreement between Gabriel and the holder or holders of such stock.

     LIQUIDATION RIGHTS. In the event of the liquidation, dissolution or winding up of the business of Gabriel, the holders of Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock will be entitled to receive, prior to and in preference to any distribution to the holders of Common Stock, a liquidation preference for each share in an amount equal to $3.00, $4.00, $7.00, $2.19, $3.41 and $3.87 per share, respectively. These liquidation preference amounts will be adjusted for any stock dividends, combinations or splits with respect to Gabriel's capital stock. These series of preferred stock will also be entitled to the greater of

     o an amount equal to a preferred return, for each share of such series of preferred stock, on the respective initial liquidation preference amount of eight percent (8%) per annum, with such return to begin accruing as of the original issue date of the Series A, Series A-1 and Series B preferred stock and as of August 1, 2000 for the Series C-1, Series C-2 and Series C-3 preferred stock, or

     o an amount such holders would have received if they had converted their preferred stock into common stock immediately prior to the liquidation.

     After receiving the per share liquidation preference holders of the Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock will have no right or claim to Gabriel's remaining assets and funds, if any.

OPTIONS AND WARRANTS

     The Gabriel Communications, Inc. 1998 Stock Incentive Plan provides for grants to selected employees, outside directors, consultants and advisers of awards with respect to up to 9,000,000 shares of common stock in the form of

     o    incentive and nonqualified stock options,

     o    stock appreciation rights,

     o    restricted stock and restricted stock units,

     o    performance stock and performance units,

     o    phantom stock, and

     o stock acquired through a stock purchase program or granted under merit awards.

As of June 9, 2000, options to purchase a total of 4,622,350 shares of common stock at exercise prices ranging from $2.40 per share to $5.60 per share were outstanding, of which options to purchase a total of 72,200 shares at $2.40 per share were exercisable within the next 60 days. Options to purchase 1,380,000 shares at $5.60 per share were granted on June 8, 2000 subject to the proposed merger becoming effective.

     As of June 9, 2000, eight of our senior executive officers held warrants to purchase a total of 930,000 shares at an exercise price of $3.00 per share, 670,000 of which were granted under the 1998 Stock Incentive Plan. A total of 260,000 of these warrants expire on October 31, 2008, 70,000 of these warrants expire on July 31, 2009, 550,000 of these warrants expire on December 12, 2009 and 50,000 of these warrants expire on May 16, 2010.

     CAPITAL STOCK, OPTIONS AND WARRANTS TO BE ISSUED IN THE MERGER

     Gabriel will issue to each of the holders of TriVergent preferred stock, including those converted, and each of the holders of Gabriel preferred stock.

     o one-year warrants to purchase a certain number of shares of Gabriel common stock which will be exercisable at an exercise price of $6.00 per share for a period of one year following the effective time of the merger, and

     o two-warrants to purchase a certain number of shares of Gabriel common stock which will be exercisable at an exercise price of $10.25 per share for a period of two years following the effective time of the merger.

The number of one-year warrants that a particular holder of Gabriel or TriVergent preferred stock will be entitled to receive will be calculated based upon each investor's total invested capital as follows:

     o    The number 8,000,000 will be multiplied by a fraction

          o the numerator of the fraction will equal the "total invested capital" of such holder immediately prior to the effective time of the merger. "Total invested capital" means the total dollar amount invested in shares of TriVergent preferred stock or Gabriel preferred stock as of the effective time of the merger, as shown on the books and records of the TriVergent or Gabriel, as the case may be, not including any accrued and unpaid dividends which were invested in shares of TriVergent preferred stock immediately prior to the effective time of the merger as provided in the merger agreement, and

          o the denominator of the fraction will equal the sum of the total invested capital of all holders of preferred stock in both TriVergent and Gabriel at the effective time of the merger and the "total committed capital" of all holders of shares of Series B preferred stock of Gabriel as of the effective time of the merger. "Total committed capital" means the total dollar amount committed to be invested in shares of Gabriel Series B preferred stock as of the effective time of the merger as provided in the "Gabriel Series B Purchase Agreement" (as defined in the merger agreement). Total committed capital will not exceed $135,024,120.

The number of two-year warrants that a particular holder of Gabriel or TriVergent preferred stock will be entitled to receive will be calculated based upon each investor's total invested capital by multiplying 5,000,000 by the same fraction. All outstanding TriVergent options will be assumed by Gabriel as part of the merger.

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

     All Gabriel stockholders are parties to, and all holders of TriVergent stock who receive Gabriel stock in the merger will become parties to, the Amended and Restated Stockholders' Agreement by and among Gabriel and its stockholders. The stockholders' agreement provides the holders certain rights and sets forth certain restrictions on their shares until consummation of an initial public offering pursuant to which all shares of Gabriel's preferred stock are automatically converted into shares of Gabriel common stock pursuant to the terms of Gabriel's Amended and Restated Certificate of Incorporation. The following description of the stockholders' agreement is qualified by reference to the agreement, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this information statement/prospectus is a part.

     PREEMPTIVE RIGHTS. The stockholders' agreement affords certain preemptive rights to the holders of Gabriel's common stock and preferred stock. Subject to certain exceptions, if Gabriel issues or sells any equity securities, or securities convertible into or containing any options or rights to acquire any equity securities, Gabriel will first offer to sell to the stockholders who are parties to the agreement an aggregate of eighty percent (80%) of those securities. Within 35 days of receiving notice of such offer from Gabriel, each stockholder may then purchase an amount of the offered securities based on the percentage of all outstanding stock of Gabriel then held by the stockholder, on a fully diluted basis. Each stockholder will be entitled to purchase all or part of the offered securities at the same price and on the same terms as the securities are offered to any other person. If the stockholders do not fully subscribe to all of the offered securities, then Gabriel will reoffer the unsubscribed securities to the stockholders who have elected to purchase their full allotment and who elect to purchase any of such securities within 10 days of receiving notice of such reoffer. After the expiration of the 35-day period and, if applicable, the 10-day period, Gabriel may sell any unsubscribed securities to other purchasers on terms no more favorable than those offered to the stockholders.

     RESTRICTIONS ON TRANSFER. In the event a holder of preferred stock desires to sell or otherwise transfer any of its shares of preferred stock or any shares of stock issued upon conversion of or with respect to such stock, the selling stockholder must first offer the shares to Gabriel and the other stockholders. If terms cannot be agreed upon with Gabriel or the other stockholders in 30 days, the selling stockholder may then offer the shares to a third party, but at terms no less favorable to the selling stockholder than those terms offered to Gabriel and the other stockholders. Such restrictions will not apply to transfers to "affiliates," transfers pursuant to a "public sale" or a "capital transaction" (as each such term is defined in the stockholders agreement) or transfers pursuant to a distribution to a stockholder's partners, members or stockholders.

     In the event that any stockholder or group of stockholders elects to sell 51% or more of the stock then issued and outstanding and has received a bona fide written offer for the purchase of such stock, the stockholder or group of stockholders must notify Gabriel and the other stockholders in writing of its intention to sell. Each other stockholder may elect to participate in the intended sale by delivering written notice to the selling stockholder or group of stockholders and Gabriel not more than 25 days after the original notice from the selling stockholder(s). Each selling stockholder and participating stockholder will be entitled to sell its pro rata portion of the number of shares to be purchased, based upon the number of shares owned by all of the selling and participating stockholders, on the same terms and at the same price offered to the selling stockholder(s).

     SUPERMAJORITY VOTE REQUIREMENT. The affirmative vote of the holders of 66-2/3% of the outstanding common stock and preferred stock of Gabriel, voting as a single class, is required for the authorization of any additional class of capital stock or an increase in the number of shares of authorized capital stock. This supermajority vote is also required for approval of the sale of Gabriel, whether by merger, consolidation, sale of stock or assets or otherwise.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

     All Gabriel stockholders are parties to, and all holders of TriVergent stock who receive Gabriel stock in the merger will become parties to, the Amended and Restated Registration Rights Agreement by and among Gabriel and its stockholders. Pursuant to the amended and restated registration rights agreement, holders of common and preferred stock are entitled to certain rights to register under the Securities Act the common stock they own or which are issuable upon conversion of their shares of preferred stock. The following description of the registration rights agreement is qualified by reference to the agreement, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this information statement/prospectus is a part.

     DEMAND REGISTRATION. Holders of not less than 20% of the total number of outstanding shares of preferred stock or common stock, including common stock issuable upon conversion of preferred stock or issuable upon the exercise of any outstanding warrants or options, may demand that Gabriel register the resale of the number of shares of stock that holders then desire to sell. Holders may make this demand at any time after the earlier of November 18, 2002 or the effective date of Gabriel's initial public offering of common stock. In any request for a demand registration prior to Gabriel's initial public offering, the proposed public offering price must be at least $12.00 per share and the proposed aggregate proceeds to the stockholders and Gabriel must be at least $50,000,000. In addition, at such time as we are eligible to utilize SEC Form S-3 or any successor form thereto, holders of not less than 10% of the total number of outstanding shares of Gabriel's preferred and common stock, including common stock issuable upon conversion of preferred stock or issuable upon the exercise of any




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outstanding warrants or options, may demand that Gabriel register the resale of the number of shares of its common stock that such holders then desire to sell on SEC Form S-3 or any successor form. In any request for a demand registration on SEC Form S-3 or any successor form thereto, the proposed aggregate public offering price must be at least $5 million.

     PIGGYBACK REGISTRATION. If Gabriel proposes to register any of its equity securities or securities convertible into equity securities under the Securities Act of 1933, other than a registration for an employee plan or an acquisition, the holders of the outstanding preferred stock and common stock will be entitled to notice of the proposed registration and the opportunity to include a resale of their shares of common stock in the registration. The holders of preferred stock must convert their shares of preferred stock to common stock prior to the effectiveness of the registration.

     RESTRICTIONS. In the event the managing underwriter of any underwritten offering initiated by Gabriel for its own account determines that the amount of stock included in any such registration should be limited, the number of shares included by holders may be limited to the amount determined by the managing underwriter. The registration rights agreement contains provisions restricting sales of any equity securities of Gabriel, except securities sold as part of the offering, during the period commencing on the seventh day prior to, and ending on the ninetieth day (or later, if so required by the managing underwriter) following the effective date of any underwritten offering.

     EXPENSES AND INDEMNIFICATION. The registration rights agreement requires Gabriel, in connection with the first two demand registrations and each piggyback registration, to pay all registration and filing fees and expenses, printing expenses, fees and disbursements of counsel for Gabriel, one counsel representing all of the holders of the stock included in the registration and the accountants for Gabriel and certain other expenses. The registration rights agreement also contains customary cross-indemnification by Gabriel and the holders of the stock included in the registration for liabilities arising under the Securities Act of 1933 as a result of any registration.

EMPLOYEE SHAREHOLDERS AGREEMENT

     All employees of Gabriel who own Gabriel common stock are parties to, and TriVergent employees who receive Gabriel common stock in the merger will become parties to, the Shareholders Agreement, as amended, by and between Gabriel and the shareholders named therein. This agreement governs the transfer of the shareholders' shares, the re-purchase by Gabriel of Gabriel shares and contains confidentiality and non-solicitation provisions. The following description of the shareholders agreement is qualified by reference to the agreement, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this information statement/prospectus is a part.

     Restrictions on Transfer. No shareholder who is party to the shareholders agreement may voluntarily transfer shares of Gabriel common stock until Gabriel has issued an aggregate of $10 million in shares of common stock. After this threshold is met, to sell shares of common stock to a party other than Gabriel, a shareholder must give 30 days written notice. Gabriel will then have a 60 day option to purchase all of the shares and after this period, the other common shareholders will have a 90 day option to purchase a proportionate number of all of the shares offered. The shareholders may transfer their shares to or for the benefit of family members if the board of directors approves, the consideration does not exceed the original payment for the shares, and certain other conditions are met.

     Upon an involuntary transfer of a shareholder's shares (i.e. property division in divorce, distribution by bankruptcy trustee, etc.), Gabriel and the remaining shareholders will have a 70 day option to purchase all, but not less than all, of the shares transferred. The purchase price for the shares pursuant to an option granted upon an involuntary transfer will be the lesser of (i) the fair market value, (ii) the latest price per share at which the shares were traded in an arm's-length transaction, or (iii) the price at which the shares are being transferred. If neither Gabriel nor the common shareholders choose to exercise their options described above, the preferred shareholders will have a 10 day option to purchase all of the shares subject to the option.

     TERMINATION OF EMPLOYMENT. Upon the death of a shareholder, the shareholder's estate has a 180 day option to sell, and Gabriel has a 180 day option to buy, all of the deceased shareholder's shares. Upon the disability of a shareholder, the shareholder has the option to sell, and Gabriel has the option to buy, all of the disabled shareholder's shares. If the shareholder's estate or the disabled shareholder exercises the option on the same day as Gabriel, Gabriel's option controls.

     The purchase price for the shares pursuant to an option granted upon death or disability will be:

     o for the shareholder's or shareholder's estate's option to sell, the greater of (i) the fair market value as determined by the board of directors or (ii) the latest price per share at which the shares were traded in an arm's-length transaction, and

     o for Gabriel's option to purchase, the appraised value of Gabriel divided by the number of issued and outstanding shares owned by the parties to the agreement.

     Upon the termination of an employee shareholder's employment for any reason other than death or permanent disability, Gabriel will have the option to purchase all of the shareholder's shares. The purchase price of for the shares will be


     o upon termination for cause, the lesser of (i) the fair market value as determined by the board of directors or (ii) the book value per share of Gabriel as determined as of the end of the prior fiscal year, and

     o upon any other termination of employment, the greater of (i) the fair market value as determined by the board of directors or (ii) the latest price per share at which the shares were traded in an arm's-length transaction.








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CONFIDENTIALITY AND NONCOMPETITION PROVISIONS

     During the period during which a party to the shareholders agreement is a shareholder and for two years following the date on which the shareholder ceases to own Gabriel stock, the shareholder will not divulge any confidential information to anyone or use this confidential information to compete with Gabriel. During this same period, no shareholder may knowingly solicit any material client or customer of Gabriel for the provision of competitive local exchange communications services. In addition, no shareholder may solicit for employment any Gabriel employee during the period which such shareholder owns any Gabriel stock.

CLASSIFIED BOARD OF DIRECTORS AND OTHER ANTI-TAKEOVER CONSIDERATIONS

     Gabriel's bylaws provide for a classified board of directors. One-third of the directors will be elected at each annual meeting of stockholders to serve for three-year terms. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of Gabriel's board of directors. Because the stockholders never elect a majority of the board members at one time, the classified board could delay or prevent the change in control or make removal of Gabriel's management more difficult. In addition, Gabriel's amended and restated certificate of incorporation allows its board to issue, without stockholder approval, preferred stock with terms set by the board. The preferred stock could be issued quickly with terms that delay or prevent the change in control or make removal of Gabriel's management more difficult.





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                      COMPARISON OF RIGHTS OF STOCKHOLDERS
                            OF GABRIEL AND TRIVERGENT

     Upon completion of the merger, TriVergent stockholders will become holders of Gabriel stock and their rights will be governed by the General Corporation Law of the State of Delaware which we refer to as Delaware law, Gabriel's amended and restated certificate of incorporation and by-laws. The rights of TriVergent stockholders are now governed by the Delaware law and TriVergent's certificate of incorporation and bylaws.

     The following is a summary of the material differences between the rights of shareholders of Gabriel and TriVergent, but does not purport to be a complete statement of all such differences. TriVergent stockholders should read carefully the relevant provisions of Delaware law, Gabriel's amended and restated certificate of incorporation and by-laws and TriVergent's certificate of incorporation and bylaws.

CAPITALIZATION

     GABRIEL

     Gabriel's authorized capital stock is described above under "Description of Gabriel Capital Stock," beginning on page ___.

     TRIVERGENT

     The total number of authorized shares of capital stock of TriVergent consists of 100,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share, of which 4,791,668 shares have been designated as Series A Convertible Preferred Stock, 14,133,329 shares have been designated as Series B Convertible Preferred Stock and 15,776,471 shares have been designated as Series C Convertible Preferred Stock.

VOTING RIGHTS

     GABRIEL

     Each holder of common stock is entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. Holders of common stock have no cumulative voting rights. Each holder of preferred stock is entitled to cast one vote for each share of common stock into which such holder's preferred stock may be converted.

     TRIVERGENT

     Each holder of common stock is entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights. Each holder of preferred stock is entitled to cast one vote for each share of common stock into which such holder's preferred stock may be converted.

NUMBER AND ELECTION OF DIRECTORS

stockholders unless the certificate of incorporation or by-laws provide otherwise, or if their terms are staggered. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares and the certificate of incorporation or by-laws may provide for staggered terms for directors. Under Delaware law, stockholders do not have cumulative voting rights for the election of directors unless the certificate of incorporation so provides.




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

     GABRIEL

     Under the Gabriel by-laws, the number of members of the board of directors of Gabriel is fixed at nine. Under Gabriel's certificate of incorporation and by-laws, at each annual meeting of stockholders, the successors of the class of directors whose term expires at the meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

     Gabriel's certificate of incorporation does not provide for cumulative voting. Gabriel's certificate of incorporation and by-laws provide for a staggered board of directors consisting of three classes of directors

     TRIVERGENT

     Under the TriVergent certificate of incorporation, the number of members of the board of directors of TriVergent is initially fixed at nine but may be increased or decreased by a resolution adopted by a majority of the board, provided that there must not be more than 24 nor less than three. Directors are elected by a plurality of all votes voting as a single class at each annual meeting of stockholders. TriVergent's certificate of incorporation does not provide for cumulative voting.

VACANCIES ON THE BOARD OF DIRECTORS

     Under Delaware law, unless the certificate of incorporation or by-laws provide otherwise, vacancies on the board of directors may be filled by the stockholders or the directors.

     GABRIEL

     Gabriel's certificate of incorporation and by-laws provide that vacancies and newly created directorships resulting from an increase in the authorized number of directors will be filled by the holders of the majority of stock entitled to vote for the election of directors or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director so elected, except as may be required by law. A director elected to fill a vacancy or newly created directorship will serve until the next annual meeting of stockholders and until such director's successor has been elected and qualified.

     TRIVERGENT

     TriVergent's certificate of incorporation provides that, except as otherwise provided by law, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board may be filled only with a majority of the directors then in office, though less than a quorum or by the sole remaining director.

REMOVAL OF DIRECTORS

     Under Delaware law, any director may be removed with or without cause by the affirmative vote of the holders of a majority of stock. But, if the board is classified and the certificate of incorporation does not otherwise provide, shareholders may remove directors only for cause. In addition, if the corporation has cumulative voting and less than the entire board is to be removed, no director may be removed without cause if the votes against the director's removal would be enough to elect him if then cumulatively voted at an election of the board.

     GABRIEL

     Gabriel's by-laws provide that any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the stock of Gabriel entitled to vote in the election of directors, voting together as a single class.




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

         TRIVERGENT

         TriVergent's certificate of incorporation states that directors may only be removed for cause by at least 66 2/3% of the outstanding stock of TriVergent entitled to vote in the election of directors, voting together as a single class.

AMENDMENTS TO CHARTER

     Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would

     o increase or decrease the aggregate number of authorized shares of such class,

     o    increase or decrease the par value of the shares of such class, or

     o alter or change the powers, preferences or special rights of the shares of such class, so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class.

     GABRIEL

     Under Gabriel's certificate of incorporation, the affirmative vote of 66 2/3% of outstanding shares entitled to vote, voting together as a single class, is required for any amendment of provisions of the certificate of incorporation relating to the terms of the common and preferred stock which is inconsistent with the current terms. In addition, Gabriel's certificate of incorporation provides that the number of authorized shares of common stock may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, voting together as a single class.

     TRIVERGENT

     Under TriVergent's certificate of incorporation, the affirmative vote of 66 2/3% of outstanding shares entitled to vote, voting together as a single class, is required to amend or repeal any provision of the certificate of incorporation relating to the terms of the common and preferred stock which are inconsistent with the current terms. Holders of common stock are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of the preferred stock.

AMENDMENTS TO BYLAWS

     Under Delaware law, unless a corporation's certificate of incorporation provides otherwise, the stockholders have the power to adopt, amend or repeal the by-laws.

     GABRIEL

     Gabriel's certificate of incorporation allows the directors and stockholders to amend or repeal the by-laws, subject to the rights of the stockholders the adopt by-laws and to amend or repeal by-laws made by the board of directors.

     TRIVERGENT

     Under TriVergent's certificate of incorporation, the affirmative vote of 66 2/3% of outstanding shares entitled to vote, voting together as a single class, and a majority of the directors, is required to amend or repeal the bylaws, subject to the rights of the stockholders to adopt bylaws and to amend or repeal bylaws made by the board of directors.

SHAREHOLDER ACTION

     Delaware law provides that, unless otherwise provided in the certificate of incorporation, any action that could be taken by the stockholders at a meeting may be taken without a meeting if a consent or consents in writing, setting forth the action taken, is signed by the holders of record of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the matter were present and voted. Neither Gabriel's nor TriVergent's certificate of incorporation provides otherwise.

SPECIAL SHAREHOLDER MEETINGS

     Under Delaware law, a special meeting of stockholders may be called by the board of directors or by other persons authorized by the certificate of incorporation or the by-laws.

     GABRIEL

     Gabriel's by-laws provide that special meetings of the stockholders may be called by any two members of the board of directors or by the Chairman of the Board of Directors.

     TRIVERGENT

     TriVergent's certificate of incorporation provides that special meetings of stockholders of TriVergent may be called only by the board of directors pursuant to a resolution approved by a majority of the total number of directors which TriVergent would have if there were no vacancies.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     Delaware law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation can eliminate or limit the liability of a director

     o for any breach of a director's duty of loyalty to the corporation or its stockholders,

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     o statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption, or

     o for any transaction from which the director derived an improper personal benefit.

     Each of Gabriel's amended and restated certificate of incorporation and TriVergent's certificate of incorporation provides that, to the fullest extent permitted by law, no director will be personally liable to the respective company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the company.



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INDEMNIFICATION OF DIRECTORS

     Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director, against liability incurred in connection with the proceeding if

     o the director acted in good faith and in a manner the director reasonably believed to be in the best interests of the corporation, and

     o with respect to any criminal action or proceeding, had no reasonable cause to believe the director's conduct was unlawful.

     Under Delaware law, a corporation may not indemnify a director in connection with any proceeding in which the director has been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding was brought determines that, in view of all the circumstances of the case, the director is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

     Delaware law provides that any indemnification for a director, unless ordered by a court, is subject to a determination that the director has met the applicable standard of conduct. The determination will be made

     o by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or

     o if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

     o    by the stockholders.

     Under Delaware law, a corporation may advance expenses before the final disposition of a proceeding and the director undertakes to repay the amount if it is ultimately determined that the director is not entitled to indemnification. These expenses incurred by former directors may be paid upon the terms and conditions, if any, as the corporation deems appropriate.

     Under Delaware law, to the extent that a present or former director of a corporation has been successful on the merits or otherwise in defense of the proceeding, that person must be indemnified against expenses actually and reasonably incurred in connection with any claim.

     Delaware law gives a corporation the power to purchase and maintain insurance on behalf of any director against any liability asserted against, and incurred in his or her capacity as a director, whether or not the corporation would have the power to indemnify the director against this liability under Delaware law.

     Gabriel's amended and restated certificate of incorporation and TriVergent's certificate of incorporation provide that each will indemnify their directors to the fullest extent allowed by law and Gabriel's amended and restated certificate of incorporation recognizes this right as a contract right that may be enforced in any manner desired by the directors.


DIVIDENDS

     Under Delaware law, dividends may be declared and paid upon stock so long as the corporation's capital is not less than the capital represented by the issued and outstanding stock of all classes with a distribution reference.

     Gabriel

     No cash dividends may be declared and paid upon Gabriel common stock so long as any Gabriel preferred stock is outstanding. Thereafter, cash dividends may be declared and paid upon the common stock in such amounts and at such times as the board of directors may determine subject to the availability of sufficient funds under Delaware law to make distributions to its stockholders. Holders of Gabriel preferred stock are not entitled to receive cash dividends.

     TriVergent

     Under TriVergent's certificate of incorporation holders of common stock are entitled to dividends payable in cash, capital stock or otherwise if declared by the TriVergent board and subject to the availability of sufficient funds as required under Delaware law to make distributions to its stockholders.



APPRAISAL RIGHTS

     Under Delaware law, a stockholder of a Delaware corporation is generally entitled to demand an appraisal and to obtain payment of the fair value of his or her shares in the event of a merger or consolidation in which the corporation is to be a party. This right to demand an appraisal does not apply to holders of shares of any class or series of stock which are

     o shares of a surviving corporation and if a vote of the stockholders of that corporation is not necessary to authorize the merger or consolidation,

     o listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., such as The Nasdaq National Market, or

     o    held of record by more than 2,000 holders.

     Appraisal rights are available for holders of shares of any class or series of stock of a Delaware corporation if the holders are required by the terms of the merger or consolidation agreement to accept in exchange for their stock anything except

     o shares of stock of the corporation surviving or resulting from the merger or consolidation,

     o shares of stock of any other corporation which, at the effective time of the merger or consolidation, will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, such as The Nasdaq National Market, or held of record by more than 2,000 holders,

     o cash instead of fractional shares of the corporations described above, or

     o any combination of the shares of stock and cash instead of fractional shares described above.


PREEMPTIVE RIGHTS

     Delaware law does not provide for preemptive rights to acquire a corporation's unissued stock, but preemptive rights may be provided to stockholders in a corporation's certificate of incorporation.

     Neither Gabriel's amended and restated certificate of incorporation nor TriVergent's certificate of incorporation provides for preemptive rights except for those that may exist by agreement among stockholders of either company.

CONVERSION

     Holders of Gabriel common stock and TriVergent have no rights to convert their shares into any other securities.






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PREFERRED STOCK

     Pursuant to the merger, shares of the TriVergent preferred stock will be exchanged for shares of the Gabriel preferred stock. The terms of the Gabriel shares of preferred stock will have terms substantially identical to those of the other series of Gabriel preferred stock, except as to the respective liquidation preferences and conversion prices of each such series. The terms of the Gabriel preferred stock are summarized above under "Description of Gabriel Capital Stock" beginning on page ___.

SHAREHOLDER SUITS

     Under Delaware law and applicable court decisions a stockholder may file a lawsuit on behalf of the corporation. Delaware law provides that a stockholder must state in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. However, no action may be brought by a stockholder unless he first seeks remedial action on his claim from the corporation's board of directors, unless the demand for redress is excused.

     The board of directors may appoint an independent litigation committee to review a stockholder's request for a derivative action and the litigation committee, acting reasonably and in good faith, can terminate the stockholder's action subject to a court's review of the committee's independence, good faith and reasonable investigation.

     Under Delaware law, the court in a derivative action may apply a variety of legal and equitable remedies on behalf of the corporation that vary depending on the facts and circumstances of the case and the nature of the claim brought.

     As noted above, Delaware law contains provisions allowing a corporation, through a provision in its restated certificate of incorporation, to limit or eliminate the personal liability of a director to the corporation or its stockholders for breach of a fiduciary duty as a director, except that the provision cannot eliminate or limit the liability of a director in some circumstances, as described above under "--- Limitation of Personal Liability of Directors" beginning on page __.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS

     Under Delaware law, mergers or consolidations or sales or exchanges of all or substantially all of a corporation's assets, require the affirmative vote of the board of directors (except in certain limited circumstances). In addition, the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote on the matter may be required. Stockholder consent is not required under the following circumstances:

     o for a corporation which survives a merger and does not issue in the merger more than 20% of its outstanding shares immediately prior to the merger,

     o the merger agreement does not amend in any respect the survivor's certificate of incorporation,

     o each share of the surviving corporation outstanding immediately prior to the merger remains an identical outstanding share of the surviving corporation after the merger, and

     o stockholder approval is not required by the survivor's certificate of incorporation; and

     o for either corporation where one corporation owns 90% of each class of outstanding stock of the other corporation.

BUSINESS COMBINATION RESTRICTIONS

     Gabriel and TriVergent are subject to the anti-takeover provisions in Delaware law. The anti-takeover provisions prohibit business combinations between a Delaware corporation and an interested stockholder, as described below, within three years of the time the interested stockholder became an interested stockholder unless:

     o before that time, the board of directors approved either the business combination or the transaction in which the interested stockholder became an interested stockholder; or

     o upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation, excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not permit employees to determine confidentially whether shares held by the plan will be tendered in a tender or exchange offer; or

     o on or following that time, the business combination is approved by the board of directors and the business combination transaction is approved by the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The business combination restrictions described above do not apply if:

     o the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the antitakeover provisions in Delaware law;

     o the holders of a majority of the voting stock of the corporation approve an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by the antitakeover provisions, which election will be effective 12 months after the amendment's adoption and would not apply to any business combination with a person who was an interested stockholder at or prior to the time the amendment was approved; or

     o the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on The Nasdaq National Market, or (c) owned by more than 2,000 stockholders.

     The anti-takeover provisions do not apply to a business combination that:
(1) is proposed after the public announcement of, and before the consummation or abandonment of

     o    a merger or consolidation of the corporation,

     o a sale of 50% or more of the aggregate market value of the assets of the corporation and its subsidiaries determined on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or

     o a tender or exchange offer for 50% or more of the outstanding shares of the corporation; and

(2) is with a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the board of directors; and (3) is approved by a majority of the current directors who were also directors before any person became an interested stockholder during the previous three years.

     An "interested stockholder" generally is defined as a person that owns 15% or more of the corporation's outstanding voting stock and the affiliates and associates of that person.

     The term "business combination" includes the following transactions with an interested stockholder

     o a merger or consolidation of the corporation with an interested stockholder,

     o any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of the corporation, of assets of the corporation or its subsidiaries having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation and its subsidiaries determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation,

     o any transaction which results in the issuance or transfer by the corporation or its subsidiaries of stock of the corporation or such subsidiary to the interested stockholder, except for transactions involving the exercise, conversion or exchange of securities outstanding before the interested stockholder became an interested stockholder and certain other transactions which do not increase the interested stockholder's proportionate share of any class or series of the corporation's stock,

     o any transaction involving the corporation or any of its subsidiaries which increases the proportionate share of any class or series of stock, or securities convertible into the stock of any class or series, of the corporation or any subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused by the interested stockholder, or

     o any receipt by the interested stockholder of the benefit, except proportionately as a stockholder of the corporation, of any loans, advances, guarantees, pledges or other financial benefits provided by the corporation or its subsidiaries.

                                     EXPERTS


GABRIEL

     The consolidated financial statements and schedule of Gabriel and subsidiaries as of December 31, 1998 and 1999, and for the year ended December 31, 1999 and for the period from June 15, 1998 (inception) to December 31, 1998, included in this information statement/prospectus have been included in this information statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

TRIVERGENT

     The consolidated financial statements of TriVergent and subsidiaries as of December 31, 1998 and 1999, and for the period from October 29, 1997 (date of inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, have been included in this information statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

GABRIEL

     Certain legal matters will be passed upon for Gabriel by Bryan Cave LLP, St. Louis, Missouri. In April 2000, LeadingEdge Investors 2000, L.L.C., an investment vehicle comprised of partners of Bryan Cave LLP, purchased and currently beneficially owns approximately 10,714 shares of Series B Preferred Stock of Gabriel through its investment in Brooks Investments, L.P., an existing stockholder of Gabriel. Various regulatory matters in connection with the merger are being passed upon for Gabriel by Morrison & Foerster LLP.

TRIVERGENT

     Certain legal matters will be passed upon for TriVergent by Cravath, Swaine & Moore, New York, New York. Various regulatory matters in connection with the merger are being passed upon for TriVergent by Kelley Drye & Warren LLP, Washington, D.C.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This document contains a number of forward-looking statements relating to Gabriel and TriVergent within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to

     o    their financial condition,

     o    their results of operations,

     o    their business plans,

     o their business strategies, operating efficiencies or synergies, competitive positions and growth opportunities for existing products,

     o    the financial and regulatory environment in which they operate,

     o Gabriel's estimated costs to complete or possible future revenues from in-process research and development programs,

     -    the likelihood of completion of those programs,

     -    the plans and objectives of their management, and

     -    other matters.

     We consider any statements that are not historical facts as "forward-looking statements" as defined in the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements, including those relating to the Gabriel and TriVergent business plans and future prospects, revenues and income, including those referenced under the caption "The Merger," are necessarily estimates reflecting the best judgment of the senior management of Gabriel and TriVergent. They involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These differences could be material; therefore, you should evaluate forward-looking statements in light of various important factors, including those set forth or incorporated by reference in this document.

     Important factors that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements include, among others

     - the impact of technological change on the combined company's businesses, new entrants and alternative technologies in their respective businesses and their dependence on the availability of transmission facilities,

     - the ability to integrate the operations of the combined company and its acquired businesses, including their respective product lines,

     - regulatory risks, including the impact of the Telecommunications Act of 1996,

     -    contingent liabilities,

     - the impact of competitive services and pricing in the combined company's markets,

     - risks associated with debt service requirements and interest rate fluctuations,

     -    the combined company's degree of financial leverage, and

     - other risks referenced from time to time in the combined company's filings with the Securities and Exchange Commission.

     Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this document and the other documents incorporated by reference.

     You should not place undue reliance on these forward-looking statements, which speak only as of the date of this document. Neither Gabriel nor TriVergent undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

     Gabriel has supplied all information contained in this information statement/prospectus relating to Gabriel, and TriVergent has supplied all information contained in this information statement/prospectus relating to TriVergent.

                             AVAILABLE INFORMATION

     This information statement/prospectus constitutes a part of a registration statement on From S-4 filed by Gabriel under the Securities Act of 1933, as amended, with respect to the offering of Gabriel securities in connection with the merger. As permitted by the rules and regulations of the SEC, this information statement/prospectus omits certain information contained in the registration statement. Reference is made to the registration statement for further information with respect to Gabriel and the Gabriel securities. Statements contained in this information statement/prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference. For further information, reference is hereby made to the registration statement.

     All information contained in this information statement/prospectus relating to TriVergent was provided by the management and board of directors of TriVergent. Gabriel assumes no responsibility for the accuracy of this information. All information contained in this information statement/prospectus relating to Gabriel was provided by the management and board of directors of Gabriel. TriVergent assumes no responsibility for the accuracy of this information.

     No person has been authorized by Gabriel or TriVergent to give any information or to make any representation not contained in this information statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by either Gabriel or TriVergent. This information statement/prospectus does not constitute an offer or a solicitation to sell or a solicitation of an offer to buy any securities other than the Gabriel securities to which it relates or an offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this information statement/prospectus nor any distribution of the securities offered hereby shall, under any circumstances, imply or create any implication that there has been no change in the affairs of Gabriel or TriVergent or in the information set forth or incorporated by reference herein subsequent to the date hereof.

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                           PAGE
                                                                                                           ----
GABRIEL COMMUNICATIONS, INC.:
Independent Auditors' Report ............................................................................   F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999 and as of March 31, 2000 ...................   F-3
Consolidated Statements of Operations for the period from June 15, 1998 (inception) to December 31, 1998,
         for the year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000 ....   F-4
Consolidated Statements of Changes in Stockholders' Equity for the period from June 15, 1998 (inception)
         to December 31, 1998, for the year ended December 31, 1999 and for the three months ended
         March 31, 1999 and 2000 ........................................................................   F-5
Consolidated Statements of Cash Flows for the period from June 15, 1998 (inception) to December 31, 1998,
         for the year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000 ....   F-6
Notes to Consolidated Financial Statements ..............................................................   F-7

STATE COMMUNICATIONS, INC. (TRIVERGENT):
Report of Independent Auditors ..........................................................................   F-18
Consolidated Balance Sheets as of December 31, 1998 and 1999 and as of March 31, 2000 ...................   F-19
Consolidated Statements of Operations for the period from October 29, 1997 (date of inception)
         Through December 31, 1997 for the years ended December 31, 1998 and 1999 and for the three
         months ended March 31, 1999 and 2000 ...........................................................   F-20
Consolidated Statements of Stockholders' Equity for the period from October 29, 1997 (date of inception)
         Through December 31, 1997 for the years ended December 31, 1998 and 1999 and for the three
         months ended March 31, 1999 and 2000 ...........................................................   F-21
Consolidated Statements of Cash Flows for the period from October 29, 1997 (date of inception)
         Through December 31, 1997 for the years ended December 31, 1998 and 1999 and for the three
         months ended March 31, 1999 and 2000 ...........................................................   F-22
Notes to Consolidated Financial Statements ..............................................................   F-23

                          INDEPENDENT AUDITORS' REPORT



     The Board of Directors
     Gabriel Communications, Inc.:


     We have audited the accompanying consolidated balance sheets of Gabriel Communications, Inc. (a Delaware corporation) and subsidiaries (Gabriel) as of December 31, 1998 and 1999 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from June 15, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999. These consolidated financial statements are the responsibility of Gabriel's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gabriel Communications, Inc. and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for the period from June 15, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 in conformity with generally accepted accounting principles.



                                             /s/ KPMG LLP


     St. Louis, Missouri
     February 4, 2000

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                          Consolidated Balance Sheets


                                                                                                  DECEMBER 31,
                                                                                         -----------------------------   MARCH 31,
                                             ASSETS                                           1998          1999            2000
                                                                                          ------------  -------------  ------------
                                                                                                                       (unaudited)
Current assets:
  Cash and cash equivalents                                                               $ 28,682,294  $  63,080,026  $ 35,148,454
  Accounts receivable, net of allowance for doubtful accounts
    of $15,602  and $31,727 in 1999 and 2000, respectively                                        --          405,354     1,092,305
  Prepaid expenses and other current assets                                                      3,463        762,861     1,523,945
                                                                                          ------------  -------------  ------------

           Total current assets                                                             28,685,757     64,248,241    37,764,704
                                                                                          ------------  -------------  ------------

Property and equipment, net                                                                    147,697     33,805,919    56,157,819

Other noncurrent assets:
  Investments                                                                                     --        2,000,000     2,000,000
  Other assets, net                                                                               --        2,657,859     2,627,872
                                                                                          ------------  -------------  ------------

           Total other noncurrent assets                                                          --        4,657,859     4,627,872
                                                                                          ------------  -------------  ------------

           Total assets                                                                   $ 28,833,454  $ 102,712,019  $ 98,550,395
                                                                                          ============  =============  ============

                            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                                      $    139,597  $   1,306,127  $  1,003,412
    Accrued liabilities and other current liabilities                                             --        3,188,697     3,663,900
                                                                                          ------------  -------------  ------------

             Total current liabilities                                                         139,597      4,494,824     4,667,312

Long-term debt                                                                                    --       20,000,000    20,000,000
                                                                                          ------------  -------------  ------------

             Total liabilities                                                                 139,597     24,494,824    24,667,312
                                                                                          ------------  -------------  ------------

Minority interest                                                                                 --             --       4,153,833

Stockholders' equity:
     Preferred stock - Series A, $.01 par value, 30,200,000 shares authorized; 8,950,000
       26,850,000 and 26,850,000 issued and outstanding in 1998, 1999 and 2000,
       respectively                                                                             89,500        268,500       268,500
     Preferred stock - Series A-1, $.01 par value, 3,125,000 shares
     authorized;                                                                                  --           31,250        31,250
       3,125,000 issued and outstanding in 1999 and 2000
     Common stock, $.01  par value, 60,000,000 shares authorized; 5,200,000                     52,000         54,692        59,242
       5,469,200 and 5,924,200 issued and outstanding in 1998, 1999 and 2000,               82,819,552     95,726,049    96,813,499
      respectively Additional paid-in capital Treasury stock at cost,                             --             --        (360,000)
      90,000 shares at March 31, 2000 Accumulated deficit                                     (567,199)   (17,863,296)  (27,083,241
                                                                                          ------------  -------------  ------------


                                                                                            82,393,853     78,217,195    69,729,250
     Preferred stock subscriptions receivable
                                                                                           (53,699,996)          --            --
                                                                                          ------------  -------------  ------------

              Total stockholders' equity                                                    28,693,857     78,217,195    69,729,250
                                                                                          ------------  -------------  ------------

              Total liabilities and stockholders' equity                                  $ 28,833,454  $ 102,712,019  $ 98,550,395
                                                                                          ============  =============  ============



See accompanying notes to consolidated financial statements.

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                      Consolidated Statements of Operations


                                                          PERIOD FROM
                                                          JUNE 15, 1998                           THREE MONTHS ENDED MARCH 31,
                                                          (INCEPTION) TO       YEAR ENDED       ---------------------------------
                                                           DECEMBER 31,       DECEMBER  31,
                                                               1998              1999                1999                2000
                                                          --------------    ---------------     -------------      --------------
                                                                                                 (unaudited)        (unaudited)

Revenue                                                    $        --      $      452,597      $          --      $  1,307,325

Operating expenses:
    Cost of communication services                                  --             495,808                 --         1,124,648
    Selling, general and administrative                        693,382          16,559,283          1,569,878         7,490,482
    Depreciation and amortization                                5,624           1,955,366              8,916         1,831,691
                                                           ------------     ---------------     --------------     -------------

        Total operating expenses                               699,006          19,010,457          1,578,794        10,446,821
                                                           ------------     ---------------     --------------     -------------

        Loss from operations                                  (699,006)        (18,557,860)        (1,578,794)       (9,139,496)
                                                           ------------     ---------------     --------------     -------------

Other income (expense):
    Interest income                                            131,807           1,476,940            294,722           673,818
    Interest expense                                                --            (215,177)                --          (750,434)
                                                           ------------     ---------------     --------------     -------------

        Total other income (expense)                           131,807           1,261,763            294,722           (76,616)
                                                           ------------     ---------------     --------------     -------------

        Net loss before minority interest                     (567,199)        (17,296,097)        (1,284,072)       (9,216,112)

Minority interest                                                   --                  --                 --             3,833
                                                           ------------     ---------------     --------------     -------------

        Net loss after minority interest                   $  (567,199)     $  (17,296,097)     $  (1,284,072)     $ (9,219,945)
                                                           ============     ===============     ==============     =============

Basic and diluted loss per share                           $     (0.16)     $        (3.25)     $       (0.25)     $      (1.60)
                                                           ============     ===============     ==============     =============

Weighted average common shares outstanding                   3,550,755           5,322,409          5,200,000         5,768,089
                                                           ============     ===============     ==============     =============



See accompanying notes to consolidated financial statements.

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity




                                                              Preferred stock -                  Preferred stock -
                                                                  Series A                           Series A-1
                                                      ----------------------------------   -------------------------------
                                                           Shares            Amount            Shares           Amount
                                                      -----------------   --------------   ----------------   ------------

Balance, June 15, 1998
    (inception)                                                     --  $            --                 --  $          --

Net loss for the period
    ended December 31, 1998                                         --               --                 --             --

Issuance of stock                                            8,950,000           89,500                 --             --
                                                      -----------------   --------------   ----------------   ------------

Balance, December 31, 1998                                   8,950,000           89,500                 --             --

Net loss for the year
    ended December 31, 1999                                         --               --                 --             --

Issuance of stock                                           17,900,000          179,000          3,125,000         31,250
                                                      -----------------   --------------   ----------------   ------------

Balance, December 31, 1999                                  26,850,000          268,500          3,125,000         31,250

Net loss for the three months
    ended March 31, 2000 (unaudited)                                --               --                 --             --

Issuance of stock (unaudited)                                       --               --                 --             --

Purchase of treasury stock, at cost (unaudited)                     --               --                 --             --
                                                      -----------------   --------------   ----------------   ------------

Balance, March 31, 2000 (unaudited)                         26,850,000  $       268,500          3,125,000  $      31,250
                                                      =================   ==============   ================   ============



                                                                  Common stock                Additional
                                                         -------------------------------        paid-in            Treasury
                                                             Shares           Amount            capital              stock
                                                         ----------------   ------------   ------------------  ------------------
Balance, June 15, 1998
    (inception)                                                       --  $          --  $                -- $                --

Net loss for the period
    ended December 31, 1998                                           --             --                   --                  --

Issuance of stock                                              5,200,000         52,000           82,819,552                  --
                                                         ----------------   ------------   ------------------  ------------------

Balance, December 31, 1998                                     5,200,000         52,000           82,819,552                  --

Net loss for the year
    ended December 31, 1999                                           --             --                   --                  --

Issuance of stock                                                269,200          2,692           12,906,497                  --
                                                         ----------------   ------------   ------------------  ------------------

Balance, December 31, 1999                                     5,469,200         54,692           95,726,049                  --

Net loss for the three months
    ended March 31, 2000 (unaudited)                                  --             --                   --                  --

Issuance of stock (unaudited)                                    455,000          4,550            1,087,450                  --

Purchase of treasury stock, at cost (unaudited)                       --             --                   --            (360,000)
                                                         ----------------   ------------   ------------------  ------------------

Balance, March 31, 2000 (unaudited)                            5,924,200  $      59,242  $        96,813,499 $          (360,000)
                                                         ================   ============   ==================  ==================



                                                                                     Preferred
                                                                                       stock                 Total
                                                            Accumulated            subscriptions         stockholders'
                                                              deficit                receivable              equity
                                                         ------------------       -----------------    -------------------
Balance, June 15, 1998
    (inception)                                        $                --      $               --   $                 --

Net loss for the period
    ended December 31, 1998                                       (567,199)                     --               (567,199)

Issuance of stock                                                       --             (53,699,996)            29,261,056
                                                         ------------------       -----------------    -------------------

Balance, December 31, 1998                                        (567,199)            (53,699,996)            28,693,857

Net loss for the year
    ended December 31, 1999                                    (17,296,097)                     --            (17,296,097)

Issuance of stock                                                       --              53,699,996             66,819,435
                                                         ------------------       -----------------    -------------------

Balance, December 31, 1999                                     (17,863,296)                     --             78,217,195

Net loss for the three months
    ended March 31, 2000 (unaudited)                            (9,219,945)                     --             (9,219,945)

Issuance of stock (unaudited)                                           --                      --              1,092,000

Purchase of treasury stock, at cost (unaudited)                         --                      --               (360,000)
                                                         ------------------       -----------------    -------------------

Balance, March 31, 2000 (unaudited)                    $       (27,083,241)     $               --   $         69,729,250
                                                         ==================       =================    ===================



See accompanying notes to consolidated financial statements.

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows




                                                                                      PERIOD FROM
                                                                                     JUNE 15, 1998
                                                                                     (INCEPTION) TO           YEAR ENDED
                                                                                      DECEMBER 31,            DECEMBER 31,
                                                                                    ------------------    -------------------
                                                                                          1998                    1999
                                                                                    ------------------    -------------------
Cash flows from operating activities:
    Net loss after minority interest                                                 $   (567,199)           $   (17,296,097)
    Adjustments to reconcile net loss after minority interest to net cash (used in)/provided by operating activities:
         Depreciation and amortization                                                      5,624                  1,955,366
         Minority interest                                                                     --                         --
         Provision for doubtful accounts                                                       --                     15,602
         Changes in assets and liabilities:
           Increase in accounts receivable                                                     --                   (420,955)
           Increase in prepaid expenses and other assets                                   (3,463)                (3,467,002)
           Increase (decrease) in accounts payable                                        139,597                  1,166,530
           Increase in accrued liabilities and other current liabilities                       --                  3,188,697
                                                                                     ------------            ---------------

             Net cash provided by (used in) operating activities                         (425,441)               (14,857,859)
                                                                                     ------------            ---------------


Cash flows from investing activities:
    Purchases of property and equipment                                                  (153,321)               (35,563,844)
    Purchase of investments                                                                    --                 (2,000,000)
                                                                                     ------------            ---------------

             Net cash used in investing activities                                       (153,321)               (37,563,844)
                                                                                     ------------            ---------------

Cash flows from financing activities:
    Distributions to minority interest                                                         --                         --
    Proceeds from long-term debt                                                               --                 20,000,000
    Proceeds from issuance of stock                                                    29,261,056                 66,819,435
                                                                                     ------------            ---------------

             Net cash provided by (used in) financing activities                       29,261,056                 86,819,435
                                                                                     ------------            ---------------

             Net increase (decrease) in cash                                           28,682,294                 34,397,732

Cash, beginning of period                                                                      --                 28,682,294
                                                                                     ------------            ---------------

Cash, end of period                                                                  $ 28,682,294            $    63,080,026
                                                                                     ============            ===============

Supplemental disclosures of cash flow information -
    Cash paid during the period for interest                                         $         --            $       141,944
    Non-cash contributed assets                                                      $         --            $            --






                                                                                           THREE MONTHS ENDED MARCH 31,
                                                                                     --------------------------------------
                                                                                          1999                  2000
                                                                                     ----------------     -----------------
                                                                                        (unaudited)          (unaudited)
Cash flows from operating activities:
    Net loss after minority interest                                                  $   (1,284,072)      $   (9,219,945)
    Adjustments to reconcile net loss after minority interest to net cash (used in)/provided by operating activities:
         Depreciation and amortization                                                         8,916            1,831,691
         Minority interest                                                                        --                3,833
         Provision for doubtful accounts                                                          --               16,125
         Changes in assets and liabilities:
           Increase in accounts receivable                                                        --             (635,684)
           Increase in prepaid expenses and other assets                                     (55,212)            (779,996)
           Increase (decrease) in accounts payable                                         1,260,411             (302,715)
           Increase in accrued liabilities and other current liabilities                     321,049              475,024
                                                                                      --------------       --------------

             Net cash provided by (used in) operating activities                             251,092           (8,611,667)
                                                                                      --------------       --------------


Cash flows from investing activities:
    Purchases of property and equipment                                                   (2,227,174)         (19,604,227)
    Purchase of investments                                                                       --                   --
                                                                                      --------------       --------------

             Net cash used in investing activities                                        (2,227,174)         (19,604,227)
                                                                                      --------------       --------------

Cash flows from financing activities:
    Distributions to minority interest                                                            --             (350,000)
    Proceeds from long-term debt                                                                  --                   --
    Proceeds from issuance of stock                                                          (30,468)             634,322
                                                                                      --------------       --------------

             Net cash provided by (used in) financing activities                             (30,468)             284,322
                                                                                      --------------       --------------

             Net increase (decrease) in cash                                              (2,006,550)         (27,931,572)

Cash, beginning of period                                                                 28,682,294           63,080,026
                                                                                      --------------       --------------

Cash, end of period                                                                   $   26,675,744       $   35,148,454
                                                                                      ==============       ==============

Supplemental disclosures of cash flow information -
    Cash paid during the period for interest                                          $           --       $      713,844
    Non-cash contributed assets                                                       $           --       $    4,500,000


See accompanying notes to consolidated financial statements.

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            December 31, 1998 and 1999 and March 31, 2000 (unaudited)




(1)      NATURE OF BUSINESS

         Gabriel Communications, Inc. (Gabriel) was incorporated as a Delaware Corporation in June 1998 for the purpose of being a facilities based provider of integrated voice and data telecommunications services in selected markets in the United States. As of March 31, 2000, Gabriel was operational in seven markets: St. Louis, Kansas City, Springfield, Wichita, Little Rock, Tulsa and Oklahoma City. Gabriel was also in the process of deploying networks in seven other markets: Akron, Indianapolis, Cincinnati, Columbus, Dayton, Louisville and Lexington.

         Until May 1999, Gabriel was in the development stage. From its inception in June 1998 through May 1999, Gabriel's principal activities included developing its business plan, hiring management and other key personnel, designing its planned network architecture and operations support systems, and completing its initial equity financings.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with generally accepted accounting principles. The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

         INTERIM FINANCIAL STATEMENTS

         The interim financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited and has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

         CONSOLIDATION

         The accompanying consolidated financial statements include the accounts of Gabriel Communications, Inc., its wholly owned subsidiaries and, for the period ended March 31, 2000, affiliated companies in which Gabriel has a controlling interest and a 50% owned joint venture in which Gabriel exercises management control. Affiliated companies in which Gabriel does not have a controlling interest are accounted for using the cost method. All significant intercompany balances and transactions have been eliminated.

         CASH AND CASH EQUIVALENTS

         Excess cash totaling approximately $26.9 million and $46.4 million at December 31, 1998 and 1999, respectively, is invested overnight in money market accounts. Gabriel considers all highly

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            December 31, 1998 and 1999 and March 31, 2000 (unaudited)



         liquid investments with a maturity of three months or less when purchased to be cash equivalents. The cost of these investments approximates fair value.

         PREPAID EXPENSES AND OTHER CURRENT ASSETS

         Prepaid expenses and other current assets consist of prepaid rent, prepaid insurance, prepaid software maintenance, and facility installation costs. Prepayments are expensed on a straight-line basis over the life of the underlying agreements. Facility installation costs are amortized on a straight-line basis over the life of the customer contracts.

         PROPERTY AND EQUIPMENT

         Property and equipment includes network equipment, leasehold improvements, computer software, computer hardware, office equipment, furniture and fixtures, vehicles, and construction-in-progress. These assets are stated at cost. The cost of construction, additions, and substantial betterments of property and equipment is capitalized. The cost of maintenance and repairs is expensed as incurred. Property and equipment are depreciated using the straight-line method over estimated economic lives as follows:


                                                                     YEARS
                                                                   ----------
                    Network equipment                                 5-7
                    Leasehold improvements                             5
                    Computer hardware and software                    3-5
                    Furniture and office equipment                     7
                    Vehicles                                           5


         OTHER ASSETS

         Other assets are stated at cost and include long-term debt origination fees. These fees are being amortized on a straight-line basis over the term of the credit facility.

         INCOME TAXES

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         ASSET IMPAIRMENT

         Gabriel management evaluates the recoverability of long-lived assets, including investments, property, and equipment, on a periodic basis. Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            December 31, 1998 and 1999 and March 31, 2000 (unaudited)



         and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There have been no impairments through March 31, 2000.

         STOCK-BASED COMPENSATION

         Gabriel applies the intrinsic value method in accounting for employee stock options and warrants. The financial impact on the net loss as calculated under the fair value method is disclosed in note 7.

         REVENUE RECOGNITION

         Revenue is recognized in the month in which service is provided.

         EARNINGS PER SHARE

         Basic and diluted loss per share have been computed using the weighted average number of shares of common stock outstanding. The weighted average number of shares was based on common stock outstanding for basic loss per share and common stock outstanding and common stock options and warrants for diluted loss per share in periods when such common stock options and warrants are not antidilutive.

         SEGMENT INFORMATION

         In 1998, Gabriel adopted Statement of Financial Accounting Standards
         (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information" which requires a "management approach" to segment information. The management approach designates the internal reporting that is used by management for making operating decisions and assessing performance as the source of reportable segments. Gabriel operates in a single industry segment, "Communication Services." Operations are managed and financial performance is evaluated based on the delivery of multiple communications services to customers.

         RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires that every derivative be recorded as either an asset or liability in the balance sheet and measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair market value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that require hedge accounting. Gabriel is required to adopt SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133," and SFAS No. 138

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            December 31, 1998 and 1999 and March 31, 2000 (unaudited)



         "Accounting for Certain Derivatives Instruments and Certain Hedging Activities -- an amendment to FASB Statement No. 133" on a prospective basis for interim periods and fiscal years beginning January 1, 2001. Gabriel does not anticipate that adoption SFAS No. 133 will have a material effect on its financial statements.

         In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 must be applied to financial statements no later than the second fiscal quarter of 2000. Gabriel does not believe adoption will have a material impact on its consolidated financial position or results of operations.

(3)      PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:



                                                                              DECEMBER 31,               MARCH 31,
                                                                         1998            1999               2000
                                                                         ----            ----               ----
                                                                                                        (unaudited)
           Network equipment                                         $        --    $   12,259,144     $  17,507,345
           Leasehold improvements                                             --         3,949,354         3,948,463
           Computer hardware                                             100,574         3,561,316         4,671,580
           Computer software                                              34,033         4,371,879         5,729,256
           Furniture and office equipment                                 18,714         1,551,241         1,825,182
           Vehicles                                                           --           192,552           521,150
           Other                                                              --            30,450            30,450
                                                                     -----------    --------------     -------------

                 Property and equipment, in service                      153,321        25,915,936        34,233,426

           Less accumulated depreciation and amortization                  5,624         1,909,495         3,661,822
                                                                     -----------    --------------     -------------

                 Property and equipment, in service, net                 147,697        24,006,441        30,571,604


           Construction-in-progress                                           --         9,799,478        25,586,215
                                                                     -----------    --------------     -------------

                 Property and equipment, net                         $   147,697    $   33,805,919     $  56,157,819
                                                                     ===========    ==============     =============


         During 1999, 17% of Gabriel's capital expenditures were from a single vendor and were related to network equipment.

(4)      INVESTMENTS

         On December 2, 1999, Gabriel invested $2,000,000 to purchase 583,090 Series B convertible preferred shares of Tachion Networks, Inc. (Tachion), a privately-held "next generation" switch manufacturer. Conversion of such shares would result in Gabriel owning approximately 2% of Tachion.

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            December 31, 1998 and 1999 and March 31, 2000 (unaudited)



         On March 21, 2000, Gabriel contributed $3,850,000 in exchange for a
         70% interest in a joint venture, GCI Transportation Company, LLC. Brooks International Aviation, L.L.C. contributed cash of $1,650,000 in exchange for a 30% interest in the joint venture.

         On March 22, 2000, Gabriel entered into a joint venture, WebBizApps, L.L.C. Under the terms of the agreement, Gabriel must contribute $4,500,000 in exchange for a 50% interest in the joint venture. Gabriel contributed $3,250,000 in March. The joint venture partner contributed $4,500,000 in assets and received a distribution of $2,000,000.

         The pro forma effect of the above acquisitions on revenues and net loss would be minimal.

(5)      RELATED PARTY TRANSACTIONS

         Gabriel rents office space and obtains certain other services from Brooks Investments, L.P. and Brooks International Aviation, L.L.C. The Chairman of the Board of Gabriel is a majority owner in Brooks Investments, L.P. and Brooks International Aviation, L.L.C. For the period from June 15, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 and three months ended March 31, 2000, Gabriel incurred expenses totaling $25,780, $207,277 and $14,809, respectively. Gabriel had $15,808 in accounts payable at December 31, 1998 no accounts payable at December 31, 1999 and $30,796 in accounts payable at March 31, 2000, related to Brooks Investments, L.P. and Brooks International Aviation, L.L.C.

(6)      LONG-TERM DEBT

         As of October 28, 1999, Gabriel Communications Finance Company (Borrower), a wholly owned subsidiary of the Company, entered into a $90,000,000 senior secured credit facility primarily to finance capital expenditures and to provide working capital. This facility consists of an $80,000,000 term loan facility and a $10,000,000 revolving credit facility. The term loan facility may be borrowed during an availability period which ends on September 30, 2001. The term loan facility provides that principal payments commence on December 31, 2002 ending with a final payment on September 30, 2007. The revolving credit facility is available until November 9, 2007, subject to a $4,000,000 reduction in availability on the revolving credit facility on June 30, 2007. The credit facility is secured by a pledge of all of the capital stock of the Borrower and Gabriel's other wholly-owned subsidiaries, a security interest in all of the assets of the Borrower and Gabriel's other wholly-owned subsidiaries, and in certain assets of the Company.

         The credit facility contains certain restrictive covenants that, among other things, require the maintenance of certain financial ratios, limit the ability of the Borrower to incur indebtedness, make investments, and pay dividends and limit Gabriel's ability to incur indebtedness. Gabriel and the Borrower were in compliance with all such restrictive covenants at December 31, 1999.

         At December 31, 1999 and March 31, 2000, the Borrower had borrowed $20,000,000 under the term loan facility at an interest rate of 10.12%. The Borrower incurred $215,177 in interest expense during 1999 and $750,434 in interest expense for the three months ended March 31, 2000. The carrying amount of the long-term debt approximates fair value.

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            December 31, 1998 and 1999 and March 31, 2000 (unaudited)



(7)      STOCK-BASED COMPENSATION

         Pursuant to Gabriel's 1998 Stock Incentive Plan, Gabriel has granted non-qualified stock options and warrants to employees. Gabriel has also implemented a Stock Purchase Program under the Plan in which selected employees have been afforded the opportunity to purchase shares of common stock at fair market value. No compensation expense has been recognized under the intrinsic method for the stock options and warrants issued. Had compensation expense been determined based on the fair value at the grant date, Gabriel's net loss would have been higher than reported by approximately $27,000, $612,000 and $142,000 in 1998, 1999 and 2000, respectively. The fair value of options and warrants granted in 1998, 1999 and 2000 is estimated on the date of grant using the Black-Scholes option-pricing model (excluding a volatility assumption) with the following weighted average assumptions: risk-free interest rate of 5.0%, expected life equal to the term of the respective option or warrant, and no expected dividend yield.

         The options issued under the 1998 Stock Incentive Plan have an exercise price of $2.40 or $3.20 per share and the warrants have an exercise price of $3.00 per share. Each option and warrant enables the employee to purchase one share of common stock at the exercise price, subject to applicable vesting provisions. The nonqualified stock options and warrants have terms of 10 years from the date of the grant. The nonqualified stock options vest equally upon completion of the first, second, and third full year of service after the date of grant. The warrants are fully vested on the date of issuance.

         Gabriel has authorized the issuance of 9,000,000 shares of common stock under the 1998 Stock Incentive Plan and Stock Purchase Program, of which 1,000,000 shares have been allocated for purchase under the Stock Purchase Program.

         The following is a summary of activity with respect to stock options and warrants under the 1998 Stock Incentive Plan:


                                                                   PERIOD FROM
                                                                  JUNE 15, 1998                       THREE MONTHS
                                                                 (INCEPTION) TO      YEAR ENDED          ENDING
                                                                   DECEMBER 31,      DECEMBER 31,       MARCH 31,
                                                                      1998              1999              2000
                                                                 ---------------   ----------------  ----------------
                                                                                                       (unaudited)
                  Options and warrants outstanding at
                    beginning of period                                      --             78,000        2,765,500
                  Granted                                                78,000          2,697,950          830,200
                  Cancelled                                                  --            (10,450)        (100,934)
                  Exercised                                                  --                 --          (13,333)
                                                                  -------------    ---------------   --------------

                  Options and warrants outstanding at end of
                      period                                             78,000          2,765,500        3,481,433
                                                                  =============    ===============   ==============

                  Options and warrants exercisable at end of
                      period                                                 --            905,500          985,628
                                                                  =============    ===============   ==============


                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           December 31, 1998 and 1999 and March 31, 2000 (unaudited)


         Gabriel's Stock Purchase Program is intended as an aid to hire management personnel. Only management is eligible to participate in this program. Gabriel issued 269,200 and 435,000 shares of common stock at $2.40 per share under this program during 1999 and the first quarter of 2000, respectively.

(8)      STOCKHOLDERS' EQUITY

         Gabriel's authorized common stock consists of 60,000,000 shares, of which 5,469,200 shares were issued and outstanding as of December 31, 1999. Gabriel's authorized preferred stock consists of 50,000,000 shares of preferred stock of which 30,200,000 shares are authorized for Series A Convertible Preferred Stock, 3,125,000 shares are authorized for Series A-1 Convertible Preferred Stock, and the remaining 16,675,000 shares are undesignated. The preferred shares outstanding consists of 26,850,000 shares of Series A Convertible Preferred Stock and 3,125,000 shares of Series A-1 Convertible Preferred Stock which were issued and outstanding as of December 31, 1999. During 1999, Gabriel received the proceeds from subscriptions for an aggregate of 17,900,000 shares of Series A Convertible Preferred Stock at $3.00 per share, or $53,699,996, and 3,125,000 shares of Series A-1 Convertible Preferred Stock at $4.00 per share, or $12,500,000.

         Each share of preferred stock may be converted into one share of common stock at the option of the holder. Additionally, each share of preferred stock automatically converts into one share of common stock upon consummation of a public offering of the common stock at a price of at least $15 per share in which the aggregate proceeds are at least $30 million. In the event of liquidation, dissolution, or winding up Gabriel, holders of shares of the preferred stock are entitled first to receive preferential distributions of $3.00 per share of Series A Convertible Preferred Stock and $4.00 per share of Series A-1 Convertible Preferred Stock and then holders of shares of the common stock are entitled to receive preferential distributions of $0.50 per share; thereafter, the holders of shares of the preferred stock and the common stock share ratably in all distributions until the total amount paid is $175 million; thereafter, the holders of the preferred stock have no right or claim to the remaining assets and funds of Gabriel, if any.

         Holders of shares of the preferred stock are not entitled to receive cash dividends. No cash dividends may be declared and paid to holders of shares of the common stock so long as any shares of the preferred stock are outstanding.

         The shares of the preferred stock are entitled to the number of votes for each share held after taking into consideration conversion features and vote together with shares of the common stock as a single class, except when a separate class vote is required by Delaware law.

         In 1998, Gabriel granted an aggregate of 260,000 founder's warrants with an exercise price of $3.00. The warrants are exercisable for 10 years from the date of grant. Each warrant enables the holder to purchase one share of common stock at the exercise price. The warrants vested upon issuance.

(9)      INCOME TAXES

         No income tax expense or benefit has been recognized. The primary differences between income tax benefit and the amount of tax benefit that would be expected to result by applying the

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           December 31, 1998 and 1999 and March 31, 2000 (unaudited)


         federal statutory rate of 34% to the loss before income taxes for the period from June 15, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 are as follows:


                                                        PERIOD FROM
                                                       JUNE 15, 1998
                                                       (INCEPTION) TO             YEAR ENDED
                                                        DECEMBER 31,              DECEMBER 31,
                                                            1998                     1999
                                                    ---------------------    ---------------------

         Expected federal income tax benefit        $   192,848              $       5,880,673
         State income tax benefit                        17,016                        518,521
         Valuation allowance                           (209,864)                    (6,399,194)
                                                    -----------------        ---------------------

                      Income tax benefit            $        --              $              --
                                                    =================        =====================


         The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1999 are as follows:

                                                                  AS OF DECEMBER 31,

                                                            1998                   1999
                                                      ---------------         ----------------
          Deferred tax assets:
             Start-up costs and other assets          $   125,000             $   771,633
             Net operating loss carryforward               84,864               6,806,777
                                                      ---------------         ----------------

                       Gross deferred tax assets          209,864               7,578,410

          Less valuation allowance                       (209,864)             (6,609,058)
                                                      ---------------         ----------------
                        Total deferred tax assets              --                 969,352
                                                      ---------------         ----------------
          Deferred tax liabilities:
             Depreciation and amortization                     --                 874,081
             Accrued liabilities                               --                  95,271
                                                       ---------------         ----------------

                   Total deferred tax liabilities              --                 969,352
                                                       ---------------         ----------------
                    Net deferred tax asset             $       --             $        --
                                                       ================       =================


         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable losses and projections for future losses

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           December 31, 1998 and 1999 and March 31, 2000 (unaudited)

         over the periods which the deferred tax assets are deductible, management does not believe it is more likely than not Gabriel will realize the benefits of these deductible differences. Accordingly, a valuation allowance has been established for the excess of the deferred tax assets over deferred tax liabilities.


         At December 31, 1999, Gabriel had net operating loss carryforwards for federal income tax purposes of $18,396,694, which are available to offset future federal taxable income, if any, through 2019.

(10)     EARNINGS PER SHARE

         A reconciliation of the number of shares used in the calculation of basic and diluted earnings per share and the calculated amounts of earnings per share follows:



                                                            PERIOD FROM
                                                           JUNE 15, 1998                                    THREE MONTHS
                                                          (INCEPTION) TO            YEAR ENDED                 ENDING
                                                            DECEMBER 31,           DECEMBER 31,               MARCH 31,
                                                               1998                    1999                     2000
                                                        --------------------     -------------------      -----------------

        Shares outstanding -- beginning of
            period                                                    --              5,200,000              5,469,200

        Weighted average number of
            common shares issued                               3,550,755                122,409                298,889
                                                        --------------------     -------------------      -----------------
        Weighted average number of
            common shares outstanding --
            end of period                                      3,550,755              5,332,409              5,768,089

        Dilutive effect of employee stock
            options                                                   --                     --                     --

                                                        --------------------     -------------------      -----------------
        Diluted shares outstanding                             3,550,755              5,332,409              5,768,089
                                                        ====================     ===================      =================
        Net loss (in thousands)                       $             (567)       $       (17,296)         $      (9,220)
                                                        ====================     ===================      =================
        Basic and diluted earnings per                $            (0.16)       $         (3.25)         $       (1.60)
            common share                                ====================     ===================      =================


 (11)    COMMITMENTS AND CONTINGENCIES

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           December 31, 1998 and 1999 and March 31, 2000 (unaudited)


         Gabriel has entered into various operating lease agreements for office space. Rent expense totaled $27,754 for the period from inception to December 31, 1998 and $824,977 for the year ended December 31, 1999. Gabriel has also entered into software maintenance contracts. Future commitments under the noncancelable operating leases and the software maintenance contracts at December 31, 1999 are as follows:

                      2000                                                            $    1,782,624
                      2001                                                                 1,707,468
                      2002                                                                   975,869
                      2003                                                                   680,569
                      2004                                                                   669,222
                      Thereafter                                                           3,198,597
                                                                                        ----------------

                                   Total                                              $    9,014,349
                                                                                        ================

         Gabriel has also entered into various leases for network facilities. These leases have expirations of one to five years. The network facilities lease expense totaled $326,104 in 1999 and is recorded as cost of communication services.

         During the three months ended March 31, 2000, Gabriel entered into additional noncancelable operating leases. The future minimum rental payments under all leases as of March 31,2000 are as follows:

                      2000                                                             $    1,928,677
                      2001                                                                  2,214,729
                      2002                                                                  1,471,401
                      2003                                                                  1,187,163
                      2004                                                                  1,180,649
                      Thereafter                                                            6,096,609
                                                                                         ----------------

                                                 Total                                 $   14,079,228
                                                                                         ================



(12)     CONTINUED OPERATIONS AND LIQUIDITY

         Gabriel has experienced losses and negative operating cash flows since inception and expects to continue to experience losses and negative operating cash flows until such time as it develops a revenue-generating customer base sufficient to fund expenses. Gabriel expects to achieve positive operating margins over time by increasing the number of revenue-generating customers. Gabriel intends to fund the negative operating cash flows through the debt and equity markets until Gabriel develops a significant revenue-generating customer base.

(13)     SUBSEQUENT EVENTS

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           December 31, 1998 and 1999 and March 31, 2000 (unaudited)


         Effective April 19, 2000, Gabriel closed a $204.5 million private placement of 29,219,454 shares of Series B Convertible Preferred Stock at $7.00 per share with a par value of $0.01. The proceeds will be received proportionately pursuant to three capital calls. The first call occurred on April 19, 2000. The two remaining capital calls will be made on or before November 30, 2000.

         In May 2000, Gabriel secured underwritten commitments from a group of financial institutions, including four of its existing five lenders, to provide an expanded $200 million senior secured credit facility, consisting of a $60 million revolving credit facility and $140 million of term loan facilities. Closing of the expanded credit facility is subject to certain conditions, including completion of definitive documentation.

                          Independent Auditors' Report

The Board of Directors
State Communications, Inc.:

We have audited the accompanying consolidated balance sheets of State Communications, Inc. as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from October 29, 1997 (date of inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of State Communications, Inc. as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from October 29, 1997 (date of inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999 in conformity with generally accepted accounting principles.




                                                   /s/ KPMG LLP






Greenville, South Carolina
February 25, 2000

                           STATE COMMUNICATIONS, INC.

                           Consolidated Balance Sheets

            December 31, 1998 and 1999 and March 31, 2000 (unaudited)


                                Assets

                                                                                                                       MARCH 31,
                                                                                       1998              1999            2000
                                                                                  --------------    -------------   --------------
                                                                                                                     (UNAUDITED)
Current assets:
    Cash and cash equivalents                                                     $    1,399,204    $  15,236,706        52,774,226
    Investments held to maturity                                                              --        2,691,377                --
    Accounts receivable, net of allowance for uncollectible accounts of $1,976,000 in 1998, $186,000 in 1999 and $315,000 at
       March 31, 2000                                                                  2,603,643        1,316,695         1,174,704
    Stock subscriptions receivable                                                     4,208,002               --                --
    Prepaid expenses and other current assets                                            222,933          694,829         1,127,281
                                                                                  --------------    -------------    --------------
            Total current assets                                                       8,433,782       19,939,607        55,076,211

Property and equipment                                                                 1,464,939       45,362,889        68,572,079
    Less accumulated depreciation                                                       (150,595)      (1,305,658)       (2,889,347)
                                                                                  --------------    -------------    --------------
            Net property and equipment                                                 1,314,344       44,057,231        65,682,732
Goodwill, net of accumulated amortization of $163,214 in 1999
    and $263,380 in 2000                                                                      --        2,283,087         7,263,460
Deferred financing costs and other assets                                                194,275          996,739         5,810,176
                                                                                  --------------    -------------    --------------
            Total assets                                                          $    9,942,401    $  67,276,664       133,832,579
                                                                                  ==============    =============    ==============
         Liabilities, Redeemable Preferred Stock, and Stockholders' Deficit
         ------------------------------------------------------------------
Current liabilities:
    Accounts payable                                                              $    1,820,561    $  10,564,550    $    9,800,838
    Accrued expenses                                                                   2,684,205        3,498,294         4,604,207
    Current portion of capital lease obligation                                               --          392,086           490,107
                                                                                  --------------    -------------    --------------
            Total current liabilities                                                  4,504,766       14,454,930        14,895,152
Term loans                                                                                    --       17,099,889        25,000,000
Long-term portion of capital lease obligation                                                 --        1,042,632           944,611
Note payable to bank                                                                      83,382           57,396                --
                                                                                  --------------    -------------    --------------
            Total liabilities                                                          4,588,148       32,654,847        40,839,763
                                                                                  --------------    -------------    --------------
Redeemable preferred stock:
    Series A 5.5% cumulative convertible preferred stock $.01 par value;
       10,000,000 shares authorized; 4,711,672 shares issued and outstanding in
       1998 and 1999; (redemption value of $11,365,876,
       $18,282,174 and $20,793,069 in 1998, 1999 and March 31, 2000)                  11,295,468       12,685,163        13,766,638
    Series B 5.5% cumulative convertible preferred stock $.01 par value;
       14,133,329 shares authorized; 13,866,662 shares issued
       and outstanding in 1999; (redemption value of $53,213,327
       and $60,859,699 in 1999 and March 31, 2000)                                            --       53,094,446        55,272,048
    Series C 5.5% cumulative convertible preferred stock $.01 par value;
       15,776,471 shares authorized; 15,776,471 shares issued and outstanding at March 31, 2000; (redemption value of $67,567,829 at
       March 31, 2000)                                                                        --               --        67,392,143
    Notes receivable from officers                                                            --               --          (898,750)
                                                                                  --------------    -------------    --------------
            Total redeemable preferred stock                                          11,295,468       65,779,609       135,532,079
                                                                                  --------------    -------------    --------------
Stockholders' deficit:
    Common stock, $.001 par value, 50,000,000 shares authorized in 1998 and
       100,000,000 in 1999 and at March 31, 2000; 10,324,462, 11,147,920 and
       11,934,700 shares issued in 1998,
       1999 and March 31, 2000, respectively                                              10,324           11,148            11,935
    Additional paid-in-capital                                                         6,811,359        7,466,423         7,047,925
    Accumulated deficit                                                              (12,762,898)     (38,426,743)      (49,390,503)
    Treasury stock, 69,540 common shares in 1999 and March 31,
       2000, at cost                                                                          --         (208,620)         (208,620)
                                                                                  --------------    -------------    --------------
            Total stockholders' deficit                                               (5,941,215)     (31,157,792)      (42,539,263)
                                                                                  --------------    -------------    --------------
            Total liabilities, redeemable preferred stock, and
               stockholders' deficit                                              $    9,942,401    $  67,276,664    $  133,832,579
                                                                                  ==============    =============    ==============


See accompanying notes to consolidated financial statements.

                           STATE COMMUNICATIONS, INC.

                     Consolidated Statements of Operations

       For the period ended October 29, 1997 (Date of Inception) through
        December 31, 1997 and the years ended December 31, 1998 and 1999 and three months ended March 31, 1999 and 2000 (unaudited)


                                                       INCEPTION
                                                        THROUGH             YEARS ENDED                   THREE MONTHS ENDED
                                                      DECEMBER 31,          DECEMBER 31,                       MARCH 31,
                                                         1997            1998            1999           1999              2000
                                                    -------------   -------------   -------------   -------------     -------------
                                                                                                             (unaudited)
Revenues                                             $         --   $   5,261,146   $  25,037,450   $   6,522,384     $   4,197,612
Cost of services                                               --       3,802,036      17,703,754       4,621,416         3,733,846
                                                    -------------   -------------   -------------   -------------     -------------
          Gross profit                                         --       1,459,110       7,333,696       1,900,968           463,766
                                                    -------------   -------------   -------------   -------------     -------------
Operating expenses:
    Selling, general and administrative expenses          (39,851)    (12,165,893)    (23,523,165)     (7,541,168)       (8,918,826)
    Provision for uncollectible accounts                       --      (1,976,000)     (7,285,528)     (3,276,152)         (156,655)
    Depreciation and amortization                              --        (150,595)     (1,318,277)       (135,444)       (1,683,855)
                                                    -------------   -------------   -------------   -------------     -------------
          Total operating expenses                        (39,851)    (14,292,488)    (32,126,970)    (10,952,764)      (10,759,336)
                                                    -------------   -------------   -------------   -------------     -------------
          Operating loss                                  (39,851)    (12,833,378)    (24,793,274)     (9,051,796)      (10,295,570)
                                                    -------------   -------------   -------------   -------------     -------------
Interest income (expense):
    Interest income                                            --         123,233         816,057          46,401           437,525
    Interest expense                                           --         (12,902)     (1,468,991)        (33,189)         (380,947)
                                                    -------------   -------------   -------------   -------------     -------------
          Interest income (expense), net                       --         110,331        (652,934)         13,212            56,578
                                                    -------------   -------------   -------------   -------------     -------------
          Loss before extraordinary item                  (39,851)    (12,723,047)    (25,446,208)     (9,038,584)      (10,238,992)
Extraordinary item - early extinguishment of debt              --              --        (217,637)             --          (724,768)
                                                    -------------   -------------   -------------   -------------     -------------
          Net loss                                        (39,851)    (12,723,047)    (25,663,845)     (9,038,584)      (10,963,760)
Preferred stock accretion                                      --         (57,863)     (2,603,040)       (144,818)       (3,776,902)
                                                    -------------   -------------   -------------   -------------     -------------
          Net loss to common stockholders            $    (39,851)  $ (12,780,910)  $ (28,266,885)  $  (9,183,402)    $ (14,740,662)
                                                    =============   =============   =============   =============     =============
          Net loss per common share, basic
            and dilutive                             $       (.01)  $       (1.37)  $       (2.60)  $        (.89)    $       (1.28)
                                                    =============   =============   =============   =============     =============
          Weighted average common shares
            outstanding, basic and dilutive             6,390,476       9,308,771      10,868,729      10,348,389        11,485,044
                                                    =============   =============   =============   =============     =============



See accompanying notes to consolidated financial statements.

                           STATE COMMUNICATIONS, INC.

           Consolidated Statements of Stockholders' Equity (Deficit)

        For the period from October 29, 1997 (Date of Inception) through
      December 31, 1997 and for the years ended December 31, 1998 and 1999 and three months ended March 31, 2000 (unaudited)

                                                               ADDITIONAL
                                                                PAID-IN-                                             TOTAL
                                                  COMMON         CAPITAL      ACCUMULATED        TREASURY        STOCKHOLDERS'
                                                   STOCK         AMOUNT         DEFICIT          STOCK        EQUITY (DEFICIT)
                                                ----------    ------------    ------------     -----------     ----------------
Balance, October 29, 1997
    (date of inception)                         $       --              --              --              --                   --
Issuance of common stock,
    6,600,000 shares in initial
    private offering at average                      6,600         698,400              --              --              705,000
    price of $.11 per share

Net loss                                                --              --         (39,851)             --              (39,851)
                                                ----------    ------------    ------------     -----------     ----------------

Balance, December 31, 1997                           6,600         698,400         (39,851)             --              665,149

Issuance of common stock,
     1,761,000 shares at
    $1.00 per share                                  1,761       1,759,239              --              --            1,761,000

Issuance of common stock,
    1,963,462 shares at $2.25 per
    share, net of $4,243 issue costs                 1,963       4,411,583              --              --            4,413,546

Net loss                                                --              --     (12,723,047)             --          (12,723,047)

Accretion of preferred stock                            --         (57,863)             --              --              (57,863)
                                                ----------    ------------    ------------     -----------     ----------------

Balance, December 31, 1998                          10,324       6,811,359     (12,762,898)             --           (5,941,215)

Issuance of common stock in
    acquisitions, 808,792 shares
    at $2.40 per share                                 809       1,940,292              --              --            1,941,101

Issuance of 14,666 shares of common
    stock at $1.50 and $2.25 per share
    pursuant to exercise of stock options               15          22,484              --              --               22,499
Issuance of 884,649 common stock
    detachable warrants, net
    of $7,933 issue costs                               --       1,295,328              --              --            1,295,328

Acquisition of 69,540 shares of
    common stock at $3.00 per share                     --              --              --        (208,620)            (208,620)

Net loss                                                --              --     (25,663,845)             --          (25,663,845)

Accretion of preferred stock                            --      (2,603,040)             --              --           (2,603,040)
                                                ----------    ------------    ------------     -----------     ----------------
Balance, December 31, 1999                          11,148       7,466,423     (38,426,743)       (208,620)         (31,157,792)
Issuance of common stock in
    acquisitions, 705,402 shares
    at $4.25 per share (unaudited)                     705       2,997,254              --              --            2,997,959

Issuance of 200 shares of common stock at
    $3.00 per share pursuant to exercise of
    stock options (unaudited)                            1             599              --              --                  600
Issuance of 81,178 shares of
    common stock at $4.25 per share
      (unaudited)                                       81         344,926              --              --              345,007

Compensation expense for stock based awards
    (unaudited)                                         --          15,625              --              --               15,625

Net loss (unaudited)                                    --              --     (10,963,760)             --          (10,963,760)

Accretion of preferred stock (unaudited)                --      (3,776,902)             --              --           (3,776,902)
                                                ----------    ------------    ------------     -----------     ----------------

Balance at March 31, 2000 (unaudited)           $   11,935       7,047,925     (49,390,503)       (208,620)         (42,539,263)
                                                ==========    ============    ============     ===========     ================


See accompanying notes to consolidated financial statements.

                           STATE COMMUNICATIONS, INC.

                     Consolidated Statements of Cash Flows

        For the period from October 29, 1997 (Date of Inception) through December 31, 1997 and the years ended December 31, 1998 and 1999 and three months ended March 31, 1999 and 2000 (unaudited)



                                                                                       INCEPTION
                                                                                         THROUGH
                                                                                      DECEMBER 31,
                                                                                          1997                1998
                                                                                      --------------      --------------
Cash flows from operating activities:
     Net loss                                                                         $      (39,851)     $  (12,723,047)
     Adjustments to reconcile net loss to net cash
        used in operating activities:
           Provision for uncollectible accounts                                                   --           1,976,000
           Depreciation and amortization                                                          --             150,595
           Other amortization                                                                     --                  --
           Amortization of debt discount                                                          --                  --
           Extraordinary item - early extinguishment of debt                                      --                  --
           Compensation expense                                                                   --                  --
           Changes in operating assets and liabilities:
              Accounts receivable                                                                 --          (4,579,643)
              Other assets                                                                        --            (194,275)
              Prepaid expenses and other current assets                                      (16,607)           (206,326)
              Accounts payable                                                                    --           1,820,561
              Accrued expenses                                                                    --           2,684,205
                                                                                      --------------      --------------
                 Net cash used in operating activities                                       (56,458)        (11,071,930)
                                                                                      --------------      --------------
Cash flows from investing activities:
     Investments held to maturity                                                                 --                  --
     Purchases of property and equipment                                                          --          (1,464,939)
     Purchase of indefeasible right to use fiber lines                                            --                  --
     Cash paid for acquisition, net of cash acquired                                              --                  --
                                                                                      --------------      --------------
                 Net cash used in investing activities                                            --          (1,464,939)
                                                                                      --------------      --------------
Cash flows from financing activities:
     Proceeds from issuance of note payable to bank                                               --              90,000
     Principal payments on note payable to bank                                                   --              (6,618)
     Proceeds from Series 1999 notes payable and warrants                                         --                  --
     Payment of Series 1999 notes payable                                                         --                  --
     Purchase of treasury stock                                                                   --                  --
     Proceeds from exercise of stock options                                                      --                  --
     Proceeds from issuance of preferred stock                                                    --           7,029,603
     Proceeds from issuance of common stock                                                  109,500           6,770,046
     Deferred financing costs                                                                     --                  --
     Proceeds from term loan and warrants                                                         --                  --
     Payment on term loan                                                                         --                  --
     Other                                                                                        --                  --
                                                                                      --------------      --------------
                 Net cash provided by financing activities                                   109,500          13,883,031
                                                                                      --------------      --------------
     Net increase (decrease) in cash and cash equivalents                                     53,042           1,346,162
     Cash and cash equivalents at beginning of period                                             --              53,042
                                                                                      --------------      --------------
     Cash and cash equivalents at end of period                                       $       53,042      $    1,399,204
                                                                                      ==============      ==============
     Supplemental disclosures:
        Interest paid                                                                 $           --      $        1,952
                                                                                      ==============      ==============
        Stock subscriptions receivable                                                $      595,500      $    4,208,002
                                                                                      ==============      ==============
        Notes payable exchanged for preferred stock                                   $           --      $           --
                                                                                      ==============      ==============
        Accounts payable incurred for property and equipment                          $           --      $           --
                                                                                      ==============      ==============
        Notes receivable from officers exchanged for preferred stock                  $           --      $           --
                                                                                      ==============      ==============


                                                                                                        THREE MONTHS ENDED
                                                                                                             MARCH 31,
                                                                                  1999               1999                2000
                                                                            -------------      ---------------------------------
                                                                                                           (unaudited)
Cash flows from operating activities:
     Net loss                                                               $ (25,663,845)     $  (9,038,584)      $ (10,963,760)
     Adjustments to reconcile net loss to net cash
        used in operating activities:
           Provision for uncollectible accounts                                 7,285,528          3,276,152             156,655
           Depreciation and amortization                                        1,318,277            135,444           1,683,855
           Other amortization                                                     145,833                 --                  --
           Amortization of debt discount                                          339,727                 --                  --
           Extraordinary item - early extinguishment of debt                      217,637                 --             724,768
           Compensation expense                                                        --                 --              15,625
           Changes in operating assets and liabilities:
              Accounts receivable                                              (5,568,734)        (3,537,640)            191,403
              Other assets                                                        194,275                 --          (1,185,468)
              Prepaid expenses and other current assets                          (229,100)          (246,906)           (341,669)
              Accounts payable                                                  1,196,743            419,366            (800,077)
              Accrued expenses                                                    807,198           (252,476)          1,094,721
                                                                            -------------      -------------       -------------
                 Net cash used in operating activities                        (19,956,461)        (9,244,644)         (9,423,947)
                                                                            -------------      -------------       -------------
Cash flows from investing activities:
     Investments held to maturity                                              (2,691,377)                --           2,691,377
     Purchases of property and equipment                                      (34,965,980)        (1,007,009)         (8,971,680)
     Purchase of indefeasible right to use fiber lines                                 --                 --         (14,002,592)
     Cash paid for acquisition, net of cash acquired                           (1,106,630)          (352,579)         (2,566,791)
                                                                            -------------      -------------       -------------
                 Net cash used in investing activities                        (38,763,987)        (1,359,588)        (22,849,686)
                                                                            -------------      -------------       -------------
Cash flows from financing activities:
     Proceeds from issuance of note payable to bank                                    --                 --                  --
     Principal payments on note payable to bank                                   (25,986)                --             (57,396)
     Proceeds from Series 1999 notes payable and warrants                      10,460,000          3,870,107                  --
     Payment of Series 1999 notes payable                                      (4,210,000)                --                  --
     Purchase of treasury stock                                                  (208,620)                --                  --
     Proceeds from exercise of stock options                                       22,499                 --                 600
     Proceeds from issuance of preferred stock                                 49,839,121          4,208,002          65,975,568
     Proceeds from issuance of common stock                                            --                 --             345,007
     Deferred financing costs                                                  (1,142,572)                --          (3,627,969)
     Proceeds from term loan and warrants                                      17,834,394          2,034,402          25,000,000
     Payment on term loan                                                              --                 --         (17,824,657)
     Other                                                                        (10,886)                --                  --
                                                                            -------------      -------------       -------------
                 Net cash provided by financing activities                     72,557,950         10,112,511          69,811,153
                                                                            -------------      -------------       -------------
     Net increase (decrease) in cash and cash equivalents                      13,837,502           (491,721)         37,537,520
     Cash and cash equivalents at beginning of period                           1,399,204          1,399,204          15,236,706
                                                                            -------------      -------------       -------------
     Cash and cash equivalents at end of period                             $  15,236,706      $     907,483       $  52,774,226
                                                                            =============      =============       =============
     Supplemental disclosures:
        Interest paid                                                       $     939,381      $      20,689       $   1,149,765
                                                                            =============      =============       =============
        Stock subscriptions receivable                                      $          --      $          --       $          --
                                                                            =============      =============       =============
        Notes payable exchanged for preferred stock                         $   6,250,000      $          --       $          --
                                                                            =============      =============       =============
        Accounts payable incurred for property and equipment                $   7,380,319      $          --       $          --
                                                                            =============      =============       =============
        Notes receivable from officers exchanged for preferred stock        $          --      $          --       $     898,750
                                                                            =============      =============       =============

     See accompanying notes to consolidated financial statements.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)




(1)    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

       (a)  ORGANIZATION

            State Communications, Inc., (the "Company") a broadband telecommunications provider, was organized in October 1997 as a South Carolina corporation. The Company offers broadband data and voice telecommunications services primarily to residential and small and medium-sized business markets in the southeastern United States. The Company's services include high speed data and Internet service, principally utilizing digital subscriber line technology, local exchange service and long distance service.

            The Company has limited operating history and is changing certain of its business strategies. As a result, the Company is in the process of entering additional markets. Since inception, the Company has recognized operating losses and negative cash flows and expects to incur losses in the future as the Company expands its network. The expansion and development of the Company's business and deployment of its networks, services and systems will require significant amounts of additional capital.

       (b)  INTERIM FINANCIAL STATEMENTS

            The interim financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited and has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

       (c)  PRINCIPLES OF CONSOLIDATION

            The consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries, which include TriVergent Communications, Inc., TriVergent Communications South, Inc., TriVergent Leasing LLC and Carolina OnLine, Inc. All significant intercompany transactions are eliminated in consolidation.

       (d)  REVENUE RECOGNITION

            The Company bills customers in advance for fixed monthly service fees and in arrears for actual local and long-distance usage amounts. Revenues are recognized ratably over the service period for fixed fees and on usage for local and long distance services. Accounts receivable as of December 31, 1998 and 1999 include revenues of approximately $728,161 and $226,276, respectively, for which services were provided in December and billed in the subsequent period.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)




        (e) CONCENTRATION OF CREDIT RISK

            Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, trade accounts receivable and investments held to maturity. In determining the nature of the Company's cash and cash equivalents and held to maturity investments, the Company's policy is to invest in highly rated commercial paper and corporate bonds. Although the Company's customer base is fairly centralized geographically, there is no particular concentration of industry. As a result, management believes no additional credit risk beyond amounts provided for collection losses is inherent in accounts receivable.

       (f)  CASH AND CASH EQUIVALENTS

            Cash and cash equivalents are highly liquid investments with maturities from time of purchase of three months or less. The cost of the cash equivalents approximates fair market value.

            The Company had letters of credit totaling $313,000 for vendor guarantees as of December 31, 1999. Letters of credit are primarily collateralized by cash.

       (g)  INVESTMENT SECURITIES

            The Company does not have any trading securities or available-for-sale securities at December 31, 1999 or December 31, 1998. The investments held-to-maturity include highly rated corporate bonds with original maturities of six months or less and are reported at amortized cost. The carrying value of the corporate bonds approximates the fair value. The investments have been classified as held-to-maturity because the Company has the intent and the ability to hold all such securities until maturity.

       (h)  DEFERRED FINANCING COSTS

            Deferred financing costs consist of legal fees and other fees related to the Company's debt obligations. These costs are being amortized on a straight-line basis over the term of the related debt. Amortization expense for these costs is included as a component of interest expense in the consolidated statements of operations.

       (i)  PROPERTY AND EQUIPMENT

            Property and equipment is stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets ranging from 3 to 7 years. Switch equipment will be depreciated when placed in service during fiscal year 2000 using the straight-line method over a useful life of 7 years.

       (j)  EQUIPMENT UNDER CAPITAL LEASE

            The Company leases certain of its data communication equipment under a lease agreement accounted for as a capital lease. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under the capital lease are amortized over the term of the lease and such amortization is included in depreciation expense.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)




       (k)  GOODWILL

            Goodwill represents the excess of the purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is amortized on a straight-line basis over 10 years.

       (l)  IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED
            OF

            The Company accounts for long-lived assets including goodwill in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There have been no impairments through December 31, 1999. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

       (m)  INCOME TAXES

            The Company records income taxes under the asset and liability method. As such, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (n)  STOCK SPLIT

            On May 1, 1998, the Company issued a two-for-one stock split of its common stock in the form of a stock dividend. A total of 4,180,500 shares of common stock were issued in connection with the two-for-one stock split. The stated par value of each share was not changed from $.001. All common stock share data have been retroactively adjusted to reflect this change.

       (o)  STOCK OPTION PLAN

            SFAS No. 123 allows an entity to apply the provisions of APB Opinion No. 25 and provide pro forma net loss and, if loss per share is presented, pro forma loss per share disclosures for employee stock option grants made as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the intrinsic-value-based method under the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)




             Compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123 permits entities to recognize expense over the vesting period the fair value of the stock options on the date of grant.

       (p)   SEGMENT INFORMATION

             In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which requires a "management approach" to segment information. The management approach designates the internal reporting that is used by management for making operating decisions and assessing performance as the source of reportable segments. The Company operates in a single industry segment, "Communication Services." Operations are managed and financial performance is evaluated based on the delivery of multiple communications services to customers.

       (q)   RECENT ACCOUNTING PRONOUNCEMENTS

             In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires that every derivative be recorded as either an asset or liability in the balance sheet and measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair market value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that require hedge accounting. The Company is required to adopt SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133," on a prospective basis for interim periods and fiscal years beginning January 1, 2001. The Company does not anticipate that adoption of SFAS No. 133 will have a material effect on its financial statements.

             In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 must be applied to financial statements no later than the fourth fiscal quarter of 2000. The Company does not believe adoption will have a material impact on its consolidated financial position or results of operations.

       (r)   FAIR VALUE OF FINANCIAL INSTRUMENTS

             The Company considers the recorded value of its current assets and liabilities, consisting primarily of cash and cash equivalents, investments, accounts receivable, other current assets, accounts payable, and accrued expenses to approximate fair value because of the short term maturity of the instruments. The fair value of long-term debt, including the current portion, is estimated based on quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same maturities. Due to the fact that the Company's long-term debt has a variable interest rate, the carrying value approximates fair value.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)



       (s)   USE OF ESTIMATES

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, such as the allowance for uncollectible accounts, and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (t)   COMPREHENSIVE INCOME

             In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 established reporting and disclosure requirements for comprehensive income and its components within the financial statements. Other than net loss, there were no comprehensive income components for the three years ended December 31, 1999.

(2)    PROPERTY AND EQUIPMENT

       Property and equipment consists of the following:


                                                                                                              March 31,
                                                                  1998                   1999                   2000
                                                           --------------------   -------------------    -------------------
                                                                                                             (unaudited)
        Switch equipment                                $               --     $       34,920,377    $        41,323,661
        Indefeasible right to use fiber lines                           --                     --             14,002,592
        Computer equipment and software                          1,338,688              9,090,448             10,540,145
        Furniture, fixtures and other equipment                    126,251                986,645              2,117,430
        Leasehold improvements                                          --                365,419                588,251
                                                           --------------------   -------------------    -------------------
                                                                 1,464,939             45,362,889             68,572,079
        Less accumulated depreciation                             (150,595)            (1,305,658)            (2,889,347)
                                                           --------------------   -------------------    -------------------

                                                        $        1,314,344     $       44,057,231    $        68,682,732
                                                           ====================   ===================    ===================

       No depreciation expense was recorded in 1999 on the switch equipment costs. Depreciation of the switch equipment began once the switches were placed in service in 2000. Depreciation expense amounted to $150,595, $1,155,063 and $1,583,689 in 1998, 1999 and the three months ended March 31, 2000, respectively.

 (3)   ACQUISITIONS

       In March 1999, the Company acquired the assets and liabilities of Carolina Online, Inc., a South Carolina based internet service provider, for a total purchase price of approximately $1.8 million which included cash and stock. Common stock issued for the Carolina Online acquisition was 545,833 shares valued at $2.40 per share. The Carolina Online acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations of Carolina Online from the period after the acquisition are included in the accompanying consolidated financial statements. The excess cost over the estimated fair value of net assets acquired was allocated to goodwill. A total of approximately $1.6 million was allocated to goodwill and is being amortized on a straight-line basis over 10 years. The pro forma results for 1998 and 1999 as if Carolina Online were acquired at the beginning of each year would not be significantly different than the actual results.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)


       In July 1999, the Company acquired the assets and liabilities of DCS, Inc. for a total purchase price of approximately $1.0 million in cash, stock and the assumptions of debt. DCS is a telecommunications equipment dealer that provides data integration products and services. The Company issued 262,959 shares of common stock valued at $2.40 per share. The DCS acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations of DCS from the period after the acquisition are included in the accompanying consolidated financial statements. The excess of cost over the estimated fair value of net assets acquired of approximately $812,000 was allocated to goodwill and is being amortized on a straight-line basis over 10 years. The pro forma results for 1998 and 1999 as if DCS were acquired at the beginning of each year would not be significantly different than the actual results.

       In addition, the Company acquired two companies in February 2000 as described in Note 15.

(4)    TERM LOAN

       In May 1999, the Company entered into a term loan facility ("term loan") with Nortel, a major equipment vendor. The term loan provides the Company with maximum borrowings of $42.0 million at London interbank offered rate plus 4.75% interest (10.75% at December 31, 1999). The term loan is due in May 2003. The term loan is secured by all assets of the Company.

       In conjunction with the term loan, the Company issued Nortel warrants to purchase 508,089 shares of common stock at $2.00 per share, expiring on May 27, 2006. The fair value of the warrants was determined to be $1.67 per share. The fair value of the warrants has been recorded as additional paid-in capital and as debt discount. The total debt discount of $848,509 is being amortized over the term of the loan as interest expense. As of December 31, 1999, the unamortized discount amounted to $724,768.

       In February 2000, the Company paid in full the balance of the term loan resulting in an extraordinary loss of $724,768 from early extinguishment of debt (unaudited). (See note 15).

(5)    NOTES PAYABLE

       The Company borrowed $90,000 on September 29, 1998 from a bank. The loan had an outstanding balance of $83,382 and $57,396 as of December 31, 1998 and 1999, respectively. The loan bears interest at 8.75%, matures September 29, 2001, and is collateralized by furniture and fixtures. This loan was paid in full in January 2000.

       In March 1999, the Company issued $6,460,000 of Series 1999 notes with a stated interest rate of 13% due January 3, 2000. As part of the agreement, the Company issued warrants to purchase 232,560 shares of common stock at $2.00 per share expiring three years from issuance. The fair value of the warrants was determined to be $1.20 per share. The fair value of the warrants was recorded as additional paid-in capital and as debt discount. The debt discount was being amortized over the term of the loan as interest expense. Notes payable of $6,250,000 were converted to Series B preferred stock in July 1999, resulting in an extraordinary loss of $167,443 from early extinguishment of debt. The remaining $210,000 was paid in full in October 1999.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)



       In May 1999, the Company issued $4.0 million of Series 1999A notes to the lender with detachable warrants. The notes had an original maturity of January 2000 and an interest rate of 13%. The warrants were issued to purchase 144,000 shares of common stock at $2.00 per share expiring on May 27, 2006. The fair value of the warrants was determined to be $1.67 per share. The fair value of the warrants was recorded as additional paid-in capital and as debt discount. The debt discount was being amortized over the term of the loan as interest expense. This loan was paid in full in October 1999, resulting in an extraordinary loss of $50,194 from early extinguishment of debt.

(6)    REDEEMABLE PREFERRED STOCK

       Series A Preferred Stock

       During October 1998, the Company privately sold 4,711,672 shares of its Series A 5.5% cumulative convertible preferred stock for $2.40 per share. Net proceeds from the subscriptions from this stock of $7,029,603 were received in 1998. The balance of $4,208,002 was received by the Company in January 1999.

       In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A preferred stock would be entitled to receive, prior and in preference to the holders of common stock, (i) an amount for each share of Series A preferred stock held by them equal to the Series A original purchase price (as adjusted for stock dividends, splits, combinations, etc.) plus (ii) any accrued and unpaid dividends.

       Each holder of Series A preferred stock has the right to convert each share into shares of common stock on a one-for-one basis subject to certain conversion price adjustments. All shares of Series A preferred stock shall automatically be converted into shares of common stock, (i) at the election of 75% of the holders or (ii) in the event of a qualified public offering of the Company's common stock as defined.

       Each holder of Series A preferred stock may cause the Company to redeem up to one-third of the preferred stock originally issued to such holder on the following dates: (i) February 1, 2005, (ii) February 1, 2006 and
       (iii) February 1, 2007. In the event that there is a change in control or reorganization or liquidation or insolvency of the Company, the holders of the Series A preferred would have the right to request that their shares be redeemed. Such redemptions would be at a price equal to the greater of fair market value of the Series A preferred stock on the day of redemption or the original Series A preferred price (as adjusted for stock dividends, splits, combinations, etc.) plus accrued and unpaid dividends.

       Each share of Series A preferred stock is entitled to a single vote for every share of common stock then issuable upon conversion. The holders of the Series A preferred stock would vote with common stock on all matters except as specifically provided herein or as otherwise required by law.

       The holders of the Series A preferred stock would be entitled to receive cumulative dividends in preference to any dividend on the common stock at the rate of 5.5% of the original Series A purchase price when and as declared by the Board of Directors. Any accrued unpaid dividends will be payable upon an initial public offering, an acquisition or liquidation of the Company. Accrued unpaid dividends at December 31, 1999 and March 31, 2000 amounted to $671,267 and $1,439,730, respectively.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)



       Series B Preferred Stock

       During July 1999, the Company privately sold 12,200,000 shares of its Series B 5.5% cumulative convertible preferred stock for $3.75 per share. Gross proceeds before expenses from the subscriptions for this stock of $45,750,000 were received during 1999. In addition, $6,250,000 notes payable, discussed in note 5, were converted into 1,666,662 shares of Series B preferred stock. Total consideration for the Series B issuance was $52.0 million.

       In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series B preferred will be entitled to receive, prior and in preference to the holders of Common Stock, (i) an amount for each share of Series B preferred stock held by them equal to the Series B original purchase price (as adjusted for stock dividends, splits, combinations, etc.) plus (ii) any accrued and unpaid dividends.

       Each holder of Series B preferred stock has the right to convert each share into shares of common stock on a one-for-one basis subject to certain conversion price adjustments. All shares of Series B preferred stock shall automatically be converted into shares of common stock, (i) at the election of 50% of the holders or (ii) in the event of a qualified public offering of the Company's common stock as defined.

       Each holder of Series B preferred stock may cause the Company to redeem up to one-third of the preferred stock originally issued to such holder on the following dates: (i) February 1, 2005, (ii) February 1, 2006 and
       (iii) February 1, 2007. In the event that there is a change in control or reorganization or liquidation or insolvency of the Company, the holders of the Series B preferred would have the right to request that their shares be redeemed. Such redemptions would be at a price equal to the greater of fair market value of the Series B preferred stock on the day of redemption or the original Series B preferred price (as adjusted for stock dividends, splits, combinations, etc.) plus accrued and unpaid dividends.

       Each share of Series B preferred stock is entitled to a single vote for every share of common stock then issuable upon its conversion. The holders would vote with common stock on all matters except as specifically provided or as otherwise required by law.

       The holders would be entitled to receive cumulative dividends in preference to any dividend on the common stock at the rate of 5.5% of the original Series B purchase price when and as declared by the Board of Directors. Any accrued but unpaid dividends will be payable upon an initial public offering, an acquisition or liquidation of the Company. Accrued unpaid dividends at December 31, 1999 and March 31, 2000 amounted to $1,213,345 and $3,139,731, respectively.

       Preferred Stock Accretion

       The Company periodically increases the carrying amount of its redeemable preferred stock through accretion using the interest method so that the carrying amount will equal the expected redemption amount at the expected redemption dates. In addition, the Company increases the carrying amount of its preferred stock by amounts representing cumulative dividends not currently declared or paid, but will be due and payable upon redemption. The Company recorded no accretion for 1997 and accretion of $57,863, $2,603,040, $144,818 and $3,776,902 for the years ended December 31, 1998 and 1999 and for the three month periods ended March 31, 1999 and March 31, 2000, respectively.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)


(7)    LEASES

       The Company leases office space and other equipment. Rent expense for the years ended December 31, 1998 and 1999 totaled $106,717 and $807,011, respectively. Future minimum lease payments under capital and noncancelable operating leases for the years subsequent to December 31, 1999 are as follows:

                                                                      CAPITAL       OPERATING
                                                                       LEASE          LEASES
                                                                ---------------  -------------

        2000                                                    $     392,086    $ 2,169,464
        2001                                                          481,745      2,295,039
        2002                                                          481,745      2,162,030
        2003                                                          459,946      1,994,011
        2004                                                               --      1,851,443
        Thereafter                                                         --      8,818,908
                                                                ---------------  -------------

        Total minimum lease payments                                1,815,522    $19,290,895
                                                                                 =============

        Less amount representing interest (12.5%)                     380,804
                                                                ---------------
        Present value of minimum lease payments                     1,434,718
        Less current portion of capital lease obligation              392,086
                                                                ---------------

        Long-term portion of capital lease obligation           $   1,042,632
                                                                ===============

 (8)   INCOME TAXES

       The income tax benefit for 1997, 1998 and 1999 and the three months ended March 31, 2000 differed from the amounts computed by applying the Federal income tax rate of 34% as a result of the following:

                                                                                                                    MARCH 31,
                                                                1997             1998               1999               2000
                                                            ------------    -------------      --------------     -------------
                                                                                                                   (unaudited)

          Computed "expected" tax benefit                 $   (14,000)       $(4,326,000)       $ (8,726,000)     $ (3,728,000)
          Increase (decrease) in income taxes
             resulting from:
          State and local income taxes, net of
             Federal income tax effect                         (1,000)          (420,000)           (841,000)         (362,000)
          Change in the valuation allowance
             for deferred tax assets allocated
             to income tax expense                             15,000          4,742,000           9,506,000         4,037,000
          Other, net                                               --              4,000              61,000            53,000
                                                          -------------      ------------       ------------     -------------

          Actual tax benefit                              $        --        $        --        $         --     $          --
                                                          =============      ============       ============     =============


                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)


     The tax effect of temporary differences and carryforwards which give rise to deferred tax assets and liabilities as of December 31, 1998 and 1999 and March 31, 2000 are as follows:

                                                                                                        MARCH 31,
                                                                1998                 1999                  2000
                                                         -------------------   ------------------   -------------------

     Deferred tax assets:
       Accrued liabilities and allowances                 $      740,000        $       72,000        $    118,000
       Capitalized start-up costs                                436,000               337,000              312,000
       Net operating loss carryforwards                        3,669,000            13,986,000           18,028,000
                                                         -------------------   ------------------   -------------------
     Total gross deferred tax assets                           4,845,000            14,395,000           18,458,000
     Less valuation allowance                                 (4,757,000)          (14,263,000)         (18,300,000)
                                                         -------------------   ------------------   -------------------
     Net deferred tax assets                                      88,000               132,000              158,000
                                                         -------------------   ------------------   -------------------


     Deferred tax liabilities:
       Prepaid expenses                                               --               (18,000)             (18,000)
       Property and equipment, principally due to
           differences in depreciation                           (88,000)             (114,000)            (140,000)
                                                         -------------------   ------------------   -------------------

       Total gross deferred tax liabilities                      (88,000)             (132,000)            (158,000)
                                                         -------------------   ------------------   -------------------

     Net deferred tax asset (liability)                   $           --        $           --        $          --
                                                         ===================   ==================   ===================

     The valuation allowance for deferred tax assets as of December 31, 1998, 1999 and March 31, 2000 was $4,757,000, $14,263,000 and $18,300,000,
     respectively. The net change in the total valuation allowance for the periods ended December 31, 1998, 1999 and March 31, 2000 was an increase of $4,742,000, $9,506,000 and $4,037,000, respectively.

     At December 31, 1999, the Company has a net operating loss carryforward for Federal and state income tax purposes of approximately $37,495,000 which is available to offset future taxable income, if any, through the year 2019.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income prior to the expiration of the net operating loss carryforward. Management considered the scheduled reversal of deferred tax liabilities in making this assessment. Based upon the level of taxable losses incurred during the start-up phase and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it has established an appropriate valuation allowance at December 31, 1998 and 1999 and March 31, 2000.

(9)  RELATED PARTY TRANSACTIONS

     The Company purchased investing advice and other services from Seruus Ventures, Inc., an entity in which two executive officers of the Company have an ownership interest. Payments to Seruus totaled $13,788 and $61,448 for the years ended December 31, 1998 and 1999, respectively.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)



       As discussed in note 5, of the $6,460,000 Series 1999 notes payable, $250,000 were issued to an executive officer of the Company. In July of 1999, these notes were converted to preferred stock. During 1999, the Company recognized interest expense of $12,187 related to these notes.

       During 1999, the Company acquired 69,540 shares of its own stock for $208,620 in satisfaction of a note receivable from an employee. The Company recognized interest income of $14,346.

(10)   COMMITMENTS

       The Company has a long-distance capacity agreement with a long haul telecommunications provider. Under the agreement, the Company is liable for a yearly minimum usage charge according to the schedule below:

              2000                                        $   30,000,000
              2001                                             7,000,000
              2002                                             5,000,000
              2003                                             4,000,000
              2004                                             4,000,000

       In the event such yearly commitments are not met, the Company is required to remit 100% of the difference between the yearly commitment and actual usage. Such amount, if necessary, would be recorded as cost of services in the period incurred. The agreement extends through October 2004.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)






 (11)  NET LOSS PER COMMON SHARE

       Basic and diluted loss per share amounts are presented below in accordance with the requirements of SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted net loss per share is determined in the same manner as basic net loss per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and conversion of the Company's convertible preferred stock. Potential common stock (stock options and warrants) have been excluded from the calculation of diluted loss per share, as they are antidilutive. The Series A, Series B and Series C convertible preferred stock that are convertible into shares of common stock also are excluded from the calculation of diluted loss per share as they are antidilutive. The following table presents the calculation of basic and diluted loss per share:


                                                                                                          MARCH 31,
                                              1997             1998              1999               1999              2000
                                           -----------    --------------    --------------     --------------    --------------
                                                                                                         (UNAUDITED)

      Loss before extraordinary item    $    (39,851)  $   (12,723,047)  $  (25,446,208)         (9,038,584)      (10,238,992)
      Preferred stock accretion                   --           (57,863)      (2,603,040)           (144,818)       (3,776,902)
                                           -----------    --------------    --------------     --------------    --------------
      Loss to common stockholders
          before extraordinary item          (39,851)     (12,780,910)      (28,049,248)         (9,183,402)      (14,015,894)
      Extraordinary item                          --               --          (217,637)                 --          (724,768)
                                           -----------    --------------    --------------     --------------    --------------

      Net loss to common stockholders
                                        $    (39,851)  $  (12,780,910)   $  (28,266,885)         (9,183,402)      (14,740,662)
                                           ===========    ==============    ==============     ==============    ==============

      Weighted average common shares
          outstanding, basic and
          diluted                          6,390,476        9,308,771        10,868,729          10,348,389        11,485,044

      Basic and dilutive loss per share:
      Before extraordinary item         $      (.01)   $       (1.37)    $        (2.58)               (.89)           (1.22)
      Extraordinary item                          --               --              (.02)                 --             (.06)
                                           -----------    --------------    --------------     --------------    --------------
      Net loss                          $      (.01)   $       (1.37)    $        (2.60)               (.89)           (1.28)
                                           ===========    ==============    ==============     ==============    ==============



                                                                                                      MARCH 31,
                                                                                   1999                 2000
                                                                              ----------------    ----------------
                                                                                                     (UNAUDITED)

        Shares of common stock issuable upon conversion of:
             Series A convertible preferred stock                                  4,711,672           4,711,672
             Series B convertible preferred stock                                 13,866,662          13,866,662
             Series C convertible preferred stock                                         --          15,776,471
             Options for common stock issued to employees                          5,276,707           8,684,200
             Warrants for common stock issued to non-employees                     1,084,649           1,084,649



                                      F-34

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)

(12)   EMPLOYEE INCENTIVE PLAN

       On January 12, 1998, the Company established an employee incentive plan under which options, bonus stock awards and restricted stock awards may be issued at the discretion of the Board of Directors of the Company. Options and awards for no more than 10,000,000 shares of the Company's common stock may be granted pursuant to this plan. The options vest at the rate of 20% per year for five years and are exercisable for 10 years from date of grant.

       The Company applies APB Opinion No. 25 in accounting for options granted under its employee incentive plan. No compensation cost has been recognized for option grants in the financial statements. Had the Company accounted for compensation cost based on the fair value at the grant date for stock options in the plan under SFAS No. 123, net loss and net loss per common share would have been reported as the pro forma amounts indicated below:


                                                                                                           MARCH 31,
                                                                                                         ------------
                                                    1997            1998             1999             1999           2000
                                                    ----            ----             ----             ----           ----
                                                                                                          (UNAUDITED)

           Net loss:
                As reported                   $    (39,851)  $  (12,723,047)   $  (25,663,845)  $  (9,038,584)   $  (10,963,760)
                Pro forma                          (39,851)     (13,093,427)      (26,598,856)     (9,272,337)      (11,941,736)

           Net loss per common share,
               basic and diluted:
                    As reported               $       (.01)  $        (1.37)   $        (2.60)  $        (.89)   $        (1.28)
                    Pro forma                         (.01)           (1.41)            (2.69)           (.90)            (1.37)

       For purposes of the pro forma disclosure above, the fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model and the minimum value method permitted by SFAS No. 123 for entities not publicly traded with the following weighted-average assumptions used for grants in 1998, 1999 and 2000:

                Dividend yield                                         0 percent
                Risk-free interest rate                             5.00 percent
                Expected life                                            7 years

       The weighted average fair value of options granted during the years ended December 31, 1998 and 1999 was $.62 and $.96 respectively.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)


       The following is a summary of the activity in the Company's Plan during the years ended December 31, 1998 and 1999 and the period ended March 31, 2000:


                                             1998                           1999                           2000
                                   ---------------------------    ---------------------------    ---------------------------
                                                    WEIGHTED                      WEIGHTED                       WEIGHTED
                                                    AVERAGE                        AVERAGE                        AVERAGE
                                                    EXERCISE                      EXERCISE                       EXERCISE
                                     SHARES          PRICE          SHARES          PRICE          SHARES          PRICE
                                   -----------     -----------    -----------    ------------    -----------    ------------
                                                                                                        (UNAUDITED)

       Options outstanding,
         beginning of period              --   $         --       2,997,104   $        2.11       5,276,707  $        2.68
       Options granted             2,997,104            2.11      2,655,371            3.25       3,435,173           6.81
       Options exercised                  --             --         (14,666)           1.53            (200)          3.00
       Options canceled                   --             --        (361,102)           2.21         (27,480)          2.86
                                   -----------     -----------    -----------    ------------    -----------    ------------

       Options outstanding,
         end of period             2,997,104   $        2.11      5,276,707   $        2.68       8,684,200  $        4.31
                                   ===========     ===========    ===========    ============    ===========    ============

       The weighted-average remaining contractual life of options outstanding was 8.9 years, with exercise prices ranging from $1.50 to $3.75, as of December 31, 1999. Options exercisable at December 31, 1999 were 548,530 shares at a weighted average exercise price of $2.12. The weighted average remaining contractual life of options outstanding was 9.1 years, with exercise prices ranging from $1.50 to $2.40, as of December 31, 1998. None of the options granted were exercisable at December 31, 1998.

       Options outstanding as of December 31, 1999 consisted of the following:


                                                                                            WEIGHTED
                         RANGE                                         WEIGHTED             AVERAGE
                          OF                                            AVERAGE            REMAINING
                       EXERCISE                                        EXERCISE           CONTRACTUAL
                         PRICE                         SHARES            PRICE               LIFE
         -------------------------------------     --------------    --------------    ------------------

                         1.50                            818,000  $       1.50                 8.1
                         2.25                            236,200          2.25                 8.5
                         2.40                          2,494,129          2.40                 8.5
                         3.00                            134,311          3.00                 9.3
                         3.75                          1,594,067          3.75                 9.9
                                                   --------------

                                                       5,276,707
                                                   ==============


                                      F-36

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)



(13)   EMPLOYEE BENEFIT PLAN

       The Company maintains an employee benefit plan for all eligible employees of the Company under the provisions of the Internal Revenue Code Section 401(k). The TriVergent Communications, Inc. 401(k) Plan allows employee's to contribute up to 15% of compensation and, upon annual approval of the Board of Directors, the Company matches 50% of employee contributions up to 6% of total compensation subject to certain adjustments and limitations. No contribution was made in 1997. A total of $24,332 and $100,086 was charged to operations for the Company's matching contributions in 1998 and 1999, respectively.

(14)   ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS

       Changes in the allowance for uncollectible accounts for the years ended December 31 and March 31 were as follows:


                                                                                                         MARCH 31,
                                                       1997           1998              1999               2000
                                                     ----------    ------------     --------------    ---------------
                                                                                                        (UNAUDITED)


        Balance, beginning of year or period       $      --    $         --    $     1,976,000          186,000
         Provision for uncollectible accounts
                                                          --       1,976,000          7,285,528          156,655
         Charge-offs                                      --              --          9,075,528           27,655
                                                     ----------    ------------     --------------    ---------------

       Balance, end of year or period              $      --    $  1,976,000    $       186,000    $     315,000
                                                     ==========    ============     ==============    ===============

 (15)  SUBSEQUENT EVENTS (UNAUDITED)

       In January 2000, the Company entered into a $40,000,000 senior secured eight-year revolving credit facility and an $80,000,000 senior secured eight-year delayed drawdown term loan facility ("credit facility"). The interest rate is a sliding scale based on financial performance and covenants. The interest rate starts at LIBOR plus 4.50% or Prime plus 3.50%. The agreement establishes milestones where the Company must borrow set dollar amounts during the year. The proceeds will be used to fund capital expenditures for the Company's communications facilities and the associated interest expense. The facility provides for certain restrictive financial and operating covenants. The senior secured credit facility is guaranteed by the Company and is secured by all of the assets of TriVergent Communications, Inc. and its subsidiaries.

       Commencing March 31, 2003 and at the end of each calendar quarter thereafter, the principal amount of the credit facility shall be reduced by an amount equal to the following annual percentages: March 31, 2003 through and including December 31, 2003 - 12.5%, March 31, 2004 through and including December 31, 2004 - 17.5%, March 31, 2005 through and including December 31, 2005 - 20%, March 31, 2006 through and including December 31, 2006 - 25%, March 31, 2007 through and including December 31, 2007 - 25%. As of March 31, 2000 the Company has drawn $25,000,000 on the revolving credit facility.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)


       During February 2000, the Company privately sold 11,561,768 shares of Series C 5.5% redeemable cumulative convertible preferred stock for $4.25 per share for total proceeds of approximately $49,138,000. Each share of Series C preferred is convertible into one share of common stock. A portion of the proceeds were used to repay the Nortel term loan as discussed in note 4.

       In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series C preferred would be entitled to receive, prior and in preference to the holders of Common Stock, (i) an amount for each share of Series C preferred stock held by them equal to the Series C original purchase price (as adjusted for stock dividends, splits, combinations, etc.) plus (ii) any accrued and unpaid dividends.

       Each holder of Series C preferred stock has the right to convert each share into shares of common stock on a one-for-one basis subject to certain conversion price adjustments. All shares of Series C preferred stock shall automatically be converted into shares of common stock, (i) at the election of 67% of the holders or (ii) in the event of a qualified public offering of the Company's common stock as defined.

       Each holder of Series C preferred stock may cause the Company to redeem up to one-third of the preferred stock originally issued to such holder on the following dates: (i) February 1, 2005, (ii) February 1, 2006 and
       (iii) February 1, 2007. In the event that there is a change in control or reorganization or liquidation or insolvency of the Company or the Company breaches a term of the related financing documents, the holders of the Series C preferred would have the right to request that their shares be redeemed. Such redemptions would be at a price equal to the greater of fair market value of the Series C preferred stock on the day of redemption or the original Series C preferred price (as adjusted for stock dividends, splits, combinations, etc.) plus accrued and unpaid dividends.

       Each share of Series C preferred stock shall be entitled to a single vote for every share of common stock then issuable upon its conversion. The holders shall vote with common stock on all matters except as specifically provided or as otherwise required by law.

       The holders of the Series C preferred stock would be entitled to receive cumulative dividends in preference to any dividend on the common stock at the rate of 5.5% of the original Series C purchase price when and as declared by the Board of Directors. Any accrued but unpaid dividends will be payable upon an initial public offering, an acquisition or liquidation of the Company. Accrued unpaid dividends at March 31, 2000 amounted to $517,827.

       In February 2000, the Company purchased the assets and liabilities of two companies. The Company purchased Ester Communications for a total purchase price of $4.5 million. Ester Communications, provides local exchange, long distance and integrated voice and data products. Cash of approximately $2.0 million and 587,755 shares of common stock valued at $4.25 per share were exchanged for the company. The Company also purchased Information Services and Advertising Corporation, an internet service provider, for a total purchase price of $800,000. Cash of $300,000 and 117,647 shares valued at $4.25 per share of common stock were exchanged for the company. The acquisitions were accounted for using the purchase method of accounting.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)



       In March 2000, the Company granted 750,000 common stock options to an executive of the Company. The options vest over five years and have an exercise price of $3.00, however the fair market value of the options at date of grant was $4.25. As a result, the Company will record corporation expense over the vesting period and has recorded $15,625 of compensation expense for the three months ended March 31, 2000.

       In March 2000, the Company entered into a multiple-advance term loan facility with Nortel. The term loan provides the Company with maximum borrowings of $45.0 million at LIBOR plus 4.75% or Prime plus 3.75% interest. The term loan has a due date of March 2004. The term loan is secured by all assets of TriVergent Communications South, Inc., and provides for certain restrictive financial and operating covenants. This subsidiary will own the assets acquired with the proceeds of the loan. In March 2000, the Company also entered into an agreement to purchase $100 million of Nortel switching equipment and services. No amount were outstanding under this term loan facility at March 31, 2000.

       In March 2000, the Company privately sold 4,214,703 shares of Series C 5.5% redeemable cumulative convertible preferred stock for $4.25 per share for gross proceeds before expenses of $17,912,487.

       In March 2000, the Company paid $14.0 million to a long haul telecommunications provider for an indefeasible right to use fiber lines for twenty years to connect switching equipment.

       On March 6, 2000, the Company entered into a $749,998 note receivable ("note") agreement with an executive officer of the Company. This note arose whereby the Company loaned the executive officer money to purchase shares of the Company's Series C preferred stock at the then fair market value. The note bears interest at 8.12%, matures on the third anniversary of the note or sixty days after the effective date of the termination of the executive officer's employment with the Company, and is collateralized by shares of the Company's Series C preferred stock. The receivable is shown on the balance sheet as a reduction of total redeemable preferred stock.

       On March 14, 2000, the Company entered into a $148,750 note receivable ("note") agreement with an executive officer of the Company. This note arose whereby the Company loaned the executive officer money to purchase shares of the Company's Series C preferred stock at the then fair market value. The note bears interest at 10%, matures on the third anniversary of the note or sixty days after the effective date of the termination of the executive officer's employment with the Company, and is collateralized by shares of the Company's Series C preferred stock. The receivable is shown on the balance sheet as a reduction of total redeemable preferred stock.

       On March 15, 2000, the Company entered into an interest rate hedge agreement ("agreement") with a $60 million notional amount related to its borrowings under the credit facility. The purpose of the agreement is to reduce its exposure to risks associated with interest rate fluctuations and are required by the credit facility.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)


       On April 14, 2000, the Company filed a registration statement with the Securities and Exchange Commission in anticipation of a possible public offering of equity securities. On June 9, 2000, the Company and Gabriel Communications, Inc. entered into an Agreement and Plan of Merger to combine the two companies to form a regional, facilities-based integrated communications provider. The merger has been unanimously approved by the Boards of Directors of both companies and stockholders holding more than two-thirds of the voting stock of both companies have agreed to vote their shares to approve the merger. Further action regarding the registration statement is pending the contemplated merger with Gabriel Communications, Inc.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides for, among other things:

          a. permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

          b. permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

          c. mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by a. and b. above; and

          d. that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any bylaw, agreement, stockholder or disinterested director vote, or otherwise.

     Gabriel's amended and restated certificate of incorporation provides that a director shall not be personally liable to Gabriel or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to Gabriel or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The by-laws also provide that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director, officer of Gabriel shall be, and employees and agents may be, indemnified and held harmless by Gabriel, to the fullest extent authorized by the DGCL , as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss reasonably incurred by such person in connection therewith. The by-laws further provide that such rights to indemnification are contract rights and shall include the right to be paid by Gabriel the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the DGCL so requires, such payment shall only be made upon delivery to Gabriel by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payment is not entitled to be indemnified. Gabriel must advance the expenses incurred by the director or officer in defending any proceeding, within 60 days of receipt of the request for indemnification. Such expenses, including attorneys' fees, may be paid with respect to indemnified employees and agents, as the Board of Directors deems appropriate. The by-laws provide that the right to indemnification and to the advance payment of expenses shall not be exclusive of any other right which any person may have or acquire under any statute, provision of Gabriel's by-laws, amended restated certificate of incorporation, or otherwise. The by-laws also provide that, subject to the approval of a majority of the board of directors regarding the terms of availability of the insurance, Gabriel must maintain insurance, at its expense, to protect any of its directors and officers against any liability arising out of his or her status as a director or officer, whether or not Gabriel would have the power to indemnify the director or officer against such liability under the restated bylaw's indemnification provision.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A)  EXHIBITS

          See exhibit index.

     (B)  FINANCIAL STATEMENT SCHEDULES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS


                                                 Additions
                               Balance at        charged to         Additions
                              beginning of       costs and      charged to other                      Balance at end
                                  year            expenses          accounts          Deductions         of year
                           ----------------   ---------------   ----------------   ---------------   ----------------
For the period from June
15, 1998 (inception) to
December 31, 1998
Allowance for doubtful
   accounts                 $     --          $     --          $     --           $     --          $     --
                            ---------------   ---------------   ----------------   ---------------   ----------------

   Total valuation and
   qualifying accounts      $     --          $     --          $     --           $     --          $     --
                            ---------------   ---------------   ----------------   ---------------   ----------------


For the year ended
December 31, 1999
Allowance for doubtful
   accounts                 $     --          $     15,602      $     --           $     --          $     15,602
                            ---------------   ---------------   ----------------   ---------------   ----------------


   Total valuation and
   qualifying accounts      $     --          $     15,602      $     --           $     --          $     15,602
                            ---------------   ---------------   ----------------   ---------------   ----------------


For the three months
ended March 31, 2000
Allowance for doubtful
   accounts                 $     15,602      $     16,125      $     --           $     --          $     31,727
                            ---------------   ---------------   ----------------   ---------------   ----------------


   Total valuation and
   qualifying accounts      $     15,602      $     16,125      $     --           $     --          $     31,727
                            ---------------   ---------------   ----------------   ---------------   ----------------


ITEM 22. UNDERTAKINGS.

     (A) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (B) The undersigned Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on the 7th day of July, 2000.


                                   GABRIEL COMMUNICATIONS, INC.




                                   By:   /s/ John P. Denneen
                                       -----------------------------------------
                                                  John P. Denneen
                                        Executive Vice President - Corporate
                                             Development and Legal Affairs

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints David L. Solomon and John P. Denneen, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           NAME                                 TITLE                                   DATE
           ----                                 -----                                   ----



/s/ David L. Solomon                Director, Chief Executive Officer                July 7, 2000
------------------------------      and Vice Chairman of the Board             -----------------------
      David L. Solomon                                                         Date



/s/ Robert A. Brooks                Director and Chairman of                         July 7, 2000
------------------------------      the Board                                  -----------------------
      Robert A. Brooks                                                         Date


/s/ Gerard J. Howe                  President and Chief Operating                    July 7, 2000
------------------------------      Officer and Director                       -----------------------
      Gerard J. Howe                                                           Date


/s/ Thomas P. Erickson              Senior Vice President and Chief                  June 30, 2000
------------------------------      Financial Officer (Chief Accounting        -----------------------
      Thomas P. Erickson            Officer)                                   Date



/s/ John P. Denneen                 Executive Vice President - Corporate             July 7, 2000
------------------------------      Development and Legal Affairs,             -----------------------
      John P. Denneen               Secretary and Director                     Date


/s/ Michael R. Hannon               Director                                         June 30, 2000
------------------------------                                                 -----------------------
      Michael R. Hannon                                                        Date



/s/ William Laverack, Jr.           Director                                         July 7, 2000
------------------------------                                                 -----------------------
      William Laverack, Jr.                                                    Date


/s/ Byron D. Trott                  Director                                         July 7, 2000
------------------------------                                                 -----------------------
      Byron D. Trott                                                           Date



                                  EXHIBIT INDEX

EXHIBIT NO.                                          DESCRIPTION
-----------                                          -----------

2.1                                                  Agreement and Plan of Merger, dated as of June 9, 2000, by and among Gabriel Communications, Inc., Triangle Acquisition, Inc.
                                                     and State Communications, Inc. (included as Annex A to the Information
                                                     Statement/prospectus included in this Registration Statement).+

3.1                                                  Amended and Restated Certificate of Incorporation of Gabriel as
                                                     of April 14, 2000.

3.2                                                  Bylaws of Gabriel as amended as of March 21, 2000.

4.1                                                  Form of $6.00 Warrant Agreement between Gabriel and the holders of Gabriel Preferred Stock.

4.2                                                  Form of $10.25 Warrant Agreement between Gabriel and the
                                                     holders of Gabriel Preferred Stock.

4.3                                                  Shareholders Agreement dated August 14, 1998, as amended as of
                                                     November 18, 1998 and December 13, 1999 by and among Gabriel and its employee stockholders.

4.4                                                  Amended and Restated Stockholders' Agreement dated as of March 31, 2000 among Gabriel and the stockholders of Gabriel.

4.5                                                  Amended and Restated Registration Rights Agreement dated as of March
                                                     31, 2000 among Gabriel and the stockholders of Gabriel.

5.1                                                  Legal opinion of Bryan Cave LLP.

8.1*                                                 Opinion of Bryan Cave LLP regarding tax matters.

8.2*                                                 Opinion of Cravath, Swaine & Moore regarding tax matters.

10.1                                                 Securities Purchase Agreement, dated as of November 18, 1998, as amended by agreement dated as of December 14, 1998 by and among Gabriel and purchasers of Gabriel Series A Preferred Stock.

10.2                                                 Securities Purchase Agreement, dated as of December 13, 1999, by and among Gabriel, Meritage Private Equity Fund, L.P.
                                                     Meritage Private Equity Parallel Fund, L.P. Meritage
                                                     Entrepreneurs Fund, L.P. for the purchase of Gabriel Series A-1
                                                     Preferred Stock.

10.3                                                 Securities Purchase Agreement, dated as of March 31, 2000, by and among Gabriel and purchasers of Gabriel Series B Preferred
                                                     Stock.

10.4                                                 Gabriel Communications, Inc. 1998 Stock Incentive Plan, as
                                                     amended.

------------------------

+ Schedules omitted pursuant to Regulation 5-K, item 601(b)(2). The registrant hereby undertakes to furnish such schedules to the Commission supplementally upon request.

*    To be filed by amendment.


10.5                                                 Amended and Restated State Communications Employee Incentive
                                                     Plan.

10.6                                                 Employment Agreement dated as of December 13, 1999 between
                                                     Gabriel and David L. Solomon.

10.7                                                 Form of Employment Agreement of Charles S. Houser and Shaler P. Houser
                                                     dated October 28, 1998, and schedule of material details for each such person, incorporated herein by reference to Exhibit 10.9.1 to State
                                                     Communications, Inc.'s Registration Statement on Form S-1 (File No.
                                                     333-34834) (the "Form S-1").

10.8                                                 Employment Agreement between G. Michael Cassity and State
                                                     Communications, Inc. dated March 10, 2000, incorporated herein by reference to Exhibit 10.9.2 to the Form S-1.

10.9                                                 Employment Agreement between Riley Murphy and State
                                                     Communications, Inc. dated March 15, 2000, incorporated herein by reference to Exhibit 10.9.3 to the Form S-1.

10.10*                                               Employment Agreement between Gabriel and Gerard J. Howe dated
                                                     ___________, 2000.

10.11*                                               Employment Agreement between Gabriel and John P. Denneen dated
                                                     ___________, 2000.

10.12*                                               Employment Agreement between Gabriel and Marguerite A. Forrest dated ___________, 2000.

10.13*                                               Employment Agreement between Gabriel and Michael E. Gibson dated ___________, 2000.

10.14                                                Credit Agreement dated as of October 28, 1999 relating to the $90 million secured debt facility among Gabriel, Gabriel Communications Finance
                                                     Company, Canadian Imperial Bank of Commerce, as administrative agent, and the several lenders parties thereto.

10.15                                                Loan Agreement dated February 1, 2000 (the "TD Facility"), by and among
                                                     TriVergent Communications, Inc., the financial institutions whose names appear as lenders on the signature pages thereof, TD Securities (USA), Inc. and
                                                     Capital Syndication Corporation, as affiliate of The CIT Group, Inc., as co-lead arrangers and co-book runners, Newcourt Commercial Finance
                                                     Corporation, as affiliate of The CIT Group, Inc., as documentation agent, First
                                                     Union National Bank, as syndication agent, and Toronto Dominion (Texas),
                                                     Inc., as administrative agent for the lenders and Assignment and Assumption
                                                     Agreements dated March 9 and March 30, 2000 adding additional lenders, incorporated herein by reference to Exhibit 10.2.1 to the Form S-1.

10.16                                                Parent Guaranty of TriVergent of the TD Facility dated February 1, 2000, incorporated by reference to Exhibit 10.2.2 to the Form S-1.



--------------------

*    To be filed by amendment.


10.17                                                Parent Pledge Agreement dated February 1, 2000, by and among TriVergent and
                                                     Toronto Dominion (Texas), Inc., as administrative agent for the lenders incorporated by reference to Exhibit 10.2.3 to the Form S-1.

10.18                                                Credit Agreement dated as of March 7, 2000, by and among
                                                     TriVergent Communications South, Inc., as Borrower, and Nortel
                                                     Networks Inc., as administrative agent, and the lenders named therein incorporated by reference to Exhibit 10.3.1 to the Form
                                                     S-1.

10.19                                                Parent Pledge Agreement dated March 7, 2000, by and between
                                                     TriVergent and Nortel Networks Inc. incorporated by reference to Exhibit 10.3.2 to the Form S-1.

11.1                                                 Statement regarding computation of per share earnings.

21.1                                                 Subsidiaries of Registrant.

23.1                                                 Consent of KPMG LLP.

23.2                                                 Consent of KPMG LLP.

23.3                                                 Consent of Charles S. Houser to being named as a director in the information statement/prospectus.

23.4                                                 Consent of Watts Hamrick to being named as a director in the information statement/prospectus.

23.5                                                 Consent of Jack Tyrrell to being named as a director in the information statement/prospectus.

24.1                                                 Power of attorney (included on signature page).

27.1                                                 Financial data schedule.

                                                                         ANNEX A

================================================================================







                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          GABRIEL COMMUNICATIONS, INC.,

                           TRIANGLE ACQUISITION, INC.

                                       AND

                           STATE COMMUNICATIONS, INC.,

                                   DATED AS OF

                                  JUNE 9, 2000








================================================================================

                               TABLE OF CONTENTS



                                                                                                               PAGE
                                                                                                               ----


ARTICLE I. TERMS OF THE MERGER....................................................................................1
                    1.1. The Merger...............................................................................1
                    1.2. Effective Time; Closing..................................................................2
                    1.3. Merger Consideration.....................................................................2
                    1.4. Stockholders' Rights upon Merger.........................................................5
                    1.5. Surrender and Exchange of Shares.........................................................5
                    1.6. Options and Warrants.....................................................................6
                    1.7. Certificate of Incorporation and Bylaws of Surviving Corporation.........................8
                    1.8. Certificate of Incorporation and Bylaws of Gabriel.......................................8
                    1.9. Other Effects of Merger..................................................................8
                    1.10. Directors and Officers of Gabriel and the Surviving Corporation.........................8
                    1.11. Registration Statement..................................................................8
                    1.12. Reorganization.........................................................................10
                    1.13. Additional Actions.....................................................................10
                    1.14. Reincorporation of TriVergent in Delaware..............................................10


ARTICLE II. REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF TRIVERGENT......................................10
                    2.1. Organization and Good Standing..........................................................10
                    2.2. Capitalization..........................................................................11
                    2.3. Subsidiaries............................................................................12
                    2.4. Authorization; Binding Agreement........................................................13
                    2.5. Governmental Approvals..................................................................13
                    2.6. No Violations...........................................................................14
                    2.7. Securities Filings; Litigation..........................................................14
                    2.8. TriVergent Financial Statements.........................................................15
                    2.9. Absence of Certain Changes or Events....................................................15
                    2.10. Compliance with Laws...................................................................16
                    2.11. Permits................................................................................16
                    2.12. Finders and Investment Bankers.........................................................16
                    2.13. Material Contracts.....................................................................16
                    2.14. TriVergent Employee Benefit Plans......................................................18
                    2.15. Taxes and Returns......................................................................19
                    2.16. No Undisclosed Liabilities.............................................................22
                    2.17. Environmental Matters..................................................................22
                    2.18. Intellectual Property..................................................................22
                    2.19. Real Estate............................................................................23
                    2.20. Corporate Records......................................................................23
                    2.21. Title to and Condition of Personal Property............................................24
                    2.22. No Adverse Actions.....................................................................24
                    2.23. Labor Matters..........................................................................24

                    2.24. Indebtedness to and from Officers, Directors and Others................................25
                    2.25. Insurance..............................................................................25
                    2.26. Takeover Statutes......................................................................25
                    2.27. Investment Company.....................................................................25
                    2.28. Fairness Opinion.......................................................................25


ARTICLE III. REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF GABRIEL........................................26
                    3.1. Organization and Good Standing..........................................................26
                    3.2. Capitalization..........................................................................26
                    3.3. Subsidiaries............................................................................27
                    3.4. Authorization; Binding Agreement........................................................27
                    3.5. Governmental Approvals..................................................................28
                    3.6. No Violations...........................................................................28
                    3.7. Litigation..............................................................................29
                    3.8. Gabriel Financial Statements............................................................29
                    3.9. Absence of Certain Changes or Events....................................................29
                    3.10. Compliance with Laws...................................................................30
                    3.11. Permits................................................................................30
                    3.12. Finders and Investment Bankers.........................................................30
                    3.13. Material Contracts.....................................................................30
                    3.14. Gabriel Employee Benefit Plans.........................................................32
                    3.15. Taxes and Returns......................................................................33
                    3.16. No Undisclosed Liabilities.............................................................35
                    3.17. Environmental Matters..................................................................35
                    3.18. Intellectual Property..................................................................35
                    3.19. Real Estate............................................................................36
                    3.20. Corporate Records......................................................................36
                    3.21. Title to and Condition of Personal Property............................................37
                    3.22. No Adverse Actions.....................................................................37
                    3.23. Labor Matters..........................................................................38
                    3.24. Indebtedness to and from Officers, Directors and Others................................38
                    3.25. Insurance..............................................................................38
                    3.26. Investment Company.....................................................................38
                    3.27. Fairness Opinion.......................................................................38


ARTICLE IV. ADDITIONAL COVENANTS OF TRIVERGENT...................................................................39
                    4.1. Conduct of Business of TriVergent and the TriVergent Subsidiaries.......................39
                    4.2. Notification of Certain Matters.........................................................42
                    4.3. Access and Information..................................................................42
                    4.4. Stockholder Approval....................................................................43
                    4.5. Reasonable Best Efforts.................................................................43
                    4.6. Public Announcements....................................................................43
                    4.7. Intentionally Omitted...................................................................43
                    4.8. Tax Treatment...........................................................................43
                    4.9. TriVergent Benefit Plans................................................................44

                    4.10. No Solicitation of Acquisition Proposal................................................44
                    4.11. Securities and Stockholder Materials; Withdrawal of Form S 1...........................45
                    4.12. Takeover Statutes......................................................................45
                    4.13. Comfort Letters........................................................................46

ARTICLE V. ADDITIONAL COVENANTS OF GABRIEL.......................................................................46
                    5.1. Conduct of Business of Gabriel and the Gabriel Subsidiaries.............................46
                    5.2. Notification of Certain Matters.........................................................49
                    5.3. Access and Information..................................................................49
                    5.4. Stockholder Approval....................................................................50
                    5.5. Reasonable Best Efforts.................................................................50
                    5.6. Public Announcements....................................................................50
                    5.7. Intentionally Omitted...................................................................50
                    5.8. Tax Treatment...........................................................................50
                    5.9. Indemnification.........................................................................50
                    5.10. Employee Benefit Plans.................................................................51
                    5.11. Offers of Employment...................................................................52
                    5.12. No Solicitation of Acquisition Proposal................................................52
                    5.13. Gabriel Charter Amendment..............................................................53
                    5.14. Comfort Letters........................................................................53
                    5.15. Gabriel Series B Preferred Capital Calls...............................................53


ARTICLE VI. CONDITIONS...........................................................................................53
                    6.1. Conditions to Each Party's Obligations..................................................53
                          6.1.1. Stockholder Approvals...........................................................53
                          6.1.2. No Injunction or Action.........................................................53
                          6.1.3. Governmental Approvals..........................................................54
                          6.1.4. HSR Act.........................................................................54
                          6.1.5. Registration Statement..........................................................54
                          6.1.6. Blue Sky........................................................................54
                          6.1.7. Consents of Certain Third Parties...............................................54
                    6.2. Conditions to Obligations of TriVergent.................................................54
                          6.2.1. Gabriel Representations and Warranties..........................................54
                          6.2.2. Performance by Gabriel..........................................................55
                          6.2.3. Certificates and Other Deliveries...............................................55
                          6.2.4. Opinions of Gabriel Counsel.....................................................55
                          6.2.5. Tax Opinion.....................................................................55
                          6.2.6. Required Third Party Consents...................................................55
                    6.3. Conditions to Obligations of Gabriel and Acquisition Subsidiary.........................55
                          6.3.1. TriVergent Representations and Warranties.......................................55
                          6.3.2. Performance by TriVergent.......................................................56
                          6.3.3. Certificates and Other Deliveries...............................................56
                          6.3.4. Opinions of TriVergent Counsel..................................................56
                          6.3.5. Tax Opinion.....................................................................56
                          6.3.6. Required Third Party Consents...................................................56
                          6.3.7. Gabriel Option Agreements.......................................................56



ARTICLE VII. TERMINATION AND ABANDONMENT.........................................................................57
             7.1. Termination....................................................................................57
             7.2. Procedure Upon Termination.....................................................................58


ARTICLE VIII. MISCELLANEOUS......................................................................................58
             8.1. Confidentiality................................................................................58
             8.2. Amendment and Modification.....................................................................59
             8.3. Waiver of Compliance; Consents.................................................................59
             8.4. Survival of Representations and Warranties.....................................................59
             8.5. Notices........................................................................................59
             8.6. Binding Effect; Assignment.....................................................................60
             8.7. Expenses.......................................................................................60
             8.8. Governing Law..................................................................................60
             8.9. Counterparts...................................................................................60
             8.10. Interpretation................................................................................60
             8.11. Entire Agreement..............................................................................61
             8.12. Severability..................................................................................61
             8.13. Specific Performance..........................................................................61
             8.14. Third Parties.................................................................................61
             8.15. Schedules.....................................................................................61


         List of Exhibits:

                  A. Form of TriVergent Voting Agreement

                  B. Form of Gabriel Voting Agreement

                               LIST OF SCHEDULES


SCHEDULE                      DESCRIPTION
--------                      -----------
1.1                           Forms of Certificate of Merger and Articles of Merger

1.3(a)                        Exchange Ratio Calculation

1.3(b)(ii)                    Form of Gabriel $6.00 Warrants

1.3(b)(iii)                   Form of Gabriel $10.25 Warrants

1.3(d)                        Accrued and Unpaid Dividends

1.5(a)                        Letter of Transmittal

1.5(b)                        TriVergent Employee Stockholders

1.6(a)                        Forms of Gabriel Options

1.6(d)                        Option Agreement

1.8(a)                        Gabriel Charter Amendment

1.8(b)                        Gabriel Bylaws

1.10                          Directors and Officers of Gabriel and the Surviving Corporation

2.1(b)                        Foreign Qualifications of TriVergent and TriVergent Subsidiaries

2.2(b)                        Rights to Purchase TriVergent Stock; List of TriVergent Options

2.2(d)                        TriVergent Voting Agreements

2.2(c)                        TriVergent Stock Transfer Ledger

2.3(a)                        TriVergent Subsidiaries

2.5                           Governmental Authority Consents

2.6                           TriVergent Required Consents

2.7                           TriVergent Litigation

2.8                           TriVergent Financial Statements

2.9                           TriVergent Subsequent Events

2.13                          TriVergent Material Contracts

2.14                          TriVergent Employee Benefit Plans

2.15                          TriVergent Tax Matters

2.17                          TriVergent Environmental Matters

                                       v

SCHEDULE                      DESCRIPTION
--------                      -----------
2.18                          TriVergent Intellectual Property

2.19(a)                       TriVergent Owned Real Property

2.19(b)                       TriVergent Leased Real Property

2.20                          TriVergent Records Off Premises

2.22                          TriVergent Adverse Actions

2.23                          TriVergent Labor Matters

2.24                          TriVergent Indebtedness to and from Officers, Directors and Others

2.25                          TriVergent Insurance

3.1(a)                        States of Incorporation and Foreign Qualifications of Gabriel and Gabriel Subsidiaries

3.2(b)                        Rights to Purchase Gabriel Stock

3.2(c)                        Gabriel Voting Agreements

3.3(a)                        Gabriel Subsidiaries

3.5                           Governmental Authority Consents

3.6                           Gabriel Required Consents

3.7                           Gabriel Litigation

3.8                           Gabriel Financial Statements

3.9                           Gabriel Subsequent Events

3.13                          Gabriel Material Contracts

3.14                          Gabriel Employee Benefit Plans

3.15                          Gabriel Tax Matters

3.17                          Gabriel Environmental Matters

3.18                          Gabriel Intellectual Property

3.19(a)                       Gabriel Owned Real Property

3.19(b)                       Gabriel Leased Real Property

3.20                          Gabriel Records Off Premises

3.22                          Gabriel Adverse Actions

SCHEDULE                      DESCRIPTION
--------                      -----------
3.23                          Gabriel Labor Matters

3.24                          Gabriel Indebtedness to and from Officers, Directors and Others

3.25                          Gabriel Insurance

4.1                           Actions by TriVergent Not Requiring Consent

5.1                           Actions by Gabriel Not Requiring Consent

5.1(vii)                      Employment Agreements with Gabriel Executive Officers

5.10(b)                       TriVergent Change in Control Plans and Agreements

5.10(d)                       Contracts and Commitments to TriVergent Employees and Directors

6.2.4                         Forms of Opinions of Counsel to Gabriel

6.2.6                         TriVergent Closing Condition Consents

6.3.4                         Forms of Opinions of Counsel to TriVergent

6.3.6                         Gabriel Closing Condition Consents

                                      vii

                           GLOSSARY OF DEFINED TERMS

                                                                                                        Section Where
Term                                                                                                       Defined
----                                                                                                      ---------
Acquisition Subsidiary...................................................................................Recitals
Affiliate....................................................................................................8.10
Agreement................................................................................................Recitals
Articles of Merger............................................................................................1.1
Benefit Plan..............................................................................................2.14(a)
Certificate of Merger.........................................................................................1.1
Certificates...............................................................................................1.4(a)
Claim Notice.................................................................................................2.18
Closing.......................................................................................................1.2
Closing Date..................................................................................................1.2
Code.....................................................................................................Recitals
Consent.......................................................................................................2.5
Delaware Code.................................................................................................1.1
Dissenting Shares..........................................................................................1.4(b)
Effective Time................................................................................................1.2
Enforceability Exceptions.....................................................................................2.4
Environmental Laws...........................................................................................2.17
Environmental Permits........................................................................................2.17
ERISA.....................................................................................................2.14(a)
Event......................................................................................................2.9(a)
Exchange Ratio.............................................................................................1.3(a)
Gabriel..................................................................................................Recitals
Gabriel $6.00 Warrants.................................................................................1.3(b)(ii)
Gabriel $10.25 Warrants...............................................................................1.3(b)(iii)
Gabriel Acquisition Agreement.............................................................................5.12(b)
Gabriel Acquisition Proposal..............................................................................5.12(a)
Gabriel Balance Sheet Date..............................................................................3.8(a)(i)
Gabriel Business Plan.....................................................................................5.1(iv)
Gabriel Charter Amendment..................................................................................1.8(a)
Gabriel Common Stock.......................................................................................1.3(a)
Gabriel Credit Agreement.................................................................................5.1(xvi)
Gabriel Financial Statements...........................................................................3.8(a)(ii)
Gabriel Material Adverse Effect............................................................................3.1(b)
Gabriel Material Contract....................................................................................3.13
Gabriel Minority Entity.......................................................................................3.3
Gabriel Options............................................................................................1.6(a)
Gabriel Permits..............................................................................................3.11
Gabriel Preferred Stock....................................................................................3.2(a)
Gabriel Real Property Leases..............................................................................3.19(b)
Gabriel Registration Rights Agreement......................................................................1.5(b)
Gabriel Securities........................................................................................1.11(a)
Gabriel Series A Preferred Stock...........................................................................3.2(a)
Gabriel Series A-1 Preferred Stock.........................................................................3.2(a)

Gabriel Series B Preferred Stock...........................................................................1.3(c)
Gabriel Series B Purchase Agreement........................................................................1.3(c)
Gabriel Series C Preferred Stock........................................................................1.3(b)(i)
Gabriel Series C-1 Preferred Stock......................................................................1.3(b)(i)
Gabriel Series C-2 Preferred Stock......................................................................1.3(b)(i)
Gabriel Series C-3 Preferred Stock......................................................................1.3(b)(i)
Gabriel Shareholders Agreement.............................................................................1.5(b)
Gabriel Stockholder Approval..................................................................................5.4
Gabriel Stockholders' Agreement............................................................................1.5(b)
Gabriel Subsidiaries......................................................................................1.11(c)
Gabriel Voting Agreement.................................................................................Recitals
Governmental Authority........................................................................................2.5
HSR Act.......................................................................................................2.5
Intellectual Property........................................................................................2.18
IRS.......................................................................................................2.14(b)
Law...........................................................................................................2.6
Letter of Transmittal......................................................................................1.5(a)
Litigation.................................................................................................2.7(b)
Merger...................................................................................................Recitals
Merger Consideration.......................................................................................1.3(b)
Multi-Employer Plan.......................................................................................2.14(a)
Option Agreement...........................................................................................1.6(d)
Person.......................................................................................................8.10
Prospectus/Information Statement..........................................................................1.11(a)
Registration Statement....................................................................................1.11(a)
SEC.......................................................................................................1.11(a)
Securities Act............................................................................................1.11(a)
South Carolina Code...........................................................................................1.1
State Communications Plan..................................................................................1.6(b)
Subsidiary...................................................................................................8.10
Surviving Corporation.........................................................................................1.1
Surviving Corporation Common Stock.........................................................................1.3(h)
Surviving Corporation Material Adverse Effect.................................................................2.6
Takeover Statute.............................................................................................2.26
Tax.......................................................................................................2.15(a)
Tax Return................................................................................................2.15(a)
Total Committed Capital....................................................................................1.3(c)
Total Invested Capital.....................................................................................1.3(c)
TriVergent...............................................................................................Recitals
TriVergent Acquisition Agreement..........................................................................4.10(b)
TriVergent Acquisition Proposal...........................................................................4.10(a)
TriVergent Balance Sheet Date...........................................................................2.8(a)(i)
TriVergent Business Plan..................................................................................4.1(iv)
TriVergent Change in Control Plans and Agreements.........................................................5.10(b)
TriVergent Common Stock....................................................................................1.3(a)
TriVergent Credit Agreements................................................................................6.1.7
TriVergent Financial Statements........................................................................2.8(a)(ii)

TriVergent Form S-1........................................................................................2.7(a)
TriVergent Material Adverse Effect.........................................................................2.1(b)
TriVergent Material Contract.................................................................................2.13
TriVergent Minority Entity....................................................................................2.3
TriVergent Options.........................................................................................1.6(a)
TriVergent Permits...........................................................................................2.11
TriVergent Plan............................................................................................1.6(b)
TriVergent Preferred Stock.................................................................................1.3(b)
TriVergent Real Property Leases...........................................................................2.19(b)
TriVergent Series A Preferred Stock........................................................................1.3(b)
TriVergent Series B Preferred Stock........................................................................1.3(b)
TriVergent Series C Preferred Stock........................................................................1.3(b)
TriVergent Shares..........................................................................................1.3(b)
TriVergent Stockholder Approval...............................................................................4.4
TriVergent Subsidiaries...................................................................................1.11(b)
TriVergent Voting Agreement..............................................................................Recitals

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (the "Agreement") is made and entered into as of June 9, 2000, by and among Gabriel Communications, Inc., a Delaware corporation ("Gabriel"), Triangle Acquisition, Inc., a Delaware corporation and wholly owned direct subsidiary of Gabriel ("Acquisition Subsidiary"), and State Communications, Inc., a South Carolina corporation ("TriVergent").


                                    Recitals

         A. The respective Boards of Directors of TriVergent, Gabriel and Acquisition Subsidiary have approved the merger (the "Merger") of TriVergent with and into Acquisition Subsidiary in accordance with the terms and conditions of this Agreement.

         B. TriVergent, Acquisition Subsidiary and Gabriel desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

         C. As a condition and inducement to Gabriel and Acquisition Subsidiary entering into this Agreement, concurrently with the execution and delivery of this Agreement, certain stockholders of TriVergent have entered into a Voting Agreement dated as of the date hereof and attached hereto as Exhibit A (the "TriVergent Voting Agreement"), pursuant to which such stockholders have agreed, among other things, to vote their shares of common stock and preferred stock of TriVergent in favor of the Merger.

         D. As a condition and inducement to TriVergent entering into this Agreement, concurrently with the execution and delivery of this Agreement, certain stockholders of Gabriel have entered into a Voting Agreement dated as of the date hereof and attached hereto as Exhibit B (the "Gabriel Voting Agreement"), pursuant to which such stockholders have agreed, among other things, to vote their shares of common stock and preferred stock of Gabriel in favor of the acquisition by Gabriel of TriVergent by means of the Merger and in favor of the Gabriel Charter Amendment.

         E. The parties hereto intend that, for federal income tax purposes, the Merger be treated as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I.
                               TERMS OF THE MERGER

         1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the General Corporation Law of the State of

Delaware (the "Delaware Code") and the South Carolina Business Corporation Act of 1988 (the "South Carolina Code"). At the Effective Time (as defined in
Section 1.2, below), upon the terms and subject to the conditions of this Agreement, TriVergent shall be merged with and into Acquisition Subsidiary in accordance with the Delaware Code and the South Carolina Code, and the separate existence of TriVergent shall thereupon cease, and Acquisition Subsidiary, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the Laws of the State of Delaware as a subsidiary of Gabriel under the corporate name of TriVergent Corporation. The parties shall prepare and execute a certificate of merger (the "Certificate of Merger") and articles of merger (the "Articles of Merger") in substantially the forms attached hereto as Schedule 1.1 in order to comply in all respects with the requirements of the Delaware Code and the South Carolina Code and with the provisions of this Agreement.

         1.2. EFFECTIVE TIME; CLOSING. The Merger shall become effective at the time of the later of the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the applicable provisions of the Delaware Code or the filing of the Articles of Merger with the Secretary of State of South Carolina in accordance with the applicable provisions of the South Carolina Code, or at such later time as may be specified in the Certificate of Merger and Articles of Merger (the time the Merger becomes effective, the "Effective Time"). The Certificate of Merger and the Articles of Merger shall be filed on the Closing Date or as soon as practicable thereafter. The Merger (the "Closing") shall take place at the offices of Bryan Cave LLP, St. Louis, Missouri, at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 6.1 or, if on such day any condition set forth in Section 6.2 or 6.3 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VI have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Gabriel and TriVergent, and the date on which the Closing shall occur is herein referred to as the "Closing Date."

         1.3. MERGER CONSIDERATION. (a) Subject to Section 1.3(e), Section 1.3(f) and Section 1.4(b) and any applicable backup or other withholding requirements, each of the issued and outstanding shares of common stock, par value $0.001 per share, of TriVergent ("TriVergent Common Stock") as of the Effective Time shall be converted into and become the right to receive, and there shall be paid and issued as hereinafter provided, in exchange for such share of TriVergent Common Stock, 1.0984 (the "Exchange Ratio") shares of the common stock of Gabriel, par value $0.01 per share ("Gabriel Common Stock").
Schedule 1.3(a) attached hereto describes the assumptions underlying the computation of the Exchange Ratio and illustrates how it was computed.

         (b) Subject to Section 1.3(f) and Section 1.4(b), each of the issued and outstanding shares of Series A Convertible Preferred Stock, par value $0.01 per share, of TriVergent ("TriVergent Series A Preferred Stock"), Series B Convertible Preferred Stock, par value $0.01 per share, of TriVergent ("TriVergent Series B Preferred Stock"), and Series C Convertible Preferred Stock, par value $0.01 per share, of TriVergent ("TriVergent Series C Preferred Stock" and, together with the TriVergent Series A Preferred Stock and the TriVergent Series B Preferred Stock, the "TriVergent Preferred Stock") as of the Effective Time, including shares issued

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pursuant to Section 1.3(d), below, shall be converted into and become the right to receive, and there shall be paid and issued as hereinafter provided, in exchange for such shares of TriVergent Preferred Stock,

                  (i) that number of shares of the Series C-1 Preferred Stock of Gabriel, par value $0.01 per share ("Gabriel Series C-1 Preferred Stock"), the Series C-2 Preferred Stock of Gabriel, par value $0.01 per share ("Gabriel Series C-2 Preferred Stock"), and the Series C-3 Preferred Stock of Gabriel, par value $0.01 per share ("Gabriel Series C-3 Preferred Stock" and, together with the Gabriel Series C-1 Preferred Stock and the Gabriel Series C-2 Preferred Stock, the "Gabriel Series C Preferred Stock"), respectively, as shall be determined at the Exchange Ratio, the terms of which shall be as set forth in the Gabriel Charter Amendment attached as Schedule 1.8(a) hereto.

                  (ii) warrants to purchase that number of shares of Gabriel Common Stock at an exercise price of $6.00 per share, substantially in the form set forth as Schedule 1.3(b)(ii) (the "Gabriel $6.00 Warrants") as shall be determined in accordance with Section 1.3(c) below; and

                  (iii) warrants to purchase that number of shares of Gabriel Common Stock at an exercise price of $10.25 per share, substantially in the form set forth as Schedule 1.3(b)(iii) (the "Gabriel $10.25 Warrants"), as shall be determined in accordance with Section 1.3(c) below.

Such shares of Gabriel Series C Preferred Stock, the Gabriel $6.00 Warrants and the Gabriel $10.25 Warrants, together with the shares of Gabriel Common Stock referred to in Section 1.3(a), are referred to herein as the "Merger Consideration." The shares of TriVergent Common Stock and TriVergent Preferred Stock entitled to be converted into the Merger Consideration are referred to herein as the "TriVergent Shares."

         (c) At the Effective Time, each holder of TriVergent Preferred Stock and each holder of Gabriel Preferred Stock shall receive (A) Gabriel $6.00 Warrants to purchase that number of shares of Gabriel Common Stock as shall be determined by multiplying 8,000,000 by a fraction, the numerator of which shall equal the Total Invested Capital (as defined below) of such holder immediately prior to the Effective Time and the denominator of which shall equal the sum of the Total Invested Capital of all such holders at such time and the Total Committed Capital (as defined below) of all holders of shares of the Series B Preferred Stock of Gabriel, par value $0.01 per share ("Gabriel Series B Preferred Stock") at such time (with the resulting number of shares being rounded down to the nearest whole share), and (B) Gabriel $10.25 Warrants to purchase that number of shares of Gabriel Common Stock as shall be determined by multiplying 5,000,000 by a fraction, the numerator of which shall equal the Total Invested Capital of such holder immediately prior to the Effective Time and the denominator of which shall equal the sum of the Total Invested Capital of all such holders at such time and the Total Committed Capital of all holders of Gabriel Series B Preferred Stock at such time (with the resulting number of shares being rounded down to the nearest whole share). As used herein, "Total Invested Capital" shall mean the total dollar amount invested as of the Effective Time in shares of TriVergent Preferred Stock or Gabriel Preferred Stock, as the case may be, as shown on the books and records of TriVergent or Gabriel, as the case may be, not including the accrued and unpaid dividends invested in shares of TriVergent Preferred Stock pursuant to Section 1.3(d), below. "Total

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

Committed Capital" shall mean the total dollar amount committed as of the Effective Time to be invested in shares of Gabriel Series B Preferred Stock pursuant to the Securities Purchase Agreement dated as of March 31, 2000 by and among Gabriel and purchasers of Gabriel Series B Preferred Stock (as amended from time to time, the "Gabriel Series B Purchase Agreement"). After the Effective Time and at such time as all or any portion of the Total Committed Capital of each such holder of Gabriel Series B Preferred Stock is invested in additional shares of Gabriel Series B Preferred Stock, such holder shall receive additional Gabriel $6.00 Warrants and additional Gabriel $10.25 Warrants allocated to such additional dollar amount invested as determined in accordance with the formulas set forth in clauses (A) and (B) above, provided that Total Invested Capital and Total Committed Capital shall be revised only to reflect such additional investments by such holders.

         (d) TriVergent shall issue, immediately prior to the Effective Time, additional shares of TriVergent Series A Preferred Stock, TriVergent Series B Preferred Stock and TriVergent Series C Preferred Stock or, to the extent there are not sufficient authorized shares of TriVergent Preferred Stock, TriVergent Common Stock representing payment in full of all accrued and unpaid dividends on each such series of TriVergent Preferred Stock as of July 31, 2000 (or, if the Effective Time is later than August 31, 2000, as of August 31, 2000) as set forth on Schedule 1.3(d), which shares shall be deemed outstanding for purposes of determining the portion of the Merger Consideration payable in accordance with Section 1.3(b) above. Notwithstanding any provision to the contrary in the Articles of Incorporation of TriVergent or any other agreement with respect to the issuance or otherwise affecting the rights of the holders of the TriVergent Preferred Stock, holders of TriVergent Preferred Stock shall not be entitled to any dividends, and no dividends on any such series of TriVergent Preferred Stock shall be deemed to have accrued during or been payable for any period of time after July 31, 2000 or August 31, 2000, as the case may be.

         (e) The Exchange Ratio shall be subject to appropriate adjustment in the event of

                  (i) a stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of the Gabriel Common Stock or the TriVergent Common Stock, or

                  (ii) the issuance of additional shares of capital stock, options, warrants or other securities convertible into or exchangeable for shares of capital stock of TriVergent or Gabriel occurring prior to the Effective Time in accordance with Section 4.1(ii) hereof (except for issuances of shares permitted under clauses (a) and (b) of such Section) or Section 5.1(ii) hereof (except for issuances of shares permitted under clause (a) of such Section), including any shares of Gabriel Series B Preferred Stock which, prior to the Effective Time, are issued or committed to be issued pursuant to the Gabriel Series B Purchase Agreement to any "Additional Purchasers" (as defined in the Gabriel Series B Purchase Agreement), in each case on the same basis as set forth on Schedule 1.3(a) revised only to reflect the change requiring the adjustment.

         (f) No fractional shares of Gabriel Common Stock and Gabriel Preferred Stock shall be issuable as part of the Merger Consideration in the Merger nor will any fractional share interest

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

involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a stockholder of Gabriel. In lieu thereof, any Person who would otherwise be entitled to a fractional share of Gabriel Common Stock or Gabriel Series C Preferred Stock, as the case may be, pursuant to Section 1.3(a) or Section 1.3(b) shall receive an amount of cash equal to the product of such fraction multiplied by $7.00.

         (g) Each share of TriVergent Common Stock and TriVergent Preferred Stock held in the treasury of TriVergent or by a wholly owned subsidiary of TriVergent shall be canceled as of the Effective Time, and no Merger Consideration shall be payable with respect thereto. From and after the Effective Time, there shall be no further transfers on the stock transfer books of TriVergent of any of the TriVergent Common Stock or TriVergent Preferred Stock outstanding at the Effective Time.

         (h) At the Effective Time, the shares of Acquisition Subsidiary common stock outstanding immediately prior to the Merger shall constitute all of the issued and outstanding capital stock of the Surviving Corporation (the "Surviving Corporation Common Stock").

         1.4. STOCKHOLDERS' RIGHTS UPON MERGER. (a) Upon consummation of the Merger, certificates that immediately prior to the Effective Time represented outstanding shares of TriVergent Common Stock or TriVergent Preferred Stock (the "Certificates") shall cease to represent any rights with respect thereto, and, subject to applicable Law (as hereinafter defined) and this Agreement, the Certificates shall only represent the right to receive the Merger Consideration.

         (b)      To the extent that appraisal rights are available under
Section 33-13-102 of the South Carolina Code, shares of TriVergent Common Stock and TriVergent Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of this Agreement and with respect to which appraisal rights have been properly demanded in accordance with Section 33-13-210 of the South Carolina Code (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares becomes ineligible for such appraisal. If a holder of Dissenting Shares becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration upon surrender of the Certificates representing such Dissenting Shares in accordance with Section 1.5. TriVergent shall give Gabriel prompt notice of any demand received by TriVergent for appraisal of shares of TriVergent Common Stock and TriVergent Preferred Stock. Except with the prior written consent of Gabriel or as may otherwise be required under applicable Law, TriVergent shall not make any payment with respect to, or settle or offer to settle, any such demands.

         1.5. SURRENDER AND EXCHANGE OF SHARES. (a) As soon as practicable after the Effective Time, Gabriel shall mail to each holder of record of a Certificate(s) whose TriVergent Shares were converted into the right to receive the Merger Consideration, as applicable, pursuant to Section 1.3 (i) a letter of transmittal substantially in the form attached hereto as Schedule 1.5(a) (the "Letter of Transmittal") and (ii) instructions for use in surrendering the Certificates in

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

exchange for the Merger Consideration. Upon such surrender and delivery of Certificates for cancellation together with the Letter of Transmittal duly executed, the holder shall receive a certificate representing the number of whole shares of Gabriel Common Stock or Gabriel Series C Preferred Stock, the Gabriel $6.00 Warrants and the Gabriel $10.25 Warrants, as the case may be, into which such holder's TriVergent Shares have been converted pursuant to this Agreement. Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence the right to receive that number of whole shares of Gabriel Common Stock and Gabriel Series C Preferred Stock and the Gabriel $6.00 Warrants and the Gabriel $10.25 Warrants into which the TriVergent Shares have been converted pursuant to this Agreement; provided, however, that no dividends or other distributions, if any, in respect of the shares of Gabriel Common Stock and Gabriel Series C Preferred Stock, declared after the Effective Time and payable to holders of record after the Effective Time, shall be paid to the holders of any unsurrendered Certificates until such Certificates and Letters of Transmittal are surrendered and delivered as provided herein. Subject to applicable Law, after the surrender and exchange of Certificates, the record holders thereof will be entitled to receive any such dividends or other distributions without interest thereon, which theretofore have become payable with respect to the number of shares of Gabriel Common Stock and Gabriel Series C Preferred Stock for which such Certificates were exchangeable. Holders of any unsurrendered Certificates shall not be entitled to vote Gabriel Common Stock or Gabriel Series C Preferred Stock until such Certificates are exchanged pursuant to this Agreement.

         (b) By execution and delivery of the Letter of Transmittal pursuant to Section 1.5(a) hereof, each holder of a Certificate surrendered and exchanged for the Merger Consideration shall agree, as a condition to the issuance of the Merger Consideration, to acquire the Gabriel Securities (as hereinafter defined) subject to the restrictions contained in, and to become a party to, the Amended and Restated Stockholders' Agreement dated as of March 31, 2000 by and among Gabriel and its stockholders (the "Gabriel Stockholders' Agreement"), the Amended and Restated Registration Rights Agreement dated as of March 31, 2000 by and among Gabriel and its stockholders (the "Gabriel Registration Rights Agreement"), and, with respect to each such holder identified on Schedule 1.5(b) hereto, each of whom TriVergent represents and warrants to Gabriel is an employee of TriVergent, the Shareholders Agreement dated August 14, 1998, as amended as of November 18, 1998 and December 13, 1999 by and among Gabriel and its employee stockholders (the "Gabriel Shareholders Agreement").

         1.6. OPTIONS AND WARRANTS. (a) At the Effective Time, each then-outstanding and unexercised warrant or option exercisable for shares of TriVergent Common Stock ("TriVergent Options") shall, by virtue of the Merger, cease to be a warrant or option, as the case may be, to acquire shares of TriVergent Common Stock and, upon surrender thereof, each holder of a TriVergent Option shall be entitled to receive a warrant or option, respectively, in the forms set forth in Schedule 1.6(a) attached hereto (the "Gabriel Options"), to acquire on the same terms and conditions as the TriVergent Options (including such terms and conditions as may be incorporated by reference into the agreements evidencing TriVergent Options pursuant to the plans under which such TriVergent Options were granted and taking into account the provisions of this
Section 1.6), the number of shares of Gabriel Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of TriVergent Common Stock subject to such TriVergent Option by the Exchange Ratio, at an exercise price per share of

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

Gabriel Common Stock (rounded up to the nearest whole cent) equal to the exercise price per share of such TriVergent Option divided by the Exchange Ratio.

         (b) The Gabriel Options issued to any TriVergent employee holding TriVergent Options constituting "incentive stock options" (as defined in Section 422 of the Code) or non-qualified stock options granted pursuant to the TriVergent Corporation Employee Incentive Plan, as amended through May 11, 2000 (including its predecessor plans, the "TriVergent Plan") who acknowledges and agrees that the Merger and the other transactions contemplated by this Agreement shall not be treated as an event resulting in acceleration of exercise rights under the TriVergent Plan shall contain a three year vesting schedule from the date of original grant and shall fully vest and be fully exercisable in accordance with their terms in the event of (i) a diminution or reduction of such holder's responsibilities, position, authority, duties or compensation (from those in effect immediately prior to the Effective Time), (ii) a relocation of fifty (50) miles or more of such employee's work location or (iii) a termination of the employment of such employee without cause, in each case of clauses (i), (ii) and (iii), which occurs within one year following the Effective Time; provided, however, that none of the events specified in clauses
(i) or (ii) above will result in full vesting unless such holder notifies Gabriel of such holder's desire to obtain full vesting no later than sixty (60) days after the earlier of the date on which such holder actually became aware of or reasonably should have become actually aware of the occurrence of such event or the date on which Gabriel has provided such holder notice of such event, and Gabriel fails to cure the same within thirty (30) days after Gabriel's receipt of such holder's notice.

         (c) TriVergent confirms that the Gabriel Options issuable in accordance with the terms and conditions set forth in this Section 1.6 constitute substitute or adjusted options for the TriVergent Options on the same terms and conditions except as provided in this Section 1.6, and the respective Boards of Directors of TriVergent and Gabriel shall take all steps necessary to implement the foregoing. Gabriel shall take all corporate action necessary to assume and adopt at the Effective Time the relevant plan under which the TriVergent Options were granted and to reserve for issuance a sufficient number of shares of Gabriel Common Stock for delivery upon the exercise of Gabriel Options after the Effective Time.

         (d) As soon as practicable after the date of effectiveness of the Registration Statement (as hereinafter defined) and subject to Section 1.11 hereof, TriVergent and Gabriel shall deliver to each of the holders of TriVergent Options the Prospectus/Information Statement (as hereinafter defined) and, with respect to employees of TriVergent who hold incentive stock options or non-qualified stock options who are not listed in Schedule 5.10(b), a form of agreement, in the form set forth in Schedule 1.6(d) attached hereto (the "Option Agreement"), providing for the acknowledgment and agreement of each such holder that the Merger and the other transactions contemplated by this Agreement shall not be treated as an event resulting in the acceleration of exercise rights under the TriVergent Plan and instructions for use in surrendering the TriVergent Options. Any holder of TriVergent Options who does not complete or return such Option Agreement on or prior to the Effective Time shall be deemed to have refused to provide the agreement and acknowledgment described in Section 1.6(b), above.

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

         1.7. CERTIFICATE OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION. At the Effective Time, the Certificate of Incorporation of Acquisition Subsidiary as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law. At the Effective Time, the Bylaws of Acquisition Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

         1.8. CERTIFICATE OF INCORPORATION AND BYLAWS OF GABRIEL. At the Effective Time and subject to the terms and conditions of this Agreement and the Delaware Code, Gabriel shall cause the Amended and Restated Certificate of Incorporation of Gabriel to be amended and restated in the form set forth on
Schedule 1.8(a) attached hereto. Such amendment and restatement of the Amended and Restated Certificate of Incorporation of Gabriel is referred to herein as the "Gabriel Charter Amendment." A true and complete copy of the Bylaws of Gabriel is attached hereto as Schedule 1.8(b).

         1.9. OTHER EFFECTS OF MERGER. The Merger shall have all further effects as specified in the applicable provisions of the Delaware Code and the South Carolina Code.

         1.10. DIRECTORS AND OFFICERS OF GABRIEL AND THE SURVIVING CORPORATION. The individuals listed on Schedule 1.10 attached hereto shall be the directors and officers of Gabriel and the Surviving Corporation, respectively, until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal.

         1.11. REGISTRATION STATEMENT. (a) For the purposes of registering the issuance of the shares of Gabriel Common Stock and Gabriel Series C Preferred Stock, the Gabriel $6.00 Warrants, the Gabriel $10.25 Warrants and the Gabriel Options (collectively, the "Gabriel Securities") to holders of the TriVergent Shares and the TriVergent Options and, in the case of such Warrants, to the holders of Gabriel Preferred Stock in connection with the Merger with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), and complying with applicable state securities Laws, Gabriel and TriVergent will cooperate in the preparation of a registration statement on Form S-4 under the Securities Act (such registration statement, together with any and all amendments and supplements thereto, being herein referred to as the "Registration Statement"), including a prospectus/information statement satisfying all requirements of applicable state securities Laws and the Securities Act. Such prospectus/information statement in the form delivered to TriVergent's stockholders, the holders of the TriVergent Options and Gabriel's stockholders, together with any and all amendments or supplements thereto, is herein referred to as the "Prospectus/Information Statement."

                  (b) TriVergent will furnish Gabriel with such information concerning TriVergent and its Subsidiaries (the "TriVergent Subsidiaries") as is necessary in order to cause the Prospectus/Information Statement, insofar as it relates to TriVergent and the TriVergent Subsidiaries, to comply in all material respects with the requirements of the Securities Act applicable to a registration statement on Form S-4. None of the information relating to TriVergent and the TriVergent Subsidiaries supplied by TriVergent for inclusion in the

Prospectus/Information Statement will contain an untrue statement of material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. TriVergent agrees promptly to advise Gabriel if, at any time prior to the Closing, any information provided by it in the Prospectus/Information Statement is or becomes incorrect or incomplete in any material respect and to provide Gabriel with the information needed to correct such inaccuracy or omission. TriVergent will furnish Gabriel with such supplemental information as may be necessary in order to cause the Prospectus/Information Statement, insofar as it relates to TriVergent and the TriVergent Subsidiaries, to continue to comply with the applicable provisions of the Securities Act after the delivery thereof to the stockholders of TriVergent and holders of the TriVergent Options. TriVergent shall cooperate with Gabriel in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and, as required by Law, in disseminating such information to TriVergent's and Gabriel's stockholders.

                  (c) None of the information relating to Gabriel and its Subsidiaries (the "Gabriel Subsidiaries") supplied by Gabriel for inclusion in the Prospectus/Information Statement will contain an untrue statement of material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Gabriel agrees promptly to advise TriVergent if, at any time prior to the Closing, any information provided by it in the Prospectus/Information Statement is or becomes incorrect or incomplete in any material respect and to provide TriVergent with the information needed to correct such inaccuracy or omission. Gabriel will furnish TriVergent with such supplemental information as may be necessary in order to cause the Prospectus/Information Statement, insofar as it relates to Gabriel and the Gabriel Subsidiaries, to continue to comply with the applicable provisions of the Securities Act after the delivery thereof to the stockholders of TriVergent. Gabriel shall cooperate with TriVergent in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and, as required by Law, in disseminating such information to TriVergent's and Gabriel's stockholders.

                  (d) As soon as practicable after the date of this Agreement, Gabriel will file the Registration Statement with the SEC and appropriate materials with applicable state securities agencies. Each of TriVergent and Gabriel will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Registration Statement and will use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act, to deliver to its respective stockholders and, in the case of TriVergent, the holders of the TriVergent Options, and to cause all such state-filed materials to comply with applicable state securities Laws, in each case, as promptly as practicable. TriVergent authorizes Gabriel to utilize in the Registration Statement and in all such state-filed materials, the information concerning TriVergent and the TriVergent Subsidiaries provided to Gabriel in connection with, or contained in, the Prospectus/Information Statement. Gabriel promptly will advise TriVergent when the Registration Statement has become effective and of any supplements or amendments thereto, and Gabriel will furnish TriVergent with copies of all such documents. TriVergent shall not distribute any written material that might constitute a "prospectus" relating to the Merger or Gabriel Securities within the meaning of the Securities Act or any applicable state securities Law without the prior written consent of Gabriel.

         1.12. REORGANIZATION. The parties intend that the Merger qualify as a reorganization pursuant to Section 368 of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) of the Treasury regulations. None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code.

         1.13. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances, consents or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Subsidiary, TriVergent or the TriVergent Subsidiaries or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Subsidiary, TriVergent or the TriVergent Subsidiaries, as the case may be, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Subsidiary, TriVergent or the TriVergent Subsidiaries, as the case may be, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation and its subsidiaries or otherwise to carry out this Agreement.

         1.14. REINCORPORATION OF TRIVERGENT IN DELAWARE. The shareholders of TriVergent have approved the merger of State Communications Inc. into a wholly owned Delaware subsidiary of State Communications Inc. for the purpose of reincorporating TriVergent in Delaware. Gabriel consents to such merger and reincorporation and to the terms of the Certificate of Incorporation of the resulting corporation, a copy of which has been provided to Gabriel. From and after such merger and reincorporation, the resulting Delaware corporation shall succeed to State Communications, Inc. as a party to this Agreement, shall be "TriVergent" for all purposes of this Agreement, references to TriVergent Common Stock, TriVergent Preferred Stock and other securities and agreements shall be to such corporation's securities and agreements, it shall have made all representations, warranties and covenants of TriVergent hereunder, and shall succeed to all rights of TriVergent hereunder and any references herein to "South Carolina" or the Laws of South Carolina shall be to Delaware and the comparable Laws of the State of Delaware.


                                   ARTICLE II.
                REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS
                                  OF TRIVERGENT

         TriVergent represents, warrants and/or covenants to and with Gabriel as follows:

         2.1.     ORGANIZATION AND GOOD STANDING.

                  (a) TriVergent is a corporation duly organized, validly existing and in good standing under the Laws of the State of South Carolina. Each of the TriVergent Subsidiaries is a

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

corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the State of South Carolina.

                  (b) Each of TriVergent and the TriVergent Subsidiaries is qualified to do business as a foreign corporation or, in the case of certain of the TriVergent Subsidiaries, a foreign limited liability company in each jurisdiction in which the failure to be so qualified would have a TriVergent Material Adverse Effect. For purposes of this Agreement, "TriVergent Material Adverse Effect" shall mean a material adverse effect on (i) the business, assets, condition (financial or otherwise), properties, liabilities or the results of operations of TriVergent and the TriVergent Subsidiaries, taken as a whole, (ii) the ability of TriVergent to perform its obligations set forth in this Agreement, or (iii) the ability of TriVergent to timely consummate the transactions contemplated by this Agreement. Schedule 2.1(b) identifies each jurisdiction in which TriVergent and each of the TriVergent Subsidiaries is currently qualified to do business as a foreign corporation or foreign limited liability company, as the case may be.

                  (c) TriVergent has delivered to Gabriel true and complete copies of the Articles of Incorporation and Bylaws of TriVergent and the Articles of Incorporation and Bylaws or the Articles of Organization and Operating Agreements, as the case may be, of the TriVergent Subsidiaries, including all amendments thereto, certified by the Secretary of TriVergent as true and in full force and effect on the date hereof. The Articles of Incorporation and Bylaws of TriVergent and the Articles of Incorporation and Bylaws or the Articles of Organization and Operating Agreements, as the case may be, of the TriVergent Subsidiaries will not be amended prior to the Closing Date.

                  (d) TriVergent and the TriVergent Subsidiaries have all corporate power or limited liability company power, as the case may be, and all material governmental licenses, authorizations, consents and approvals required to carry on their respective businesses as now being conducted and necessary to own, operate and lease their properties and assets.

         2.2.     CAPITALIZATION.

                  (a) As of the date hereof, the authorized capital stock of TriVergent consists of 100,000,000 shares of TriVergent Common Stock and 50,000,000 shares of TriVergent Preferred Stock, 4,791,668 of which have been designated as Series A Convertible Preferred Stock, 14,133,329 of which have been designated as Series B Convertible Preferred Stock and 15,776,471 of which have been designated Series C Convertible Preferred Stock. Of such authorized shares, as of the date hereof, there are issued and outstanding (i) 11,865,160 shares of TriVergent Common Stock, (ii) 4,711,672 shares of TriVergent Series A Preferred Stock (4,852,308 shares, giving effect to the issuance of shares as of July 31, 2000 pursuant to Section 1.3(d) above, assuming such shares are then authorized), (iii) 13,866,663 shares of TriVergent Series B Preferred Stock (14,241,537 shares, giving effect to the issuance of shares as of July 31, 2000 pursuant to Section 1.3(d) above, assuming such shares are then authorized), and
(iv) 15,776,471 shares of TriVergent Series C Preferred Stock (15,994,805 shares, giving effect to the issuance of shares as of July 31, 2000 pursuant to
Section 1.3(d) above, assuming such shares are then authorized). No shares of TriVergent Common Stock or TriVergent Preferred Stock are issued and held in the treasury of TriVergent, and no other capital stock of TriVergent is issued or

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

outstanding. All issued and outstanding shares of capital stock of TriVergent (including shares issuable pursuant to Section 1.3(d) above) have been duly authorized, are or will be, as the case may be, validly issued and outstanding, fully paid and nonassessable and were or will be, as the case may be, issued in compliance with applicable corporate and securities Laws.

                  (b) Except as set forth on Schedule 2.2(b) and in Section 1.3(d), above, and except for shares of TriVergent Common Stock issuable upon conversion of the TriVergent Preferred Stock, there are no outstanding rights (either preemptive or other) or options to subscribe for or purchase from TriVergent, or any warrants or other agreements providing for or requiring the issuance by TriVergent of, any capital stock or any securities convertible into or exchangeable for, or exercisable into, capital stock of TriVergent. Schedule 2.2(b) sets forth a list of the TriVergent Options.

                  (c) Schedule 2.2(c) contains a true and correct copy of TriVergent's current stock transfer ledger reflecting the record holders of TriVergent's equity securities and the number of shares held by each. Each of such holders is the owner of record of the number of shares of TriVergent Common Stock and TriVergent Preferred Stock set forth opposite the name of each holder on Schedule 2.2(c). Except as set forth in Schedule 2.2(c), there are no liens of record against such shares, other than the restrictions set forth in the TriVergent Stockholders' Agreement or the Liquidation Proceeds Agreements described in Schedule 2.2(c).

                  (d) Except as set forth in Schedule 2.2(d), there are no voting trusts, voting agreements, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of TriVergent to which TriVergent or, to TriVergent's knowledge, any of its stockholders is a party.

                  (e) TriVergent has reserved, and at all times from and after the date hereof to the Effective Time will keep reserved, free from preemptive rights, out of its authorized but unissued shares of TriVergent Common Stock, solely for the purpose of effecting the conversion of the issued and outstanding shares of TriVergent Preferred Stock, including the shares of TriVergent Preferred Stock issuable in accordance with Section 1.3(d) hereof, and exercise of the TriVergent Options, sufficient shares of TriVergent Common Stock to provide for the conversion of all such shares of TriVergent Preferred Stock and exercise of all of the TriVergent Options.

         2.3. SUBSIDIARIES. Schedule 2.3(a) attached hereto sets forth the name and percentages of outstanding capital stock, limited liability company interest or other interest held, directly or indirectly, by TriVergent and other Persons, with respect to each TriVergent Subsidiary, or other Person in which TriVergent or a TriVergent Subsidiary holds, directly or indirectly, any capital stock, limited liability company interest or other interest (a "TriVergent Minority Entity"). Except as set forth on Schedule 2.3(a), all of the capital stock, limited liability company interests and other interests so held are owned by TriVergent or a TriVergent Subsidiary free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock and limited liability company interests in each of the TriVergent Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights and in compliance with applicable corporate, limited liability company and securities Laws. There are no irrevocable proxies, voting agreements or similar

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

obligations with respect to such capital stock or limited liability company interests of the TriVergent Subsidiaries or a TriVergent Minority Entity, and no equity securities or other interests of any of the TriVergent Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls, reservation of shares or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock or limited liability company interests of any TriVergent Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any TriVergent Subsidiary is bound to issue additional shares of its capital stock or limited liability company interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or limited liability company interests or securities convertible into or exchangeable for such shares or interests.

         2.4. AUTHORIZATION; BINDING AGREEMENT. (a) TriVergent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by TriVergent's Board of Directors, and no other corporate proceedings on the part of TriVergent are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by the stockholders of TriVergent in accordance with the South Carolina Code and the Articles of Incorporation and Bylaws of TriVergent). This Agreement has been duly and validly executed and delivered by TriVergent and constitutes the legal, valid and binding agreement of TriVergent, enforceable against TriVergent in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions").

                  (b) The only votes of any class or series of capital stock of TriVergent necessary to adopt or approve this Agreement and the Merger and the other transactions contemplated by this Agreement are approvals by the holders of (i) at least 75% of the outstanding shares of TriVergent Series A Preferred Stock, (ii) more than 50% of the outstanding shares of TriVergent Series B Preferred Stock, (iii) more than 50% of the outstanding shares of TriVergent Series C Preferred Stock, and (iv) at least 66 2/3% of the outstanding shares of TriVergent Common Stock. As of the date of this Agreement, TriVergent has delivered, or caused to be delivered, to Gabriel TriVergent Voting Agreements executed by holders representing more than the votes required to approve this Agreement and the Merger and the other transactions contemplated hereby.

         2.5. GOVERNMENTAL APPROVALS. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent") any nation or government, any state or other political subdivision thereof, any Person, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("Governmental Authority") on the part of TriVergent or any of the TriVergent Subsidiaries is required in connection with the execution or delivery by TriVergent of this Agreement or the

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

consummation by TriVergent of the transactions contemplated hereby other than
(i) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina in accordance with the South Carolina Code, (ii) Consents from or with Governmental Authorities set forth on Schedule 2.5 attached hereto, (iii) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (iv) such filings as may be required in any jurisdictions where TriVergent is qualified or authorized to do business as a foreign corporation in order for the Surviving Corporation to maintain such qualification or authorization, and (v) those Consents from or with Governmental Authorities that, if they were not obtained or made, do not or would not reasonably be expected to have a TriVergent Material Adverse Effect or a Surviving Corporation Material Adverse Effect (as hereinafter defined).

         2.6. NO VIOLATIONS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by TriVergent with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Articles and/or Certificate of Incorporation or Bylaws or other governing instruments of TriVergent or any of the TriVergent Subsidiaries, (ii) except as set forth on Schedule 2.6 attached hereto, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any TriVergent Material Contract (as hereinafter defined) or other obligation to which TriVergent or any TriVergent Subsidiary is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of TriVergent or any TriVergent Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5, above, contravene any applicable provision of any constitution, treaty, statute, law (including common law), code, rule, regulation, ordinance or order of any Governmental Authority having the force of Law including, but not limited to, any orders, decisions, injunctions, judgments, awards and decrees of or agreements with any court or other Governmental Authority ("Law") currently in effect to which TriVergent or any TriVergent Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii),
(iii) and (iv) above for any deviations from the foregoing which do not or would not reasonably be expected to have a TriVergent Material Adverse Effect or Surviving Corporation Material Adverse Effect. For purposes of this Agreement, "Surviving Corporation Material Adverse Effect" shall mean a material adverse effect on the business, assets, condition (financial or otherwise), properties, liabilities or the results of operations of TriVergent, the TriVergent Subsidiaries, Gabriel and the Gabriel Subsidiaries, as a combined entity taken as a whole.

         2.7.     SECURITIES FILINGS; LITIGATION.

                  (a) TriVergent has made available to Gabriel true and complete copies of its Registration Statement on Form S-1 (File No. 333-34834) (the "TriVergent Form S-1") and all other filings or correspondence made by TriVergent with or received by TriVergent from, the SEC since the initial filing of the TriVergent Form S-1.

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

                  (b) Except as set forth in Schedule 2.7 attached hereto and other than general industry rulemaking and other proceedings that affect the industry generally, there is no action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in Law or in equity, by or before any court, tribunal, arbitrator, mediator or other Governmental Authority ("Litigation") pending or, to the knowledge of TriVergent, threatened against TriVergent or any TriVergent Subsidiary, or any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan (as hereinafter defined) of TriVergent or any TriVergent Subsidiary, or otherwise relating, in a manner that would reasonably be expected to have a TriVergent Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

         2.8.     TRIVERGENT FINANCIAL STATEMENTS.

                  (a)      Schedule 2.8 contains a true and complete copy of:

                           (i)  the audited balance sheet of TriVergent for the
year ended December 31, 1999 (the "TriVergent Balance Sheet Date") and the related audited statements of operations, stockholders' equity and cash flows of TriVergent for the year ended December 31, 1999; and

                           (ii) the unaudited  consolidated  balance sheet of
TriVergent for the three-month period ended March 31, 2000 and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of TriVergent for such period (the financial statements referred to in clauses (i) and (ii) of this Section 2.8(a) being collectively referred to as the "TriVergent Financial Statements").

                  (b) The TriVergent Financial Statements have been prepared in accordance with generally accepted accounting principles (except that such unaudited financial statements do not contain all of the required footnotes or normal recurring year-end adjustments) applied on a consistent basis during the respective periods covered thereby. The TriVergent Financial Statements are correct and complete and present fairly the financial position of TriVergent at the date of the balance sheets included therein and the results of operations and cash flows of TriVergent for the respective periods covered by the statements of operations and cash flows included therein.

         2.9.     ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
Schedule 2.9 attached hereto, since the TriVergent Balance Sheet Date, there has not been:

                  (a) any event, occurrence, fact, condition, change, development or effect ("Event"), other than operating losses incurred in the start-up phase of TriVergent's business, that has had or would reasonably be expected to have a TriVergent Material Adverse Effect;

                  (b) any declaration, payment or setting aside for payment of any dividend (except to TriVergent or a TriVergent Subsidiary wholly owned by TriVergent) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or


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
securities of TriVergent or any shares of capital stock, limited liability interests or securities of any TriVergent Subsidiary;

                  (c) any return of any capital or other distribution of assets to stockholders of TriVergent or stockholders or members of any TriVergent Subsidiary (except to TriVergent or a TriVergent Subsidiary wholly owned by TriVergent);

                  (d) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any Person or business; or

                  (e) any other action or agreement or undertaking by TriVergent or any TriVergent Subsidiary that, if taken or done on or after the date hereof without Gabriel's consent, would result in a breach of Section 4.1, below, and that has had or would reasonably be expected to have a TriVergent Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

         2.10. COMPLIANCE WITH LAWS. The business of TriVergent and each TriVergent Subsidiary has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which do not and would not reasonably be expected to have a TriVergent Material Adverse Effect. Without limiting the generality of the foregoing, neither TriVergent nor any TriVergent Subsidiary has conducted its business in violation of applicable Laws, including without limitation any applicable fictitious name statutes, tariffs, rules and regulations in any jurisdiction, foreign or domestic, which violation has had or would reasonably be expected to have a TriVergent Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

         2.11. PERMITS. TriVergent and the TriVergent Subsidiaries have all permits, certificates, licenses, approvals, tariffs and other authorizations required in connection with the operation of their respective businesses (collectively, "TriVergent Permits"), other than those which if not obtained do not and would not reasonably be expected to have a TriVergent Material Adverse Effect or a Surviving Corporation Material Adverse Effect. Neither TriVergent nor any TriVergent Subsidiary is in violation of any TriVergent Permit, and no proceedings are pending or, to the knowledge of TriVergent, threatened, to revoke or limit any material TriVergent Permit except those the absence or violation of which do not and would not reasonably be expected to have a TriVergent Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

         2.12. FINDERS AND INVESTMENT BANKERS. Neither TriVergent nor any of its officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby other than pursuant to the agreements with Donaldson, Lufkin & Jenrette Securities Corporation and First Union Securities, Inc., accurate and complete copies of which have been provided to Gabriel.

         2.13. MATERIAL CONTRACTS. Attached hereto as Schedule 2.13 is a true, complete and accurate list, categorized by subject matter, of all of the following outstanding contracts,

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


agreements, plans, leases and commitments entered into by TriVergent or any of the TriVergent Subsidiaries which are in writing or, to the best of TriVergent's knowledge, have been orally agreed to by TriVergent or any of the TriVergent Subsidiaries (each, a "TriVergent Material Contract"):

                  (a) all purchase orders or contracts for the purchase of equipment, materials, products or supplies which were entered into in the ordinary course of business of TriVergent and the TriVergent Subsidiaries and are for a term of more than 6 months or involve aggregate payments by TriVergent or any of the TriVergent Subsidiaries of more than $250,000, or which were entered into other than in the ordinary course of business of TriVergent and the TriVergent Subsidiaries;

                  (b) all written employment, consulting or service contracts with any stockholder, director, officer, consultant, advisor or employee of the Company, any Person related by blood or marriage to any such Person or any other Affiliate of the Company, and any such oral contracts which are not terminable at will by TriVergent or any of the TriVergent Subsidiaries;

                  (c) all plans, contracts or arrangements providing for stock options or stock purchases, bonuses, pensions, deferred or incentive compensation, retirement or severance payments, profit-sharing, insurance or other benefit plans or programs for any stockholder, director, officer, consultant, advisor or employee of TriVergent or any of the TriVergent Subsidiaries;

                  (d) all contracts for construction or for the purchase or lease of real estate, improvements, fixtures, and other items, including all central office collocations;

                  (e) all contracts relating to the rental or use of equipment, vehicles, other personal property or fixtures involving rental or lease payments in excess of $50,000 per year;

                  (f) all contracts relating in any way to direct or indirect Indebtedness for borrowed money or evidenced by a bond, debenture, note or other evidence of Indebtedness (whether secured or unsecured) of or to TriVergent or any of the TriVergent Subsidiaries, and all Liens with respect to any Property used or owned by TriVergent or any of the TriVergent Subsidiaries;

                  (g) all contracts substantially restricting TriVergent or any of the TriVergent Subsidiaries from engaging in any line of business or competing with any Person or in any geographical area, or from using or disclosing any information in its possession (other than routine supplier and customer confidentiality agreements);

                  (h) all license agreements, either as licensor or licensee;

                  (i) all joint venture contracts and agreements involving a sharing of profits;

                  (j) all contracts, commitments or shared services arrangement with any Affiliate and all contracts or commitments not made in the ordinary course of its business; and


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

                  (k) all other contracts which are otherwise material to TriVergent or any of the TriVergent Subsidiaries or their respective businesses or assets.

         Except as set forth on Schedule 2.13, all of the TriVergent Material Contracts are valid, binding and in full force and effect as to TriVergent and the TriVergent Subsidiaries, and none of TriVergent or any of the TriVergent Subsidiaries or, to the best of TriVergent's knowledge, any other party thereto, is in material breach or material violation of, or material default under, nor is there any reasonable basis for a claim of material breach or violation by TriVergent or any of the TriVergent Subsidiaries of, or default by TriVergent or any of the TriVergent Subsidiaries under, the terms of any such contract, agreement, plan, lease or commitment, and no event has occurred which constitutes or, with the lapse of time or the giving of notice or both, would constitute such a material breach, violation or default by TriVergent or any of the TriVergent Subsidiaries thereunder.

         2.14.    TRIVERGENT EMPLOYEE BENEFIT PLANS. (a) Except as set forth in
Schedule 2.14 attached hereto, there are no Benefit Plans (as defined below) maintained or contributed to by TriVergent or a TriVergent Subsidiary under which TriVergent, a TriVergent Subsidiary or the Surviving Corporation could incur any liability. A "Benefit Plan" shall include (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), even if, because of some other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (ii) whether or not described in the preceding clause, (a) any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase, stock appreciation or stock option plan, or any other compensation, welfare, fringe benefit or retirement plan, program, policy, course of conduct, understanding or arrangement of any kind whatsoever, whether formal or informal, oral or written, providing for benefits for or the welfare of any or all of the current or former employees or agents of a specified Person or their beneficiaries or dependents, (b) a multi-employer plan as defined in Section 3(37) of ERISA (a "Multi-Employer Plan"), or (c) a multiple employer plan as defined in Section 413 of the Code. There are no negotiations, demands or proposals pending or threatened or which have been made since May 1997 which concern matters now covered, or that would be covered, by the foregoing types of Benefit Plans.

                  (b) With respect to each Benefit Plan (where applicable):
TriVergent has made available to Gabriel complete and accurate copies of (i) all plan and trust texts and agreements, insurance contracts and other funding arrangements; (ii) the most recent annual report on the Form 5500 series; (iii) the most recent financial statements and/or annual and periodic accountings of plan assets for the last two years; (iv) the most recent determination letter received from the Internal Revenue Service ("IRS"); and (v) the most recent summary plan description as defined in ERISA.

                  (c) With respect to each Benefit Plan while maintained or contributed to by TriVergent or a TriVergent Subsidiary: (i) if intended to qualify under Code Sections 401(a) or 403(a), such Benefit Plan has received a favorable determination letter from the IRS that it so qualifies, and its trust is exempt from taxation under Code Section 501(a) and, to the knowledge of TriVergent, nothing has since occurred to cause the loss of the Benefit Plan's qualification; (ii) such Benefit Plan has been administered in accordance with its terms and applicable Laws;

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


(iii) except for payment of benefits made in the ordinary course of the plan administration, no event has occurred and there exists no circumstance under which TriVergent, a TriVergent Subsidiary or the Surviving Corporation could incur liability under ERISA, the Code or otherwise; (iv) no accumulated funding deficiency as defined in Code Section 412 has occurred or exists; (v) no non-exempt prohibited transaction as defined under ERISA and the Code has occurred; (vi) no reportable event as defined in Section 4043 of ERISA has occurred (other than events as to which the 30-day notice period is waived pursuant to Section 4043 of ERISA); (vii) all contributions and premiums due have fully been made and paid on a timely basis; and (viii) all contributions made or required to be made under any Benefit Plan meet the requirements for deductibility under the Code, and all contributions accrued prior to March 31, 2000 which have not been made have been properly recorded on the TriVergent Financial Statements, except, in each case under clauses (i) through (viii) above, for any deviations from the foregoing which do not and would not reasonably be expected to have a TriVergent Material Adverse Effect or a Surviving Corporation Material Adverse Effect. Neither TriVergent nor any TriVergent Subsidiary has any liability by virtue of its being a member of a controlled group with a person who has liability under the Code of ERISA.

                  (d) No Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code. Each of the Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not reasonably be expected to have a TriVergent Material Adverse Effect or a Surviving Corporation Material Adverse Effect. Neither TriVergent nor any of the TriVergent Subsidiaries contributes to, or has any outstanding liability with respect to, any Multi-employer Plan.

                  (e) With respect to each Benefit Plan which is a welfare plan (as defined in ERISA Section 3(1)): (i) any liability for medical or death benefits with respect to current or former employees beyond their termination of employment (except as may be required by applicable Law) is provided for in the TriVergent Financial Statements to the extent required by generally accepted accounting principles; (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan; (iii) except as set forth in Schedule 2.14 attached hereto, no term or provision of any such plan prohibits the amendment or termination thereof; and (iv) TriVergent and the TriVergent Subsidiaries have complied with Code Section 4980B, except, in each case, for any deviations from the foregoing which do not and would not reasonably be expected to have a TriVergent Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

                  (f) Except as set forth in Schedule 2.14 attached hereto and except as provided in Section 5.10(b) below, the consummation of the Merger will not, either alone or in conjunction with another Event under the terms of any Benefit Plan: (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting of benefits or increase the amount of compensation due to any individual.

         2.15.    TAXES AND RETURNS.


                  (a) Except as disclosed in Schedule 2.15 attached hereto, TriVergent and each of the TriVergent Subsidiaries has timely filed, or caused to be timely filed, all material federal, state, local and foreign income, gross receipts, sales, use, property, production, payroll, franchise,

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


withholding, employment, social security, license, excise, transfer, gains, and other tax returns or reports required to be filed by it (any of the foregoing being referred to herein as a "Tax Return"), and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of taxes and governmental charges, assessments and contributions of any nature whatsoever including, but not limited to, any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the TriVergent Financial Statements have been established or which are being contested in good faith as reflected in records made available to Gabriel prior to the date of this Agreement. Except as set forth in Schedule
2.15 attached hereto, there are no claims or assessments pending against TriVergent or any TriVergent Subsidiary for any alleged deficiency in any Tax, and TriVergent has not been notified in writing of any proposed Tax claims or assessments against TriVergent or any TriVergent Subsidiary (other than, in each case, those for which adequate reserves in the TriVergent Financial Statements have been established or which are being contested in good faith as reflected in records made available to Gabriel prior to the date of this Agreement or are immaterial in amount). Except as set forth in Schedule 2.15 attached hereto, neither TriVergent nor any TriVergent Subsidiary has any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. Except as set forth in Schedule 2.15 attached hereto, there are no outstanding requests by TriVergent or a TriVergent Subsidiary for any extension of time within which to file any material Tax Return or within which to pay any material amount of Taxes shown to be due on any Tax Return. Except as set forth on
Schedule 2.15 attached hereto, no taxing authority is conducting or has notified or, to the knowledge of TriVergent, has threatened TriVergent or any TriVergent Subsidiary that it intends to conduct, an audit of any prior Tax period of TriVergent or any of its past or present subsidiaries. Except as disclosed in
Schedule 2.15 attached hereto, neither TriVergent nor any TriVergent Subsidiary has ever been an "S" corporation under the Code.

                  (b) A listing of all Tax sharing agreements or similar arrangements with respect to or involving TriVergent or a TriVergent Subsidiary is set forth in Schedule 2.15 attached hereto.

                  (c) Except as set forth in Schedule 2.15 attached hereto, neither TriVergent nor any TriVergent Subsidiary has made or become obligated to make, or will, as a result of the transactions contemplated by this Agreement, make or become obligated to make, any "excess parachute payment" as defined in
Section 280G of the Code (without regard to Subsection (b)(4) thereof).

                  (d) Except as set forth in Schedule 2.15 attached hereto, neither TriVergent nor any TriVergent Subsidiary is or has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (e) Except as provided in Schedule 2.15 attached hereto, neither TriVergent nor any TriVergent Subsidiary is a Person other than a United States Person within the meaning of the Code.

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                  (f) None of the assets of TriVergent or of any TriVergent
Subsidiary is property which TriVergent or any TriVergent Subsidiary is required to treat as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

                  (g) There are no liens for Taxes on the assets of TriVergent or any TriVergent Subsidiary except for statutory liens for current Taxes not yet due and payable.

                  (h) All material elections with respect to any material amount of Taxes affecting TriVergent and the TriVergent Subsidiaries are described in
Schedule 2.15 attached hereto. Neither TriVergent nor any TriVergent Subsidiary:
(i) has consented at any time under Section 341(f)(l) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of TriVergent or any TriVergent Subsidiary; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an express election, or is required, to treat any asset of TriVergent or any TriVergent Subsidiary as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; or (iv) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, foreign or local income Tax provision.

                  (i) Except as set forth in Schedule 2.15 attached hereto, TriVergent and the TriVergent Subsidiaries are not and have never been includable corporations in an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than in the affiliated group of which TriVergent is the common parent corporation.

                  (j) Schedule 2.15 attached hereto sets forth the (i) net operating lossses, net capital losses, foreign tax credits, investment and other tax credits, or any carryforward of such losses or credits, of each of the TriVergent Subsidiaries acquired by TriVergent, as reflected on the final tax returns of such Subsidiaries prior to their acquisition, (ii) the date suchTriVergent Subsidiary was acquired; and (iii) the consideration paid for such TriVergent Subsidiary, provided, however, that the disclosure pursuant to clause (i) hereof solely with respect to Information Services and Advertising Corporation and Ester Communications, Inc. shall be promptly provided by TriVergent after the date hereof but no later than fourteen days prior to Closing. Schedule 2.15 sets forth TriVergent's net operating losses, net capital losses, foreign tax credits, investment and other tax credits as reflected on the TriVergent consolidated group's most recent filed tax return.

                  (k) Except as set forth in Schedule 2.15 attached hereto, neither TriVergent nor any TriVergent Subsidiary is a partner or member in or subject to any joint venture, partnership, limited liability company or other arrangement or contract that is or should be treated as a partnership for federal income tax purposes.

                  (l) Except as set forth on Schedule 2.15 attached hereto, neither TriVergent nor any of the TriVergent Subsidiaries has entered into any covenant related to the acquisition of

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
any TriVergent Subsidiary with respect to the qualification of such acquisition as a reorganization under Section 368 of the Code.

         2.16. NO UNDISCLOSED LIABILITIES. TriVergent and the TriVergent Subsidiaries do not have any liabilities or obligations whatsoever, whether accrued, contingent or otherwise, and TriVergent knows of no basis for any claim against TriVergent or any TriVergent Subsidiary for any liability or obligation, except (i) to the extent set forth or reflected in the TriVergent Financial Statements provided or made available to Gabriel prior to the date of this Agreement, (ii) to the extent expressly set forth on any Schedule attached hereto or otherwise as described in this Article II, or (iii) liabilities or obligations incurred in the normal and ordinary course of business since the TriVergent Balance Sheet Date, and except, in each case, for any deviations from the foregoing which individually or in the aggregate do not and would not reasonably be expected to have a TriVergent Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

         2.17. ENVIRONMENTAL MATTERS. Except as set forth on Schedule 2.17 and except, in each case, for any deviations which do not and would not reasonably be expected to have a TriVergent Material Adverse Effect or a Surviving Corporation Material Adverse Effect, as of the date of this Agreement,
(i) each of TriVergent and the TriVergent Subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) each of TriVergent and the TriVergent Subsidiaries has obtained, and is in compliance with, all permits and other authorizations of Governmental Authorities necessary under applicable Environmental Laws for the construction of its facilities and the conduct of its operations, as applicable, (collectively, the "Environmental Permits"), (iii) there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of TriVergent, threatened against TriVergent, a TriVergent Subsidiary or any of their respective properties alleging a violation of, or liability under, any Environmental Laws and (iv) there are no past or present Events which reasonably may be expected to prevent compliance with, or which have given rise to or will give rise to liability on the part of TriVergent or a TriVergent Subsidiary under, Environmental Laws. Schedule 2.17 lists all environmental reports in the possession of TriVergent or a TriVergent Subsidiary relating to any of their respective past or present properties. For purposes of this Agreement, the term "Environmental Laws" shall mean Laws regulating asbestos, polychlorinated biphenyls, radioactive materials and wastes, petroleum and petroleum products, contaminants, pollutants, hazardous or toxic wastes or substances, and Laws relating to protection of the environment, pollution, waste control and human health and safety as it relates to the environment.

         2.18. INTELLECTUAL PROPERTY. For purposes of this Agreement, "Intellectual Property" shall mean all patents, trademarks, service marks, trade names, copyrights, franchises, know-how and similar rights of or used by a Person, all applications for any of the foregoing and all permits, grants and licenses or other rights running to or from such Person relating to any of the foregoing. Except as set forth on Schedule 2.18 attached hereto, (i) TriVergent or one of the TriVergent Subsidiaries owns, or is licensed to or otherwise has the right to use, all material Intellectual Property currently used in its or their respective businesses, (ii) the rights of TriVergent and the TriVergent Subsidiaries in such Intellectual Property are, subject to the rights of any licensor thereof, free and clear of any liens or other encumbrances and restrictions and neither TriVergent nor any of the TriVergent Subsidiaries has received, as of the date of this Agreement, notice of

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


any adversely-held Intellectual Property of any other Person, or notice of any charge or claim of infringement or breach from any Person relating to such Intellectual Property or any material process or confidential information of TriVergent or any TriVergent Subsidiary ("Claim Notice") and does not know of any basis for any such charge or claim, and (iii) neither TriVergent, the TriVergent Subsidiaries nor their respective predecessors, if any, has conducted business at any time prior to the date hereof under any corporate, trade or fictitious names other than their current corporate names. TriVergent shall promptly notify, and shall cause the TriVergent Subsidiaries to promptly notify, Gabriel of any Claim Notice received by TriVergent or a TriVergent Subsidiary after the date of this Agreement.

         2.19     REAL ESTATE.

                  (a) Schedule 2.19(a) attached hereto sets forth a true, correct and complete schedule as of the date of this Agreement of all real property owned by TriVergent or any of the TriVergent Subsidiaries. TriVergent or one of the TriVergent Subsidiaries, as indicated thereon, is the owner of fee title to the real property described on said Schedule 2.19(a) and to all of the buildings, structures and other improvements located thereon free and clear of any material mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation except for the matters listed on said Schedule 2.19(a) and, except for any exceptions, easements, restrictive covenants, encroachments or other survey defects, encumbrances, restrictions or limitations which, individually or in the aggregate, do not and would not reasonably be expected to have a TriVergent Material Adverse Effect or Surviving Corporation Material Adverse Effect or to interfere in any material respect with the present use and enjoyment of such real property.

                  (b) Schedule 2.19(b) attached hereto sets forth a true, correct and complete schedule as of the date of this Agreement of all material leases, subleases, easements, rights-of-way, licenses or other agreements under which TriVergent or any of the TriVergent Subsidiaries uses or occupies, or has the right to use or occupy any material real property or improvements thereon other than collocation agreements (the "TriVergent Real Property Leases"). Except for the matters listed on said Schedule 2.19(b), TriVergent or a TriVergent Subsidiary, as indicated thereon, holds the leasehold estate under or other interest in each TriVergent Real Property Lease free and clear of all liens, encumbrances and other rights of occupancy other than statutory landlords' or mechanics' liens which have not been executed upon, and except for liens, encumbrances and rights that do not and would not reasonably be expected to have a TriVergent Material Adverse Effect or Surviving Corporation Material Adverse Effect or to interfere in any material respect with the present use and enjoyment of such leasehold estate or interest.

         2.20. CORPORATE RECORDS. The respective corporate and limited liability company record books of or relating to TriVergent and each of the TriVergent Subsidiaries made available to Gabriel by TriVergent contain accurate and complete records of (i) all corporate actions of the stockholders and directors (and committees thereof) of TriVergent and, as applicable, all corporate and limited liability company actions of the respective stockholders, directors (and committees thereof), managers and members of the TriVergent Subsidiaries, (ii) the Certificate

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


and/or Articles of Incorporation, Bylaws and/or other governing instruments, as amended, of TriVergent and the TriVergent Subsidiaries, and (iii) the issuance and transfer of stock of TriVergent and, as applicable, stock or limited liability company interests of the TriVergent Subsidiaries. Except as set forth on Schedule 2.20 attached hereto, neither TriVergent nor any TriVergent Subsidiary has any of its material records or information recorded, stored, maintained or held off the premises of TriVergent and the TriVergent Subsidiaries.

         2.21. TITLE TO AND CONDITION OF PERSONAL PROPERTY. TriVergent and each of the TriVergent Subsidiaries have good and marketable title to, or a valid leasehold interest in, all material items of any personal property currently used in the operation of their respective businesses, and such property or leasehold interests are free and clear of all liens, claims, charges, security interests, options, or other title defects or encumbrances that have had or would reasonably be expected to have a TriVergent Material Adverse Effect or Surviving Corporation Material Adverse Effect or to interfere in any material respect with the present use and enjoyment of such property or interests. As of the date of this Agreement, all such personal property is in reasonably good operating condition and repair as required for use in the businesses of TriVergent and the TriVergent Subsidiaries (ordinary wear and tear excepted), is reasonably suitable for the use to which the same is customarily put by TriVergent or any TriVergent Subsidiary and is free from material defects.

         2.22. NO ADVERSE ACTIONS. Except as set forth on Schedule 2.22 attached hereto, there is no existing, pending or, to the knowledge of TriVergent, overtly threatened termination, cancellation, limitation, modification or change in the business relationship of TriVergent or any of the TriVergent Subsidiaries, with any supplier, customer or other Person except such as would not reasonably be expected to have a TriVergent Material Adverse Effect or Surviving Corporation Material Adverse Effect. None of TriVergent, any TriVergent Subsidiary or, to the knowledge of TriVergent, any director, officer, agent, employee or other Person acting on behalf of TriVergent or any TriVergent Subsidiary has used any corporate funds for unlawful contributions, payments, gifts or entertainment or for the payment of other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to governmental or regulatory officials or others, which would reasonably be expected to have a TriVergent Material Adverse Effect or Surviving Corporation Material Adverse Effect.

         2.23.    LABOR MATTERS. Except as set forth on Schedules 2.13, 2.14 or
2.23 attached hereto, neither TriVergent nor any of the TriVergent Subsidiaries has any material obligations, contingent or otherwise, under any employment, severance or consulting agreement, any collective bargaining agreement or any other contract with a labor union or other labor or employee group. To the knowledge of TriVergent, as of the date of this Agreement, there are no negotiations, demands or proposals which are presently pending or overtly threatened by or on behalf of any labor union with respect to the unionizing of employees of TriVergent or any TriVergent Subsidiary. As of the date of this Agreement, there is no unfair labor practice complaint against TriVergent or any TriVergent Subsidiary pending or, to the knowledge of TriVergent, threatened before the National Labor Relations Board or comparable agency, no unresolved grievance against TriVergent or any TriVergent Subsidiary, no collective bargaining agreement which is currently being negotiated by TriVergent or any TriVergent Subsidiary, and neither TriVergent nor any TriVergent Subsidiary is experiencing any work stoppage, strike,

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


slowdown or other labor difficulty which, in each case, would reasonably be expected to have a TriVergent Material Adverse Effect or Surviving Corporation Material Adverse Effect. As of the date of this Agreement, no employee has informed TriVergent or any TriVergent Subsidiary of his or her intention to terminate his or her employment with TriVergent or any TriVergent Subsidiary as a result of any announcement or consummation of the transactions contemplated by this Agreement. TriVergent shall promptly notify, and shall cause the TriVergent Subsidiaries to promptly notify, Gabriel upon knowledge by TriVergent or a TriVergent Subsidiary of the occurrence after the date hereof of any matter referenced in this Section 2.23.

         2.24. INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND OTHERS. Except as set forth on Schedule 2.24 hereto, neither TriVergent nor any of the TriVergent Subsidiaries is indebted to any director, officer, employee or consultant of TriVergent or any of the TriVergent Subsidiaries or to any other Affiliate of TriVergent, except for amounts due as normal salaries, fees or reimbursement of ordinary business expenses. Except as set forth on Schedule 2.24, no director, officer, employee or consultant of TriVergent or any of the TriVergent Subsidiaries and no other Affiliate of TriVergent is now, or on the Closing Date will be, indebted to TriVergent or any of the TriVergent Subsidiaries except for ordinary business expense advances.

         2.25. INSURANCE. Schedule 2.25 attached hereto lists each policy of insurance which TriVergent and each of the TriVergent Subsidiaries has obtained and maintains. As of the date of this Agreement, neither TriVergent nor any of the TriVergent Subsidiaries has received notice of default under, or intended cancellation or nonrenewal of, any of such policies of insurance. Neither TriVergent nor any TriVergent Subsidiary has been refused any insurance for any material coverage by an insurance carrier to which it has applied for such insurance coverage.

         2.26. TAKEOVER STATUTES. TriVergent is not subject to any "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each a "Takeover Statute") applicable to Gabriel or the Merger.

         2.27. INVESTMENT COMPANY. TriVergent is not an "investment company", or an "affiliated person" of an "investment company", or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940.

         2.28. FAIRNESS OPINION. TriVergent's Board of Directors has received from its financial advisors, Donaldson, Lufkin & Jenrette Securities Corporation, a written opinion addressed to it for inclusion in the Prospectus/Information Statement to the effect that the Merger Consideration is fair to the holders of the TriVergent Shares from a financial point of view. An accurate and complete copy of such opinion has been provided to Gabriel.

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

                                  ARTICLE III.
                         REPRESENTATIONS, WARRANTIES AND
                          CERTAIN COVENANTS OF GABRIEL

         Gabriel represents, warrants and/or covenants to and with TriVergent as follows:

         3.1.     ORGANIZATION AND GOOD STANDING.

                  (a) Gabriel is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Gabriel Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation, as set forth on
Schedule 3.1(a).

                  (b) Each of Gabriel and the Gabriel Subsidiaries is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Gabriel Material Adverse Effect. For purposes of this Agreement, "Gabriel Material Adverse Effect" shall mean a material adverse effect on (i) the business, assets, condition (financial or otherwise), properties, liabilities or the results of operations of Gabriel and the Gabriel Subsidiaries, taken as a whole, (ii) the ability of Gabriel to perform its obligations set forth in this Agreement, or (iii) the ability of Gabriel to timely consummate the transactions contemplated by this Agreement.
Schedule 3.1(a) also identifies each jurisdiction in which Gabriel and each of the Gabriel Subsidiaries is currently qualified to do business as a foreign corporation.

                  (c) Gabriel has delivered to TriVergent true and complete copies of the Amended and Restated Certificate of Incorporation and Bylaws of Gabriel and the Gabriel Subsidiaries, including all amendments thereto, certified by the Secretary of Gabriel as true and in full force and effect on the date hereof. Except as set forth in the Gabriel Charter Amendment, the Amended and Restated Certificate of Incorporation and Bylaws of Gabriel and the Gabriel Subsidiaries will not be amended prior to the Closing Date.

                  (d) Gabriel and the Gabriel Subsidiaries have all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on their respective businesses as now being conducted and necessary to own, operate and lease their properties and assets.

         3.2.     CAPITALIZATION.

                  (a) As of the date hereof, the authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share, of which 26,850,000 shares are designated as Series A Convertible Preferred Stock (the "Gabriel Series A Preferred Stock"), 3,125,000 shares are designated as Series A-1 Convertible Preferred Stock (the "Gabriel Series A-1 Preferred Stock") and 32,500,000 shares are designated as the Gabriel Series B Preferred Stock (together with the Gabriel Series A Preferred Stock and the Gabriel Series A-1 Preferred Stock, the "Gabriel Preferred Stock"). Of such authorized shares, as of the date hereof, 5,934,200 shares of Gabriel Common Stock, 26,850,000 shares of Gabriel Series A Preferred Stock, 3,125,000 shares of

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


Gabriel Series A-1 Preferred Stock and 9,930,294 shares of Gabriel Series B Preferred Stock are issued and outstanding, 90,000 shares of Gabriel Common Stock are issued and held in the treasury of Gabriel, and no other capital stock of Gabriel is issued or outstanding. All issued and outstanding shares of capital stock of Gabriel and all the shares of Gabriel Series B Preferred Stock reserved for issuance upon payment of the Total Committed Capital have been duly authorized, are or will be, as the case may be, validly issued and outstanding, fully paid and nonassessable and were or will be, as the case may be, issued in compliance with applicable corporate and securities Laws.

                  (b) Except as set forth on Schedule 3.2(b) and except for shares of Gabriel Common Stock issuable upon conversion of the Gabriel Preferred Stock, there are no outstanding rights (either preemptive or other) or options to subscribe for or purchase from Gabriel, or any warrants or other agreements providing for or requiring the issuance by Gabriel of, any capital stock or any securities convertible into or exchangeable for, or exercisable into, capital stock of Gabriel.

                  (c) Except as set forth in Schedule 3.2(c), there are no voting trusts, voting agreements, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of Gabriel to which Gabriel or, to Gabriel's knowledge, any of its stockholders is a party.

         3.3. SUBSIDIARIES. Schedule 3.3(a) attached hereto sets forth the name and percentages of outstanding capital stock or other interest held, directly or indirectly, by Gabriel and other Persons, with respect to each Gabriel Subsidiary, or other Person in which Gabriel or a Gabriel Subsidiary holds, directly or indirectly, any capital stock or other interest (a "Gabriel Minority Entity"). Except as set forth on Schedule 3.3(a), all of the capital stock and other interests so held are owned by Gabriel or a Gabriel Subsidiary free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Gabriel Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws. There are no irrevocable proxies, voting agreements or similar obligations with respect to such capital stock of the Gabriel Subsidiaries or a Gabriel Minority Entity, and no equity securities or other interests of any of the Gabriel Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls, reservation of shares or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Gabriel Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Gabriel Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

         3.4.     AUTHORIZATION; BINDING AGREEMENT.


                  (a) Gabriel has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the Boards of Directors of Gabriel and Acquisition Subsidiary and by Gabriel as the sole stockholder of Acquisition Subsidiary, and no other corporate proceedings on the part of Gabriel or Acquisition Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the adoption of the Gabriel Charter Amendment in accordance with the Delaware Code and the Amended and Restated Certificate of Incorporation and Bylaws of Gabriel). This Agreement has been duly and validly executed and delivered by Gabriel and Acquisition Subsidiary and constitutes the legal, valid and binding agreement of each of Gabriel and Acquisition Subsidiary, enforceable against each of them in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

                  (b) The only votes of any class or series of capital stock of Gabriel necessary to adopt or approve this Agreement and the Merger and the other transactions contemplated by this Agreement are approvals by the holders of at least 66 2/3% of the outstanding shares of Gabriel Common Stock, Gabriel Series A Preferred Stock, Gabriel Series A-1 Preferred Stock and Gabriel Series B Preferred Stock, in each case, voting together as a single class, and by at least 66 2/3% of each of such series of Preferred Stock, voting as separate classes. As of the date of this Agreement, Gabriel has delivered, or caused to be delivered, to TriVergent Gabriel Voting Agreements executed by holders representing more than the votes required to adopt or approve this Agreement and the Merger and the other transactions contemplated hereby.

         3.5. GOVERNMENTAL APPROVALS. No Consent of any Governmental Authority on the part of Gabriel or any of the Gabriel Subsidiaries is required in connection with the execution or delivery by Gabriel of this Agreement or the consummation by Gabriel of the transactions contemplated hereby other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware Code, (ii) Consents from or with Governmental Authorities set forth on Schedule 3.5 attached hereto, (iii) filings under the HSR Act, (iv) such filings as may be required in any jurisdictions where Gabriel is qualified or authorized to do business as a foreign corporation in order for the Surviving Corporation to maintain such qualification or authorization, and (v) those Consents from or with Governmental Authorities that, if they were not obtained or made, do not or would not reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

         3.6. NO VIOLATIONS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Gabriel with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Articles and/or Certificate of Incorporation or Bylaws or other governing instruments of Gabriel or any of the Gabriel Subsidiaries, (ii) except as set forth on Schedule 3.6 attached hereto, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any Gabriel Material Contract (as hereinafter defined) or other obligation to which Gabriel or any Gabriel Subsidiary is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Gabriel or any Gabriel Subsidiary, or (iv) subject to obtaining the Consents from

Governmental Authorities referred to in Section 3.5, above, contravene any applicable Law currently in effect to which Gabriel or any Gabriel Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv) above for any deviations from the foregoing which do not or would not reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

         3.7. LITIGATION Except as set forth in Schedule 3.7 attached hereto and other than general industry rulemaking and other proceedings that affect the industry generally, there is no Litigation pending or, to the knowledge of Gabriel, threatened against Gabriel or any Gabriel Subsidiary, or any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan of Gabriel or any Gabriel Subsidiary, or otherwise relating, in a manner that would reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

         3.8.     GABRIEL FINANCIAL STATEMENTS.


                  (a) Schedule 3.8 contains a true and complete copy of:


                      (i) the audited balance sheet of Gabriel for the year ended December 31, 1999 (the "Gabriel Balance Sheet Date") and the related audited statements of operations, stockholders' equity and cash flows of Gabriel for the year ended December 31, 1999; and

                      (ii) the unaudited consolidated balance sheet of Gabriel for the three-month period ended March 31, 2000 and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of Gabriel for such period (the financial statements referred to in clauses (i) and (ii) of this Section 3.8(a) being collectively referred to as the "Gabriel Financial Statements").

                  (b) The Gabriel Financial Statements have been prepared in accordance with generally accepted accounting principles (except that such unaudited financial statements do not contain all of the required footnotes or normal recurring year-end adjustments) applied on a consistent basis during the respective periods covered thereby. The Gabriel Financial Statements are correct and complete and present fairly the financial position of Gabriel at the date of the balance sheets included therein and the results of operations and cash flows of Gabriel for the respective periods covered by the statements of operations and cash flows included therein.

         3.9.     ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
Schedule 3.9 attached hereto, since the Gabriel Balance Sheet Date, there has not been:

                  (a) any Event, other than operating losses incurred in the start-up phase of Gabriel's business, that has had or would reasonably be expected to have a Gabriel Material Adverse Effect;

                  (b) any declaration, payment or setting aside for payment of any dividend (except to Gabriel or a Gabriel Subsidiary wholly owned by Gabriel) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of Gabriel or

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any Gabriel Subsidiary (except in connection with repurchases of stock from employees whose employment has been terminated);

                  (c) any return of any capital or other distribution of assets to stockholders of Gabriel or any Gabriel Subsidiary (except in connection with repurchases of stock from employees whose employment has been terminated);

                  (d) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any Person or business; or

                  (e) any other action or agreement or undertaking by Gabriel or any Gabriel Subsidiary that, if taken or done on or after the date hereof without Gabriel's consent, would result in a breach of Section 5.1, below, and that has had or would reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

         3.10. COMPLIANCE WITH LAWS. The business of Gabriel and each Gabriel Subsidiary has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which do not and would not reasonably be expected to have a Gabriel Material Adverse Effect. Without limiting the generality of the foregoing, neither Gabriel nor any Gabriel Subsidiary has conducted its business in violation of applicable Laws, including without limitation any applicable fictitious name statutes, tariffs, rules and regulations in any jurisdiction, foreign or domestic, which violation has had or would reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

         3.11. PERMITS. Gabriel and the Gabriel Subsidiaries have all permits, certificates, licenses, approvals, tariffs and other authorizations required in connection with the operation of their respective businesses (collectively, "Gabriel Permits"), other than those which if not obtained do not and would not reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect. Neither Gabriel nor any Gabriel Subsidiary is in violation of any Gabriel Permit, and no proceedings are pending or, to the knowledge of Gabriel, threatened, to revoke or limit any material Gabriel Permit except those the absence or violation of which do not and would not reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

         3.12. FINDERS AND INVESTMENT BANKERS. Neither Gabriel nor any of its officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby other than pursuant to the agreement with Salomon Smith Barney Inc., an accurate and complete copy of which has been provided to TriVergent.

         3.13. MATERIAL CONTRACTS. Attached hereto as Schedule 3.13 is a true, complete and accurate list, categorized by subject matter, of all of the following outstanding contracts, agreements, plans, leases and commitments entered into by Gabriel or any of the Gabriel Subsidiaries which are in writing or, to the best of Gabriel's knowledge, have been orally agreed to by Gabriel or any of the Gabriel Subsidiaries (each, a "Gabriel Material Contract"):


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

                  (a) all purchase orders or contracts for the purchase of equipment, materials, products or supplies which were entered into in the ordinary course of business of Gabriel and the Gabriel Subsidiaries and are for a term of more than 6 months or involve aggregate payments by Gabriel or any of the Gabriel Subsidiaries of more than $250,000, or which were entered into other than in the ordinary course of business of Gabriel and the Gabriel Subsidiaries;

                  (b) all written employment, consulting or service contracts with any stockholder, director, officer, consultant, advisor or employee of Gabriel, any Person related by blood or marriage to any such Person or any other Affiliate of Gabriel, and any such oral contracts which are not terminable at will by Gabriel or any of the Gabriel Subsidiaries;

                  (c) all plans, contracts or arrangements providing for stock options or stock purchases, bonuses, pensions, deferred or incentive compensation, retirement or severance payments, profit-sharing, insurance or other benefit plans or programs for any stockholder, director, officer, consultant, advisor or employee of Gabriel or any of the Gabriel Subsidiaries;

                  (d) all contracts for construction or for the purchase or lease of real estate, improvements, fixtures and other items, including all central office collocations;

                  (e) all contracts relating to the rental or use of equipment, vehicles, other personal property or fixtures involving rental or lease payments in excess of $50,000 per year;

                  (f) all contracts relating in any way to direct or indirect Indebtedness for borrowed money or evidenced by a bond, debenture, note or other evidence of Indebtedness (whether secured or unsecured) of or to Gabriel or any of the Gabriel Subsidiaries, and all Liens with respect to any Property used or owned by Gabriel or any of the Gabriel Subsidiaries;

                  (g) all contracts substantially restricting Gabriel or any of the Gabriel Subsidiaries from engaging in any line of business or competing with any Person or in any geographical area, or from using or disclosing any information in its possession (other than routine supplier and customer confidentiality agreements);

                  (h) all license agreements, either as licensor or licensee;

                  (i) all joint venture contracts and agreements involving a sharing of profits;

                  (j) all contracts, commitments or shared services arrangement with any Affiliate and all contracts or commitments not made in the ordinary course of its business; and

                  (k) all other contracts which are otherwise material to Gabriel or any of the Gabriel Subsidiaries or their respective businesses or assets.

         Except as set forth on Schedule 3.13, all of the Gabriel Material Contracts are valid, binding and in full force and effect as to Gabriel and the Gabriel Subsidiaries, and none of Gabriel or any of the Gabriel Subsidiaries or, to the best of Gabriel's knowledge, any other party thereto, is in material breach or material violation of, or material default under, nor is there any reasonable basis for a claim of material breach or violation by Gabriel or any of the Gabriel Subsidiaries of, or

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

default by Gabriel or any of the Gabriel Subsidiaries under, the terms of any such contract, agreement, plan, lease or commitment, and no event has occurred which constitutes or, with the lapse of time or the giving of notice or both, would constitute such a material breach, violation or default by Gabriel or any of the Gabriel Subsidiaries thereunder.

         3.14.    GABRIEL EMPLOYEE BENEFIT PLANS. (a)Except as set forth in
Schedule 3.14 attached hereto, there are no Benefit Plans maintained or contributed to by Gabriel or a Gabriel Subsidiary under which Gabriel, a Gabriel Subsidiary or the Surviving Corporation could incur any liability. There are no negotiations, demands or proposals pending or threatened or which have been made since May 1997 which concern matters now covered, or that would be covered, by the types of Benefit Plans of Gabriel or any Gabriel Subsidiary described in clauses (i) and (ii) of Section 2.14 hereof.

                  (b) With respect to each Benefit Plan (where applicable):
Gabriel has made available to TriVergent complete and accurate copies of (i) all plan and trust texts and agreements, insurance contracts and other funding arrangements; (ii) the most recent annual report on the Form 5500 series; (iii) the most recent financial statements and/or annual and periodic accountings of plan assets for the last two years; (iv) the most recent determination letter received from the IRS; and (v) the most recent summary plan description as defined in ERISA.

                  (c) With respect to each Benefit Plan while maintained or contributed to by Gabriel or a Gabriel Subsidiary: (i) if intended to qualify under Code Sections 401(a) or 403(a), such Benefit Plan has received a favorable determination letter from the IRS that it so qualifies, and its trust is exempt from taxation under Code Section 501(a) and, to the knowledge of Gabriel, nothing has since occurred to cause the loss of the Benefit Plan's qualification; (ii) such Benefit Plan has been administered in accordance with its terms and applicable Laws; (iii) except for payment of benefits made in the ordinary course of the plan administration, no event has occurred and there exists no circumstance under which Gabriel, a Gabriel Subsidiary or the Surviving Corporation could incur liability under ERISA, the Code or otherwise;
(iv) no accumulated funding deficiency as defined in Code Section 412 has occurred or exists; (v) no non-exempt prohibited transaction as defined under ERISA and the Code has occurred; (vi) no reportable event as defined in Section 4043 of ERISA has occurred (other than events as to which the 30-day notice period is waived pursuant to Section 4043 of ERISA); (vii) all contributions and premiums due have fully been made and paid on a timely basis; and (viii) all contributions made or required to be made under any Benefit Plan meet the requirements for deductibility under the Code, and all contributions accrued prior to March 31, 2000 which have not been made have been properly recorded on the Gabriel Financial Statements, except, in each case under clauses (i) through
(viii) above, for any deviations from the foregoing which do not and would not reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect. Neither Gabriel nor any Gabriel Subsidiary has any liability by virtue of its being a member of a controlled group with a person who has liability under the Code of ERISA.

                  (d) No Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code. Each of the Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not reasonably be

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


expected to have a Gabriel Material Adverse Effect. Neither Gabriel nor any of the Gabriel Subsidiaries contributes to, or has any outstanding liability with respect to, any Multi-employer Plan.

                  (e) With respect to each Benefit Plan which is a welfare plan (as defined in ERISA Section 3(1)): (i) any liability for medical or death benefits with respect to current or former employees beyond their termination of employment (except as may be required by applicable Law) is provided for in the Gabriel Financial Statements to the extent required by generally accepted accounting principles; (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan; (iii) except as set forth in Schedule 3.14 attached hereto, no term or provision of any such plan prohibits the amendment or termination thereof; and (iv) Gabriel and the Gabriel Subsidiaries have complied with Code Section 4980B, except, in each case, for any deviations from the foregoing which do not and would not reasonably be expected to have a Gabriel Material Adverse Effect.

                  (f) Except as set forth in Schedule 3.14 attached hereto, the consummation of the Merger will not, either alone or in conjunction with another Event under the terms of any Benefit Plan: (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting of benefits or increase the amount of compensation due to any individual.

         3.15.    TAXES AND RETURNS.

                  (a) Except as disclosed in Schedule 3.15 attached hereto, Gabriel and each of the Gabriel Subsidiaries has timely filed, or caused to be timely filed, all Tax Returns, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Gabriel Financial Statements have been established or which are being contested in good faith as reflected in records made available to TriVergent prior to the date of this Agreement. Except as set forth in Schedule 3.15 attached hereto, there are no claims or assessments pending against Gabriel or any Gabriel Subsidiary for any alleged deficiency in any Tax, and Gabriel has not been notified in writing of any proposed Tax claims or assessments against Gabriel or any Gabriel Subsidiary (other than, in each case, those for which adequate reserves in the Gabriel Financial Statements have been established or which are being contested in good faith as reflected in records made available to TriVergent prior to the date of this Agreement or are immaterial in amount). Except as set forth in Schedule 3.15 attached hereto, neither Gabriel nor any Gabriel Subsidiary has any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. Except as set forth in
Schedule 3.15 attached hereto, there are no outstanding requests by Gabriel or a Gabriel Subsidiary for any extension of time within which to file any material Tax Return or within which to pay any material amount of Taxes shown to be due on any Tax Return. Except as set forth on Schedule 3.15 attached hereto, no taxing authority is conducting or has notified or, to the knowledge of Gabriel, has threatened Gabriel or any Gabriel Subsidiary that it intends to conduct, an audit of any prior Tax period of Gabriel or any of its past or present subsidiaries. Except as disclosed in Schedule 3.15 attached hereto, neither Gabriel nor any Gabriel Subsidiary has ever been an "S" corporation under the Code.


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


                  (b) A listing of all Tax sharing agreements or similar arrangements with respect to or involving Gabriel or a Gabriel Subsidiary is set forth in Schedule 3.15 attached hereto.

                  (c) Except as set forth in Schedule 3.15 attached hereto, neither Gabriel nor any Gabriel Subsidiary has made or become obligated to make, or will, as a result of the transactions contemplated by this Agreement, make or become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof).

                  (d) Except as set forth in Schedule 3.15 attached hereto, neither Gabriel nor any Gabriel Subsidiary is or has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (e) Except as provided in Schedule 3.15 attached hereto, neither Gabriel nor any Gabriel Subsidiary is a Person other than a United States Person within the meaning of the Code.

                  (f) None of the assets of Gabriel or of any Gabriel Subsidiary is property which Gabriel or any Gabriel Subsidiary is required to treat as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

                  (g) There are no liens for Taxes on the assets of Gabriel or any Gabriel Subsidiary except for statutory liens for current Taxes not yet due and payable.

                  (h) All material elections with respect to any material amount of Taxes affecting Gabriel and the Gabriel Subsidiaries are described in
Schedule 3.15 attached hereto. Neither Gabriel nor any Gabriel Subsidiary: (i) has consented at any time under Section 341(f)(l) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of Gabriel or any Gabriel Subsidiary; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an express election, or is required, to treat any asset of Gabriel or any Gabriel Subsidiary as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; or (iv) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, foreign or local income Tax provision.

                  (i) Except as set forth in Schedule 3.15 attached hereto, Gabriel and the Gabriel Subsidiaries are not and have never been includable corporations in an affiliated group of corporations, within the meaning of
Section 1504 of the Code, other than in the affiliated group of which Gabriel is the common parent corporation.

                  (j) Except as set forth in Schedule 3.15 attached hereto or as a result of the Merger, the consolidated net operating losses, net capital losses, foreign tax credits, investment and other tax credits set forth in the Gabriel Financial Statements are not subject to any limitations

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

under Section 382, Section 383 or the Treasury regulations (whether temporary, proposed or final) under Section 1502 of the Code.

                  (k) Except as set forth in Schedule 3.15 attached hereto, neither Gabriel nor any Gabriel Subsidiary is a partner or member in or subject to any joint venture, partnership, limited liability company or other arrangement or contract that is or should be treated as a partnership for federal income tax purposes.

                  (l) Except as set forth on Schedule 3.15 attached hereto, neither Gabriel nor any of the Gabriel Subsidiaries has entered into any covenant related to the acquisition of any Gabriel Subsidiary with respect to the qualification of such acquisition as a reorganization under Section 368 of the Code.

         3.16. NO UNDISCLOSED LIABILITIES. Gabriel and the Gabriel Subsidiaries do not have any liabilities or obligations whatsoever, whether accrued, contingent or otherwise, and Gabriel knows of no basis for any claim against Gabriel or any Gabriel Subsidiary for any liability or obligation, except (i) to the extent set forth or reflected in the Gabriel Financial Statements provided or made available to TriVergent prior to the date of this Agreement, (ii) to the extent expressly set forth on any Schedule attached hereto or otherwise as described in this Article II, or (iii) liabilities or obligations incurred in the normal and ordinary course of business since the Gabriel Balance Sheet Date, and except, in each case, for any deviations from the foregoing which individually or in the aggregate do not and would not reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

         3.17. ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.17, and except, in each case, for any deviations which do not and would not reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect, as of the date of this Agreement, (i) each of Gabriel and the Gabriel Subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) each of Gabriel and the Gabriel Subsidiaries has obtained, and is in compliance with, all Environmental Permits, (iii) there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of Gabriel, threatened against Gabriel, a Gabriel Subsidiary or any of their respective properties alleging a violation of, or liability under, any Environmental Laws and (iv) there are no past or present Events which reasonably may be expected to prevent compliance with, or which have given rise to or will give rise to liability on the part of Gabriel or a Gabriel Subsidiary, under Environmental Laws. Schedule
3.17 lists all environmental reports in the possession of Gabriel or a Gabriel Subsidiary relating to any of their respective past or present properties.

         3.18. INTELLECTUAL PROPERTY. Except as set forth on Schedule 3.18 attached hereto, (i) Gabriel or one of the Gabriel Subsidiaries owns, or is licensed to or otherwise has the right to use, all material Intellectual Property currently used in its or their respective businesses, (ii) the rights of Gabriel and the Gabriel Subsidiaries in such Intellectual Property are, subject to the rights of any licensor thereof, free and clear of any liens or other encumbrances and restrictions and neither Gabriel nor any of the Gabriel Subsidiaries has received, as of the date of this Agreement, any Claim Notice and does not know of any basis for any such charge or claim, and

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


(iii) neither Gabriel, the Gabriel Subsidiaries nor their respective predecessors, if any, have conducted business at any time during the period prior to the date hereof under any corporate, trade or fictitious names other than their current corporate names. Gabriel shall promptly notify, and shall cause the Gabriel Subsidiaries to promptly notify, TriVergent of any Claim Notice received by Gabriel or a Gabriel Subsidiary after the date of this Agreement.

         3.19.    REAL ESTATE.

                  (a) Schedule 3.19(a) attached hereto sets forth a true, correct and complete schedule as of the date of this Agreement of all real property owned by Gabriel or any of the Gabriel Subsidiaries. Gabriel or one of the Gabriel Subsidiaries, as indicated thereon, is the owner of fee title to the real property described on said Schedule 3.19(a) and to all of the buildings, structures and other improvements located thereon free and clear of any material mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation except for the matters listed on said Schedule 3.19(a) and, except for any exceptions, easements, restrictive covenants, encroachments or other survey defects, encumbrances, restrictions or limitations which, individually or in the aggregate, do not and would not reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect or to interfere in any material respect with the present use and enjoyment of such real property.

                  (b) Schedule 3.19(b) attached hereto sets forth a true, correct and complete schedule as of the date of this Agreement of all material leases, subleases, easements, rights-of-way, licenses or other agreements under which Gabriel or any of the Gabriel Subsidiaries uses or occupies, or has the right to use or occupy any material real property or improvements thereon other than collocation agreements (the "Gabriel Real Property Leases"). Except for the matters listed on said Schedule 3.19(b), Gabriel or a Gabriel Subsidiary, as indicated thereon, holds the leasehold estate under or other interest in each Gabriel Real Property Lease free and clear of all liens, encumbrances and other rights of occupancy other than statutory landlords' or mechanics' liens which have not been executed upon, and except for liens, encumbrances and rights that do not and would not reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect or to interfere in any material respect with the present use and enjoyment of such leasehold estate or interest.

         3.20. CORPORATE RECORDS. The respective corporate record books of or relating to Gabriel and each of the Gabriel Subsidiaries made available to TriVergent by Gabriel contain accurate and complete records of (i) all corporate actions of the respective stockholders and directors (and committees thereof) of Gabriel and the Gabriel Subsidiaries, (ii) the Certificate and/or Articles of Incorporation, Bylaws and/or other governing instruments, as amended, of Gabriel and the Gabriel Subsidiaries, and (iii) the issuance and transfer of stock of Gabriel and the Gabriel Subsidiaries. Except as set forth on Schedule 3.20 attached hereto, neither Gabriel nor any Gabriel Subsidiary has any of its material records or information recorded, stored, maintained or held off the premises of Gabriel and the Gabriel Subsidiaries.

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         3.21.    TITLE TO AND CONDITION OF PERSONAL PROPERTY. Gabriel and each of the Gabriel Subsidiaries have good and marketable title to, or a valid leasehold interest in, all material items of any personal property currently used in the operation of their respective businesses, and such property or leasehold interests are free and clear of all liens, claims, charges, security interests, options, or other title defects or encumbrances that have had or would reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect or to interfere in any material respect with the present use and enjoyment of such property or interests. As of the date of this Agreement, all such personal property is in reasonably good operating condition and repair as required for use in the businesses of Gabriel and the Gabriel Subsidiaries (ordinary wear and tear excepted), is reasonably suitable for the use to which the same is customarily put by Gabriel or any Gabriel Subsidiary and is free from material defects.

         3.22. NO ADVERSE ACTIONS. Except as set forth on Schedule 3.22 attached hereto, there is no existing, pending or, to the knowledge of Gabriel, overtly threatened termination, cancellation, limitation, modification or change in the business relationship of Gabriel or any of the Gabriel Subsidiaries, with any supplier, customer or other Person except such as would not reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect. None of Gabriel, any Gabriel Subsidiary or, to the knowledge of Gabriel, any director, officer, agent, employee or other Person acting on behalf of Gabriel or any Gabriel Subsidiary has used any corporate funds for unlawful contributions, payments, gifts or entertainment or for the payment of other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to governmental or regulatory officials or others, which would reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

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

         3.23.    LABOR MATTERS. Except as set forth on Schedules 3.13, 3.14 or
3.23 attached hereto, neither Gabriel nor any of the Gabriel Subsidiaries has any material obligations, contingent or otherwise, under any employment, severance or consulting agreement, any collective bargaining agreement or any other contract with a labor union or other labor or employee group. To the knowledge of Gabriel, as of the date of this Agreement, there are no negotiations, demands or proposals which are presently pending or overtly threatened by or on behalf of any labor union with respect to the unionizing of employees of Gabriel or any Gabriel Subsidiary. As of the date of this Agreement, there is no unfair labor practice complaint against Gabriel or any Gabriel Subsidiary pending or, to the knowledge of Gabriel, threatened before the National Labor Relations Board or comparable agency, no unresolved grievance against Gabriel or any Gabriel Subsidiary, no collective bargaining agreement which is currently being negotiated by Gabriel or any Gabriel Subsidiary, and neither Gabriel nor any Gabriel Subsidiary is experiencing any work stoppage, strike, slowdown or other labor difficulty which, in each case, would reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect. As of the date of this Agreement, no employee has informed Gabriel or any Gabriel Subsidiary of his or her intention to terminate his or her employment with Gabriel or any Gabriel Subsidiary as a result of any announcement or consummation of the transactions contemplated by this Agreement. Gabriel shall promptly notify, and shall cause the Gabriel Subsidiaries to promptly notify, TriVergent upon knowledge by Gabriel or a Gabriel Subsidiary of the occurrence after the date hereof of any matter referenced in this Section 3.23.

         3.24. INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND OTHERS. Except as set forth on Schedule 3.24 hereto, neither Gabriel nor any of the Gabriel Subsidiaries is indebted to any director, officer, employee or consultant of Gabriel or any of the Gabriel Subsidiaries or to any other Affiliate of Gabriel, except for amounts due as normal salaries, fees or reimbursement of ordinary business expenses. Except as set forth on Schedule 3.24, no director, officer, employee or consultant of Gabriel or any of the Gabriel Subsidiaries and no other Affiliate of Gabriel is now, or on the Closing Date will be, indebted to Gabriel or any of the Gabriel Subsidiaries except for ordinary business expense advances.

         3.25. INSURANCE. Schedule 3.25 attached hereto lists each policy of insurance which Gabriel and each of the Gabriel Subsidiaries has obtained and maintains. As of the date of this Agreement, neither Gabriel nor any of the Gabriel Subsidiaries has received notice of default under, or intended cancellation or nonrenewal of, any of such policies of insurance. Neither Gabriel nor any Gabriel Subsidiary has been refused any insurance for any material coverage by an insurance carrier to which it has applied for such insurance coverage.

         3.26. INVESTMENT COMPANY. Gabriel is not an "investment company", or an "affiliated person" of an "investment company", or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940.

         3.27. FAIRNESS OPINION. Gabriel's Board of Directors has received from its financial advisors, Salomon Smith Barney Inc., a written opinion addressed to it for inclusion in the Prospectus/Information Statement to the effect that the Merger Consideration is fair to the holders of Gabriel Common Stock and Gabriel Preferred Stock from a financial point of view. An accurate and complete copy of such opinion has been provided to TriVergent.

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                                   ARTICLE IV.
                       ADDITIONAL COVENANTS OF TRIVERGENT

         TriVergent represents, covenants and agrees as follows:

         4.1. CONDUCT OF BUSINESS OF TRIVERGENT AND THE TRIVERGENT SUBSIDIARIES. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, TriVergent shall conduct, and it shall cause the TriVergent Subsidiaries to conduct, its or their respective businesses in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, and TriVergent shall, and it shall cause the TriVergent Subsidiaries to, use commercially reasonable efforts to preserve intact its or their respective business organizations, to keep available the services of its or their respective officers, agents and employees and to maintain satisfactory relationships with all Persons with whom any of them does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth in
Schedule 4.1, after the date of this Agreement and prior to the Effective Time, neither TriVergent nor any TriVergent Subsidiary will, without the prior written consent of Gabriel:

                  (i) amend or propose to amend its Articles or Certificate of Incorporation or Bylaws (or comparable governing instruments);

                  (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock, limited liability company interests or other securities of TriVergent or any TriVergent Subsidiary including, but not limited to, any securities convertible into or exchangeable for shares of capital stock, limited liability company interests or other securities of any class of TriVergent or any TriVergent Subsidiary, except for the (a) issuance of shares of TriVergent Common Stock pursuant to the conversion of shares of TriVergent Preferred Stock and the exercise of TriVergent Options outstanding on the date of this Agreement in accordance with their present terms, (b) the issuance of shares of TriVergent Preferred Stock pursuant to Section 1.3(d) above, (c) for the grant of employee stock options as permitted by Section 4.9(a), below, (d) the issuance of up to 196,000 shares of TriVergent Common Stock as part of the consideration for the acquisition by TriVergent of NetMCR, and (e) the issuance of debt securities as permitted by clause
         (iv) of this Section 4.1;

                  (iii) split, combine or reclassify any shares of its capital stock or any of its limited liability company interests, as the case may be, or declare, pay or set aside any dividend (except as contemplated by Section 1.3(d) above) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or limited liability company interests, as the case may be, other than dividends or distributions to its parent by a TriVergent Subsidiary wholly owned, directly or indirectly, by TriVergent, or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock, limited liability company interests or other securities, except for repurchases

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


of TriVergent Common Stock at a price no greater than $4.25 per share from employees whose employment is terminated;

                  (iv) (a) except for debt (including, but not limited to, obligations in respect of capital leases) provided for in the budget and business plan of TriVergent for the fiscal year ending December 31, 2000, a copy of which has been delivered to Gabriel (the "TriVergent Business Plan"), create, incur or assume any short-term debt, long-term debt or obligations in respect of capital leases; (b) assume, guarantee, endorse or otherwise become liable or responsible for (whether directly, indirectly, contingently or otherwise) any material obligation of any Person, other than TriVergent or any wholly owned TriVergent Subsidiary; (c) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other Person (other than to a wholly-owned TriVergent Subsidiary or pursuant to the terms of agreements as in effect on the date hereof and/or customary advances to employees made in the ordinary course of business consistent with past practice), provided TriVergent will continue to make capital expenditures, maintain, upgrade and expand its facilities and those of the TriVergent Subsidiaries and otherwise operate in accordance with the TriVergent Business Plan; (d) except for the acquisition of NetMCR, acquire the stock or all or a substantial portion of the assets of, or merge or consolidate with, any other Person or business; or (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise), other than (1) as provided in the TriVergent Business Plan, (2) liabilities or obligations which are not in excess of $1,000,000 in the aggregate or (3) as otherwise permitted by this Section 4.1;

                  (v) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, other than in the ordinary course of business consistent with past practice and having a net book value not in excess of $250,000 individually or $500,000 in the aggregate, and other than to secure indebtedness permitted by the preceding clause (iv) of this Section 4.1;

                  (vi) increase in any manner the compensation of any of its officers (at or above the office of Vice President) or agents other than any increases required pursuant to the TriVergent Material Contracts in accordance with their terms in effect on the date of this Agreement and increases in the ordinary course of business consistent with past practice not in excess on an individual basis of the lesser of 10% of the current compensation of such individual or $10,000 per annum;

                  (vii) enter into, establish, amend or terminate any employment, retention, change in control (except as required to obtain the acknowledgments referred to in Section 5.10(b) hereof), collective bargaining, bonus or other incentive compensation agreement, or any profit sharing, health or other welfare, stock option, stock purchase, restricted stock, or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, its officers, directors, other employees, agents, consultants or affiliates, other than as required by Law or pursuant to the terms of agreements as in effect on the date hereof or as otherwise permitted by this Section 4.1;

                  (viii) make any material elections with respect to Taxes that are inconsistent with the prior elections reflected in the TriVergent Financial Statements as of and for the period ended December 31, 1999;

                  (ix) compromise, settle, forgive, cancel, grant any waiver or release relating to or otherwise adjust any debts, claims, rights or Litigation, except routine debts, claims, rights or Litigation in the ordinary course of business consistent with past practice, involving only a payment not in excess of $10,000 individually or $25,000 when aggregated with all such payments by TriVergent and the TriVergent Subsidiaries combined;

                  (x) take any action or omit to take any action, which action or omission, if taken prior to, on or after the date hereof, would have a TriVergent Material Adverse Effect or a Surviving Corporation Material Adverse Effect;

                  (xi) enter into any lease or other agreement, or amend in any respect materially adverse to TriVergent or a TriVergent Subsidiary any lease or other agreement, with respect to real property, not contemplated by the TriVergent Business Plan, or which obligates TriVergent or any TriVergent Subsidiary to pay total rent in excess of $50,000 per year;

                  (xii) enter into any agreement or transaction or series of agreements or transactions, whether for the purchase or sale of materials, supplies, component parts or other items or services or otherwise, and whether in the ordinary course of its business or otherwise, which is not contemplated by the TriVergent Business Plan and involves in excess of $50,000 individually or in the aggregate for all such agreements or transactions with any one Person or affiliated group of Persons;

                  (xiii) take any action with respect to the indemnification of any current or former director, officer employee or agent;

                  (xiv) change any accounting practices or policies or depreciation or amortization rates, except as required by generally accepted accounting principles or Laws or as agreed to or requested by TriVergent's auditors after consultation with Gabriel's auditors;

                  (xv) enter into, amend, modify, terminate or waive any material rights under any TriVergent Material Contract or any material agreement or other material obligation that restricts, in any material respect, the activities of TriVergent or a TriVergent Subsidiary;

                  (xvi) adopt a plan of liquidation, dissolution, merger, consolidation, share exchange, restructuring, recapitalization, or other reorganization; or

                  (xvii) resolve, agree, commit or arrange to do any of the foregoing.

     Furthermore, TriVergent covenants, represents and warrants that from and after the date hereof, unless Gabriel shall otherwise expressly consent in writing, TriVergent shall, and TriVergent shall cause each TriVergent Subsidiary to, use its or their respective reasonable best efforts to:

          (i) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it or them;

          (ii) pay all accounts payable and other obligations in the ordinary course of business consistent with past practice, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other material obligations which are contested in good faith, only after consultation with Gabriel; and

          (iii) comply in all material respects with all Laws applicable to any of them or their respective properties, assets or businesses and maintain in full force and effect all TriVergent Permits necessary for, or otherwise material to, such businesses.

     4.2. NOTIFICATION OF CERTAIN MATTERS. TriVergent shall give prompt notice to Gabriel if any of the following occurs after the date of this Agreement: (i) any breach or event of default under any TriVergent Material Contract giving rise to a right of termination; (ii) receipt of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, other than a Consent disclosed pursuant to Section 2.5 or Section 2.6 above; (iii) receipt of any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an Event which would reasonably be expected to have a TriVergent Material Adverse Effect or a Surviving Corporation Material Adverse Effect; and (v) the commencement or threat of any Litigation involving or affecting TriVergent or any TriVergent Subsidiary, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer of TriVergent or any TriVergent Subsidiary, in his or her capacity as such or as a fiduciary under a Benefit Plan of TriVergent, which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger, or any material development in connection with any Litigation disclosed by TriVergent in or pursuant to this Agreement or the TriVergent Form S-1.

     4.3. ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, TriVergent will give, and will cause each of the TriVergent Subsidiaries to give, and shall direct its financial advisors, accountants and legal counsel to give, upon reasonable notice, Gabriel, its lenders, financial advisors, accountants and legal counsel and their respective authorized representatives at all reasonable times reasonable access to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to TriVergent and the TriVergent Subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Gabriel with such financial and operating data and other information with respect to the business and properties of TriVergent and the TriVergent Subsidiaries as Gabriel may from time to time reasonably request in connection with the transactions contemplated hereby, including, but not limited to, data and


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


information required for inclusion in the Registration Statement and/or other Gabriel securities Law filings. The foregoing access will be subject to government security restrictions and restrictions contained in confidentiality agreements to which TriVergent is subject and of which Gabriel has been advised prior to the date of this Agreement (if requested, prior to the date hereof); provided that TriVergent shall use commercially reasonable efforts to obtain waivers of such restrictions.

     4.4. STOCKHOLDER APPROVAL. As soon as practicable after the Registration Statement is declared effective, TriVergent will, subject to obtaining Gabriel's written consent pursuant to Section 1.11(d) of this Agreement, take all steps necessary to obtain the vote of its stockholders for the purpose of adopting this Agreement and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby (the "TriVergent Stockholder Approval"). The Board of Directors of TriVergent (i) will recommend to the stockholders of TriVergent that they adopt this Agreement and approve the transactions contemplated hereby and (ii) will use its reasonable best efforts to obtain any necessary adoption and approval by TriVergent's stockholders of this Agreement and the transactions contemplated hereby.

     4.5. REASONABLE BEST EFFORTS. Upon the terms and subject to conditions herein provided, TriVergent agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement including, but not limited to (i) obtaining any third party Consent required in connection with the execution and delivery by TriVergent of this Agreement or the consummation by TriVergent of the transactions contemplated hereby, (ii) the defending of any Litigation against TriVergent or any TriVergent Subsidiary challenging this Agreement or the consummation of the transactions contemplated hereby, (iii) obtaining all Consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated hereby, and
(iv) timely making all necessary filings under the HSR Act. TriVergent will consult with counsel for Gabriel as to, and will permit such counsel to participate in, at Gabriel's expense, any Litigation referred to in clause (ii) above brought against or involving TriVergent or any TriVergent Subsidiary.

     4.6. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, TriVergent shall not, and shall cause its Affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated by this Agreement without the consent of Gabriel, except when such release or announcement is required by applicable Law, in which case TriVergent, prior to making such announcement, shall, to the extent practicable, consult with Gabriel regarding the same.

     4.7. INTENTIONALLY OMITTED.

     4.8. TAX TREATMENT. TriVergent shall use its reasonable best efforts to cause the Merger to qualify, and will not take any action which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368 of the Code. Prior to the Effective Time, TriVergent shall provide tax counsel rendering an opinion



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


under Subsection 6.2.4 and Subsection 6.3.4 below with a certificate concerning such matters as such counsel identifies are relevant to its opinion and will use its reasonable best efforts to obtain such a certificate from any stockholder of TriVergent identified by such counsel.

     4.9. TRIVERGENT BENEFIT PLANS. Between the date of this Agreement and through the Effective Time, no discretionary award or grant under any Benefit Plan of TriVergent or a TriVergent Subsidiary shall be made without the consent of Gabriel, except options for shares of TriVergent Common Stock (with exercise prices at or above the fair market value, as determined by the Board of Directors of TriVergent, of the underlying shares of TriVergent Common Stock on the date of grant) granted to employees of TriVergent hired on or after the date of this Agreement in the ordinary course of business consistent with past practice as heretofore disclosed to Gabriel; nor shall TriVergent or a TriVergent Subsidiary take any action or permit any action to be taken to accelerate the vesting of any warrants or options previously granted pursuant to any such Benefit Plan except as specifically required pursuant to the terms thereof as in effect on the date of this Agreement or as specifically provided herein, provided, however, that in no event shall any such acceleration of vesting be effected or permitted in contravention of Section 1.6 or Section 5.10(b) hereof. Except as required by law, neither TriVergent nor any TriVergent Subsidiary shall make any amendment to any Benefit Plan or any awards thereunder without the consent of Gabriel, which consent shall not be unreasonably withheld.

     4.10. NO SOLICITATION OF ACQUISITION PROPOSAL.

          (a) TriVergent shall, and shall direct and use its reasonable best efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a TriVergent Acquisition Proposal (as hereinafter defined). TriVergent shall not, nor shall it permit any of the TriVergent Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of the TriVergent Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any TriVergent Acquisition Proposal or
(ii) participate in any discussions or negotiations regarding any TriVergent Acquisition Proposal. "TriVergent Acquisition Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of TriVergent and the TriVergent Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of TriVergent or any of the TriVergent Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of TriVergent or any of the TriVergent Subsidiaries, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving TriVergent or any of the TriVergent Subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger.

          (b) Neither the Board of Directors of TriVergent nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Gabriel, the approval or recommendation by such Board of Directors of this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any TriVergent Acquisition Proposal other than the Merger or (iii) cause TriVergent to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "TriVergent Acquisition Agreement") related to any TriVergent Acquisition Proposal other than the Merger.

          (c) In addition to the obligations of TriVergent set forth in paragraphs (a) and (b) of this Section 4.10, TriVergent shall immediately advise Gabriel orally and in writing of any TriVergent Acquisition Proposal, the material terms and conditions of such request or TriVergent Acquisition Proposal and the identity of the Person making such request or TriVergent Acquisition Proposal. TriVergent will keep Gabriel fully informed of the status and details (including amendments or proposed amendments) of any such request or TriVergent Acquisition Proposal.

     4.11. SECURITIES AND STOCKHOLDER MATERIALS; WITHDRAWAL OF FORM S-1. TriVergent shall send to Gabriel a copy of all material reports and other documents, if any, as and when it sends the same to its stockholders, the SEC or any state securities commission. TriVergent shall take such action, if any, as is required in connection with the registration of the issuance of the Gabriel Securities to formally withdraw the TriVergent Form S-1, effective at the Effective Time. TriVergent shall not, prior to the Effective Time, amend the TriVergent Form S-1.

     4.12. TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger or the transactions contemplated hereby, TriVergent and the members of its Board of Directors will grant such approvals and will take such other actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger and any of the other transactions contemplated hereby.

     4.13. COMFORT LETTERS. Upon the request of Gabriel, TriVergent shall use its reasonable best efforts to provide to Gabriel a "comfort letter" from KPMG LLP, the independent certified public accountants for TriVergent, dated a date within two business days before the date on which the Registration Statement shall become effective, addressed to the Board of Directors of each of TriVergent and Gabriel, in form and substance reasonably satisfactory to Gabriel and customary in scope and substance for letters delivered by certified public accountants in connection with registration statements similar to the Registration Statement.


                                   ARTICLE V.
                         ADDITIONAL COVENANTS OF GABRIEL

     Gabriel covenants and agrees as follows:

     5.1. CONDUCT OF BUSINESS OF GABRIEL AND THE GABRIEL SUBSIDIARIES. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Gabriel shall conduct, and it shall cause the Gabriel Subsidiaries to conduct, its or their respective businesses in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, and Gabriel shall, and it shall cause the Gabriel Subsidiaries to, use commercially reasonable efforts to preserve intact its or their respective business organizations, to keep available the services of its or their respective officers, agents and employees and to maintain satisfactory relationships with all Persons with whom any of them does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth on Schedule 5.1, after the date of this Agreement and prior to the Effective Time, neither Gabriel nor any Gabriel Subsidiary will, without the prior written consent of TriVergent:

          (i) amend or propose to amend its Articles or Certificate of Incorporation or Bylaws (or comparable governing instruments);

          (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of Gabriel or any Gabriel Subsidiary including, but not limited to, any securities convertible into or exchangeable for shares of capital stock of any class of Gabriel or any Gabriel Subsidiary, except for the (a) the issuance of shares of Gabriel Common Stock pursuant to the conversion of shares of Gabriel Preferred Stock and the exercise of Gabriel Options outstanding on the date of this Agreement in accordance with their present terms, (b) the issuance of shares of Gabriel Series B Preferred Stock pursuant to the Gabriel Series B Purchase Agreement, (c) the grant of employee stock options as permitted by Section 5.10(c), below, and (d) the issuance of debt securities as permitted by clause (iv) of this Section 5.1;

          (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to


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

     its parent by a Gabriel Subsidiary wholly owned, directly or indirectly, by Gabriel, or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities, except for repurchases of Gabriel Common Stock at a price no greater than $7.00 per share from employees whose employment is terminated;

          (iv) (a) except for debt (including, but not limited to, obligations in respect of capital leases) provided for in the budget and business plan of Gabriel for the year ending December 31, 2000, a copy of which has been delivered to TriVergent (the "Gabriel Business Plan"), create, incur or assume any short-term debt, long-term debt or obligations in respect of capital leases; (b) assume, guarantee, endorse or otherwise become liable or responsible for (whether directly, indirectly, contingently or otherwise) any material obligation of any Person, other than Gabriel or any wholly owned Gabriel Subsidiary; (c) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other Person (other than to a wholly owned Gabriel Subsidiary or pursuant to the terms of agreements as in effect on the date hereof and/or customary advances to employees made in the ordinary course of business consistent with past practice), provided Gabriel will continue to make capital expenditures, maintain, upgrade and expand its facilities and those of the Gabriel Subsidiaries and otherwise operate in accordance with the Gabriel Business Plan; (d) except as heretofore disclosed to the Chief Executive Officer of TriVergent, acquire the stock or all or a substantial portion of the assets of, or merge or consolidate with, any other Person or business; or (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise), other than (1) as provided in the Gabriel Business Plan, (2) liabilities or obligations which are not in excess of $1,000,000 in the aggregate, (3) or as otherwise permitted by this Section 5.1;

          (v) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, other than in the ordinary course of business consistent with past practice and having a net book value not in excess of $250,000 individually or $500,000 in the aggregate, and other than to secure indebtedness permitted by the preceding clause (iv) of this Section 5.1;

          (vi) increase in any manner the compensation of any of its officers (at or above the office of Vice President) or agents other than any increases required pursuant to the Gabriel Material Contracts in accordance with their terms in effect on the date of this Agreement and increases in the ordinary course of business consistent with past practice not in excess on an individual basis of the lesser of 10% of the current compensation of such individual or $10,000 per annum;

          (vii) other than the employment agreements to be entered into with certain executive officers of Gabriel as set forth on Schedule 5.1(vii) attached hereto, enter into, establish, amend, make material interpretations or determinations with respect to, or terminate any employment, retention, change in control, collective bargaining, bonus or other incentive compensation agreement, or any profit sharing, health or other welfare, stock option, stock purchase, restricted stock, or other equity, pension, retirement,


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

     vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, its officers, directors, other employees, agents, consultants or affiliates, other than as required by Law or pursuant to the terms of agreements as in effect on the date hereof or as otherwise permitted by this Section 5.1;

          (viii) make any material elections with respect to Taxes that are inconsistent with the prior elections reflected in the Gabriel Financial Statements as of and for the period ended December 31, 1999;

          (ix) compromise, settle, forgive, cancel, grant any waiver or release relating to or otherwise adjust any debts, claims, rights or Litigation, except routine debts, claims, rights or Litigation in the ordinary course of business consistent with past practice, involving only a payment not in excess of $10,000 individually or $25,000 when aggregated with all such payments by Gabriel and the Gabriel Subsidiaries combined;

          (x) take any action or omit to take any action, which action or omission, if taken prior to, on or after the date hereof, would have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect;

          (xi) enter into any lease or other agreement, or amend in any respect materially adverse to Gabriel or a Gabriel Subsidiary any lease or other agreement, with respect to real property, not contemplated by the Gabriel Business Plan, or which obligates Gabriel or any Gabriel Subsidiary to pay total rent in excess of $50,000 per year;

          (xii) Enter into any agreement or transaction or series of agreements or transactions, whether for the purchase or sale of materials, supplies, component parts or other items or services or otherwise, and whether in the ordinary course of its business or otherwise, which is not contemplated by the Gabriel Business Plan and involves in excess of $50,000 individually or in the aggregate for all such agreements or transactions with any one Person or affiliated group of Persons;

          (xiii) take any action with respect to the indemnification of any current or former director, officer employee or agent;

          (xiv) change any accounting practices or policies or depreciation or amortization rates, except as required by generally accepted accounting principles or Laws or as agreed to or requested by Gabriel's auditors after consultation with Gabriel's auditors;

          (xv) enter into, amend, modify, terminate or waive any material rights under any Gabriel Material Contract or any material agreement or other material obligation that restricts, in any material respect, the activities of Gabriel or a Gabriel Subsidiary;

          (xvi) adopt a plan of liquidation, dissolution, merger, consolidation, share exchange, restructuring, recapitalization, or other reorganization, except for any reorganization contemplated as part of the proposed expanded secured credit facility of Gabriel referenced on Schedule
     3.6 attached hereto (the "Gabriel Credit Agreement"); or


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

          (xvii) resolve, agree, commit or arrange to do any of the foregoing.

     Furthermore, Gabriel covenants, represents and warrants that from and after the date hereof, unless Gabriel shall otherwise expressly consent in writing, Gabriel shall, and Gabriel shall cause each Gabriel Subsidiary to, use its or their respective reasonable best efforts to:

          (i) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it or them;

          (ii) pay all accounts payable and other obligations in the ordinary course of business consistent with past practice, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other material obligations which are contested in good faith, only after consultation with Gabriel; and

          (iii) comply in all material respects with all Laws applicable to any of them or their respective properties, assets or businesses and maintain in full force and effect all Gabriel Permits necessary for, or otherwise material to, such businesses.

     5.2. NOTIFICATION OF CERTAIN MATTERS. Gabriel shall give prompt notice to TriVergent if any of the following occurs after the date of this Agreement: (i) any breach or event of default under any Gabriel Material Contract which could have a Gabriel Material Adverse Effect; (ii) receipt of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, other than a Consent disclosed pursuant to Section 3.5 or Section 3.6 above; (iii) receipt of any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an Event which would reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect; and (v) the commencement or threat of any Litigation involving or affecting Gabriel or any Gabriel Subsidiary or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Gabriel or any Gabriel Subsidiary which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger, or any material development in connection with any Litigation disclosed by Gabriel in or pursuant to this Agreement or the Registration Statement.

     5.3. ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, Gabriel will give, and will cause each of the Gabriel Subsidiaries to give, and shall direct its financial advisors, accountants and legal counsel to give, upon reasonable notice, TriVergent, its lenders, financial advisors, accountants and legal counsel and their respective authorized representatives at all reasonable times reasonable access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to Gabriel and the Gabriel Subsidiaries, will permit TriVergent to make such reasonable inspections as it may require and will cause its officers promptly to furnish TriVergent with such financial and operating data and other information with respect to the business and properties of Gabriel and the Gabriel Subsidiaries as TriVergent may from time to time reasonably request in connection with the transactions contemplated hereby. The foregoing access will be subject to

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government security restrictions and restrictions contained in confidentiality agreements to which Gabriel is subject and of which TriVergent is advised; provided that Gabriel shall use commercially reasonable efforts to obtain waivers of such restrictions.

     5.4. STOCKHOLDER APPROVAL. As soon as practicable after the Registration Statement is declared effective, Gabriel will take all steps necessary to obtain the vote of its stockholders for the purpose of approving the acquisition by Gabriel of TriVergent by means of the Merger and approving the Gabriel Charter Amendment and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby (the "Gabriel Stockholder Approval"). The Board of Directors of Gabriel (i) will recommend to the stockholders of Gabriel that they adopt this Agreement and approve the transactions contemplated hereby and (ii) will use its reasonable best efforts to obtain any necessary adoption and approval by Gabriel's stockholders of this Agreement and the transactions contemplated hereby.

     5.5. REASONABLE BEST EFFORTS. Upon the terms and subject to conditions herein provided, Gabriel agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement including, but not limited to (i) obtaining any third party Consent required in connection with the execution and delivery by Gabriel and Acquisition Subsidiary of this Agreement or the consummation by Gabriel and Acquisition Subsidiary of the transactions contemplated hereby, (ii) the defending of any Litigation against Gabriel or any Gabriel Subsidiary challenging this Agreement or the consummation of the transactions contemplated hereby, (iii) obtaining all Consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated hereby, and (iv) timely making all necessary filings under the HSR Act.

     5.6. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Gabriel shall not, and shall cause its Affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated by this Agreement without the consent of TriVergent, except when such release or announcement is required by applicable Law, in which case Gabriel, prior to making such announcement, shall, to the extent practicable, consult with TriVergent regarding the same.

     5.7. INTENTIONALLY OMITTED.

     5.8. TAX TREATMENT. Gabriel and Acquisition Subsidiary shall use their reasonable best efforts to cause the Merger to qualify, and will not take any action which to their knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368 of the Code. Prior to the Effective Time, Gabriel and Acquisition Subsidiary shall provide tax counsel rendering an opinion under Subsection 6.2.4 and Subsection 6.3.4, below, with a certificate concerning such matters as such counsel identifies are relevant to its opinion.

     5.9. INDEMNIFICATION. From and after the Effective Time, Gabriel shall cause the Surviving Corporation to indemnify, defend and hold harmless the directors, officers, employees


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and agents of TriVergent as, and to the extent, provided in TriVergent's
Articles of Incorporation or Bylaws, as in effect as of the date of this Agreement and provided or made available to Gabriel prior to the date of this Agreement, with respect to matters occurring through the Effective Time.

     5.10. EMPLOYEE BENEFIT PLANS.

          (a) After the Effective Time, Gabriel shall arrange for each employee participating in any of the Benefit Plans of TriVergent as are in effect at the Effective Time either (i) to participate in any counterpart Benefit Plans of Gabriel in accordance with the eligibility criteria thereof, provided that (A) such participants shall receive full credit for years of service with TriVergent or any of the TriVergent Subsidiaries prior to the Merger for purposes of eligibility and vesting to the extent such service was recognized under the Benefit Plans of TriVergent, (B) such participants shall participate in the Benefit Plans of Gabriel on terms no less favorable than those offered by Gabriel to similarly situated employees of Gabriel, and (C) Gabriel shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Benefit Plans of TriVergent) to be waived with respect to such participants and their eligible dependents, or
(ii) to continue to participate in one or more of the Benefit Plans of TriVergent on the same terms as in effect immediately prior to the Effective Time.

          (b) Each of the TriVergent officers and employees listed on Schedule 5.10(b) has acknowledged and agreed that the Merger and the consummation of the other transactions contemplated under this Agreement shall not be treated as a "Change in Control" for purposes of any of the applicable Benefit Plans of TriVergent and any applicable employment, severance or similar agreement applicable to such officer or employee of TriVergent or any of the TriVergent Subsidiaries (collectively, "TriVergent Change in Control Plans and Agreements").

          (c) Between the date of this Agreement and through the Effective Time, no discretionary award or grant under any Benefit Plan of Gabriel or a Gabriel Subsidiary shall be made without the consent of TriVergent, except options for shares of Gabriel Common Stock (with exercise prices at or above the fair market value, as determined by the Board of Directors of Gabriel, of the underlying shares of Gabriel Common Stock on the date of grant) granted (i) to employees of Gabriel hired on or after the date of this Agreement in the ordinary course of business consistent with past practice as heretofore disclosed to TriVergent or
(ii) to existing employees of Gabriel, but in the case of this clause (ii) for not in excess of 1,380,000 shares of Gabriel Common Stock; nor shall Gabriel or a Gabriel Subsidiary take any action or permit any action to be taken to accelerate the vesting of any warrants or options previously granted pursuant to any such Benefit Plan except as specifically required pursuant to the terms thereof as in effect on the date of this Agreement. Except as required by law, neither Gabriel nor any Gabriel Subsidiary shall make any amendment to any Benefit Plan or any awards thereunder without the consent of TriVergent, which consent shall not be unreasonably withheld.

          (d) Subject to Section 1.6 and Section 5.10(b), following the Effective Time, the Surviving Corporation shall honor the contracts and commitments set forth on Schedule 5.10(d) owing as of the Effective Time by TriVergent to its current and former employees and


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directors (or their respective beneficiaries and dependents) in accordance with their respective terms.

     5.11. OFFERS OF EMPLOYMENT. At the Effective Time, Gabriel or the Surviving Corporation shall offer employment on mutually agreeable terms to all employees of TriVergent employed as of the Effective Time.

     5.12. NO SOLICITATION OF ACQUISITION PROPOSAL.

          (a) Gabriel shall, and shall direct and use its reasonable best efforts to cause its respective officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Gabriel Acquisition Proposal (as hereinafter defined). Gabriel shall not, nor shall it permit any of the Gabriel Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of the Gabriel Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Gabriel Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Gabriel Acquisition Proposal. "Gabriel Acquisition Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of Gabriel and the Gabriel Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Gabriel or any of the Gabriel Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of Gabriel or any of the Gabriel Subsidiaries, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Gabriel or any of the Gabriel Subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger.

          (b) Neither the Board of Directors of Gabriel nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to TriVergent, the approval or recommendation by such Board of Directors of this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Gabriel Acquisition Proposal other than the Merger or (iii) cause Gabriel to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Gabriel Acquisition Agreement") related to any Gabriel Acquisition Proposal other than the Merger.

          (c) In addition to the obligations of Gabriel set forth in paragraphs
(a) and (b) of this Section 5.12, Gabriel shall immediately advise TriVergent orally and in writing of any Gabriel Acquisition Proposal, the material terms and conditions of such request or Gabriel Acquisition Proposal and the identity of the Person making such request or Gabriel Acquisition Proposal. Gabriel will keep TriVergent fully informed of the status and details (including amendments or proposed amendments) of any such request or Gabriel Acquisition Proposal.



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     5.13. GABRIEL CHARTER AMENDMENT. Immediately prior to the Effective Time,
Gabriel shall file the Gabriel Charter Amendment with the Secretary of State of the State of Delaware, which Amendment shall become effective as of the Effective Time, and, as of the Effective Time, shall have reserved, free from preemptive rights, out of its authorized but unissued shares of Gabriel Common Stock and Gabriel Preferred Stock, for the purpose of effecting the conversion of the issued and outstanding shares of TriVergent Common Stock pursuant to this Agreement, sufficient shares of Gabriel Common Stock to provide for the conversion or exercise of all such shares of Gabriel Preferred Stock and the Gabriel $6.00 Warrants, the Gabriel $10.25 Warrants and the Gabriel Options to be issued pursuant to this Agreement.

     5.14. COMFORT LETTERS. Upon the request of TriVergent, Gabriel shall use its reasonable best efforts to provide to TriVergent on or prior to the Closing Date a "comfort letter" from KPMG LLP, the independent certified public accountants for Gabriel and the Gabriel Subsidiaries, dated a date within two business days before the date on which the Registration Statement shall become effective, addressed to the Board of Directors of each of TriVergent and Gabriel, in form and substance reasonably satisfactory to TriVergent and customary in scope and substance for letters delivered by certified public accountants in connection with registration statement similar to the Registration Statement.

     5.15. GABRIEL SERIES B PREFERRED CAPITAL CALLS. The Board of Directors of Gabriel shall make a Capital Call (as such term is defined in the Gabriel Series B Purchase Agreement) no later than the Effective Time and shall make a second such Capital Call no later than November 30, 2000, each in accordance with the terms and conditions of the Gabriel Series B Purchase Agreement and together so as to cause the Purchasers (not including any Additional Purchaser, as such terms are defined in such Agreement) to satisfy their Additional Preferred Stock Subscription Obligations (as such term is defined in such Agreement) thereunder.


                                   ARTICLE VI.
                                   CONDITIONS

     6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver on or prior to the Closing Date of the following conditions:

          6.1.1. STOCKHOLDER APPROVALS. TriVergent shall have obtained the TriVergent Stockholder Approval, Gabriel shall have obtained the Gabriel Stockholder Approval, and the Gabriel Charter Amendment shall have been adopted by the requisite vote of the stockholders of Gabriel in accordance with the Delaware Code.

          6.1.2. NO INJUNCTION OR ACTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn by the Closing Date.



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          6.1.3. GOVERNMENTAL APPROVALS. All Consents as set forth on Schedule
     2.5 and Schedule 3.5 of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained.

          6.1.4. HSR ACT. The waiting period applicable to the Merger under the HSR Act shall have expired or earlier termination thereof shall have been granted, and no action shall have been instituted by either the United States Department of Justice or the Federal Trade Commission to prevent the consummation of the transactions contemplated by this Agreement or to modify or amend such transactions in any material manner, or if any such action shall have been instituted, it shall have been withdrawn or a final order having the effect of permitting the consummation of the transactions contemplated by this Agreement shall have been entered by or against such Department or Commission, as the case may be.

          6.1.5. REGISTRATION STATEMENT. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

          6.1.6. BLUE SKY. Gabriel shall have received all state securities Law authorizations necessary to consummate the transactions contemplated hereby.

          6.1.7. CONSENTS OF CERTAIN THIRD PARTIES. Gabriel shall have received Consents required for the consummation of the Merger and the other transactions contemplated by this Agreement under the Gabriel Credit Agreement. TriVergent shall have received Consents required for the consummation of the Merger and the other transactions contemplated by this Agreement under (i) the Loan Agreement dated February 1, 2000 by and among TriVergent Communications, Inc., Toronto Dominion (Texas), Inc., as administrative agent, and certain other financial institutions, and the documents relating thereto and (ii) the Credit Agreement dated as of March 7, 2000 by and among TriVergent Communications South, Inc., Nortel Networks, Inc., as administrative agent, and the lenders named therein, and the documents relating thereto, each as identified on Schedule 2.6 hereof and together referred to herein as the "TriVergent Credit Agreements."

     6.2. CONDITIONS TO OBLIGATIONS OF TRIVERGENT. The obligation of TriVergent to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, any one or more of which may be waived by TriVergent:

          6.2.1. GABRIEL REPRESENTATIONS AND WARRANTIES. None of the representations or warranties of Gabriel contained in this Agreement, disregarding any qualifications herein regarding materiality or Gabriel Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would reasonably be expected to have a Gabriel Material Adverse Effect or a Surviving Corporation Material Adverse Effect.



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          6.2.2. PERFORMANCE BY GABRIEL. Gabriel shall have performed and complied with all of the covenants and agreements in all material respects and satisfied in all material respects all of the conditions required by this Agreement to be performed or complied with or satisfied by Gabriel on or prior to the Closing Date.

          6.2.3. CERTIFICATES AND OTHER DELIVERIES. Gabriel shall have delivered to TriVergent (i) a certificate executed on its behalf by its Chief Executive Officer to the effect that the conditions set forth in Subsections 6.2.1 and 6.2.2, above, have been satisfied; (ii) a certificate of existence from the Secretary of State of the State of Delaware stating that Gabriel is a validly existing corporation; (iii) duly adopted resolutions of the Board of Directors of Gabriel and Acquisition Subsidiary approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby and duly adopted resolutions of the Board of Directors and stockholders of Gabriel approving the acquisition by Gabriel of TriVergent by means of the Merger and approving the Gabriel Charter Amendment, each certified by its Secretary or an Assistant Secretary; (iv) the representations and warranties set forth in Section 3.2(a) updated as of the Closing Date and (v) such other documents and instruments as TriVergent reasonably may request.

          6.2.4. OPINIONS OF GABRIEL COUNSEL. TriVergent shall have received opinions of Bryan Cave LLP and Morrison & Foerster LLP, counsel to Gabriel, in form and substance reasonably satisfactory to TriVergent, covering the matters set forth in Schedule 6.2.4 attached hereto.

          6.2.5. TAX OPINION. TriVergent shall have received an opinion from Cravath, Swaine & Moore, counsel to TriVergent, dated as of the Effective Time, based on customary representations contained in certificates of Gabriel, Acquisition Subsidiary and TriVergent, to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current Law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368 of the Code.

          6.2.6. REQUIRED THIRD PARTY CONSENTS. All required Consents of any Person (other than a Governmental Authority) listed on Schedule 6.2.6 to the Merger or the other transactions contemplated hereby shall have been obtained.

     6.3. CONDITIONS TO OBLIGATIONS OF GABRIEL AND ACQUISITION SUBSIDIARY. The obligations of Gabriel and Acquisition Subsidiary to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, any one or more of which may be waived by Gabriel:

          6.3.1. TRIVERGENT REPRESENTATIONS AND WARRANTIES. None of the representations or warranties of TriVergent contained in this Agreement, disregarding any qualifications herein regarding materiality, TriVergent Material Adverse Effect or Surviving Corporation Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a


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     whole, have had or would reasonably be expected to have a TriVergent
     Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

          6.3.2. PERFORMANCE BY TRIVERGENT. TriVergent shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by TriVergent on or prior to the Closing Date.

          6.3.3. CERTIFICATES AND OTHER DELIVERIES. TriVergent shall have delivered, or caused to be delivered, to Gabriel (i) a certificate executed on its behalf by its Chief Executive Officer to the effect that the conditions set forth in Subsections 6.3.1 and 6.3.2, above, have been satisfied; (ii) a certificate of good standing from the Secretary of State of the State of South Carolina stating that TriVergent is a validly existing corporation in good standing; (iii) duly adopted resolutions of the Board of Directors and stockholders of TriVergent approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, certified by the Secretary or an Assistant Secretary of TriVergent; (iv) a true and complete copy of the Articles of Incorporation of TriVergent certified by the Secretary of State of the State of South Carolina, and a true and complete copy of the Bylaws of TriVergent certified by the Secretary or an Assistant Secretary of TriVergent; (v) a list of the stockholders of TriVergent entitled to vote on the adoption of this Agreement and an undertaking from the Secretary of TriVergent to deliver a list of the stockholders of TriVergent and the holders of TriVergent Options as of the Effective Time as soon thereafter as it is available, each such list to be certified by the Secretary of TriVergent; (vi) the representations and warranties set forth in Section 2.2(a) updated as of the Closing Date and (vii) such other documents and instruments as Gabriel reasonably may request.

          6.3.4. OPINIONS OF TRIVERGENT COUNSEL. Gabriel shall have received the opinions of Cravath, Swaine & Moore and Kelley Drye & Warren LLP counsel to TriVergent, in form and substance reasonably satisfactory to Gabriel, covering the matters set forth in Schedule 6.3.4 attached hereto.

          6.3.5. TAX OPINION. Gabriel shall have received an opinion from Bryan Cave LLP, counsel to Gabriel, dated as of the Effective Time, based on customary representations contained in certificates of Gabriel, Acquisition Subsidiary and TriVergent, to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current Law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368 of the Code.

          6.3.6. REQUIRED THIRD-PARTY CONSENTS. All required Consents of any Person (other than a Governmental Authority) listed on Schedule 6.3.6 to the Merger or the transactions contemplated hereby shall have been obtained.

          6.3.7. GABRIEL OPTION AGREEMENTS. TriVergent shall have delivered, or cause to be delivered, to Gabriel, Option Agreements, which have been duly executed and delivered in accordance with Section 1.6(d) hereof, and such supporting documentation as


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


     may be reasonably requested by Gabriel, including without limitation an updated Schedule 2.2(b) reflecting TriVergent Options outstanding as of the Effective Time, evidencing the acknowledgment and agreement of holders of TriVergent Options representing not less than 85% of all TriVergent Options held by holders of TriVergent Options to purchase at least 7,500 shares of TriVergent Common Stock, excluding the holders listed on Schedule 5.10(b).


                                  ARTICLE VII.
                           TERMINATION AND ABANDONMENT

     7.1. TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time only as follows, whether before or after approval by the stockholders of TriVergent and the approval by the stockholders of Gabriel referenced herein:

          (a) by mutual written consent of TriVergent and Gabriel, duly authorized by the Board of Directors of each;

          (b)  by either TriVergent or Gabriel if:

               (i) the Merger shall not have been consummated on or before October 31, 2000 (or such other date as may be agreed to by TriVergent and Gabriel); provided, that, no party may terminate this Agreement under this clause (i) if such party's breach of this Agreement has caused or resulted in the failure of the Merger to occur on or before such date; or

               (ii) if any of the conditions specified in Section 6.1 becomes incapable of satisfaction prior to October 31, 2000;

          (c)  by TriVergent if (i) any of the conditions specified in Section
6.2 becomes incapable of satisfaction prior to October 31, 2000, or (ii) Gabriel has breached or failed to perform, in any material respect, any of its covenants or agreements contained herein, which breach or failure to perform is incapable of being cured or, if curable, has not been cured within 20 days after the receipt by Gabriel of written notice specifying such breach or failure; or

          (d) by Gabriel if (i) any of the conditions specified in Section 6.3 becomes incapable of satisfaction prior to October 31, 2000, or (ii) TriVergent has breached or failed to perform, in any material respect, any of its material covenants or agreements contained herein, which breach or failure is incapable of being cured or, if curable, has been not been cured within 20 days after receipt by TriVergent of written notice specifying such breach or failure.

     The party desiring to terminate this Agreement pursuant to the preceding clauses (b), (c) or (d) shall give written notice of such termination to the other party in accordance with Section 8.5, below.


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     7.2. PROCEDURE UPON TERMINATION. In the event of termination pursuant to this Article VII, the Merger shall be abandoned without further action by TriVergent or Gabriel, provided that the agreements contained in Sections 7.2,
8.1 and 8.7 hereof shall remain in full force and effect. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same. Nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement prior to termination.


                                  ARTICLE VIII.
                                  MISCELLANEOUS

     8.1. CONFIDENTIALITY. Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law, (iii) necessary to secure any required Consents as to which the other party has been advised, or (iv) consented to in writing by Gabriel and TriVergent, this Agreement and any information or documents furnished in connection herewith shall be kept strictly confidential by TriVergent and the TriVergent Subsidiaries, Gabriel and the Gabriel Subsidiaries, and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Subject to the preceding sentence, nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Gabriel or TriVergent, after consultation with the other party, may file with the SEC any written communications relating to the Merger and the transactions contemplated hereby pursuant to Rule 425 promulgated under the Securities Act. Gabriel and TriVergent shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, Gabriel and TriVergent shall return to the other all documents furnished by the other and all copies thereof made by such party and will hold in absolute confidence all information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, (iii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

     8.2. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement among TriVergent, Gabriel and Acquisition Subsidiary.

     8.3. WAIVER OF COMPLIANCE; CONSENTS. Any failure of TriVergent on the one hand, or Gabriel and Acquisition Subsidiary on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Gabriel on the one hand, or TriVergent on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 8.3.

     8.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of TriVergent and Gabriel contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time.

     8.5. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in Person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (i)  if to TriVergent, to:

                                   TriVergent Corporation
                                   200 North Main Street
                                   Greenville, South Carolina  29601
                                   Attention:        Charles S. Houser
                                                     Chairman and Chief
                                                     Executive Officer
                                   Telecopy:         (864) 331-7146

                    with a copy to:

                                   Cravath, Swaine & Moore
                                   Worldwide Plaza
                                   825 Eighth Avenue
                                   New York, New York  10019
                                   Attention:        Thomas R. Brome, Esq.
                                   Telecopy:         (212) 474-3700

                                        and

               (ii) if to Gabriel or Acquisition Subsidiary, to:

                                   Gabriel Communications, Inc.
                                   16090 Swingley Ridge Road
                                   Chesterfield, Missouri  63017
                                   Attention:        David L. Solomon
                                                     Vice  Chairman and
                                                     Chief Executive Officer
                                   Telecopy:         (636) 757-0000

                    with a copy to:

                                   Bryan Cave LLP
                                   211 North Broadway, Suite 3600
                                   St. Louis, Missouri 63102-2750
                                   Attention:        Nick H. Varsam, Esq.
                                   Telecopy:         (314) 259-2020

     8.6. BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto, except that Acquisition Subsidiary may assign to Gabriel or any other Gabriel Subsidiary any and all rights, interests and obligations of Acquisition Subsidiary under this Agreement; provided that any assignment by Acquisition Subsidiary of all of its rights, interests and obligations under this Agreement to Gabriel shall require that the Merger contemplated by this Agreement shall then be structured as a direct merger of TriVergent with and into Gabriel or any other structure approved by TriVergent.

     8.7. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses whether or not the transactions contemplated hereby are consummated.

     8.8. GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal Laws of, the State of Delaware, and the parties hereto consent to the jurisdiction of the courts of or in the State of Delaware in connection with any dispute or controversy relating to or arising out of this Agreement and the transactions contemplated hereby.

     8.9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.10. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. No rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement. As used in this Agreement, (i) the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity; (ii) the term "Affiliate," with respect to any Person, shall mean and include any Person controlling, controlled by or under common control with such Person; and (iii) the term "Subsidiary" of any specified Person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified Person.

     8.11. ENTIRE AGREEMENT. This Agreement and the other agreements, documents or instruments referred to herein or executed in connection herewith including, but not limited to, the Schedules attached hereto, which Schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

     8.12. SEVERABILITY. In case any provision in this Agreement or in any of the other agreements, documents or instruments referred to herein shall be held invalid, illegal or unenforceable in any jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

     8.13. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions in this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches hereof or thereof and to enforce specifically the terms and provisions hereof or thereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at Law or in equity.

     8.14. THIRD PARTIES. Except for the provisions of Section 1.6, Section 5.9 and Section 5.10, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the other transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto, or, a successor or permitted assign of such a party.

     8.15. SCHEDULES. The Schedules in this Agreement shall be arranged in separate parts corresponding to the numbered and lettered sections, and the disclosure in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and not any other representation or warranty (unless an express and specific reference to any other Schedule which clearly identifies the particular item being referred to is set forth therein).

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Gabriel, Acquisition Subsidiary and TriVergent have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.


                                        GABRIEL COMMUNICATIONS, INC.



                                        By
                                          ------------------------------------
                                          Name:  David L. Solomon
                                          Title: Vice Chairman and Chief
                                                 Executive Officer



                                        TRIANGLE ACQUISITION, INC.



                                        By
                                          ------------------------------------
                                          Name:  David L. Solomon
                                          Title: Chairman and Chief Executive
                                                 Officer



                                        STATE COMMUNICATIONS, INC.



                                        By
                                          ------------------------------------
                                        Name:  Charles S. Houser
                                        Title: Chairman and Chief Executive
                                               Officer

                            CERTIFICATE OF SECRETARY
                                       OF
                           STATE COMMUNICATIONS, INC.


     I, Riley Murphy, the Secretary of State Communications, Inc., a South Carolina corporation ("TriVergent"), hereby certify that the Agreement and Plan of Merger to which this certificate is attached, after having been first duly signed on behalf of TriVergent by its Chairman and Chief Executive Officer, was duly submitted to the stockholders of TriVergent at a Special Meeting of Stockholders of TriVergent duly called and held on the date hereof separately from the meeting of stockholders of any other corporation, at which a quorum was present and acting throughout and at which two-thirds of all the issued and outstanding shares of stock of TriVergent entitled to vote thereon and two-thirds of all the issued and outstanding shares of each class of stock of TriVergent entitled to vote thereon voted for the adoption of said Agreement and Plan of Merger.

     WITNESS my hand as of the       day of          , 2000.




                                      --------------------------------------
                                                  Secretary

                            CERTIFICATE OF SECRETARY
                                       OF
                           TRIANGLE ACQUISITION, INC.


     I, John P. Denneen, the Secretary of Triangle Acquisition, Inc., a Delaware corporation ("Acquisition Subsidiary"), hereby certify that the Agreement and Plan of Merger to which this certificate is attached, after having been first duly signed on behalf of Acquisition Subsidiary by its Chief Executive Officer, was duly submitted to the sole stockholder of Acquisition Subsidiary by written consent and that the holder of all outstanding shares of stock of Acquisition Subsidiary entitled to vote thereon voted for the adoption of said Agreement and Plan of Merger.


     WITNESS my hand as of the     day of        , 2000.



                                      --------------------------------------
                                                  Secretary

                                                                         ANNEX B



                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                          GABRIEL COMMUNICATIONS, INC.
                                    * * * * *

          GABRIEL COMMUNICATIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: That the original Certificate of Incorporation of Gabriel Communications, Inc. was filed with the Secretary of State of Delaware on June 15, 1998;

          SECOND: That an Amended and Restated Certificate of Incorporation of Gabriel Communications, Inc. was filed with the Secretary of State of Delaware on November 17, 1998;

          THIRD: That a Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock of Gabriel Communications, Inc. was filed with the Secretary of State of Delaware on December 10, 1999;

          FOURTH: That an Amended and Restated Certificate of Incorporation of Gabriel Communications, Inc. was filed with the Secretary of State of Delaware on April 14, 2000;

          FIFTH: That on        , 2000 the Board of Directors of said
corporation adopted a resolution proposing and declaring advisable that the Certificate of Incorporation of GABRIEL COMMUNICATIONS, INC. be amended and restated in its entirety to read as set forth on Annex A hereto;

          SIXTH: That in lieu of a meeting of stockholders, holders of more than 66 2/3% of all of the outstanding Preferred Stock and Common Stock entitled to vote generally in the election of directors, voting together as a single class, have given written consents in favor of said amendment and restatement in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware; and

          SEVENTH: That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said GABRIEL COMMUNICATIONS, INC. has caused this certificate to be signed by John P. Denneen, its Executive Vice President and
Secretary, this     day of        , 2000.


                                     GABRIEL COMMUNICATIONS, INC.

                                     By:
                                        ----------------------------------------
                                        John P. Denneen
                                        Executive Vice President and Secretary

                                                                         ANNEX B





                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          GABRIEL COMMUNICATIONS, INC.


          FIRST. The name of the Corporation is

                          GABRIEL COMMUNICATIONS, INC.

          SECOND. The address of its registered office in the State of Delaware is located at 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

          THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("GCL").

          FOURTH:

A. CLASSES AND NUMBER OF SHARES.

          The aggregate number of shares of capital stock which the Corporation is authorized to issue is 600,000,000 shares, consisting of:

          (i) 400,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"); and

          (ii) 200,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), of which (a) 26,850,000 shares are designated as Series A Convertible Preferred Stock ("Series A Preferred Stock"), (b) 3,125,000 shares are designated as Series A-1 Convertible Preferred Stock ("Series A-1 Preferred Stock"), (c) 32,500,000 shares are designated as Series B Convertible Preferred Stock ("Series B Preferred Stock"), (d) 6,000,000 shares are designated as Series C-1 Convertible Preferred Stock ("Series C-1 Preferred Stock"), (e) 16,500,000 shares are designated as Series C-2 Convertible Preferred Stock ("Series C-2 Preferred Stock") and (f) 18,500,000 shares are designated as Series C-3 Convertible Preferred Stock ("Series C-3 Preferred Stock").

B. PREEMPTIVE RIGHTS.

          Except as may otherwise be provided by agreement among stockholders of the Corporation, no stockholder of any class of stock of the Corporation shall have any preemptive right to acquire any additional shares of stock of the Corporation of any class or series or any security convertible into, or exercisable or exchangeable for, such stock.

C. TERMS OF PREFERRED STOCK.

          1. SERIES A, SERIES A-1, SERIES B, SERIES C-1, SERIES C-2 AND SERIES C-3 PREFERRED Stock. The preferences and relative, participating, optional and other special rights of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

(i) DIVIDENDS.

     The holders of shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock shall not be entitled to receive cash dividends thereon. No dividends or other distributions shall be made with respect to any such Series of Preferred Stock unless equivalent dividends or other distributions are simultaneously made on a pro rata basis to all holders of each such Series; provided, however, that in the case of a dividend payable in additional shares of Preferred Stock, the holders of Series A Preferred Stock shall receive additional shares of Series A Preferred Stock, the holders of Series A-1 Preferred Stock shall receive additional shares of Series A-1 Preferred Stock, the holders of Series B Preferred Stock shall receive additional shares of Series B Preferred Stock, the holders of Series C-1 Preferred Stock shall receive additional shares of Series C-1 Preferred Stock, the holders of Series C-2 Preferred Stock shall receive additional shares of Series C-2 Preferred Stock. and the holders of Series C-3 Preferred Stock shall receive additional shares of Series C-3 Preferred Stock.

(ii) REDEMPTION.

     The shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock shall not be redeemable at the election of the Corporation at any time except pursuant to the terms of an agreement between the Corporation and the holder or holders of any of such shares. No shares of any such Series of Preferred Stock shall be reacquired for value by the Corporation other than pursuant to a purchase offer made on a pro rata basis to all holders of each such Series of Preferred Stock.

(iii) LIQUIDATION RIGHTS.

     (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other stock of the Corporation ranking junior to the shares of such Series of Preferred Stock, by reason of their ownership thereof, distributions equal to the greater of (i) an amount equal to the sum of (x) the amount (as adjusted for any stock dividends, combinations or splits with respect to such shares) of $3.00 per share for each share of Series A Preferred Stock, $4.00 per share for each share of Series A-1 Preferred Stock, $7.00 per share for each share of Series B Preferred Stock, $2.19 per share for each share of Series C-1 Preferred Stock, $3.41 per share for each share of Series C-2 Preferred Stock and $3.87 per share for each share of Series C-3 Preferred Stock (each, an "Initial Amount") then held by them, plus (y) an amount equal to a preferred return, for each share of such Series of Preferred Stock, on the respective Initial Amount of eight percent (8%) per annum, with such return to begin accruing as of the Original Issue Date (as defined under paragraph (d)(I)(2) of Section C.1(iv) below), or (ii) the amount such holders of Preferred Stock would have received as holders of shares of Common Stock issuable upon the conversion of such Preferred Stock immediately prior to such liquidation, dissolution or winding up of the Corporation. If upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

     (b) After the payment to the holders of shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock of the full preferential amounts provided for in paragraph (a) of this Section C.1(iii), the holders of shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock as such shall have no right or claim to the remaining assets and funds of the Corporation, if any.

     (c) For purposes of this Section C.1(iii), (1) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (2) any sale or other disposition of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock to receive at the closing in cash, securities or other property (valued as provided in paragraph
(d) of this Section C.1(iii)) amounts as specified in paragraph (a) of this Section C.1(iii).

     (d) Whenever the distribution provided for in this Section C.1(iii) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

(iv) CONVERSION. The holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock shall have conversion rights as follows:

     (a) Right to Convert. Each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) $3.00, with respect to Series A Preferred Stock, $4.00, with respect to the Series A-1 Preferred Stock, $7.00, with respect to Series B Preferred Stock, $2.19, with respect to Series C-1 Preferred Stock, $3.41, with respect to Series C-2 Preferred Stock and $3.87, with respect to Series C-3 Preferred Stock (in each case, as appropriately adjusted for any stock dividends, combinations or splits with respect to the outstanding Preferred Stock), by (y) the conversion price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion in accordance with paragraph (c) of this Section C.1(iv). The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock (each, a "Conversion Price") shall initially be $3.00, $4.00, $7.00, $2.19, $3.41 and $3.87, respectively, per share of Common Stock. Such initial Conversion Price shall be adjusted as hereinafter provided.

     (b) Automatic Conversion. Each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Price upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Corporation, at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $12.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to the Common Stock), in which the aggregate proceeds to the Corporation and/or any selling stockholders (prior to underwriters' discounts and expenses) are at least $50,000,000.

     (c) Mechanics of Conversion.

          (I) Before any holder of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to paragraph (a) of this Section C.1(iv), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for such shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock, as the case may be, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the certificate or certificates for the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock, as the case may be, to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (II) In the event of an automatic conversion pursuant to paragraph (b) of this Section C.1(iv), the conversion may, at the option of any holder tendering shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock shall not be deemed to have converted such Series of Preferred Stock until immediately prior to the closing of such sale of securities. No holder of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock shall receive certificates for shares of Common Stock upon such conversion unless and until such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock and shall give written direction to the Corporation of the name or names in which such holder wishes the certificate or certificates for such shares of Common Stock to be issued. Until surrendered as provided above, each certificate previously representing shares of Preferred Stock shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

     (d) Adjustments to Conversion Price for Certain Diluting Issues.

          (I) Special Definitions. For purposes of paragraph (d) of this Section C.1(iv), the following definitions apply:

               (1) "Options" shall mean rights, options and warrants to subscribe for, purchase or otherwise acquire Common Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock or Convertible Securities (defined below).

               (2) "Original Issue Date" shall mean:

                    (A) for Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock, the date on which a share was first issued by the Corporation; or

                    (B) for Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock, [August 1, 2000].

               (3) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

               (4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to subparagraph (d)(III) of this Section C.1(iv), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable in any of the following transactions;

                    (A) upon conversion of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock;

                    (B) to officers, directors or employees of, or consultants or advisers to, the Corporation pursuant to stock option or stock purchase plans, warrants or agreements on terms from time to time approved by the Board of Directors (including, without limitation, shares of Common Stock issued or issuable pursuant to stock options or warrants assumed in connection with acquisitions described in clause (E) below).

                    (C) upon the issuance or exercise of the warrants issued or to be issued under and pursuant to the terms of an Agreement and Plan of Merger by and among the Corporation, Triangle Acquisition, Inc. and State Communications, Inc., dated as of June 9, 2000 and referred to therein as the "$6.00 Warrants" and the "$10.25 Warrants";

                    (D) as a dividend or distribution on the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock;

                    (E) in connection with acquisitions from time to time approved by the Board of Directors; and

                    (F) for which adjustment of the Conversion Price is made pursuant to paragraph (e) or paragraph (f) of this Section C.1(iv).

          (II) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in any Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to subparagraph (d)(V) of this Section C.1(iv)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than such applicable Conversion Price in effect on the date of, and immediately prior to, such issue.

          (III) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

               (1) no further adjustments in the applicable Conversion Price shall be made upon the subsequent issue of such Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

               (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the applicable Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock);

               (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                    (A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                    (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional

Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to subparagraph (d)(V) of this Section C.1(iv)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

               (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (a) the applicable Conversion Price on the original adjustment date, or (b) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

               (5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

               (6) in the event that any adjustment described in this subparagraph (d)(III) is made with respect to any Additional Shares of Common Stock that were originally issued (or deemed issued) for a consideration per share equal to or in excess of the applicable Conversion Price then in effect that, had such adjustment been made prior to such original issue date (or deemed original issue date) would have caused such Additional Shares of Common Stock to be issued for a consideration per share less than the applicable Conversion Price then in effect, then such Additional Shares of Common Stock shall be deemed to have been issued as of the date of any such adjustment.

          (IV) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subparagraph (d)(III) of this Section C.1(iv)) without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the applicable Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock and all Convertible Securities had been fully converted into shares of Common

Stock immediately prior to such issuance and all outstanding Options had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock, Convertible Securities or Options solely as a result of the adjustment of the respective conversion prices (or other conversion ratios) resulting from the issuance of the Additional Shares of Common Stock causing the adjustment in question.

          (V) Determination of Consideration. For purposes of paragraph (d) of this Section C.1(iv), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

               (1) Cash and Property. Such consideration shall:

                    (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                    (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                    (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

               (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subparagraph (d)(III) of this Section C.1(iv), relating to Options and Convertible Securities shall be determined by dividing:

                    (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                    (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

     (e) Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in shares of Common Stock or in any right to acquire shares of Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in shares of Common Stock or in any right to acquire shares of Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the applicable Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire shares of Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in shares of Common Stock in an amount equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

     (f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in paragraph (e) of this Section C.1(iv) above or a merger or other reorganization referred to in paragraph (c) of Section C.1(iii) above), the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock shall thereafter be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been received by the holders upon conversion of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock immediately before that change.

     (g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C.1(iv) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Price against impairment.

     (h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section C.1(iv), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock, as the case may be, a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any such holder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock, as the case may be.

     (i) Notices of Record Date. In the event that the Corporation shall propose at any time prior to the conversion of all outstanding shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock:
(I) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (II) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (III) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (IV) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock:

          (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in clauses (III) and (IV) above; and

          (2) in the case of the matters referred to in clauses (III) and (IV) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

     (j) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

     (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of each such Series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of each such Series of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

     (l) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

     (m) Notices. Any notice required by the provisions of this Section C.1(iv) to be given to the holders of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder's address or facsimile number appearing in the records of the Corporation.

(v) VOTING. At any meeting of the stockholders of the Corporation, the shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock shall be entitled to the number of votes for each such share held that would equal the number of shares of Common Stock resulting from conversion of such shares on the record date of the meeting. The shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock and the Common Stock shall vote together as a single class of stock, except where voting separately by class is required by the GCL.

(vi) REACQUIRED SHARES. Shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock which have been issued and reacquired through purchase, conversion or otherwise shall, upon compliance with the applicable provisions of the GCL, have the status of authorized and unissued shares of Preferred Stock and may be reissued, but only as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

(vii) RELATION TO OTHER SERIES OF PREFERRED STOCK. The Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock shall rank on a parity with each other such series. Any stock of any other series, class or classes of the Corporation shall be deemed to rank:

     (a) prior to the shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock, either as to dividends or upon liquidation, if the holders of such series, class or classes of stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock;

     (b) on a parity with the shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock upon liquidation, whether or not the liquidation prices per share are different from those of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock, if the holders of such series, class or classes of stock shall be entitled to the receipt of amounts distributable upon dissolution, liquidation or winding up of the Corporation in proportion to their respective liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock; and

     (c) junior to the shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock shall be entitled to the receipt of amounts distributable upon dissolution, liquidation or winding up of the Corporation in preference or priority to the holders of shares of such series, class or classes of stock.

     2. OTHER SERIES OF PREFERRED STOCK. The terms of the shares of each other series of Preferred Stock shall be as stated and expressed in this Certificate of Incorporation or any amendment hereto, or in the resolution or resolutions providing for the issuance of such series of Preferred Stock adopted by the Board of Directors. Subject to the requirements of the GCL and the provisions of this Certificate of Incorporation, the Board of Directors is expressly authorized to cause any number of the authorized and undesignated shares of Preferred Stock to be issued from time to time in one or more series of Preferred Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, if any, as the Board of Directors may fix by resolution or resolutions, prior to the issuance of any shares of such series of Preferred Stock, each of which series may differ from any and all other series, including, without limiting the generality of the foregoing, the following:

     (i) The number of shares constituting such series of Preferred Stock and the designation thereof;

     (ii) The dividend rate, if any, on the shares of such series of Preferred Stock, whether and the extent to which any such dividends shall be cumulative or non-cumulative, the relative rights of priority, if any, of payments of any dividends, and the times at which, and the terms and conditions on which, any dividends shall be paid;

     (iii) The right, if any, of the holders of shares of such series of Preferred Stock to vote and the manner of voting, except as may otherwise be provided by the GCL;

     (iv) The right, if any, of the holders of shares of such series of Preferred Stock to convert the same into, or the right, if any, of the Corporation to exchange the same for, another class or series of stock of the Corporation and the terms and conditions, including any provision for future adjustment in the conversion or exchange rate, under which said shares may be converted or exchanged;

     (v) The redemption or purchase price or prices of the shares of such series of Preferred Stock, if any, and the times at which, and the terms and conditions on which, the shares of such series of Preferred Stock may be redeemed or purchased;

     (vi) The terms of the sinking fund, if any, to be provided for such series of Preferred Stock, and the terms and amount of such sinking fund;

     (vii) The rights of the holders of shares of such series of Preferred Stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of such holders with respect thereto; and

     (viii) Any other relative powers, preferences and rights, and any qualifications, limitations or restrictions, of such series of Preferred Stock.

D. TERMS OF COMMON STOCK.

          The voting powers and relative, participating, optional and other special rights of the Common Stock, and the qualifications, limitations and restrictions thereof, are as follows:

          1. VOTING RIGHTS AND POWERS. Except as provided in the GCL, the holders of shares of the Common Stock shall vote together as a single class (with the holders of all series of Preferred Stock entitled to vote together with the holders of the shares of Common Stock) on all matters as to which such holders are entitled to vote.

          2. DIVIDEND RIGHTS. No cash dividends may be declared and paid upon the Common Stock so long as any Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series C-3 Preferred Stock is outstanding. Thereafter, cash dividends may be declared and paid upon the Common Stock in such amounts and at such times as the Board of Directors may determine. Funds otherwise legally available for the payment of dividends on the Common Stock shall not be restricted or reduced by reason of there being any excess of the aggregate preferential amount of any series of Preferred Stock outstanding over the aggregate par value thereof.

          3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid or set apart for payment of holders of any outstanding shares of Preferred Stock the full preferential amounts to which they are entitled under Section C.1(iii) or otherwise, the entire remaining assets and funds of the Corporation legally available for distribution, if any, to its shareholders shall be distributed ratably among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

          FIFTH. All corporate powers of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or by applicable law. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized:

               (i) to adopt, amend or repeal By-laws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to adopt By-laws and to amend or repeal By-laws made by the Board of Directors; and

               (ii) from time to time to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of any stockholder; and no stockholder shall have any right to inspect any account or book or document of the Corporation except as provided by applicable law or the By-laws of the Corporation, as authorized by resolution of the stockholders or Board of Directors of the Corporation or as set forth in any agreement among the Corporation and any of its stockholders.

               SIXTH. No director of the Corporation or any person acting at the direction of the Board of Directors shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director; provided, however, that the foregoing shall not be deemed to eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. This provision is not intended to eliminate or narrow any defenses to or protection against liability otherwise available to directors of the Corporation. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment. Any person or persons who, pursuant to any provision of this Certificate of Incorporation, exercises or performs any of the powers or duties conferred or imposed upon a director of the Corporation shall be treated as a director for purposes of this Article Sixth and shall be entitled to the limitation of liability set forth in this Article Sixth.

               SEVENTH.

               A. Every person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is a legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity, shall be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the GCL, as amended from time to time, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably paid or incurred by such person in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall include the right to be paid by the Corporation the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if ultimately it should be determined that such person is not entitled to be indemnified by the Corporation under the GCL. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article Seventh.

               B. The Board of Directors may adopt By-laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the GCL, as amended from time to time, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity, against any expense, liability or loss asserted against or incurred by any such person in any such capacity or arising out of any such status, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss.

               EIGHTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation; provided that (i) in addition to any required class or other vote, the affirmative vote of the holders of record of outstanding shares representing at least 66 2/3% of all the outstanding Common Stock and Preferred Stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision or provisions inconsistent with, Article Fourth of this Certificate of Incorporation and (ii) the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for issuance) by the affirmative vote of the holders of record of a majority of all the outstanding Common Stock and Preferred Stock entitled to vote generally in the election of directors, voting together as a single class.

                                                                         ANNEX C


                          DONALDSON, LUFKIN & JENRETTE
               Donaldson, Lufkin & Jenrette Securities Corporation
           277 Park Avenue, New York, New York 10172 - (212) 892-3000


                                                                    June 8, 2000



Board of Directors
State Communications, Inc.
200 North Main Street, Suite 303
Greenville, South Carolina 29601

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to the stockholders of State Communications, Inc. (also known as TriVergent), a South Carolina corporation (the "Company"), of the Fully Diluted Equity Interest (as defined below) to which such stockholders will be entitled pursuant to the terms of the Agreement and Plan of Merger, dated as of June 6, 2000 (the "Agreement"), by and among Gabriel Communications, Inc., a Delaware corporation ("Gabriel"), the Company and Triangle Acquisition, Inc., a Delaware corporation ("Merger Sub"), a wholly-owned subsidiary of Gabriel. Pursuant to the Agreement, the Company will be merged with and into Merger Sub (the "Merger").

    Pursuant to the Agreement, (i) each outstanding share of common stock of the Company will be converted into the right to receive 1.1005 shares (as such ratio may be adjusted from time to time pursuant to the Agreement, the "Exchange Ratio") of Gabriel Common Stock and (ii) each outstanding share of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock of the Company (collectively, "TriVergent Preferred Stock") will be converted into the right to receive (x) that number of shares of Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock of Gabriel as shall be determined at the Exchange Ratio (the terms of which would be pari passu with Gabriel's outstanding Preferred Stock and convertible into shares of Gabriel Common Stock on a one-for-one basis, subject to conversion price adjustments), (y) as described in the next paragraph, warrants to purchase Gabriel Common Stock at an exercise price of $6.00 per share ("$6.00 Warrants") and (z) as described in the next paragraph, warrants to purchase Gabriel Common Stock at an exercise price of $10.25 per share ("$10.25 Warrants").

State Communications, Inc.               2                          June 8, 2000



     Pursuant to the Agreement, an aggregate of 8,000,000 $6.00 Warrants and 5,000,000 $10.25 Warrants will be available for issuance to the holders of TriVergent Preferred Stock and Gabriel Preferred Stock based on their "Total Invested Capital" and "Total Committed Capital" as described in the Agreement. Approximately 30% of the total number of warrants are available for issuance to holders of TriVergent Preferred Stock and approximately 70% are available for issuance to holders of Gabriel Preferred Stock. In addition, immediately prior to the effective time of the Merger, additional shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be issued in satisfaction of all accrued and unpaid dividends on each such series of TriVergent Preferred Stock.

     After giving effect to the foregoing, at the effective time of the Merger, stockholders of the Company will be entitled to approximately 46% and stockholders of Gabriel will be entitled to approximately 54% of the equity of the combined entity calculated on a fully-diluted basis using the treasury stock method and including the $6.00 Warrants and the $10.25 Warrants (subject to adjustment pursuant to the merger agreement, the "Fully Diluted Equity Interest").

     In arriving at our opinion, we have reviewed the draft dated June 6, 2000 of the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Gabriel, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the years 2000 through 2009 prepared by the management of the Company and certain financial projections of Gabriel for the same periods prepared by the management of Gabriel. In addition, we have compared certain financial data of the Company and Gabriel with various other companies whose securities are traded in public markets, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Gabriel or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or Gabriel, as the case may be, as to the future operating and financial performance of the Company and Gabriel, respectively. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of

State Communications, Inc.                 3                        June 8, 2000

any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

         Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect the conclusion reached in this opinion, we do not have any obligation to update, review or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Securities will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. In addition, our opinion does not address the fairness of the consideration to be received by any individual class of securityholders of the Company.

         Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past.

         Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Fully Diluted Equity Interest is fair to the stockholders of the Company as a whole from a financial point of view.

                                               Very truly yours,

                                               DONALDSON, LUFKIN & JENRETTE
                                                SECURITIES CORPORATION

                                               By: /S/ James Broner
                                                  ------------------------------
                                                   Name: James Broner
                                                  Title: Senior Vice President

                                                                         ANNEX D

SALOMON SMITH BARNEY
    A member of citigroup



June 8, 2000

Board of Directors
Gabriel Communications, Inc.
16090 Swingley Ridge Road
Chesterfield, Missouri 63017

Ladies and Gentlemen:

                  You have requested our opinion as to the fairness, from a financial point of view, to Gabriel Communications, Inc. ("Gabriel") of the consideration to be paid by Gabriel in connection with the Merger (as defined below) contemplated by the Agreement and Plan of Merger (the "Agreement") to be entered into among Gabriel, Triangle Acquisition, Inc., a direct wholly owned subsidiary of Gabriel ("Merger Sub"), and State Communications, Inc. (the "Company").

                  As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, the Company will merge with and into Merger Sub (the "Merger"), and as a result of the Merger (i) each issued and outstanding share of the common stock, par value $0.001 per share, of the Company (the "Company Common Stock"), will be exchanged for 1.0984 shares (which number may be adjusted pursuant to the terms of the Agreement) of the common stock, par value $0.01 per share, of Gabriel (the "Gabriel Common Stock"), and
(ii) each issued and outstanding share of the Company's Series A Convertible Preferred Stock, par value $0.01 per share (the "Company Series A Preferred"), Series B Convertible Preferred Stock, par value $0.01 per share (the "Company Series B Preferred"), and Series C Convertible Preferred Stock, par value $0.01 per share (the "Company Series C Preferred," and together with the Company Series A Preferred and Company Series B Preferred, the "Company Preferred Stock"), will be exchanged for 1.0984 shares (which number may be adjusted pursuant to the terms of the Agreement) of Gabriel's Series C-1 Preferred Stock, par value $0.01 per share (the "Gabriel Series C-1 Preferred"), Series C-2 Preferred Stock, par value $0.01 per share (the "Gabriel Series C-2 Preferred"), and Series C-3 Preferred Stock, par value $0.01 per share (the "Gabriel Series C-3 Preferred," and together with the Gabriel Series C-1 Preferred and Gabriel Series C-2 Preferred, the "Gabriel Series C Preferred Stock"), respectively. In addition, as a result of the Merger, each holder of Company Preferred Stock and each holder of Gabriel Preferred Stock (as defined in the Agreement) will receive (A) warrants to purchase that number of shares of Gabriel Common Stock at an exercise price of $6.00 per share (the "Gabriel $6.00 Warrants") equal to the product of 8,000,000 and a fraction, the numerator of which shall equal such holder's Total Invested Capital (as defined in the Agreement) and the denominator of which shall equal the sum of the Total Invested Capital of all such holders and the Total Committed Capital (as defined in the Agreement) of certain holders of Gabriel Preferred Stock, and (B) warrants to purchase that number of shares of Gabriel Common Stock at an exercise price of $10.25 per share (the

"Gabriel $10.25 Warrants" and, together with the Gabriel $6.00 Warrants, the "Gabriel Warrants") equal to the product of 5,000,000 and a fraction, the numerator of which shall equal such holder's Total Invested Capital and the denominator of which shall equal the sum of the Total Invested Capital of all such holders and the Total Committed Capital of certain holders of Gabriel Preferred Stock.

                  In arriving at our opinion, we reviewed a draft of the Agreement, dated June 6, 2000, and held discussions with certain senior officers, directors and other representatives and advisors of each of Gabriel and the Company concerning the businesses, operations and prospects of Gabriel and the Company. We examined certain publicly available business and financial information relating to the Company, as well as certain financial forecasts and other information and data for Gabriel and the Company which were provided to or otherwise discussed with us by the managements of Gabriel and the Company, including certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: the historical and projected earnings and other operating data of Gabriel and the Company; and the historical and projected capitalization and financial condition of Gabriel and the Company. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Gabriel and the Company. We also evaluated the pro forma financial impact of the Merger on Gabriel. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

                  In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of the managements of Gabriel and the Company that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Gabriel and the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Gabriel and the Company as to the future financial performance of Gabriel and the Company and the strategic implications and operational benefits anticipated to result from the Merger. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for U.S. federal income tax purposes. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Gabriel or the Company nor have we made any physical inspection of the properties or assets of Gabriel or the Company. You have advised us, and we have assumed, that except as explicitly set forth in this letter, the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any of the conditions precedent to the Merger contained in the Agreement.

                  Our opinion, as set forth herein, relates to the relative values of Gabriel and the Company. We are not expressing any opinion as to what the value of any of the Gabriel Common Stock, Gabriel Series C Preferred Stock or Gabriel Warrants actually will be when issued in the Merger; nor are we expressing any opinion with respect to the allocation of the consideration to be paid in the Merger. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Gabriel or the effect of any other transaction in which Gabriel might engage. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

                  Salomon Smith Barney Inc. is acting as financial advisor to Gabriel in connection with the Merger and will receive a fee for our services, a portion of which is payable only upon the consummation of the Merger. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Gabriel and the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Gabriel and the Company and their respective affiliates.

                  Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Gabriel in its evaluation of the Merger and our opinion is not intended to be and does not constitute a recommendation of the Merger to Gabriel or a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the Merger.

                  Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be paid in the Merger is fair, from a financial point of view, to Gabriel.

                                                Very truly yours,


                                                /s/ Solomon Smith Barney Inc.
                                                SOLOMON SMITH BARNEY INC.

                                                                         ANNEX E

Delaware General Corporation Law Section 262 - Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and
                  c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in

Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.